                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              GENERAL MILLS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             2043                            41-0274440
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                       NUMBER ONE GENERAL MILLS BOULEVARD
                             (MAIL: P.O. BOX 1113)
                   MINNEAPOLIS, MINNESOTA 55426 (MAIL: 55440)
                                 (612) 540-2311
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             SIRI S. MARSHALL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              GENERAL MILLS, INC.
                       NUMBER ONE GENERAL MILLS BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (612) 540-2311
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                 WITH COPIES TO

            STEVEN A. ROSENBLUM, ESQ.                            WILLIAM F. SEABAUGH, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                               BRYAN CAVE LLP
               51 WEST 52ND STREET                                ONE METROPOLITAN SQUARE
             NEW YORK, NY 10019-6150                                 211 NORTH BROADWAY
                  (212) 403-1000                                 ST. LOUIS, MISSOURI 63102
                                                                       (314) 259-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
       TITLE OF EACH                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
    CLASS OF SECURITIES        AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     TO BE REGISTERED           REGISTERED           SHARE(2)            PRICE(2)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock,
  $0.10 par value(1)....... 6,492,753 shares(3)       $64.6875         $420,000,000       $127,272.73(4)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Includes one attached Preference Share Purchase Right per share.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, as follows: 1/33 of one percent of $420,000,000, the aggregate value of Common Stock, par value $0.10 per share of General Mills, Inc. ("General Mills Common Stock") to be issued pursuant to the merger of a wholly owned subsidiary of General Mills, Inc. into Ralcorp Holdings, Inc. (6,492,753 shares of General Mills Common Stock times $64.6875, the average high and low prices of General Mills Common Stock represented on the New York Stock Exchange, Inc. as of January 20, 1997).

(3) 5,480,494 of the shares being registered are being carried forward from the Registrant's Registration Statement on Form S-4 (Registration No. 333-18849).

(4) Includes $109,090.91 which was previously paid in connection with the filing of the Registrant's Registration Statement on Form S-4 (Registration No. 333-18849).

                            ------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE 5,480,494 SHARES OF GENERAL MILLS COMMON STOCK REGISTERED PURSUANT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-18849), ALL OF WHICH REMAIN UNISSUED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[RALCORP LOGO]

                               December 27, 1996

Dear Shareholder:

     We have agreed to sell our brand-name cereal and snack food businesses to General Mills, Inc., if our shareholders approve the sale. In exchange for these businesses, General Mills has agreed to assume part of our debt and give our shareholders General Mills common stock -- an exchange that is valued at $570 million in total. We believe this is an attractive price.

     After this exchange, we can sharpen our focus on our remaining private label food businesses, where we hold leading positions, and our regional Beech-Nut baby food operation.

     To accomplish this exchange, we propose taking the following steps:

     1. CREATE NEW RALCORP HOLDINGS, INC. TO HOLD OUR REMAINING BUSINESSES, AND SPIN OFF NEW RALCORP TO OUR SHAREHOLDERS.

          First, we will create New Ralcorp Holdings, Inc., and transfer to New Ralcorp the businesses we are not selling. Then, in a tax-free distribution, we will spin off to you, our shareholders, shares in New Ralcorp. These shares will represent your ownership in the businesses we are keeping. For each share of Ralcorp stock you own at the time of the spinoff you will receive one share of the New Ralcorp stock.

     2. MERGE OUR BRAND-NAME CEREAL AND SNACK FOOD BUSINESSES WITH GENERAL
        MILLS.

          Right after the spinoff, we will merge the brand-name cereal and snack food businesses with General Mills. General Mills will pay for these businesses by issuing shares of General Mills common stock directly to our shareholders, in exchange for your old Ralcorp shares, and by assuming Ralcorp debt. In our tax counsel's opinion, you will not pay federal income tax on this transaction, except that you will pay tax on any cash that General Mills gives you in place of fractional shares. The number of General Mills shares you will receive depends primarily on the amount of Ralcorp debt that General Mills assumes, the trading price of General Mills stock at the time of the merger, and the number of Ralcorp shares that are outstanding right before the merger.

     3. PAY YOU FOR YOUR SHARE PURCHASE RIGHTS.

          We will pay you five cents per share for the "share purchase rights" that are a part of your old Ralcorp shares.

     Before we can go ahead with the spinoff and the merger, the holders of two-thirds of our outstanding shares must vote in favor of each step. We have scheduled a special meeting of our shareholders for this vote. At the meeting, or on the enclosed proxy card, you may vote on the spinoff and on the merger separately. Please keep in mind, however, that neither the spinoff nor the merger will happen unless both are approved. The meeting will be held:

                            Friday, January 31, 1997
                                   8:30 a.m.
                                  Holiday Inn
                           1000 Eastport Plaza Drive
                             Collinsville, Illinois

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. We recommend that you vote FOR both the proposed spinoff and the merger. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of both proposals. If you do not return your card, the effect in most cases will be a vote against the proposals.

     This Proxy Statement-Prospectus provides detailed information about the proposed merger and spinoff. We also mailed to you, together with this Proxy Statement-Prospectus, an Information Statement about New Ralcorp. This Information Statement describes New Ralcorp's businesses, management, and financial condition.

     I encourage you to read all of these documents thoroughly. In addition, you can find more information about Ralcorp and General Mills in the documents they have filed with the Securities and Exchange Commission (SEC).

                                          Sincerely,

                                          /s/ Joe R. Micheletto

                                          Joe R. Micheletto
                                          Chief Executive Officer and President
                                          Ralcorp Holdings, Inc.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE GENERAL MILLS COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR THE NEW RALCORP COMMON STOCK TO BE DISTRIBUTED TO RALCORP SHAREHOLDERS, OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement-Prospectus dated December 27, 1996, and first mailed to shareholders on December 30, 1996.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
SUMMARY...................................     1

THE PROPOSED TRANSACTIONS.................    13
  General.................................    13
  Background..............................    15
  Reasons for the Transactions;
    Recommendation of the Ralcorp Board of
    Directors.............................    17
  Opinion of Financial Advisor............    17
  Material Federal Income Tax
    Consequences..........................    23
  Appraisal Rights........................    25
  HSR Act.................................    27
  Accounting Treatment....................    27
  Interests of Certain Persons in the
    Transactions..........................    28
  Cautionary Statement Concerning
    Forward-Looking Statements............    28

MARKETS AND MARKET PRICES.................    29

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION...................    30

THE MERGER AGREEMENT......................    35
  Terms of the Merger.....................    35
  Effective Time; Closing.................    35
  Exchange of Shares......................    35
  Net Assets Adjustment...................    36
  Representations and Warranties..........    36
  Business of Ralcorp Pending the
    Merger................................    37
  No Solicitation of Third Party
    Acquisition Proposals.................    37
  Certain Covenants of General Mills......    38
  Certain Other Covenants.................    38
  Employment Matters......................    39
  Fees and Expenses.......................    39
  Conditions..............................    39
  Termination; Certain Fees...............    41

THE INTERNAL MERGER, THE BRANDED
  CONTRIBUTION, THE INTERNAL SPINOFF AND
  THE DISTRIBUTION........................    42
  Background of and Reasons for the
    Distribution..........................    42
  Terms of the Reorganization Agreement...    42
  Terms of the Other Ancillary
    Agreements............................    46

THE SPECIAL MEETING.......................    53
  General.................................    53
  Date, Place and Time....................    53
  Record Date.............................    53
  Votes Required..........................    53
  Voting and Revocation of Proxies........    54
  Solicitation of Proxies.................    54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS OF COMMON STOCK..................    55

DESCRIPTION OF CAPITAL STOCK OF GENERAL
  MILLS...................................    57
  Capital Stock...........................    57
  Rights..................................    57
COMPARISON OF CERTAIN RIGHTS OF
  SHAREHOLDERS OF RALCORP AND GENERAL
  MILLS...................................    60
  Size and Classification of the Board of
    Directors.............................    60
  Removal of Directors; Filling Vacancies
    on the Board of Directors.............    61
  Shareholder Nominations.................    62
  Action by Written Consent...............    63
  Meetings of Shareholders................    63
  Shareholder Proposals...................    64
  Required Vote for Authorization of
    Certain Actions.......................    65
  Amendment of Corporate Charter and
    By-Laws...............................    65
  Appraisal Rights........................    66
  Fair Price Provisions...................    67
  Rights Plans............................    68
  State Antitakeover Statutes.............    70
  Limitation on Directors' Liability......    70
  Indemnification of Officers and
    Directors.............................    70
  No Cumulative Voting....................    71
  Conflict-of-Interest Transactions.......    71
  Dividends and Other Distributions.......    72
  Duties of Directors.....................    72
  Issuance of Rights or Options to
    Purchase Shares to Directors, Officers
    and Employees.........................    73
  Loans to Directors......................    73

EXPERTS...................................    73

LEGAL MATTERS.............................    73

SUBMISSION OF SHAREHOLDER PROPOSALS.......    74

WHERE YOU CAN FIND MORE INFORMATION.......    74

INDEX OF DEFINED TERMS....................    76

BRANDED BUSINESS OF RALSTON FOODS, INC.
  INDEX TO COMBINED FINANCIAL
  STATEMENTS..............................   F-i

Appendix A:  Agreement and Plan of Merger, dated
             as of August 13, 1996 and amended as
             of October 25, 1996, by and among
             Ralcorp, General Mills and General
             Mills Missouri

Appendix B:  Form of Reorganization Agreement by
             and among Ralcorp, New Ralcorp,
             Ralston Foods, the Branded
             Subsidiary and General Mills

Appendix C:  Opinion of Lehman Brothers, Inc.

Appendix D:  Section 351.455 of the Missouri
             General Business and Corporation Law

                                    SUMMARY

     This summary highlights selected information from this document, and may not contain all of the information that is important to you. To better understand the spinoff and the merger, and for a more complete understanding of the legal terms of these transactions, you should read this entire document carefully, as well as those additional documents we have referred you to. See "Where You Can Find More Information." (Page 74)

Q: WHY IS RALCORP SELLING ITS BRANDED CEREALS AND SNACKS BUSINESSES?

A: Ralcorp's Board of Directors believes that the price that General Mills is paying for these businesses is an attractive price to Ralcorp shareholders, and that the sale will sharpen our focus on our remaining private label food businesses and on our regional Beech-Nut baby food operation.

Q: WHAT WILL I RECEIVE FOR MY RALCORP SHARES?

A: First, in the spinoff, you will receive one share of New Ralcorp common stock for each share of Ralcorp common stock you now own. This represents a continuing interest in the businesses that General Mills is not buying.

   Second, in the merger, you will receive a fraction of a share of General Mills common stock in exchange for each of your Ralcorp shares. The exact fraction that you will receive for each Ralcorp share will be computed using a somewhat complicated formula that is explained in more detail in the Proxy Statement-Prospectus.

   In essence, the formula starts with $570 million, the total value that General Mills has agreed to pay for Ralcorp's branded cereals and snacks businesses. Next, we will subtract from $570 million the amount of Ralcorp debt that General Mills will assume in the merger (as well as any remaining payment that Ralcorp must make to redeem Ralcorp's share purchase rights). We expect the total debt assumed to be about $210 million to $240 million. The remaining amount will be divided by the trading price of a share of General Mills at the time of the merger, in order to determine the total number of shares that General Mills will issue. The total number of General Mills shares to be issued will then be divided by the total number of Ralcorp shares that are outstanding at the time of the merger, in order to determine the fraction of a share of General Mills common stock that will be issued for each Ralcorp share.

   General Mills will not issue fractional shares in the merger. As a result, the total number of General Mills shares that you receive in exchange for your Ralcorp shares will be rounded down to the nearest whole number, and you will receive a cash payment based on the value of the remaining fraction of a share of General Mills that you would otherwise be entitled to receive.

   Finally, Ralcorp will also pay you five cents per share to redeem the share purchase rights currently associated with your Ralcorp shares.

Q: CAN YOU GIVE ME AN EXAMPLE OF HOW YOU WILL CALCULATE THE NUMBER OF GENERAL
   MILLS SHARES I WILL RECEIVE?

A: Here is a hypothetical example of how we would use the formula to determine the fraction of a share of General Mills common stock that will be issued for each Ralcorp share in the merger. Let's assume the following:

    - General Mills will assume $240 million of Ralcorp debt in the merger (including any remaining payment to redeem Ralcorp's share purchase rights).

    - The trading price of a share of General Mills at the time of the merger is $65 (which was the approximate trading price on December 24, 1996).

    - The total number of Ralcorp shares that are outstanding at the time of the merger is 32,900,000 (which was the approximate number on November 30, 1996).

    The formula tells us that the total value of shares that General Mills will issue is equal to $570 million (the total price) minus $240 million (the debt assumed), which equals $330 million. We would then divide by $65 (the General Mills trading price), to get the total number of shares General Mills would issue, which equals 5,076,923. Finally, we would divide by 32,900,000, the total number of Ralcorp shares outstanding, to get the ratio of .154 of a share of General Mills for each Ralcorp share.

    In this example, if you owned 100 Ralcorp shares, you would receive 15 whole shares of General Mills, and a cash payment in place of the remaining .4 of a share. You should remember that the numbers we have chosen here are hypothetical. We are not attempting to predict the actual fraction of a share of General Mills common stock that will be issued for each Ralcorp share in the merger.

Q: WHEN WILL YOU DETERMINE THE EXACT EXCHANGE RATIO?

A: Because a number of the factors we use in the formula will not be set until the time of the merger, we will not be able to calculate the exact ratio until that time. This means that, when you vote on the merger, you will not know the exact fraction of a share of General Mills that you will receive for each Ralcorp share. While we expect that the merger will occur on January 31, 1997 (the day of the shareholder vote), it is possible that the merger could be delayed.

    After shareholder approval, Ralcorp does not have a right to call off the merger if the General Mills stock price goes up or down. Ralcorp believes, however, that the formula protects the value that General Mills will pay, because it values the General Mills stock based on the trading price at the time of the merger. This means that, if the General Mills stock price goes down, General Mills will have to issue more shares to pay the purchase price. If the General Mills stock price goes up, General Mills will issue fewer shares to pay the same purchase price.

Q: WHY IS THE SALE STRUCTURED AS A SPINOFF AND A MERGER?

A: Ralcorp wants to sell and General Mills wants to buy only the branded cereals and snacks businesses of Ralcorp. The spinoff is necessary to separate the other Ralcorp businesses so that the remaining branded cereals and snacks businesses can then be acquired by General Mills. Under this structure, our tax counsel will give us an opinion that both transactions will be tax-free, for federal income tax purposes, to Ralcorp and to our shareholders (except that you will pay tax on any cash payments you receive in place of a fractional General Mills share and to redeem your share purchase rights). To review the tax consequences to shareholders in greater detail, see pages 23-25.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. The meeting will take place on January 31, 1997. Ralcorp's Board of Directors unanimously recommends that you vote in favor of the proposed spinoff and the proposed merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Ralcorp at the address given below. Second, you can complete a new proxy card and send it to the Secretary of Ralcorp at the address given below. Third, you can attend the special meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Ralcorp at the following address: Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, St. Louis, Missouri 63101, Attention: Secretary.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you continue to hold your Ralcorp shares at the time of the spinoff and the merger, you will automatically receive your New Ralcorp shares and the payment to redeem your share purchase rights, without the need to take any further action. You will also receive written instructions for exchanging your old Ralcorp shares for shares of General Mills common stock (and your cash payment in place of any fraction of a General Mills share).

Q: WHEN DO YOU EXPECT THE SPINOFF AND THE MERGER TO BE COMPLETED?

A: We are working to complete the spinoff and the merger as quickly as possible.
   We currently expect to complete the transactions by January 31, 1997.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. If you file a written objection to the merger prior to the special meeting, you do not vote in favor of the merger, and you meet other legal requirements, you will have the right to seek an appraisal and payment of the fair value of your Ralcorp shares (after giving effect to the spinoff). The requirements for seeking appraisal are summarized in the Proxy Statement-Prospectus (see pages 25-27), and the provisions of Missouri law that govern appraisal rights on the merger are attached as Appendix D. If you wish to seek an appraisal of your shares, you should read and follow those provisions carefully. You should be aware that an appraisal may result in a price for your shares that has more value or less value than the General Mills shares being issued in the merger.

                                 THE COMPANIES

GENERAL MILLS, INC.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(612) 540-2311

     General Mills manufactures and markets branded consumer foods products. In the United States, the company's major businesses include Big G cereals; Betty Crocker dessert, dinner and side dish mixes; snack foods including Pop Secret microwave popcorn, Fruit Roll-Ups and Nature Valley granola bars; and Yoplait and Colombo yogurts. General Mills' international operations include alliances with global companies focused on cereals, snacks, and baking and dessert mixes.

RALCORP HOLDINGS, INC.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
(314) 877-7000

     Ralcorp manufactures, distributes, and markets private-label and branded ready-to-eat cereal products and snacks, branded and private label crackers and cookies, and branded baby foods and juices. Ralcorp also has ski resort operations that it has agreed to sell.

                     REASONS FOR THE SPINOFF AND THE MERGER

     Ralcorp was spun off from its former parent, Ralston Purina Company, in March 1994. Over the next two years, Ralcorp's overall ready-to-eat cereal business had substantial profits. However, in the late spring of 1996, major branded cereal manufacturers took separate actions to reduce prices, and those actions substantially reduced the profitability of Ralcorp's branded and private label cereal businesses. Ralcorp then reviewed whether to remain a branded cereal producer, or sell its branded cereals and snacks businesses. Ralcorp's management considered the competitive price pressures in the cereal industry, the difficulty of developing successful new branded cereal products, and the added pressure of advertising and promotional spending increases necessary for the long-term growth of branded products. In light of these concerns, management concluded that a sale of the branded cereals and snacks businesses, in a tax-free transaction, would be in the best interests of Ralcorp and its shareholders.

     Following this review, Ralcorp's Board of Directors authorized management to look for buyers for these businesses. With the help of Lehman Brothers, Inc., Ralcorp's financial advisor, Ralcorp solicited bids for the branded cereals and snacks businesses. General Mills' bid was higher than the bids received from other interested parties. Ralcorp's Board of Directors believes that the sale price reflects a fair and attractive price to Ralcorp and its shareholders. In addition, Lehman Brothers has given an opinion to Ralcorp's Board of Directors that the price is fair to Ralcorp's shareholders.

     The Board of Directors also believes that the sale will sharpen Ralcorp's focus on its remaining private label food businesses, where Ralcorp holds leading positions, and on the company's regional Beech-Nut baby food operation. Ralcorp plans a significant restructuring of its remaining food businesses in order to reduce its cost structure substantially.

                         RECOMMENDATION TO SHAREHOLDERS

     Ralcorp's Board of Directors has unanimously approved the spinoff and the merger. The Board unanimously recommends that you vote FOR the proposals:

     (a) to approve the spinoff to Ralcorp's shareholders of all the Ralcorp businesses other than the branded cereals and snacks businesses; and

     (b) to approve the merger and the merger agreement, under which General Mills will acquire Ralcorp's branded cereals and snacks businesses.

                               ABOUT NEW RALCORP

     In the spinoff, Ralcorp shareholders will receive shares of New Ralcorp common stock. New Ralcorp will own all the Ralcorp businesses other than the branded cereals and snacks businesses. Here is a brief description of New Ralcorp's businesses:

    Private Label Cereal Business. New Ralcorp will remain in the private label cereal business, where it holds an estimated 55% to 60% of the sales volume in the private label, ready-to-eat cereal segment. Private label cereals are cereals that are sold under store-brand or generic names, rather than brand names such as Chex. Excluding New Ralcorp's Keystone, Breckenridge and Arapahoe Basin ski resorts in Colorado (the Resort Operations), it is expected that approximately 50% of New Ralcorp's total sales will come from this business.

    Baby Food Business. New Ralcorp's Beech-Nut baby food business is the second largest manufacturer of baby food, juices and cereals in the United States. Excluding Resort Operations, it is expected that about 33% of New Ralcorp's total sales will be generated from this business.

    Bremner Cracker and Cookie Business. New Ralcorp will continue manufacturing private label crackers and cookies and Ry-Krisp brand crackers for sale in the United States. Management believes that New Ralcorp is a leader in this business. New Ralcorp has recently expanded its product lines to include shredded wheat crackers. Excluding Resort Operations, management expects this business will generate about 17% of New Ralcorp's total sales.

    Resort Operations. New Ralcorp will continue to own the Resort Operations, which New Ralcorp has decided to sell to Vail Resorts, Inc. The transaction is subject to governmental approval and possibly court approval which may or may not be received. If the transaction is approved, Vail Resorts will pay for the Resort Operations by issuing common stock to New Ralcorp representing 22% of the outstanding stock of Vail and assuming the Resort Operations' debt. If the transaction is not approved, management will review whether to retain the Resort Operations and operate them as a core business or explore other strategic alternatives with respect to the Resort Operations.

Ralcorp mailed to you an Information Statement about New Ralcorp together with this Proxy Statement-Prospectus. The Information Statement describes New Ralcorp, including a number of risks associated with these businesses, which are discussed under the heading "RISK FACTORS." We encourage you to review the Information Statement carefully.

                           THE SPINOFF AND THE MERGER

     The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this Proxy Statement-Prospectus. The reorganization agreement, which is the legal document that governs the spinoff, is attached as Appendix B to this Proxy Statement-Prospectus. We encourage you to read both documents carefully. In addition, we have filed other related agreements as exhibits to the Registration Statements filed by the two companies. These agreements will govern specific relationships between the two companies after the spinoff and the merger are complete. "Where You Can Find More Information" (page 74) describes how to obtain copies of these exhibits.

HOW THE SPINOFF AND THE MERGER WILL BE COMPLETED (SEE PAGE 42)

     The spinoff and the merger will involve the following steps:

     (a) Ralcorp has created a new subsidiary (New Ralcorp) and will merge its existing subsidiary, Ralston Foods, into New Ralcorp. The purpose of this is to move Ralston Foods' state of incorporation from Nevada to Missouri, where its headquarters are located.

     (b) Ralcorp will create another new subsidiary (the Branded Subsidiary) to hold its branded cereals and snacks businesses. Initially, New Ralcorp will own the Branded Subsidiary and will put the branded cereals and snacks businesses into the Branded Subsidiary.

     (c) New Ralcorp will give the stock of the Branded Subsidiary directly to Ralcorp, so that the Branded Subsidiary will be a direct subsidiary of Ralcorp.

     (d) Ralcorp will spin off to its shareholders all of New Ralcorp, leaving behind only the branded cereals and snacks businesses in Ralcorp and the Branded Subsidiary.

     (e) Ralcorp will merge with a subsidiary of General Mills. As a result, Ralcorp and the Branded Subsidiary will become subsidiaries of General Mills.

CONDITIONS TO THE SPINOFF AND THE MERGER
(SEE PAGE 39)

     The spinoff and the merger will not be completed unless a number of conditions are met (or waived), including the following:

     (a) approval of shareholders holding at least two-thirds of Ralcorp's outstanding shares;

     (b) clearance under antitrust laws;

     (c) opinions of tax counsel that the spinoff, the merger and related transactions will be non-taxable for federal income tax purposes;

     (d) the absence of any pending legislation or congressional action that would materially alter the tax consequences of these transactions; and

     (e) the absence of any material adverse changes to Ralcorp or the branded businesses.

     In addition, the merger will not occur unless the spinoff has been completed. If the spinoff is completed and all other conditions to the merger are met, the merger will occur right after the completion of the spinoff.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 41)

Ralcorp and General Mills can terminate the merger agreement by mutual consent. In addition, General Mills can terminate the agreement if the Ralcorp Board withdraws its approval or modifies its approval or recommendation of either the spinoff or the merger in a manner adverse to General Mills, or if the Ralcorp Board approves or recommends a significant transaction between Ralcorp and a third party. Ralcorp can terminate the merger agreement if the Ralcorp Board has withdrawn, modified or changed its recommendation of these transactions, or if Ralcorp has entered into an agreement with a third party relating to a significant transaction. In addition, either company can terminate if the merger is not completed by August 31, 1997 (this date may be extended up to three months in certain cases), and under other specified circumstances.

TERMINATION FEES (SEE PAGE 41)

     Ralcorp will pay General Mills $20 million in termination fees, and reimburse General Mills up to $2.5 million for its related expenses, if the merger agreement fails for any of these three reasons:

     - the Ralcorp Board withdraws or changes its approval of the merger; or

     - Ralcorp enters into an agreement to sell its branded cereals and snacks businesses to someone other than General Mills; or

     - the Ralcorp shareholders reject this merger after a third party proposes a different transaction and, within six months of the rejection, Ralcorp enters into a final agreement to sell the branded cereals and snacks businesses to someone other than General Mills.

REGULATORY APPROVALS (SEE PAGE 27)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Ralcorp and General Mills from completing the merger until the two companies have furnished certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission (FTC), and a required waiting period has ended. On December 9, 1996, General Mills signed an agreement relating to a proposed consent order with the FTC. The FTC accepted the agreement for public comment on December 24, 1996, at which time the FTC granted early termination of the required waiting period.

     The proposed consent order will become final if the FTC enters the order after a 60-day public comment period. Pending entry of the order, General Mills has agreed to comply with it (but General Mills will no longer be bound by the order if the FTC withdraws its acceptance of the agreement relating to the order). Under the proposed order, General Mills would permit New Ralcorp to compete against General Mills by producing and selling a Chex-type private label cereal as soon as the merger is completed, and would permit a third party to acquire this right. General Mills and Ralcorp had originally agreed that New Ralcorp would not produce and sell a Chex-type private label cereal for 18 months after the merger. The parties intend to complete the merger as soon as they satisfy all the conditions to the merger, even if the public comment period has not expired and the proposed order is not final.

OPINION OF RALCORP'S FINANCIAL ADVISOR
(SEE PAGE 17)

     In deciding to approve the spinoff and the merger, Ralcorp's Board considered the opinion of its financial advisor, Lehman Brothers, that the price General Mills will pay in the merger is fair to Ralcorp's shareholders. Lehman Brothers' written opinion, dated August 13, 1996, is attached as Appendix C to this Proxy Statement-Prospectus. We encourage you to read it thoroughly.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 23)

     We have structured the transactions so that neither Ralcorp nor its shareholders will recognize any gain or loss for federal income tax purposes in the spinoff and the merger (except that Ralcorp shareholders will be taxed on any cash payments they receive in place of a fractional General Mills share or to redeem their share purchase rights). In addition, a Ralcorp shareholder who exercises appraisal rights in connection with the merger and receives a cash appraisal award would recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of the appraisal award and the tax basis in the shareholder's Ralcorp shares.

     The companies will not complete the spinoff and the merger unless we receive opinions of tax counsel to the effect that the transactions will not be taxable for federal income tax purposes. It is important that you consider, however, that the opinions of tax counsel do not guarantee favorable tax treatment. This means that there is a risk that the Internal Revenue Service might determine that Ralcorp and/or its shareholders must recognize gain or loss for federal income tax purposes in the spinoff and the merger, even though we have obtained opinions of tax counsel that the transactions will not be taxable. In addition, the companies are not required to complete the spinoff and the merger if there is any pending legislation or congressional action that would materially alter the tax consequences of these transactions.

ACCOUNTING TREATMENT

     We expect the merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

EFFECTS OF THE MERGER ON THE RIGHTS OF RALCORP SHAREHOLDERS (SEE PAGE 60)

     If the proposed spinoff and merger are completed and you continue to hold your Ralcorp stock, you will be a shareholder of both New Ralcorp and General Mills. General Mills is governed by Delaware corporate law and General Mills' Restated Certificate of Incorporation and By-Laws. Rights of General Mills shareholders under these provisions differ in certain respects from the current rights of Ralcorp shareholders.

INTERESTS OF OFFICERS AND DIRECTORS IN THE SPINOFF AND THE MERGER (SEE PAGE 28)

     The officers and directors of Ralcorp may have interests in the transactions that are different from, or in addition to, yours. For example, Ralcorp officers hold stock options, and some hold restricted stock, that will vest if the transactions are completed.

MARKETS AND MARKET PRICES (SEE PAGE 29)

     The common shares of General Mills and the common shares of Ralcorp are listed on the New York Stock Exchange. On August 13, 1996, the last trading date prior to the public announcement of the proposed sale of Ralcorp's branded cereals and snacks businesses to General Mills, General Mills common stock closed at $55 3/8 and Ralcorp common stock closed at $20. On December 24, 1996, General Mills common stock closed at $65 5/8 and Ralcorp common stock closed at $18 7/8.

LISTING OF GENERAL MILLS COMMON STOCK AND NEW RALCORP COMMON STOCK

     The shares of General Mills common stock to be issued in the merger are listed on the New York Stock Exchange. New Ralcorp expects to apply to list the shares of New Ralcorp common stock to be issued in the spinoff on the New York Stock Exchange. However, there is currently no public trading market for the New Ralcorp common stock, and there is no guarantee that there will be an active market in shares of New Ralcorp common stock after the spinoff.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

GENERAL MILLS

     In the table below, we provide you with selected historical consolidated financial data of General Mills. We prepared this information using the consolidated financial statements of General Mills as of the dates indicated and for each of the fiscal years in the five-year period ended May 26, 1996, as well as for the unaudited 13-week periods ended August 25, 1996 and August 27, 1995. The financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended May 26, 1996, have been audited by KPMG Peat Marwick LLP, independent certified public accountants.

     When you read this selected historical consolidated financial data, it is important that you read along with it the historical financial statements and accompanying Notes that General Mills has included in its Annual Report on Form 10-K for the year ended May 26, 1996 and its Quarterly Report on Form 10-Q for the thirteen weeks ended August 25, 1996 (you can obtain these reports by following the instructions we provide in this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 74).

     It is also important that you read the unaudited pro forma combined financial information and accompanying Notes that we have included in this Proxy Statement-Prospectus under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 30.

                                    13 WEEKS ENDED                                      YEAR ENDED
                             ----------------------------  --------------------------------------------------------------------
                             AUG. 25, 1996  AUG. 27, 1995  MAY 26, 1996  MAY 28, 1995  MAY 29, 1994  MAY 30, 1993  MAY 31, 1992
                             -------------  -------------  ------------  ------------  ------------  ------------  ------------
                                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
EARNINGS STATEMENT DATA
  Sales......................   $ 1,315.6     $ 1,276.3      $5,416.0      $5,026.7      $5,327.2      $5,138.4      $4,963.9
  Earnings from Continuing
    Operations...............        97.7         136.9         476.4         259.7         340.0         411.0         395.8
  Unusual items after-tax
    gain (loss)..............       (29.2)           --            --        (111.6)        (87.1)        (30.4)           --
  Earnings from Continuing
    Operations per common
    share....................         .62           .86          3.00          1.64          2.14          2.52          2.39
  Dividends declared per
    common share.............         .50           .47          1.91          1.88          1.88          1.68          1.48
  Common shares outstanding
    (average)................       157.9         158.4         158.9         158.0         159.1         163.1         165.7
BALANCE SHEET DATA
  Working capital............   $  (321.9)    $  (303.5)     $ (196.8)     $ (324.0)     $ (629.7)     $ (386.4)     $ (237.6)
  Total assets...............     3,413.4       3,455.0       3,294.7       3,358.2       4,804.0       4,310.4       3,997.3
  Long-term debt, excluding
    current portion..........     1,153.8       1,334.9       1,220.9       1,400.9       1,413.3       1,264.3         916.4
  Stockholders' equity.......       225.8         209.7         307.7         141.0       1,151.2       1,218.5       1,370.9

RALCORP

     In the table below, we provide you with selected historical consolidated financial data of Ralcorp. We prepared this information using the consolidated financial statements of Ralcorp as of the dates indicated and for each of the fiscal years in the five-year period ended September 30, 1996. The financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended September 30, 1996, have been audited by Price Waterhouse LLP, independent accountants.

     When you read this selected historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying Notes that New Ralcorp has included in its Form 10 Registration Statement for the year ended September 30, 1996 (you can obtain this report by following the instructions we provide in this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 74).

     It is also important that you read the unaudited pro forma combined financial information and accompanying Notes that we have included in this Proxy Statement-Prospectus under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 30.

                                                                   YEAR ENDED SEPTEMBER 30,
                                                        ----------------------------------------------
                                                          1996       1995      1994     1993     1992
                                                        --------    -------    -----    -----    -----
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
EARNINGS STATEMENT DATA
  Revenue............................................   $1,027.4    1,013.4    987.0    902.8    870.6
  Net (loss) earnings (a, b, c, d)...................      (46.8)      33.4     53.6     42.6     38.2
  (Loss) earnings per common share...................      (1.42)      1.00     1.59     1.23     1.08
  Dividends declared per common share................
  Weighted average common shares outstanding.........       33.0       33.5     33.7     34.5     35.4
BALANCE SHEET DATA
  Working capital(e).................................   $   92.4      104.7     81.8     54.8     57.2
  Total assets.......................................      627.1      716.2    700.1    626.4    519.9
  Long-term debt.....................................      376.6      395.4    389.4     30.3     27.9
  Shareholders' equity...............................      107.4      162.4    141.2
  Ralston Purina's equity investment.................                                   474.4    380.0

---------------

(a) Includes, in 1996, a $109.5 pre-tax impairment charge ($68.8 after taxes) related to its private label ready-to-eat cereal and consumer hot cereal operations.

(b) Includes, in 1996, a $16.5 pre-tax restructuring charge ($10.4 after taxes) to recognize the costs related to the restructuring of its ready-to-eat cereal subsidiary, Ralston Foods. The original charge of $20.7 was taken in the third quarter of 1996. In the fourth quarter of 1996, Ralcorp reversed $4.2 of that original amount. This reversal was offset by $4.0 ($2.5 after taxes) of transaction fees related to the proposed sale of Ralcorp's Resort Operations.

(c) Includes, in 1995, $21.9 pre-tax nonrecurring charges ($13.6 after taxes) related to exiting the industrial oats and oats milling business and impairment of the consumer hot cereal business.

(d) The cumulative effect of accounting changes for postretirement benefits other than pensions and for income taxes reduced earnings by $9.3, after taxes, in the year ended September 30, 1993.

(e) Excludes cash and current maturities of long-term debt, where applicable.

BRANDED BUSINESS

     In the table below, we provide you with selected historical combined financial data of Ralcorp's branded cereals and snacks businesses. We prepared this combined financial data using the combined financial statements of this business as of the dates indicated and for each of the fiscal years in the four-year period ended September 30, 1996 (all of which is unaudited except for 1996 and 1995). The combined financial statements of the branded cereals and snacks businesses as of and for the two fiscal years ended September 30, 1996 and 1995, have been audited by Price Waterhouse LLP, independent accountants for Ralcorp.

     When you read this selected historical combined financial data, it is important that you read the footnotes set forth below the financial data. You should also read the combined financial statements of the branded cereals and snacks businesses and accompanying Notes which we have included in this Proxy Statement-Prospectus under "INDEX TO COMBINED FINANCIAL STATEMENTS" on page F-i.

     It is also important that you read the Ralcorp historical consolidated financial statements and accompanying Notes which are included in New Ralcorp's Information Statement, which was mailed to you along with this Proxy Statement-Prospectus.

                                                                   YEAR ENDED SEPTEMBER 30,
                                                             ------------------------------------
                                                              1996      1995      1994      1993
                                                             ------     -----     -----     -----
                                                                        (IN MILLIONS)
EARNINGS STATEMENT DATA
  Revenue.................................................   $386.7     371.6     361.7     366.0
  Net earnings(a;b).......................................     31.6      42.8      40.4      33.0
BALANCE SHEET DATA
  Working capital(c)......................................   $ 28.5      39.0      11.3      17.2
  Total assets............................................    124.3     134.5     104.0     106.4
  Long-term debt..........................................     61.2      62.8      42.6
  Ralcorp Holdings' equity investment.....................     23.3      32.9      21.9      80.1

---------------

(a) Includes, in 1996, a $2.5 pre-tax restructuring charge ($1.6 after taxes) to recognize the costs related to the restructuring of its ready-to-eat cereal operations.

(b) The cumulative effect of accounting changes for postretirement benefits other than pensions and for income taxes reduced earnings by $3.5, after taxes, in the year ended September 30, 1993.

(c) Excludes cash and current maturities of long-term debt, where applicable.

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

     In the table below, we attempt to illustrate the financial results that might have occurred if the spinoff and the merger had been completed previously. We present combined balance sheet information for General Mills and Ralcorp as of August 25, 1996, as if the spinoff and the merger had been completed on August 25, 1996. We present combined earnings statement information for General Mills and Ralcorp for the fiscal year ended May 26, 1996 and the 13 weeks ended August 25, 1996, as if the spinoff and the merger had been completed on May 29, 1995.

     It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the spinoff and the merger had been completed on those dates. It is also important to remember that this information does not necessarily reflect future financial performance if the spinoff and the merger actually occur.

     Please see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 30 of this Proxy Statement-Prospectus for a more detailed explanation of this analysis.

                                                                   13 WEEKS ENDED    YEAR ENDED
                                                                     AUGUST 25,       MAY 26,
                                                                        1996            1996
                                                                   --------------    ----------
                                                                       (IN MILLIONS, EXCEPT
                                                                          PER SHARE DATA)
Earnings Statement Information:
  Sales.........................................................      $1,396.5        $5,809.6
  Earnings from continuing operations...........................         102.1           486.8
  Earnings from continuing operations per common share..........           .63            2.97
  Dividends declared per common share...........................           .50            1.91

                                                                                 AUGUST 25,
                                                                                    1996
                                                                                -------------
                                                                                (IN MILLIONS,
                                                                                 EXCEPT PER
                                                                                SHARE DATA)
Balance Sheet Information:
  Total assets...............................................................     $ 4,026.3
  Long-term debt, excluding current portion..................................       1,407.8
  Shareholders' equity.......................................................         555.8
  Book value per common share................................................          3.43

                           COMPARATIVE PER SHARE DATA

     In the table below, we provide you with certain historical and pro forma per share financial information as of and for the 13 weeks ended August 25, 1996, and for the year ended May 26, 1996. Ralcorp historical data and New Ralcorp data are as of and for the quarter ended September 30, 1996, and for the 12-month period ended June 30, 1996. We prepared the General Mills pro forma combined amounts based on the purchase method of accounting and a preliminary allocation of the purchase price.

     It is important that when you read this information, you read along with it the consolidated financial statements and accompanying Notes of General Mills and Ralcorp included in the documents described on page 74 of this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION." It is also important that you read the pro forma condensed combined financial information and accompanying discussion and Notes that we have included in this Proxy Statement-Prospectus on page 30 under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

                    RALCORP PRO FORMA PER COMMON SHARE DATA

     The table below compares historical amounts per share of Ralcorp with pro forma amounts for the fraction of a share of General Mills and the full share of New Ralcorp that will be issued for each old Ralcorp share. The "Total Pro Forma" column in the table adds the amounts for the fraction of a General Mills share and the full New Ralcorp share to show the total pro forma amount for the shares that you will hold after completion of the spinoff and the merger for each Ralcorp share that you held before the spinoff and the merger. We have assumed for this purpose that General Mills issues .154 of a General Mills share for each Ralcorp share. The actual fraction of a General Mills share will be determined using a formula and may be higher or lower than .154 of a share. We have also assumed in the amounts under the "New Ralcorp" column that the sale of New Ralcorp's Resort Operations is completed.

                                                          GENERAL MILLS
                                            RALCORP         PRO FORMA
                                           HISTORICAL    (PER .154 SHARE)    NEW RALCORP    TOTAL PRO FORMA
                                           ----------    ----------------    -----------    ----------------
YEAR ENDED MAY 26, 1996
Earnings from continuing operations per
  common
  share.................................     $  .27            $.46            $  (.97)          $ (.51)
Dividends per common share..............         --             .29                 --              .29
13 WEEKS ENDED AUGUST 25, 1996
Earnings from continuing operations per
  common
  share.................................      (2.02)            .10              (2.20)           (2.10)
Dividends per common share..............         --             .08                 --              .08
AS OF AUGUST 25, 1996
Book value per common share.............       3.26             .53               8.42             8.95

                 GENERAL MILLS PRO FORMA PER COMMON SHARE DATA

                                                                   GENERAL MILLS    GENERAL MILLS
                                                                    HISTORICAL        PRO FORMA
                                                                   -------------    -------------
YEAR ENDED MAY 26, 1996
Earnings from continuing operations per common share............       $3.00            $2.97
Dividends per common share......................................        1.91             1.91
13 WEEKS ENDED AUGUST 25, 1996
Earnings from continuing operations per common share............         .62              .63
Dividends per common share......................................         .50              .50
AS OF AUGUST 25, 1996
Book value per common share.....................................        1.44             3.43

                           THE PROPOSED TRANSACTIONS

GENERAL

     We are furnishing this Proxy Statement-Prospectus to the shareholders of Ralcorp Holdings, Inc., a Missouri corporation ("Ralcorp"), in connection with the solicitation of proxies by Ralcorp's Board of Directors (the "Ralcorp Board") from holders of outstanding shares of Ralcorp's common stock, par value $0.01 per share ("Ralcorp Common Stock"). These proxies will be used at a Special Meeting of Shareholders of Ralcorp to be held on January 31, 1997, and at any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, shareholders of Ralcorp will be asked to consider and vote upon:

          (i) A proposal (the "Distribution Proposal") to approve the distribution described in the Reorganization Agreement (as it may be amended, supplemented or modified from time to time, the "Reorganization Agreement") to be executed by Ralcorp, New Ralcorp Holdings, Inc., a Missouri corporation ("New Ralcorp"), Chex Inc., a Delaware corporation ("Branded Subsidiary"), and General Mills, Inc., a Delaware corporation ("General Mills"). Under the Reorganization Agreement, immediately prior to the Merger (as defined below), Ralcorp will distribute to its shareholders on a share-for-share basis, in a non-taxable distribution (the "Distribution"), all the shares of New Ralcorp. At the time of the Distribution, New Ralcorp will own all the businesses, assets and liabilities currently owned by Ralcorp and its subsidiaries (collectively, the "New Ralcorp Business"), other than its branded cereals and snacks businesses and certain assets and liabilities related thereto (the "Branded Business") which will be acquired by General Mills in the Merger.

          (ii) A proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 13, 1996 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), by and among Ralcorp, General Mills and General Mills Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of General Mills ("General Mills Missouri"). Under the Merger Agreement, conditioned on and immediately following the Distribution, General Mills Missouri will merge (the "Merger") into Ralcorp, with Ralcorp being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), upon the terms and conditions contained in the Merger Agreement.

     These proposals and related considerations are described in this Proxy Statement-Prospectus, including the Appendices hereto. Copies of the Merger Agreement and the form of Reorganization Agreement are attached as Appendices A and B, respectively, to this Proxy Statement-Prospectus. The Merger Agreement provides that, immediately prior to the Merger, Ralcorp will effect the Distribution in accordance with the terms of the Reorganization Agreement. At the time the Merger becomes effective (the "Effective Time"), each share of Ralcorp Common Stock outstanding immediately prior to the Effective Time, other than (a) shares held by General Mills, Ralcorp or any wholly owned subsidiary of General Mills or Ralcorp, and (b) shares held by holders of Ralcorp Common Stock exercising appraisal rights with respect to the transactions contemplated by the Merger Agreement ("Dissenting Shareholders"), will be converted into a fraction of a share of common stock, par value $0.10 per share, of General Mills ("General Mills Common Stock") equal to the Conversion Number (as defined herein) (the "Merger Consideration"). Holders of Ralcorp Common Stock will receive cash (without interest) in lieu of fractional shares of General Mills Common Stock. The amount of cash payable in lieu of any fractional share of General Mills Common Stock will be equal to that fraction multiplied by the Average Value of General Mills Common Stock (as defined below).

     In addition, pursuant to the terms of the Merger Agreement, Ralcorp will make a payment of $.05 with respect to each share of Ralcorp Common Stock (other than shares owned by General Mills or held in Ralcorp's treasury or by any wholly owned subsidiary of Ralcorp) outstanding on the Distribution Record Date (as defined herein) in payment of the redemption of the Ralcorp Rights (as defined herein). See "THE MERGER AGREEMENT -- Terms of the Merger" and "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF RALCORP AND GENERAL MILLS -- Rights Plans -- Ralcorp." Each share of

General Mills Common Stock issued in the Merger will be accompanied by one General Mills Right (as defined herein). See "DESCRIPTION OF CAPITAL STOCK OF GENERAL MILLS -- Rights." In the Distribution, holders of Ralcorp Common Stock on the Distribution Record Date will receive one share of common stock, par value $.01 per share, of New Ralcorp ("New Ralcorp Common Stock") for each of their shares of Ralcorp Common Stock. See "THE INTERNAL MERGER, THE BRANDED CONTRIBUTION, THE INTERNAL SPINOFF AND THE DISTRIBUTION."

     For purposes of the Merger Agreement, the term "Conversion Number" means a number, expressed to three decimal places, equal to the fraction of (a) $570,000,000 less (i) the amount of any Funded Debt of Ralcorp and the Branded Subsidiary (as defined herein) as of the Effective Time and (ii) the amount required to be paid by Ralcorp to the holders of the Ralcorp Rights to redeem the Ralcorp Rights, to the extent such amount remains unpaid at the Effective Time (the "Rights Payment"), divided by (b) the product of (i) the Average Value of General Mills Common Stock multiplied by (ii) the number of shares of Ralcorp Common Stock issued and outstanding immediately before the Effective Time. See "THE MERGER AGREEMENT -- Terms of the Merger" and "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF RALCORP AND GENERAL MILLS -- Rights Plan -- Ralcorp."

     The term "Funded Debt of Ralcorp and the Branded Subsidiary" means, without duplication, (a) Ralcorp's 8-3/4% Notes due September 15, 2004 (the "Notes"), which will be valued at their face value, plus any accrued and unpaid interest thereon as of the date (the "Closing Date") of the closing of the Merger (the "Closing"), (b) any amounts outstanding under any bank credit facility of Ralcorp or the Branded Subsidiary, (c) all other indebtedness of Ralcorp or the Branded Subsidiary for borrowed money, and (d) any other indebtedness of Ralcorp or the Branded Subsidiary that is evidenced by a note, bond or similar security. The amount of any Funded Debt of Ralcorp and the Branded Subsidiary referred to in the foregoing clauses (b), (c) and (d) will be the face value thereof, plus any accrued and unpaid interest thereon as of the Closing Date, plus an amount, if any, on an after-tax basis, equal to (a) the face value thereof, multiplied by (b)(i) the number of days, if any, following the Effective Time during which such Funded Debt of Ralcorp and the Branded Subsidiary is not payable or prepayable without premium or penalty divided by (ii) 365, multiplied by (c)(i) the applicable annual interest rate of such Funded Debt minus (ii) the annual interest rate applicable to debt of General Mills having a maturity equal to the number of days referred to in clause (b)(i) of this sentence, such rate to be reasonably agreed upon by Lehman Brothers, Inc. ("Lehman Brothers"), Ralcorp's financial advisor, and Dillon, Read & Co. Inc. ("Dillon Read"), General Mills' financial advisor.

     The term "Average Value of General Mills Common Stock" means the volume-weighted average of the prices per share of General Mills Common Stock for all trades reported on the New York Stock Exchange, Inc. ("NYSE") during the ten trading days immediately preceding the last business day before the date of the Effective Time; provided, however, that if, on any such day, there has been any suspension of trading, the imposition of any NYSE market circuit breakers or any delay in the opening of trading, in any such case affecting the trading of the General Mills Common Stock on the NYSE, such day will be excluded and the measurement period for the determination of the Average Value of General Mills Common Stock will be the ten trading days immediately preceding the last business day before the date of the Effective Time on which no such event has occurred.

     The table below sets forth hypothetical values for the Conversion Number based on a range of hypothetical values for the Funded Debt of Ralcorp and the Branded Subsidiary (inclusive of any remaining unpaid Rights Payment) and a range of hypothetical values for the Average Value of General Mills Common Stock (including values equal to the highest and lowest closing prices of the General Mills Common Stock on the NYSE for the period August 1, 1996 through December 24, 1996). We have assumed, solely for purposes of these calculations, that the number of shares of Ralcorp Common Stock issued and outstanding immediately before the Effective Time will be equal to 32,900,000, the approximate number of shares of Ralcorp Common Stock outstanding at November 30, 1996.

                                                            FUNDED DEBT OF RALCORP AND
                                                              THE BRANDED SUBSIDIARY
                                                          $210         $240         $270
                                                          ----         ----         ----
                    AVERAGE VALUE OF      $67.500         .162         .149         .135
                    GENERAL MILLS          60.813         .180         .165         .150
                    COMMON STOCK           54.125         .202         .185         .168

     In order to implement the transactions contemplated by the Merger Agreement, immediately prior to, and subject to the satisfaction or waiver of each condition to consummation of the Merger: (a) Ralston Foods, Inc., a Nevada corporation and a wholly owned subsidiary of Ralcorp ("Ralston Foods"), will merge into New Ralcorp, with New Ralcorp being the surviving corporation, as provided in the Reorganization Agreement (the "Internal Merger"); (b) specified assets and liabilities of the Branded Business will be contributed (the "Branded Contribution") by New Ralcorp to the Branded Subsidiary, a newly-formed subsidiary of New Ralcorp, as provided in the Reorganization Agreement; (c) all the stock of the Branded Subsidiary will be distributed by New Ralcorp to Ralcorp (the "Internal Spinoff"), as provided in the Reorganization Agreement; and (d) the Distribution of New Ralcorp Common Stock will be effected, as provided in the Reorganization Agreement. The New Ralcorp Common Stock will be distributed on a pro rata basis to the shareholders of Ralcorp of record on January 31, 1997 (the "Distribution Record Date"), as provided in the Reorganization Agreement. The Internal Merger, the Branded Contribution, the Internal Spinoff and the Distribution are sometimes referred to herein collectively as the "Reorganization." The Merger, the Internal Merger, the Branded Contribution, the Internal Spinoff and the Distribution are sometimes referred to herein collectively as the "Transactions." All of the agreements, instruments, understandings, assignments and other arrangements (excluding the Merger Agreement) entered into in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, the Reorganization Agreement, the Transition Services -- Supply Agreement between Ralcorp and New Ralcorp (the "Supply Agreement"), the Tax Sharing Agreement among Ralcorp, New Ralcorp and certain other subsidiaries of Ralcorp (the "Tax Sharing Agreement"), the Technology Agreement among Ralcorp, New Ralcorp and the Branded Subsidiary (the "Technology Agreement") and the Trademark Agreement among Ralcorp, New Ralcorp and the Branded Subsidiary (the "Trademark Agreement"), are referred to herein collectively as the "Ancillary Agreements."

BACKGROUND

     On March 31, 1994, Ralcorp was spun-off (the "1994 Spinoff") from its former parent, Ralston Purina Company ("Ralston Purina"). At the time of the 1994 Spinoff, Ralcorp was primarily engaged in the manufacture, distribution, and marketing of private label and branded cereals and branded snack mixes, branded baby food, and branded and private label crackers and cookies in the United States. In addition, Ralcorp owned and operated the Keystone, Breckenridge and Arapahoe Basin ski resorts. In connection with the 1994 Spinoff, Ralcorp and Ralston Purina entered into a Trademark Agreement dated as of March 31, 1994 (the "Prior Trademark Agreement") and a Technology Agreement dated as of March 31, 1994 by and among Ralston Purina, Ralston Purina International, Inc., VCS Holding Company Inc. and Ralcorp (the "Prior Technology Agreement"). In addition, Ralston Foods and Ralston Purina entered into an Exclusive Distribution Agreement for Cereals, dated as of April 1, 1994 (the "Distributorship Agreement"), to which New Ralcorp will become a party as the successor to Ralston Foods as a result of the Internal Merger. Pursuant to the Distributorship Agreement, in Latin America affiliates of Ralston Purina distribute cereal produced by Ralston Foods.

     From March 31, 1994, the effective time of the 1994 Spinoff, to early 1996, Ralcorp's overall ready-to-eat cereal business recorded substantial profits. However, price cuts and promotion spending changes in the ready-to-eat cereal category by major branded manufacturers in the late spring of 1996 substantially reduced the profitability of Ralcorp's combined branded and private label ready-to-eat cereal business. In May 1996, Ralcorp began to take steps to lower its operating costs sharply by reducing its administrative staff by 25% and closing portions of its Battle Creek, Michigan cereal plant. At the same time, Ralcorp reviewed whether it should remain a branded cereal producer or sell its branded cereals and snacks businesses. Ralcorp's management considered the competitive price pressures on branded cereal, the added pressure to utilize increased advertising and promotion spending to gain long-term growth of branded products and the difficulty in developing successful new branded cereal products. In light of these concerns, management concluded that a sale of the branded ready-to-eat cereals and snacks businesses in a tax-free transaction would be in the best interests of Ralcorp and its shareholders. Ralcorp believes that the Ralcorp businesses, subsequent to the sale of the Branded Business, will be able to focus on private label consumer products and quality branded baby food. Once the Distribution is completed, it is expected that Ralcorp's businesses other than the Branded Business (as previously defined, the "New Ralcorp Business"), will subsequently restructure their operations and staffing so that the New Ralcorp Business can operate in a substantially reduced cost structure.

     Following this review, Ralcorp's Board of Directors authorized management to look for buyers for the Branded Business and, with the help of Lehman Brothers, Ralcorp began soliciting bids for the Branded Business. Earlier in 1996, the chairman and chief executive officer of General Mills had expressed interest to Ralcorp's chief executive officer and president in a possible acquisition of the Branded Business. After the Ralcorp Board's authorization to solicit bids for the Branded Business, Ralcorp contacted General Mills, among other potential bidders. On June 17, 1996, Ralcorp and General Mills entered into a Confidentiality Letter (the "Confidentiality Agreement"), and Ralcorp began providing confidential information to General Mills with respect to the Branded Business and Ralcorp. Ralcorp also entered into confidentiality agreements and provided confidential information to a number of other interested parties. On June 28, 1996, General Mills submitted a preliminary indication of interest in the acquisition of the Branded Business. Over the next several weeks, General Mills continued to conduct a due diligence review of the Branded Business. On July 11 and 12, 1996, representatives of General Mills and Ralcorp met in St. Louis as part of this review. In addition, counsel for Ralcorp provided counsel for General Mills with proposed drafts of the Merger Agreement, the Reorganization Agreement and related agreements.

     On July 23, 1996, the Board of Directors of General Mills (the "General Mills Board") met to authorize submission of a definitive bid. The General Mills Board also authorized the officers of General Mills to enter into definitive agreements for the acquisition of the Branded Business, within specified parameters, subject to the approval of the definitive agreements by the Chief Executive Officer of General Mills. On July 25, 1996, General Mills submitted a bid for the Branded Business. The bid also included markups of Ralcorp's proposed agreements showing General Mills' requested changes to such agreements. Ralcorp also received bids from several other bidders, but the General Mills bid was higher than the other bids that Ralcorp received.

     During the week of July 29, 1996, representatives of Ralcorp and General Mills had telephonic discussions with respect to General Mills' bid. At the conclusion of these discussions, representatives of the two companies agreed to meet the following week. Beginning on August 5, 1996, representatives of Ralcorp and General Mills met in St. Louis to discuss General Mills' bid and to negotiate the proposed agreements. These negotiations continued through the end of the week and, although progress was made, no agreement was reached by the end of the week.

     On August 12, 1996, the representatives of Ralcorp and General Mills resumed discussions in St. Louis with respect to remaining open issues. These issues related primarily to the scope of indemnities to be given by each party to the other, the terms and restrictions associated with the technology licenses to be granted between the parties, and the terms of New Ralcorp's post-spinoff net worth covenant. By the afternoon of August 13, these remaining open issues were resolved, and the Ralcorp Board convened a meeting to consider the Merger Agreement, the Reorganization Agreement and the transactions contemplated thereby. At this meeting, Lehman Brothers made financial presentations and delivered its opinion, described below under "-- Opinion of Financial Advisor," to the effect that the price to be paid by General Mills in the Merger is fair to Ralcorp shareholders. Following the presentations and discussion at the meeting, the Ralcorp Board unanimously approved the Merger Agreement, the Reorganization Agreement and the transactions contemplated thereby. Thereafter on August 13, 1996, the Merger Agreement was executed and delivered.

REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE RALCORP BOARD OF DIRECTORS

     The Ralcorp Board decided to enter into the Merger Agreement in order to increase shareholder value and liquidity for its shareholders and to enhance the growth opportunities of the remaining Ralcorp businesses. See "-- Background." In May 1996, Ralcorp retained Lehman Brothers to conduct an auction of the Branded Business. In light of the low tax basis in the Branded Business, Lehman Brothers recommended that the sale be structured in a tax-free manner. Ralcorp management, with the assistance of Lehman Brothers, reviewed the financial aspects of each proposal. On August 13, 1996, the Ralcorp Board approved the sale of the Branded Business to General Mills in the manner described in this Proxy Statement-Prospectus. The Ralcorp Board considered many factors, the primary factors consisting of the following:

          (a) The presentation made by Lehman Brothers comparing proposals and its opinion that the proposed consideration to be received by Ralcorp shareholders pursuant to the Merger Agreement is fair to the Ralcorp shareholders from a financial point of view (see "-- Opinion of Financial Advisor");

          (b) Presentations by Ralcorp management regarding the Merger and the Distribution and the advantages of the form of the transaction, including the expectation that the Merger and the Distribution would be tax-free for federal income tax purposes to Ralcorp and its shareholders, and the ability of Ralcorp shareholders to receive an equity position in General Mills, a much larger and more profitable company with greater capital and advertising and promotion spending resources;

          (c) The expectation that the Merger and the Distribution would enhance shareholder liquidity because Ralcorp shareholders would receive shares in General Mills and New Ralcorp, each publicly traded (or expected to be publicly traded) on the NYSE; and

          (d) The Ralcorp Board's review with its legal and financial advisors of the provisions of the Merger Agreement, including provisions that do not prevent Ralcorp from considering or the Ralcorp Board from approving an alternative acquisition proposal from a third party, under certain conditions (see "THE MERGER AGREEMENT -- Terms of the Merger").

FOR THE REASONS DISCUSSED ABOVE, THE DIRECTORS OF RALCORP HAVE UNANIMOUSLY APPROVED THE DISTRIBUTION AND THE TERMS OF THE MERGER AGREEMENT AND RECOMMEND THAT RALCORP SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL AND "FOR" APPROVAL OF THE DISTRIBUTION PROPOSAL.

OPINION OF FINANCIAL ADVISOR

     THE LEHMAN OPINION

     At the request of the Ralcorp Board, on August 13, 1996, Lehman Brothers delivered a written opinion to the Ralcorp Board that, on the basis of and subject to the matters set forth in its written opinion, as of such date the consideration to be received by the shareholders of Ralcorp in the Transactions is fair, from a financial point of view, to such shareholders. In preparing this opinion, Lehman Brothers performed a variety of financial and comparative analyses.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION DATED AUGUST 13, 1996 IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS (THE "LEHMAN OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS MAY READ THE LEHMAN OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by Ralcorp on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except as described below. Lehman Brothers was not requested to and did not make any recommendation to the Ralcorp Board as to the form or amount of the consideration to be received by Ralcorp's shareholders in the Transactions, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Branded Business, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by Ralcorp's shareholders in the

Transactions on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Ralcorp Board and was rendered to the Ralcorp Board in connection with its consideration of the Transactions. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any shareholder of Ralcorp as to how such shareholder should vote with respect to the Transactions. Lehman Brothers was not requested to opine as to, and its opinion does not address, Ralcorp's underlying business decision to proceed with or effect the Transactions.

     In addition, Lehman Brothers expressed no opinion as to the prices at which shares of common stock of New Ralcorp or General Mills actually will trade following the consummation of the Distribution and the Merger and its opinion should not be viewed as providing any assurance that the combined market prices of shares of common stock of New Ralcorp and shares of common stock of General Mills to be received by a shareholder of Ralcorp pursuant to the Transactions will be in excess of the market value of the shares of Ralcorp Common Stock owned by such shareholder at any time prior to announcement or consummation of the Transactions.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed the following: (i) the Merger Agreement, the Ancillary Agreements and the specific terms of the Transactions; (ii) publicly available information concerning Ralcorp and General Mills that Lehman Brothers believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of Ralcorp, the Branded Business and New Ralcorp furnished to Lehman Brothers by Ralcorp; (iv) a trading history of Ralcorp Common Stock from January 1, 1995 to August 13, 1996 and a comparison of such trading history with those of other companies that Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of Ralcorp and the Branded Business with those of other companies deemed relevant; (vi) a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Lehman Brothers deemed relevant; (vii) publicly available information with respect to the business, operations and financial condition of General Mills that Lehman Brothers believe to be relevant to its inquiry; (viii) a trading history of General Mills Common Stock from January 1, 1995 to August 13, 1996 and a comparison of General Mills Common Stock price and valuation multiples with those of other companies that Lehman Brothers deemed relevant, (ix) research analysts' reports and earnings estimates regarding the business, financial condition and future financial performance of General Mills; and (x) the results of Lehman Brothers' efforts to solicit indications of interest and proposals from strategic buyers with respect to a purchase of the Branded Business. In addition, Lehman Brothers had discussions with the management of Ralcorp concerning the business, operations, assets, financial condition and prospects of Ralcorp, the Branded Business and New Ralcorp and the management of General Mills concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Ralcorp that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the future financial performance of New Ralcorp, upon advice of Ralcorp, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Ralcorp as to the future financial performance of New Ralcorp and that New Ralcorp will perform substantially in accordance with such projections. However, with respect to the future financial performance of Ralcorp and the Branded Business, Lehman Brothers was not provided with and did not review any financial forecasts or projections prepared by management of Ralcorp. With respect to the proposed disposition of Ralcorp's business consisting of three ski resorts in Summit County, Colorado ("Resort Operations"), Lehman Brothers relied upon Ralcorp's operating projections and valuation of the consideration to be received in such transaction. In arriving at its opinion, Lehman Brothers also did not conduct a physical inspection of the properties and facilities of Ralcorp and did not make or obtain any evaluations or appraisals of the assets or liabilities of Ralcorp. In the course of its engagement, Lehman Brothers did not approach any third parties to solicit indications of interest in a possible acquisition of Ralcorp as a whole. In addition, in arriving at its opinion, with Ralcorp's consent, Lehman

Brothers was not provided with and did not review any projections prepared by management of General Mills regarding its future financial performance. However, upon advice of General Mills, Lehman Brothers assumed that the publicly available earnings estimates of research analysts are a reasonable basis to evaluate and analyze the financial performance of General Mills and that General Mills will perform substantially in accordance with such estimates. Upon advice of Ralcorp and its legal and accounting advisors, Lehman Brothers assumed the Transactions will qualify as a tax-free transaction whereby the Distribution and the Internal Spinoff shall each qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger shall qualify as a reorganization under Section 368(a)(1)(B) of the Code and therefore represents a tax-free transaction for the shareholders of Ralcorp. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     PRESENTATION BY LEHMAN BROTHERS

     At the meeting of the Ralcorp Board on August 13, 1996, Lehman Brothers, as the financial advisor to Ralcorp, made a presentation to the Ralcorp Board of its analyses as of such date delivered in connection with its opinion, a summary of which appears below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and application of those methods to the particular circumstances and, therefore, such an opinion is not readily described in summary fashion. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ralcorp, New Ralcorp and General Mills. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The following quantitative information, to the extent it is based on market data, is based on market data as it existed on August 13, 1996, and is not necessarily indicative of current market conditions.

     Market Test for the Branded Business. Ralcorp and Lehman Brothers, as financial advisor to Ralcorp, focused their efforts on soliciting indications of interest regarding an acquisition of the Branded Business from strategic buyers with a publicly-traded equity currency which could be used as consideration in a "Morris Trust" transaction. A "Morris Trust" transaction is a transaction in which a company conveys the assets it does not wish to divest into a subsidiary whose shares are distributed tax-free to the company's shareholders. Shares in the remaining company are then exchanged on a tax-free basis for shares of another company wishing to acquire the remaining assets. Lehman Brothers contacted six such potential purchasers, all of whom are companies in the cereal industry. Of the four companies that ultimately submitted proposals regarding an acquisition of the Branded Business, the bid submitted by General Mills represented, of the firm bids received, the highest purchase price.

     Comparable Companies Analysis of the Branded Business. Using publicly available information Lehman Brothers analyzed the ratio of adjusted market value (as of August 13, 1996) to last twelve months earnings before interest, taxes and amortization ("EBITA") and earnings before interest, taxes, depreciation and amortization ("EBITDA") for seven comparable food companies, consisting of Kellogg Company, H. J. Heinz Company, CPC International Inc., General Mills, RJR Nabisco Holdings Corp., Ralston Purina and The Quaker Oats Company ("Quaker", and collectively the "Comparable Companies"). The median twelve months trailing EBITA and EBITDA multiples calculated were 11.9x and 9.7x, respectively. Based solely on the range of EBITA and EBITDA multiples calculated, including the high and low multiples except as described below, the value of the Branded Business ranged from approximately $400 million to $450 million. This range was determined excluding any EBITA or EBITDA multiples that exceeded fifteen times the relevant last twelve months operating data. This adjustment was performed primarily to exclude any valuation parameters calculated for Quaker which were artificially elevated beyond fifteen times as a result of Quaker's depressed last twelve months operating performance. In addition, because of the inherent differences between the business, operations and prospects of the Branded Business and business, operations and prospects of the Comparable Companies, and because the range of trading values derived from the Comparable Company analysis did not include the value of a control premium assignable to the Branded Business in the case of a purchase of the entire business, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Branded Business and the Comparable Companies that would affect the relative market value of the Branded Business and the Comparable Companies. The qualitative factors considered by Lehman Brothers when reviewing the relative valuations of the Branded Business and the companies included in the Comparable Companies included the various companies' portfolios of products, the strength of their respective brands, their geographic coverage, the competitive dynamics and growth characteristics of the product categories in which they compete, the companies' respective historical financial and operating performance and research analysts' views of their future prospects.

     Selected Comparable Transaction Analysis of the Branded Business. Lehman Brothers noted nine recent food company transactions which were available to guide relative valuation: Hillsdown Holdings' acquisition of Continental Bakeries in May of 1996, CPC International's acquisition of Kraft Bakery products division in August of 1995, Grand Metropolitan's acquisition of Pet, Inc. in January of 1995, Interstate Bakeries' acquisition of Continental Baking Company in January 1995, Sandoz's acquisition of Gerber Products Company in May of 1994, United Biscuit PLC's acquisition of Bake-Line in January 1993, United Biscuit PLC's acquisition of CCA Snacks in November of 1992 and Philip Morris Companies Inc.'s acquisition of RJR Nabisco Holding Corp.'s ready to eat cereal business in November of 1992 (the "Comparable Transactions"). In reviewing these acquisitions, Lehman Brothers analyzed data including the price/trailing twelve month sales, price/trailing twelve month EBITA and the price/trailing twelve month EBITDA multiples for the twelve months preceding these transactions. The median last twelve trailing month sales, EBITA and EBITDA multiples calculated were 1.07x, 14.1x and 11.4x, respectively. The valuation of the Branded Business based solely on the median of the price/trailing twelve months sales, EBITA and EBITDA multiples ranged from approximately $400 million to $450 million. Lehman Brothers noted that the value calculated may not fully reflect the value of the Branded Business to any particular potential buyer. In addition, because the market conditions, strategic rationale and circumstances affecting each of the Comparable Transactions were specific to each transaction, and because of the inherent differences between the business, operations and prospects of the Branded Business and the business, operations and prospects of the companies acquired in the Comparable Transactions, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the circumstances of these transactions and the financial and operating characteristics of the Branded Business and the companies acquired in the Comparable Transactions that would affect the transaction value of the Branded Business as compared to the transaction value of such acquired companies. The qualitative factors considered by Lehman Brothers when reviewing the transaction values of the acquired companies and businesses included in the Comparable Transactions included their respective product portfolios, brands, market positions, geographic coverage, competitive dynamics and growth characteristics within the product categories in which they compete and historical financial and operating performance records.

     Discounted Cash Flow Analysis of the Branded Business. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that the Branded Business could be expected to produce over a five-year period. The analysis utilized historical financial and operating information relating to the business, operations and prospects of the Branded Business provided by Ralcorp's management and relied on certain assumptions with respect to the Branded Business' future business and operations. Lehman Brothers also utilized publicly available third party research reports on the cereal industry for future operating and earnings trend information. After-tax cash flows were calculated as the unlevered after-tax earnings plus depreciation and amortization minus net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for the Branded Business in the year 2000 by applying to the projected range of EBITA appropriate multiples. Lehman Brothers' determination of the appropriate multiples was based on an assessment of current trading multiples of the Comparable Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in the Branded Business, and the cost of capital of the Branded Business. By applying discount rates of 9.5% to 11.5% and EBITA terminal multiples ranging from 10.0x to 14.0x, Lehman Brothers calculated a range of value for the Branded Business of approximately $400 million to $590 million. However, because of a number of factors including the sensitivity of the valuation to changes in assumed discount rates and terminal EBITA multiples, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis and accordingly also made qualitative judgments as to the relevant valuation of the Branded Business.

     Review of New Ralcorp. Lehman Brothers also reviewed and analyzed certain financial information provided by the management of Ralcorp pertaining to New Ralcorp after giving effect to the Transactions.

     Comparable Transaction Analysis of New Ralcorp. Lehman Brothers also reviewed the same Comparable Transactions analyzed in relation to the sale of the Branded Business. Lehman Brothers determined that it was reasonable to assume that any equity market valuation of New Ralcorp based on takeover speculation regarding the entire company would likely involve a discounted valuation compared to the valuation of the acquired companies in the Comparable Transactions. In reviewing these acquisitions, Lehman Brothers analyzed data including the price/trailing twelve month EBITDA multiples and the price/trailing twelve month EBITA multiples for the last twelve months preceding these acquisitions. To review the value of New Ralcorp based on a comparable transaction analysis, Lehman Brothers also estimated the range of values that would be assigned to each of New Ralcorp's business segments. Each respective business segment was valued based on the operating multiple Lehman Brothers believed appropriate. Lehman Brothers applied a set of multiples to each of New Ralcorp's businesses that Lehman Brothers believed appropriate in light of each business' size, product portfolio, the strength of their respective brands, market positions, their geographic coverage, the competitive dynamics and growth characteristics of the product categories in which they compete and the businesses' respective historical financial and operating performance. The midpoints of the range of EBITA and EBITDA multiples applied to the forecast normalized operating results for New Ralcorp's businesses in aggregate, exclusive of unallocated corporate expenses and New Ralcorp's 24% equity interest in Vail Resorts, Inc., were 5.3x and 17.0x respectively. In addition to valuing the store branded, Beech-Nut and Bremmer segments of New Ralcorp, Lehman Brothers considered the value of New Ralcorp's 24% equity stake in Vail Resorts, Inc. as provided by the management of Ralcorp. In aggregate, the enterprise value calculated for New Ralcorp, including New Ralcorp's 24% equity interest in Vail Resorts, Inc., ranged from approximately $350 million to $420 million. However, Lehman Brothers noted that it expressed no opinion as to the prices at which shares of New Ralcorp Common Stock actually will trade following consummation of the Transactions. In addition, because of the inherent differences between the business, operations and prospects of New Ralcorp and the business, operations and prospects of the companies included in the Comparable Transactions analysis, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the qualitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of New Ralcorp's business and the companies acquired in the comparable transactions that would affect the transaction value of New Ralcorp as compared to the transaction value of such acquired companies. The qualitative factors considered by Lehman Brothers when reviewing the transaction values of the acquired companies and businesses included in the Comparable Transactions included their respective product portfolios, brands, market positions, geographic coverage, competitive dynamics and growth characteristics within the product categories in which they compete and historical financial and operating performance records.

     Comparable Company Analysis of New Ralcorp. Using publicly available information Lehman Brothers analyzed the ratio of adjusted market value (as of August 13, 1996) to trailing twelve months EBITA and EBITDA for the following comparable food companies: Lance, Inc., Grist Mill Co., J&J Snack Foods, Inc. and Cott Corporation (the "Comparable Companies for New Ralcorp"). These companies were considered relevant to a comparable company analysis of New Ralcorp because, in aggregate, they represent a set of companies of relevant size, product portfolios, strength of their respective brands, market positions, geographic coverage, competitive dynamics and growth characteristics of the product categories in which they compete, as well as the companies' respective historical financial and operating performance and research analysts' views of their future prospects. The median last twelve months' sales, EBITA and EBITDA multiples calculated were 0.6x, 8.0x and 7.1x, respectively. Based solely on the range of EBITA and EBITDA multiples calculated, including the high and low multiples except as described below, applied to projected normalized operating statistics for New Ralcorp, the enterprise value of New Ralcorp, including the value of New Ralcorp's 24% equity stake in Vail Resorts, Inc., ranged from approximately $300 million to $600 million. However, Lehman Brothers again noted that it expressed no opinion as to the prices at which shares of New Ralcorp Common Stock actually will trade following the consummation of the Transactions. In calculating median multiples and determining a range of high and low multiples used to calculate a range of enterprise values for New Ralcorp, EBITA and EBITDA multiples of greater than 15.0x were excluded from the calculation of median multiples. This adjustment was primarily to exclude any valuation parameters calculated for Lance, Inc. and Cott Corporation which were elevated beyond fifteen times as a result of Lance, Inc.'s and Cott Corporation's depressed last twelve months operating performance. In addition, however, because of the inherent differences between the business, operations and prospects of New Ralcorp and the business operations and prospects of the Comparable Companies for New Ralcorp, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of New Ralcorp and the Comparable Companies for New Ralcorp that would affect the relative market value of New Ralcorp and the companies in the comparable group. The qualitative factors considered by Lehman Brothers when reviewing the relative valuations of New Ralcorp and the companies included in the Comparable Companies for New Ralcorp included the various companies' portfolios of products, the strength of their respective brands, their geographic coverage, the competitive dynamics and growth characteristics of the product categories in which they compete, the companies' respective historical financial and operating performance and research analysts' views of their future prospects.

     Valuation of the Consideration Received by Ralcorp's Shareholders. Lehman Brothers noted that Ralcorp, immediately prior to the Distribution, will refinance its existing debt (the "Refinancing"), then distribute any excess proceeds to New Ralcorp, and that General Mills will assume, as part of the consideration for the Merger, $210 million to $240 million (depending on the stock price of General Mills Common Stock and Ralcorp's financial position immediately preceding the Effective Time) of Ralcorp indebtedness attributable to the Refinancing, and that consequently New Ralcorp is expected to be debt-free at the time of the Distribution. Lehman Brothers also noted that the stock consideration in the Merger will fluctuate based on the stock price of General Mills Common Stock because holders of Ralcorp Common Stock will receive a number of shares of General Mills, subject to an adjustment based on the ten-day average volume weighed average of the high and low prices per share of General Mills Common Stock calculated based on the ten trading days immediately preceding the last business day before the Effective Time. See "THE MERGER AGREEMENT -- Terms of the Merger -- Exchange of Shares." Lehman Brothers performed an analysis in which it considered the aggregate valuation of the Transactions from the perspective of Ralcorp's shareholders. In evaluating the value of the General Mills stock to be received by Ralcorp shareholders in the Transactions, Lehman Brothers reviewed a trading history of General Mills Common Stock from January 1, 1995 to August 13, 1996. Lehman Brothers also evaluated General Mills Common Stock and its valuation as compared to the Comparable Companies, except General Mills itself, the Comparable Transactions, a discounted cash flow analysis and a dividend discount valuation. Lehman Brothers then compared the aggregate valuation of the components of the consideration to be received by Ralcorp shareholders in the Transactions to the value of Ralcorp Common Stock currently held by Ralcorp's shareholders and concluded that the aggregate value of the compensation to be received by the Ralcorp shareholders in the Transactions should be no less than the value of Ralcorp Common Stock currently held by Ralcorp shareholders. However, Lehman Brothers noted that it expressed no opinion as to the prices at which shares of common stock of New Ralcorp or General Mills actually will trade following the consummation of the Transactions and that its opinion should not be viewed as providing any assurance that the combined market value of the shares of New Ralcorp Common Stock and the shares of General Mills

Common Stock to be received by a shareholder of Ralcorp pursuant to the Transactions will be, at any time following the consummation of the Transactions, in excess of the market value of the shares of Ralcorp Common Stock owned by such shareholder at any time prior to announcement or consummation of the Transactions.

     The foregoing is a summary of the material terms of the presentation by Lehman Brothers to the Ralcorp Board on August 13, 1996, and does not purport to be a complete description of such presentation. As described above, the opinion of Lehman Brothers and its presentation to the Ralcorp Board was one of a number of factors considered by the Ralcorp Board in connection with its approval of the Transactions.

     ENGAGEMENT OF LEHMAN BROTHERS

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Lehman Brothers was retained to act as the exclusive financial advisor to Ralcorp in connection with exploration of strategic alternatives for the Branded Business in May 1996. Lehman Brothers was selected by Ralcorp because of its qualifications and experience in similar transactions and familiarity with Ralcorp and with companies in the food industry in which Ralcorp is engaged.

     For its financial advisory services in connection with the Reorganization, Lehman Brothers will receive a fee of $3,420,000 which is contingent upon the consummation of the Transactions. Ralcorp also has agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Lehman Brothers and certain of its related persons against certain liabilities in connection with its engagement and the rendering of its opinion, including certain liabilities under the federal securities laws.

     Lehman Brothers has performed various investment banking services for Ralcorp in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the debt and equity securities of Ralcorp and General Mills (and, after the Transactions, New Ralcorp) for its own account or for the accounts of its customers, and, accordingly, may at any time hold long or short positions in such securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     GENERAL

     In the opinion of Bryan Cave LLP, special counsel to Ralcorp, and Wachtell, Lipton, Rosen & Katz, special counsel to General Mills, the following sets forth the material United States federal income tax consequences of the Transactions. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date. The discussion below does not address the effects of any state, local or foreign tax laws.

     The tax treatment of a shareholder may vary depending upon his or her particular situation, and certain shareholders (including individuals who hold restricted stock of Ralcorp, individuals who hold options in respect of Ralcorp Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold the Ralcorp Common Stock as capital assets and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

     Earlier this year, the President's budget recommendations to Congress called for new legislation, generally effective retroactive to March 19, 1996, which, if enacted, would require Ralcorp to pay federal income tax upon the consummation of the Branded Contribution, the Distribution and the Merger on gain equal to the excess of the value of the New Ralcorp Common Stock distributed to the shareholders over Ralcorp's basis in such stock. Such legislation has not yet been introduced in Congress. Senate Finance

Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer publicly announced on March 29, 1996 in a joint statement that any such legislation, if enacted, would be effective "no earlier than the date of appropriate Congressional action." Subsequently, Senator Daniel Patrick Moynihan, the ranking minority member of the Senate Finance Committee, and Representative Sam M. Gibbons, the ranking minority member of the House Ways and Means Committee, and Representative Charles B. Rangel issued statements supporting the substance of that joint statement.

     As a result of such legislative climate, however, General Mills' and Ralcorp's respective obligations to consummate the Merger is conditioned upon there not being any legislation introduced in bill form and pending congressional action which if enacted would have the effect of amending the Code so as to alter in any materially adverse respect any of the tax consequences described below to Ralcorp, New Ralcorp, any of their respective subsidiaries or Ralcorp's shareholders with respect to the Internal Merger, the Branded Contribution, the Internal Spinoff, the Distribution or the Merger.

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

     Consummation of the Transactions is conditioned upon the receipt of tax opinions (the "Tax Opinions") of Bryan Cave LLP, special counsel to Ralcorp, and Wachtell, Lipton, Rosen & Katz, special counsel to General Mills, as to certain of the federal income tax consequences of the Transactions. Specifically, the Tax Opinions are expected to conclude that the Internal Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F), the Branded Contribution and the Distribution and related prior property transfers to New Ralcorp will each qualify as reorganizations within the meaning of Section 368(a)(1)(D) of the Code, the Internal Spinoff, as well as the Distribution, will each qualify as a distribution described in Code Section 355 and the Merger will qualify as a "reorganization" under Section 368(a)(1)(B) of the Code.

     If the Transactions so qualify, then the following consequences will result:

          (a) No gain or loss will be recognized by Ralcorp, Branded Subsidiary or New Ralcorp as a result of the Internal Merger, Branded Contribution, Internal Spinoff and/or the Distribution.

          (b) No gain or loss will be recognized by (and no amount will be included in the income of) the Ralcorp shareholders as a result of their receipt of New Ralcorp Common Stock (and the associated stock purchase rights) in the Distribution.

          (c) The aggregate basis of New Ralcorp Common Stock and Ralcorp Common Stock in the hands of Ralcorp's shareholders immediately after the Distribution will be the same as the aggregate basis of Ralcorp Common Stock held immediately before the Distribution and such tax basis will be allocated between the New Ralcorp Common Stock and Ralcorp Common Stock based upon relative fair market value at the time of the Distribution.

          (d) The holding period of New Ralcorp Common Stock received by a holder in the Distribution will include the period during which the shareholder held Ralcorp Common Stock provided that the Ralcorp Common Stock was held as a capital asset.

          (e) Except for any cash received in lieu of fractional shares, a shareholder will not recognize any income, gain or loss as a result of the receipt of General Mills Common Stock (and the associated stock purchase rights) in the Merger.

          (f) A shareholder's tax basis for shares of General Mills Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal such shareholder's basis in Ralcorp Common Stock surrendered (as determined immediately following the Distribution as adjusted in (d) above).

          (g) A shareholder's holding period for the shares of General Mills Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the period for which the shares of Ralcorp Common Stock were held, provided such shares were held as capital assets.

     General Mills and Ralcorp will not complete the Distribution and the Merger unless they receive the Tax Opinions. Shareholders should be aware, however, that an opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Further, the opinions of Bryan Cave LLP and Wachtell, Lipton, Rosen & Katz will be based on current law and certain representations as to factual matters made by, among others, Ralcorp, New Ralcorp and General Mills which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. Neither Ralcorp, New Ralcorp nor General Mills is currently aware of any facts and circumstances which would cause any such representations to Bryan Cave LLP and Wachtell, Lipton, Rosen & Katz to be untrue or incorrect in any material respect. In addition, General Mills and New Ralcorp have agreed to certain covenants restricting their respective future actions to provide further assurances that the Merger, the Internal Merger, the Branded Contribution, the Internal Spinoff and the Distribution will be tax-free.

     If the Branded Contribution and the Internal Spinoff and the Distribution were not to qualify for tax-free treatment under Code Sections 368(a)(1)(D) and 355, Ralcorp would recognize gain equal to the excess of the fair market value of the New Ralcorp Common Stock distributed to its shareholders over Ralcorp's basis in such stock, and could recognize an additional gain in an amount equal to the excess of the fair market value of the stock of the Branded Subsidiary over its basis in such stock. Any resulting corporate income tax on such gain would be payable by Ralcorp. New Ralcorp has agreed to indemnify General Mills and Ralcorp for such tax liability unless the failure of the Merger, the Internal Merger, the Internal Spinoff or Branded Contribution and the Distribution to qualify under those sections of the Code is the result of General Mills' breach of the covenants referred to in the preceding paragraph. In addition, each Ralcorp shareholder who received shares of New Ralcorp Common Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value of New Ralcorp Common Stock received. Further, if the Merger fails to qualify as a "reorganization" under Code Section 368(a)(1)(B) each Ralcorp shareholder who receives shares of General Mills Common Stock would recognize gain or loss equal to the difference between the fair market value of the General Mills Common Stock received and his or her basis in the shares of Ralcorp Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the Internal Merger, the Internal Spinoff, the Branded Contribution and the Distribution under Code Sections 368(a)(1)(D) and 355.

     BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of New Ralcorp Common Stock and General Mills Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the shareholder's federal income tax liability. New Ralcorp or General Mills may require holders of New Ralcorp Common Stock or General Mills Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to New Ralcorp or General Mills with respect to the payment of backup withholding. A shareholder who does not provide New Ralcorp or General Mills with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

APPRAISAL RIGHTS

     Holders of shares of Ralcorp Common Stock are entitled to appraisal rights under Section 351.455 of the Missouri General Business Corporation Law ("MGBCL"). The following summary of the applicable provisions of Section 351.455 of the MGBCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 351.455 of the MGBCL, which is attached as Appendix D to this Proxy Statement-Prospectus. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF

RALCORP COMMON STOCK THAT ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER IF SUCH PERSON WISHES TO PERFECT ANY APPRAISAL RIGHTS SUCH PERSON MAY HAVE.

     THIS DISCUSSION AND APPENDIX D SHOULD BE REVIEWED CAREFULLY BY ANY SHAREHOLDER OF RALCORP WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 351.455 OF THE MGBCL MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 351.455 OF THE MGBCL.

     If a holder of shares of Ralcorp Common Stock files with Ralcorp, prior to or at the Special Meeting, a written objection to the Merger, and does not vote in favor of the Merger, and such shareholder, within twenty days after the Merger is effected, makes written demand on the Surviving Corporation for payment of the fair value of such shareholder's shares of Ralcorp Common Stock as of the day prior to the date on which the vote was taken approving the Merger (but after giving effect to the Distribution), the Surviving Corporation will pay to such shareholder, upon surrender of such shareholder's Certificate (as defined herein) or Certificates representing such shares of Ralcorp Common Stock, the fair value thereof (as an alternative to payment of the applicable Merger Consideration for such holder's shares of Ralcorp Common Stock pursuant to the Merger). Such demand must state the number of shares of Ralcorp Common Stock owned by such Dissenting Shareholder. Any shareholder failing to make demand within the twenty-day period will be conclusively presumed to have consented to the Merger and will be bound by the terms thereof and the shares of Ralcorp Common Stock held by such shareholder will thereupon be treated as though such shares had been exchanged pursuant to the Merger Agreement. A vote against the Merger is not, in and of itself, sufficient to meet the written objection and demand requirements.

     A holder of shares of Ralcorp Common Stock will be entitled to receive, for each share of Ralcorp Common Stock held, one share of New Ralcorp Common Stock whether or not such shareholder exercises appraisal rights in accordance with the terms of Section 351.455 of the MGBCL, as described herein.

     If within thirty days after the Effective Time the value of such shares of Ralcorp Common Stock (after giving effect to the Distribution) is agreed upon between the Dissenting Shareholder and the Surviving Corporation, payment therefor will be made within ninety days after the Effective Time, upon the surrender of such shareholder's Certificate or Certificates representing such shares of Ralcorp Common Stock. Upon payment of the agreed value, the Dissenting Shareholder will cease to have any interest in such shares of Ralcorp Common Stock or in the Surviving Corporation.

     If within such period of thirty days the Dissenting Shareholder and the Surviving Corporation do not so agree, then the Dissenting Shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the Surviving Corporation is situated, asking for a finding and determination of the fair value of such shares of Ralcorp Common Stock (after giving effect to the Distribution), and will be entitled to judgment against the Surviving Corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving the Merger, together with interest thereon to the date of such judgment. The judgment will be payable only upon and simultaneously with the surrender to the Surviving Corporation of the Certificate or Certificates representing such shares of Ralcorp Common Stock. Upon the payment of the judgment, the Dissenting Shareholder will cease to have any interest in such shares of Ralcorp Common Stock, or in the Surviving Corporation. Such shares of Ralcorp Common Stock may be held and disposed of by the Surviving Corporation as it may see fit. Unless the Dissenting Shareholder files such petition within the time period set forth herein, such shareholder and all persons claiming under such shareholder will be conclusively presumed to have approved and ratified the Merger and will be bound by the terms thereof, and the shares of Ralcorp Common Stock held by such Dissenting Shareholder and all persons claiming under such shareholder will thereupon be treated as though such shares had been exchanged pursuant to the Merger Agreement.

     The right of a Dissenting Shareholder to be paid the fair value of such shareholder's shares of Ralcorp Common Stock as herein provided will cease if and when Ralcorp abandons the Merger. All notices of election to dissent should be addressed to Ralcorp Holdings, Inc. at 800 Market Street, St. Louis, Missouri 63101, Attention: Secretary.

HSR ACT

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. On August 19, 1996, General Mills and Ralcorp each filed Premerger Notification and Report Forms pursuant to the HSR Act with the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). On September 18, 1996, General Mills and Ralcorp each received a request for additional information under the HSR Act from the FTC. On December 9, 1996, General Mills signed an agreement (the "Consent Agreement") relating to a proposed consent order with the FTC (the "Proposed FTC Order"). The FTC accepted the Consent Agreement for public comment on December 24, 1996, at which time the FTC granted early termination of the required waiting period under the HSR Act with respect to the Merger.

     The Proposed FTC Order will become final if the FTC enters the Proposed FTC Order after a 60-day public comment period. Pending entry of the Proposed FTC Order, General Mills has agreed to comply with it (but General Mills will no longer be bound by the Proposed FTC Order if the FTC withdraws its acceptance of the Consent Agreement). Under the Proposed FTC Order, General Mills would permit New Ralcorp to compete against General Mills by producing and selling a Chex-type private label cereal as soon as the Merger is completed, and would permit a third party to acquire this right. General Mills and Ralcorp had originally agreed that New Ralcorp would not produce and sell a Chex-type private label cereal for 18 months after the Merger. The parties intend to complete the Merger as soon as they satisfy all the conditions to the Merger, even if the public comment period has not expired and the Proposed FTC Order is not final. Notwithstanding the Consent Agreement and the Proposed FTC Order, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Ralcorp, General Mills or the Surviving Corporation. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     The Merger Agreement provides that, subject to certain terms and conditions, the parties to the Merger Agreement agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to cooperate with each other in connection with the foregoing, including, but not limited to, (a) defending all lawsuits or other legal proceedings challenging the Merger Agreement, or the transactions contemplated thereby, (b) attempting to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, and (c) effecting all necessary filings and submissions of information requested by governmental authorities.

     The Merger Agreement provides that Ralcorp and General Mills will promptly make any filings requested pursuant to the HSR Act or which may be necessary to consummate the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing or any other provision of the Merger Agreement,
(a) neither Ralcorp nor any of its subsidiaries will, without General Mills' prior written consent, agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business and (b) neither General Mills nor any of its subsidiaries will be required to agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business or to any of its existing businesses or any other governmental order or obligation that otherwise imposes any conditions or limitations in connection with General Mills' acquisition of the Branded Business.

ACCOUNTING TREATMENT

     The Merger will be accounted for by General Mills as a purchase for financial accounting purposes in accordance with generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the recommendations of the Ralcorp Board, shareholders should be aware that certain members of management of Ralcorp and of the Ralcorp Board have certain interests in the Transactions that are in addition to the interests of shareholders generally and which may create potential conflicts of interest.

     Ralcorp's Restated Articles of Incorporation and certain Indemnification Agreements between Ralcorp and its directors and officers provide for indemnification of Ralcorp's directors and officers arising out of actions or omissions taken (or not taken) during such individuals' terms of office. Such indemnification would apply to liabilities arising out of the approval of the Transactions. Additionally, all officers of Ralcorp currently hold Ralcorp stock options and several Ralcorp officers hold Ralcorp restricted stock awards. Ralcorp stock options and restricted stock awards, will accelerate and vest immediately prior to the consummation of the Transactions. See "MANAGEMENT" and "EXECUTIVE COMPENSATION" in New Ralcorp's Information Statement, which was mailed with this Proxy Statement-Prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Ralcorp and General Mills have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of New Ralcorp and General Mills set forth under "-- Reasons for the Transactions; Recommendation of the Ralcorp Board of Directors" and "Opinion of Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Ralcorp and General Mills claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Shareholders of Ralcorp should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of New Ralcorp and General Mills, and could cause those results to differ materially from those expressed in such forward-looking statements:
(i) significant price competition by the largest branded cereal manufacturers, including competitive promotional spending levels; (ii) ingredient prices and other cost factors; (iii) the effect of economic conditions; (iv) the impact of competitive products and pricing; (v) product development; (vi) actions of competitors; (vii) changes in laws and regulations, including changes in accounting standards; (viii) customer demand; (ix) effectiveness of advertising and marketing spending or programs; (x) consumer perception of health-related issues; (xi) fluctuations in the cost and availability of supply-chain resources; and (xii) foreign economic conditions, including currency rate fluctuations.

                           MARKETS AND MARKET PRICES

     General Mills Common Stock is listed under the symbol "GIS" on the NYSE. Ralcorp Common Stock is listed under the symbol "RAH" on the NYSE. Application will be made to list the New Ralcorp Common Stock on the NYSE. There is currently no public trading market for the New Ralcorp Common Stock and there can be no assurance that an active trading market will develop or, if a trading market develops, that such a market will be maintained, or as to the prices at which trading in the New Ralcorp Common Stock will occur after the Transactions. Unless the New Ralcorp Common Stock is fully distributed and an orderly market develops, the prices at which trading in the New Ralcorp Common Stock occurs may fluctuate significantly. Prices at which the General Mills Common Stock and the New Ralcorp Common Stock may trade cannot be predicted.

     On December 3, 1996, there were 20,462 holders of record of Ralcorp Common Stock and on December 9, 1996, there were 42,529 holders of record of General Mills Common Stock. On August 13, 1996, the last trading date prior to the public announcements by Ralcorp and General Mills of the signing of the Merger Agreement, the last reported sale prices on the NYSE Composite Tape were $55 3/8 per share for General Mills Common Stock and $20 per share for Ralcorp Common Stock. On December 24, 1996, the last reported sale prices on the NYSE Composite Tape were $65 5/8 per share for General Mills Common Stock and $18 7/8 per share for Ralcorp Common Stock.

     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of General Mills Common Stock and Ralcorp Common Stock as reported on the NYSE Composite Tape, and the dividends per share declared on General Mills Common Stock and Ralcorp Common Stock.

                                               GENERAL MILLS COMMON STOCK              RALCORP COMMON STOCK
                                            --------------------------------     --------------------------------
             CALENDAR QUARTER                 HIGH        LOW      DIVIDENDS       HIGH        LOW      DIVIDENDS
------------------------------------------- --------    --------   ---------     --------    --------   ---------
1994
  1st Quarter..............................  $62  1/4    $53  5/8    $ .47        $--         $--         $  --
  2nd Quarter..............................   57          49  7/8      .47         16  3/4     13  1/2       --
  3rd Quarter..............................   57  7/8     49  3/8      .47         19          15            --
  4th Quarter..............................   59          53  1/4      .47         23  5/8     18  5/8       --
1995
  1st Quarter..............................  $64  5/8    $54  1/2    $ .47        $25  1/4    $21  5/8    $  --
* 2nd Quarter..............................   62  7/8     49  3/4      .47         25          21  1/2       --
  3rd Quarter..............................   56  7/8     50  3/8      .47         24  3/4     21  7/8       --
  4th Quarter..............................   58  3/4     53  1/2      .47         27  3/8     22  5/8       --
1996
  1st Quarter..............................  $60  1/2    $52  7/8    $ .47        $28  1/4    $23  3/8       --
  2nd Quarter..............................   58  3/4     52  5/8      .50         25          20  3/8       --
  3rd Quarter..............................   60  5/8     52           .50         22  1/2     19  3/4       --
  4th Quarter (through December 24,
     1996).................................   67  1/2     52  1/4      .50         21  5/8     18  5/8       --

---------------
* Effective May 28, 1995, General Mills distributed the common stock of Darden Restaurants, Inc. (comprising General Mills' former restaurant operations) to its shareholders.

     No assurance can be given as to the market price of General Mills Common Stock or Ralcorp Common Stock at, or, in the case of General Mills Common Stock, after the Effective Time. SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR GENERAL MILLS COMMON STOCK AND RALCORP COMMON STOCK.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma information set forth below gives effect to the Branded Contribution, the Internal Merger, the Internal Spinoff, the Distribution and the Merger (as each such term is defined under "THE PROPOSED TRANSACTIONS -- General") as if they had been consummated on August 25, 1996 for balance sheet presentation purposes and May 29, 1995 for income statement purposes, subject to the assumptions and adjustments in the accompanying Notes to the pro forma financial information.

     The pro forma adjustments reflecting the consummation of the Merger are based upon the purchase method of accounting and upon the assumptions set forth in the Notes hereto, including the exchange of all the outstanding shares of Ralcorp Common Stock for an aggregate of approximately 5.1 million shares of General Mills Common Stock. This pro forma financial information should be read in conjunction with the financial data appearing under "SUMMARY -- Selected Historical Financial Information" and the historical financial statements of General Mills and Ralcorp which have been incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." This pro forma financial information should also be read in conjunction with the combined financial statements of the Branded Business and the Notes thereto contained herein.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

     The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the dates, or at the beginning of the periods, for which the consummation of the Merger is being given effect. For purposes of preparing the General Mills' consolidated financial statements, General Mills will establish a new basis for Ralcorp's assets and liabilities (as adjusted to reflect only the assets and liabilities of the Branded Business) based upon the fair values thereof and the General Mills purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and have been made solely for purposes of developing such pro forma combined financial information. General Mills will undertake a study to determine the fair value of certain of Ralcorp's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study. Assuming completion of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value, and changes in operating results between the dates of the pro forma financial data and the date on which the Merger takes place.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF AUGUST 25, 1996
                           (IN MILLIONS) (UNAUDITED)

                                                                                             PRO FORMA (A)
                                                                   BRANDED BUSINESS    --------------------------
                                                  GENERAL MILLS       HISTORICAL         MERGER
                                                   HISTORICAL      AS ADJUSTED (A)     ADJUSTMENTS       COMBINED
                                                  -------------    ----------------    -----------       --------
Cash and cash equivalents......................     $    33.1                                                 33.1
Receivables, net...............................         429.3                               0.0 (B)          429.3
Inventories....................................         429.6            24.2               0.0 (C)          453.8
Prepaids and other.............................         143.3                                                143.3
Deferred income taxes..........................         111.7                               1.7 (D)          113.4
                                                    ---------           -----            ------          ---------
    Total Current Assets.......................       1,147.0            24.2               1.7            1,172.9
                                                    ---------           -----            ------          ---------
Fixed assets at cost, net......................       1,252.9            37.3               0.0 (E)        1,290.2
Other assets (including goodwill)..............       1,013.5                             549.7 (F)        1,563.2
                                                    ---------           -----            ------          ---------
    Total Assets...............................       3,413.4            61.5             551.4            4,026.3
                                                    =========           =====            ======          =========
Accounts payable...............................     $   654.9             3.8              14.1 (G)          672.8
Current portion of long-term debt..............          96.3                               0.0 (H)           96.3
Notes payable..................................         300.5                                                300.5
Accrued taxes..................................         180.7                                                180.7
Accrued payroll................................          86.9                                                 86.9
Other current liabilities......................         149.6             6.8               0.0 (I)          156.4
                                                    ---------           -----            ------          ---------
    Total Current Liabilities..................       1,468.9            10.6              14.1            1,493.6
                                                    ---------           -----            ------          ---------
Long-term debt.................................       1,153.8                             254.0 (J)        1,407.8
Deferred income taxes..........................         241.6                                                241.6
Deferred income taxes -- tax leases............         158.0                                                158.0
Other liabilities..............................         165.3             4.9              (0.7)(K)          169.5
                                                    ---------           -----            ------          ---------
    Total Liabilities..........................       3,187.6            15.5             267.4            3,470.5
                                                    ---------           -----            ------          ---------
Common stock...................................         385.5            46.0             284.0 (L)          715.5
Retained earnings..............................       1,427.8                                              1,427.8
Treasury stock.................................      (1,476.4)                                            (1,476.4)
Unearned compensation and other................         (58.4)                                               (58.4)
Foreign currency translation...................         (52.7)                                               (52.7)
                                                    ---------           -----            ------          ---------
    Total Stockholders' Equity.................         225.8            46.0             284.0              555.8
                                                    ---------           -----            ------          ---------
    Total Liabilities and Equity...............     $ 3,413.4            61.5             551.4            4,026.3
                                                    =========           =====            ======          =========

---------------
(A) The accompanying pro forma condensed combined balance sheet combines the General Mills balance sheet as of August 25, 1996 with the Ralcorp balance sheet (after giving effect to the Branded Contribution, the Internal Merger, the Internal Spinoff, and the Distribution) as of September 30, 1996 as if the Branded Contribution, the Internal Merger, the Internal Spinoff, the Distribution and the Merger had all been consummated at August 25, 1996. The Branded Business Historical balance sheet includes those assets and liabilities from the Ralcorp balance sheet that are associated with the Branded Business. The associated assets and liabilities are either directly attributable to the Branded Business or have been allocated to the Branded Business based upon methods considered reasonable by Ralcorp's management.

    While General Mills will acquire all the operations of the Branded Business in the Merger, certain assets and liabilities reflected in the Branded Business Historical balance sheet will not be transferred to General Mills and, therefore, are not reflected under the column "Branded Business Historical as adjusted." The most significant items excluded are (i) historical receivables associated with the Branded Business, which are being retained by New Ralcorp because it is impracticable to separate the Branded Business receivables from the receivables associated with Ralcorp's remaining private label foods businesses (as described in Note (B) below), and (ii) fixed assets associated with manufacturing plants (other than Ralcorp's Cincinnati plant, which will be transferred to General Mills) that historically have produced both Branded Business products and private label products, and that will be retained by New Ralcorp. In addition, a portion of Ralcorp's long-term debt was allocated to the Branded Business for purposes of the Branded Business Historical balance sheet, but is not reflected under the column "Branded Business Historical as adjusted" because the Ralcorp debt to be assumed in the Merger is separately reflected under the column "Merger Adjustments." The following reflects the adjustments to the Branded Business Historical balance sheet to remove those assets and liabilities not included in the Merger and to reflect the separate accounting treatment for the assumption of long-term debt.

                                                                                         BRANDED BUSINESS
                                                      BRANDED BUSINESS                    HISTORICAL AS
                                                         HISTORICAL       ADJUSTMENTS        ADJUSTED
                                                      ----------------    -----------    ----------------
     Receivables, net...............................       $ 23.8            (23.8)              --
     Inventories....................................         25.7             (1.5)            24.2
     Prepaid expenses...............................          4.0             (4.0)              --
                                                            -----            -----             ----
       Total Current Assets.........................         53.5            (29.3)            24.2
                                                            -----            -----             ----
     Fixed assets, at cost, net.....................         64.1            (26.8)            37.3
     Other assets...................................          6.7             (6.7)              --
                                                            -----            -----             ----
       Total Assets.................................       $124.3            (62.8)            61.5
                                                            =====            =====             ====
     Accounts payable...............................       $ 12.1             (8.3)             3.8
     Other current liabilities......................         12.9             (6.1)             6.8
                                                            -----            -----             ----
       Total Current Liabilities....................         25.0            (14.4)            10.6
     Long-term debt.................................         61.2            (61.2)              --
     Deferred income taxes..........................          2.7             (2.7)              --
     Other liabilities..............................         12.1             (7.2)             4.9
                                                            -----            -----             ----
       Total Liabilities............................        101.0            (85.5)            15.5
     Equity.........................................         23.3             22.7             46.0
                                                            -----            -----             ----
       Total Liabilities and Equity.................       $124.3            (62.8)            61.5
                                                            =====            =====             ====

(B) New Ralcorp will retain and collect all trade accounts receivable of the Branded Business as of the Effective Time. Accordingly, the merged business will commence with Branded Business trade accounts receivable of zero.

(C) It is assumed that the historical valuation of the Branded Business inventories approximates the new book basis for the merged business, using the purchase method of accounting.

(D) The estimated adjustment for deferred taxes is the tax effect on the difference between the new book basis and the tax basis of the merged assets and liabilities of the Branded Business.

(E) It is assumed that the new book basis of the merged fixed assets from the Branded Business using the purchase method of accounting is substantially the same as the historical net book value to the Branded Business.

(F) The goodwill amount of $549.7 million represents the excess of the purchase price paid by General Mills over the sum of the amounts assigned to identifiable assets acquired, less liabilities assumed in the Merger.

(G) The accounts-payable adjustment of $14.1 million is made up of two items. First, $10.0 million represents the accrued estimated transaction costs to be incurred as the Merger is completed. The costs are primarily General Mills' financial advisory, legal, accounting, printing and similar expenses. Second, $4.1 million represents the payable from General Mills to Ralcorp for the net assets adjustment. The net assets adjustment is specified by the Merger Agreement which contemplated that Ralcorp would deliver net assets of $41.9 million; the net assets of the Branded Business, as adjusted, as of September 30, 1996 totalled $46.0 million.

(H) The long-term debt will not have a current portion, as of the Effective Time. See Note (J) below.

(I) Other current liabilities are valued on the same basis for the merged business as for the historical balance sheet of the Branded Business.

(J) The merged business will assume $150.0 million of Ralcorp 8 3/4% Notes due September 15, 2004 plus an estimated $90.0 million of other Ralcorp debt (which amount is subject to increase or decrease at Closing) at an effective rate of 5.6% (after giving effect to the related interest-rate swap agreements). The face value of the $150.0 million debt is recorded at the current market value of $164.0 million by the merged business in accordance with purchase accounting procedures as required by generally accepted accounting principles. The $14 million increase in value is due to the lower marginal borrowing rate (approximately 7%) experienced by General Mills. The remaining debt of $90.0 million approximates market valuation and has been recorded at the same $90.0 million figure.

(K) The $0.7 million adjustment to other liabilities is the net of two accounts (one deferred income, and one deferred expense) recorded by the historical Branded Business, that will have zero basis to the merged business.

(L) The common stock adjustment of $284.0 million, plus the $46.0 million net assets of the Branded Business totals $330.0 million, which represents the market valuation of General Mills stock to be issued in the Merger. This $330.0 plus the face value of $240.0 of long-term debt described in note
    (J) above equals the aggregate Merger Consideration of $570.0 million.

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                         13 WEEKS ENDED AUGUST 25, 1996
               (IN MILLIONS, EXCEPT PER SHARE AMOUNT) (UNAUDITED)

                                                                                        PRO FORMA (A)
                                                  GENERAL         BRANDED        ---------------------------
                                                   MILLS          BUSINESS         MERGER
                                                 HISTORICAL    HISTORICAL (A)    ADJUSTMENT        COMBINED
                                                 ----------    --------------    ----------       ----------
Sales..........................................   $ 1,315.6          80.9             0.0(B)         1,396.5
Cost of sales..................................      (535.8)        (21.7)            0.0(C)          (557.5)
Selling, general and administrative............      (510.7)        (39.7)            0.0(D)          (550.4)
Depreciation and amortization..................       (42.9)         (2.4)           (3.4)(E)          (48.7)
Interest, net..................................       (22.8)         (2.1)           (2.1)(F)          (27.0)
Unusual items..................................       (48.4)                                           (48.4)
                                                  ---------         -----           -----          ---------
  Earnings before taxes and earnings (losses)
     of joint ventures.........................       155.0          15.0            (5.5)             164.5
Income taxes...................................       (56.5)         (5.7)            0.6(G)           (61.6)
Losses from joint ventures.....................        (0.8)                                            (0.8)
                                                  ---------         -----           -----          ---------
  Net earnings.................................   $    97.7           9.3            (4.9)             102.1
                                                  =========         =====           =====          =========
Net earnings per share.........................   $     .62           N/A             N/A          $     .63
                                                  =========         =====           =====          =========
Average number of common shares................       157.9           N/A             5.1(H)           163.0
                                                  =========         =====           =====          =========

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                            YEAR ENDED MAY 26, 1996
               (IN MILLIONS, EXCEPT PER SHARE AMOUNT) (UNAUDITED)

                                                                                       PRO FORMA (A)
                                                 GENERAL         BRANDED        ---------------------------
                                                  MILLS          BUSINESS         MERGER
                                                HISTORICAL    HISTORICAL (A)    ADJUSTMENT        COMBINED
                                                ----------    --------------    ----------       ----------
Sales.........................................  $  5,416.0         393.6             0.0(B)         5,809.6
Cost of sales.................................    (2,241.0)       (107.7)            0.0(C)        (2,348.7)
Selling, general and administrative...........    (2,128.3)       (218.6)            0.0(D)        (2,346.9)
Depreciation and amortization.................      (186.7)         (8.4)          (13.7)(E)         (208.8)
Interest, net.................................      (101.4)         (3.9)          (12.6)(F)         (117.9)
Unusual items.................................                      (2.5)                              (2.5)
                                                ----------        ------           -----           --------
  Earnings before taxes and earnings (losses)
     of joint ventures........................       758.6          52.5           (26.3)             784.8
Income taxes..................................      (279.4)        (20.0)            4.2(G)          (295.2)
Losses from joint ventures....................        (2.8)                                            (2.8)
                                                ----------        ------           -----           --------
  Net earnings................................  $    476.4          32.5           (22.1)             486.8
                                                ==========        ======           =====          =========
Net earnings per share........................  $     3.00           N/A             N/A          $    2.97
                                                ==========        ======           =====          =========
Average number of common shares...............       158.9           N/A             5.1(H)           164.0
                                                ==========        ======           =====          =========

---------------
(A) The accompanying pro forma condensed combined statement of earnings for the 13 weeks ended August 25, 1996 combines the General Mills statement of earnings for the 13 weeks ended August 25, 1996 with the Ralcorp statement of earnings (after giving effect to the Branded Contribution, the Internal Merger, the Internal Spinoff and the Distribution) for the three months ended September 30, 1996, as if the Branded Contribution, the Internal Merger, the Internal Spinoff, the Distribution and the Merger had been consummated at May 29, 1995.

     The accompanying pro forma condensed combined statement of earnings for the year ended May 26, 1996 combines the General Mills statement of earnings for the 52 weeks ended May 26, 1996 with the Ralcorp statement of earnings (after giving effect to the Branded Contribution, the Internal Merger, the Internal Spinoff and the Distribution) for the 12 months ended June 30, 1996, as if the Branded Contribution, the Internal Merger, the Internal Spinoff, the Distribution and the Merger had been consummated at May 29, 1995.

     The Branded Business Historical statement of earnings includes those revenues and expenses from the Ralcorp statement of earnings that are associated with the Branded Business. The associated revenues and expenses are either directly attributable to the Branded Business or have been allocated to the Branded Business based upon methods considered reasonable by Ralcorp's management. As the transaction contemplates the merger of the complete operations of the Branded Business, no adjustments are necessary to the Branded Business Historical statement of earnings.

(B) Sales (and the implicit selling prices) are all as-reported historically, and have not been adjusted for any proposed future price changes.

(C) The pro forma adjustments do not reflect any operating efficiencies or cost savings. A final determination of the required purchase accounting adjustments has not been made, and the earnings results will vary from those pro forma earnings shown.

(D) No changes have been made to historical estimated sales expense and marketing expense. While it is possible that General Mills may incur significant additional promotional expenditures in the first year for introductory purposes, such expenditures are deemed exceptional, and not continuing.

(E) The $3.4 million and $13.7 million of amortization expense for the 13 weeks ended August 25, 1996 and the year ended May 26, 1996, respectively, represent the estimated amount of goodwill amortization expense to be recorded, assuming straight line amortization of the $549.7 million of goodwill over a life of 40 years.

(F) The interest adjustment of $2.1 million for the 13 weeks ended August 25, 1996, when added to the $2.1 million historical interest expense allocated to the Branded Business, reflects 13 weeks estimated interest expense ($4.2 million) for the debt assumed in the merger -- see Note J to the Pro Forma Condensed Combined Balance Sheet.

     The interest adjustment of $12.6 million for the year ended May 26, 1996, when added to the $3.9 million historical interest expense allocated to the Branded Business, reflects one year's estimated interest expense ($16.5 million) for the debt assumed in the Merger -- see Note J to the Pro Forma Condensed Combined Balance Sheet.

(G) The adjustment to tax expense results from providing for taxes at a 39.6% rate (net combined federal and state) against the pretax pro forma adjustments and the Branded Business pretax income, after taking the Branded Business income tax expense into consideration. The amortization of goodwill is not deductible and therefore receives no tax benefit.

(H) The number of shares of General Mills Common Stock to be issued were determined on the assumption that General Mills will issue shares with a total market value of $330.0 million (see Note L to the Pro Forma Condensed Combined Balance Sheet) at an estimated value of $65.00 per share. This results in an estimated 5,076,923 shares to be issued. For purposes of the pro forma information, such shares were deemed to be outstanding for the entire pro forma period. The actual number of shares of General Mills Common Stock to be issued in the Merger will be determined using a formula and may be more or less than this amount.

                              THE MERGER AGREEMENT

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger Agreement and the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

TERMS OF THE MERGER

     General. At the Effective Time, General Mills, Ralcorp and General Mills Missouri will consummate the Merger, in which General Mills Missouri will merge into Ralcorp and the separate corporate existence of General Mills Missouri will cease. Ralcorp will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Missouri. The name of the Surviving Corporation will be "General Mills Missouri, Inc."

     Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation and by-laws of General Mills Missouri in effect at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation.

     Directors and Officers. The Merger Agreement provides that the directors and officers of General Mills Missouri at the Effective Time will be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

     Conversion of Ralcorp Common Stock. Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of Ralcorp Common Stock, other than (a) shares held by General Mills, Ralcorp or any wholly owned subsidiary of General Mills or Ralcorp, which will be cancelled in accordance with the provisions of the Merger Agreement, and (b) shares held by Dissenting Shareholders ("Dissenters' Shares"), will be converted into the right to receive the Merger Consideration.

     Fractional Shares. No fractional shares of General Mills Common Stock will be issued in the Merger. Instead, each holder of Ralcorp Common Stock who would otherwise be entitled to receive fractional shares of General Mills Common Stock will be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the fraction of a share to which such holder would otherwise have been entitled multiplied by the Average Value of General Mills Common Stock.

EFFECTIVE TIME; CLOSING

     The Merger Agreement provides that the Merger will become effective and the Effective Time will occur immediately following the Distribution upon the filing of articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") with the Missouri Secretary of State or at such other time as Ralcorp and General Mills agree. The Merger Agreement provides that the Closing will take place as promptly as practicable after the satisfaction or waiver of the conditions to the Merger (other than, but subject to, those conditions to be performed at the Closing), except that the parties will use reasonable efforts to cause the Closing to occur at the end of a month.

EXCHANGE OF SHARES

     Pursuant to the Merger Agreement, as of the Effective Time, General Mills will deposit with Norwest Bank Minnesota, N.A. (the "Exchange Agent"), certificates representing the shares of General Mills Common Stock (together with any dividends or distributions payable with respect thereto, the "Exchange Fund") issuable pursuant to the Merger Agreement in exchange for certificates formerly representing outstanding shares of Ralcorp Common Stock. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail a transmittal form and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Ralcorp Common Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for (a) certificates representing the number of whole shares of

General Mills Common Stock which such holder has the right to receive pursuant to the Merger and (b) cash for any fractional shares of General Mills Common Stock to which such holders otherwise would be entitled. RALCORP SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. Until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates representing the number of whole shares of General Mills Common Stock into which the shares of Ralcorp Common Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from General Mills until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such shares of General Mills Common Stock are issued any dividends or other distributions which have a record date after the Effective Time and which became payable prior to surrender with respect to such shares of General Mills Common Stock. After such surrender, there will be paid to the person in whose name the shares of General Mills Common Stock are issued any dividends or other distributions on such shares which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

NET ASSETS ADJUSTMENT

     The Merger Agreement provides that (a) if the value of the combined total assets minus the total liabilities of Ralcorp and the Branded Subsidiary on the Closing Date, as calculated in the manner set forth in the Merger Agreement ("Closing Date Net Asset Value"), is less than $41,900,000, then New Ralcorp will pay to the Surviving Corporation an amount equal to such shortfall in the manner set forth in the Merger Agreement, and (b) if the Closing Date Net Asset Value is more than $41,900,000, then the Surviving Corporation will pay to New Ralcorp an amount equal to such excess in the manner set forth in the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Ralcorp (in general, with respect to both Ralcorp and the Branded Subsidiary, assuming that the Internal Merger, the Branded Contribution, the Internal Spinoff and the Distribution had occurred immediately prior to the date of the Merger Agreement on the terms and conditions set forth in the Reorganization Agreement) as to (a) the corporate organization, standing and power of Ralcorp and its subsidiaries, (b) Ralcorp's capitalization, (c) the authorization of the Merger Agreement and the Ancillary Agreements, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third-party consents, (e) the accuracy of Ralcorp's financial statements, filings with the Securities and Exchange Commission (the "SEC") and press releases, (f) the accuracy of information to be supplied by Ralcorp for inclusion in this Proxy Statement-Prospectus and in certain other filings with the SEC, (g) the conduct of Ralcorp's business in the ordinary course and the absence of any material adverse change with respect to Ralcorp, (h) pending or threatened litigation, (i) Ralcorp's compliance with applicable laws, (j) brokers and finders employed by Ralcorp, (k) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and certain employment and labor relations matters, (l) the taking of action to redeem the Ralcorp Rights and to render inapplicable to the transactions contemplated by the Merger Agreement and the Ancillary Agreements any anti-takeover statute or regulation, (m) the accuracy of the statement of assets and liabilities as of March 31, 1996 (the "Branded Balance Sheet") and statement of profit and loss for the period October 1, 1995 through March 31, 1996 for Ralcorp and the Branded Subsidiary on a combined basis (collectively, the "Branded Financial Statements") attached as a schedule to the Merger Agreement,
(n) the production capacity of Ralcorp's manufacturing facility located at 11301 Mosteller Road, Sharonville, Ohio (the "Branded Plant"), (o) Ralcorp's and its subsidiaries' compliance with the terms and obligations of all of the agreements between Ralcorp or its subsidiaries and Ralston Purina relating to the 1994 Spinoff, and (p) various other matters relating to Ralcorp, the Branded Subsidiary and the Branded Business.

     The Merger Agreement also includes representations and warranties by General Mills and General Mills Missouri as to (a) the corporate organization, standing and power of General Mills and its subsidiaries, (b) General Mills' capitalization, (c) the authorization of the Merger Agreement and the Ancillary Agreements to which General Mills and General Mills Missouri are parties, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third-party consents, (e) the accuracy of General Mills' financial statements, filings with the SEC and press releases, (f) the accuracy of information to be supplied by General Mills for inclusion in this Proxy Statement-Prospectus, (g) the absence of any material adverse change with respect to General Mills, (h) pending or threatened litigation, (i) General Mills' compliance with applicable laws, (j) the absence of General Mills' receipt of written notice from any federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by the Merger Agreement, (k) the absence of any required action by the stockholders of General Mills to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, and (l) brokers and finders employed by General Mills.

BUSINESS OF RALCORP PENDING THE MERGER

     The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the Effective Time, except for the Distribution and the other transactions expressly provided for in the Reorganization Agreement, as expressly contemplated or permitted by the Merger Agreement, or to the extent that General Mills otherwise consents in writing, Ralcorp and its subsidiaries will conduct the Branded Business in the ordinary course, including, without limitation, using reasonable efforts to preserve beneficial relationships between the Branded Business and its distributors, brokers, lessors, suppliers, employees and customers in connection with the Branded Business. The Merger Agreement also includes limitations, prohibitions and other provisions relating to Ralcorp's conduct of business during this period with respect to (a) capital projects, (b) contracts and agreements outside the ordinary course of business, (c) broker sales incentive programs,
(d) trade, consumer promotions (including coupon expense and sampling) and advertising expenditures (excluding broker sales incentives) relating to the Branded Business, (e) inventory levels, (f) transfer or reassignment of marketing and/or research and development employees associated as of the date of the Merger Agreement primarily with the Branded Business, or any employees at the Branded Plant, (g) changes in or issuances, repurchases or redemption of capital stock, (h) charter or by-law amendments, (i) acquisitions and dispositions, (j) levels of indebtedness as of the Effective Time, (k) adoption or amendment of benefit plans or arrangements, (l) provision of information to General Mills or its counsel, including monthly balance sheets, statements of profit and loss and operating reports, (m) changes in accounting principles, policies or procedures, (n) incurrence of liens, (o) actions that would impair consummation of the Merger or the Distribution or that would impair the tax treatment thereof, (p) nonwaiver of existing standstill and confidentiality agreements, (q) transition arrangements with brokers, and (r) defense of pending litigation.

NO SOLICITATION OF THIRD PARTY ACQUISITION PROPOSALS

     Pursuant to the Merger Agreement, neither Ralcorp nor any of its directors, officers or employees will, and Ralcorp will use its best efforts to ensure that none of its representatives will, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any person (other than General Mills) or such person's directors, officers, employees, representatives and agents that constitute, or could reasonably be expected to lead to a Third Party Acquisition. A "Third Party Acquisition" means (a) the acquisition by any person of more than twenty percent of the total assets of the Branded Business, (b) the acquisition by any person (other than an acquisition by a person in connection with a transaction permitted by the Merger Agreement, provided such person agrees to vote the Ralcorp Common Stock acquired in such transaction in favor of the Merger) of twenty percent or more of (i) the Ralcorp Common Stock or (ii) the total number of votes that may be cast in the election of directors of Ralcorp at any meeting of shareholders of Ralcorp assuming all shares of Ralcorp Common Stock and all other securities of Ralcorp, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (c) any merger, amalgamation or other combination of Ralcorp with any person. The Merger Agreement provides that Ralcorp may furnish or cause to be furnished information (pursuant to confidentiality arrangements no less favorable to Ralcorp than the Confidentiality Agreement, unless already in existence on the date of the Merger Agreement) and may participate in such discussions and negotiations directly or through its representatives if (a) the failure to provide such information or participate in such negotiations and discussions would, in the opinion of its outside counsel, reasonably be deemed to cause the members of the Ralcorp Board to breach their fiduciary duties under applicable law or (b) another corporation, partnership, person or other entity or group makes a written offer or written proposal which, based upon the identity of the person or entity making such offer or proposal and the terms thereof, and the availability of adequate financing therefor, the Ralcorp Board believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, would reasonably be expected to be consummated and represents a transaction more favorable to its shareholders than the transactions contemplated by the Merger Agreement (a "Higher Offer"). Ralcorp will notify General Mills as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, which notice will provide the identity of the third party or parties and the terms of any such proposal or proposals. The Merger Agreement provides that the Ralcorp Board may fail to continue to recommend the Merger Agreement in connection with any vote of its shareholders, or withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if the Ralcorp Board, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, would reasonably be deemed to cause the members of the Ralcorp Board to breach their fiduciary duties under applicable law in connection with a Higher Offer. In such event, notwithstanding anything contained in the Merger Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by Ralcorp into an agreement with respect to a Higher Offer (provided that Ralcorp has provided General Mills with at least six business days' notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), will not constitute a breach of the Merger Agreement by Ralcorp. Notwithstanding the foregoing, Ralcorp will not enter into an agreement with a third party with respect to, or waive, modify or redeem the Ralcorp Rights or take any action to approve such transaction under any antitakeover provision of Ralcorp's Restated Articles of Incorporation or state law in connection with, any Third Party Acquisition unless and until the Merger Agreement is terminated in accordance with the provisions thereof. See "-- Termination; Certain Fees."

CERTAIN COVENANTS OF GENERAL MILLS

     Under the Merger Agreement, General Mills has agreed to limitations, prohibitions and other provisions applicable during the period from the date of the Merger Agreement and continuing until the Effective Time, relating to (a) actions that would impair consummation of the Merger or the Distribution or that would impair the tax treatment thereof, (b) provision of certain information to Ralcorp or its counsel, and (c) changes in the General Mills Common Stock.

CERTAIN OTHER COVENANTS

     Distribution. The Merger Agreement provides that, prior to the Closing, Ralcorp will (a) enter into the Reorganization Agreement and each of the other Ancillary Agreements to which Ralcorp is to be a party and (b) cause New Ralcorp and any other applicable subsidiaries to enter into the Reorganization Agreement and each of the other Ancillary Agreements to which it is to be a party. Ralcorp will, and will cause New Ralcorp to, take all action necessary to effect the Distribution immediately prior to the Effective Time, pursuant to the terms of the Reorganization Agreement and the other Ancillary Agreements. Prior to the Effective Time, Ralcorp will not agree to or permit any modification, amendment, supplement or waiver of the Reorganization Agreement or any of the other Ancillary Agreements without the prior written consent of General Mills.

     Stock Exchange Listing. The Merger Agreement provides that General Mills will use its reasonable best efforts to cause the shares of General Mills Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Affiliates. The Merger Agreement provides that prior to the Closing Date, Ralcorp will deliver to General Mills a letter identifying all persons who are, at the time the Merger Agreement is submitted for approval to the shareholders of Ralcorp, "affiliates" of Ralcorp for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). Ralcorp will use its reasonable best efforts to cause each such person to deliver to General Mills on or prior to the Closing Date a written agreement (an "Affiliate Agreement") providing that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of General Mills Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     Ralston Purina Company. The Merger Agreement provides that Ralcorp will use reasonable efforts to reach an agreement prior to the Effective Time with Ralston Purina, reasonably satisfactory in form and substance to General Mills, providing for (a) the termination or other resolution of the obligations of New Ralcorp (as successor to Ralston Foods) under the Distributorship Agreement, as of the Effective Time, and (b) the substitution of New Ralcorp for Ralcorp, with a novation of Ralcorp, effective as of the Effective Time, with respect to any liabilities of Ralcorp to Ralston Purina under the agreements entered into between Ralcorp and Ralston Purina in connection with the 1994 Spinoff, except for any liabilities assumed or retained by Ralcorp or the Branded Subsidiary pursuant to the Merger Agreement and the Ancillary Agreements. In connection with and subject to the execution of such an agreement with Ralston Purina, to the extent such agreement does not provide for termination of the Distributorship Agreement, General Mills will use its reasonable efforts to reach a mutually satisfactory arrangement under which Ralcorp, effective as of the Effective Time, would supply New Ralcorp with Branded Business products for New Ralcorp to supply to Ralston Purina for distribution under the Distributorship Agreement (subject to limitations to be determined by General Mills and New Ralcorp).

EMPLOYMENT MATTERS

     Pursuant to the Merger Agreement, General Mills has agreed to cause Ralcorp or the Branded Subsidiary to offer to retain all Branded Employees (as defined in the Reorganization Agreement) as of 12:01 a.m. on the Closing Date. Such offer of continuing employment will include provision for the payment of base salary to each such employee at a rate at least equal to the rate of base salary in effect for such employee immediately prior to the Closing. Pursuant to the Merger Agreement, with respect to Branded Employees who are terminated by the Surviving Corporation or the Branded Subsidiary after the Effective Time, the Surviving Corporation will be responsible for severance benefits payable pursuant to severance plans, policies and practices of the Surviving Corporation applicable to Branded Employees at the time of their termination.

FEES AND EXPENSES

     Except as provided in the Merger Agreement with respect to termination of the Merger Agreement under certain circumstances, all fees and expenses incurred in connection with the Merger, the Distribution, the Merger Agreement, the Reorganization Agreement and the transactions contemplated by the Merger Agreement and the Ancillary Agreements will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing this Proxy Statement-Prospectus, the Information Statement of New Ralcorp that was mailed with this Proxy Statement-Prospectus (the "New Ralcorp Information Statement"), and the related registration statements of General Mills (the "General Mills Registration Statement") and of New Ralcorp (the "New Ralcorp Registration Statement"), will be shared equally by General Mills and Ralcorp. Any such fees or expenses incurred by Ralcorp or its subsidiaries but not paid prior to the Effective Time will be accrued and reflected as liabilities of Ralcorp and taken into account in calculating the Closing Date Net Asset Value. See "-- Net Assets Adjustment."

CONDITIONS

     The respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of a number of conditions, including the following: (a) approval and adoption of the Merger Agreement by the affirmative vote or consent of the holders of

Ralcorp Common Stock representing two-thirds of the shares entitled to vote; (b) the approval for listing on the NYSE, subject to official notice of issuance, of the shares of General Mills Common Stock issuable to Ralcorp's shareholders pursuant to the Merger Agreement and under certain employee benefit plans; (c) the receipt by General Mills and Ralcorp of all requisite approvals of, or satisfaction of all requisite filing requirements with, governmental entities in connection with the transactions contemplated by the Merger Agreement and by the Ancillary Agreements, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act; (d) receipt from the IRS of the Private Letter Ruling (as defined in the Merger Agreement) or, if agreed by Ralcorp and General Mills, receipt from tax counsel of the Tax Opinions; (e) the absence of any order, injunction or other legal restraint or prohibition preventing the consummation of the Merger, the Internal Spinoff or the Distribution (provided, however, that subject to the terms and conditions of the Merger Agreement, each of the parties will have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered);
(f) the absence of any pending action, suit or other proceeding by any governmental entity that, if successful, would restrict or prohibit the consummation of the Merger, the Internal Spinoff or the Distribution (provided, however, that Ralcorp will not unreasonably withhold its waiver of this condition upon General Mills' request in the event such an action, suit or other proceeding is pending with respect to the Merger alone); (g) the effectiveness of the General Mills Registration Statement under the Securities Act and the absence of any stop order or pending proceedings by a governmental entity seeking a stop order with respect to the General Mills Registration Statement;
(h) the effectiveness of the Distribution in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby; and
(i) the absence of any proposed legislation introduced in bill form and pending congressional action which, if passed, would have the effect of amending the Code so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling or the Tax Opinions. With respect to the condition set forth in clause (d) of this paragraph, Ralcorp and General Mills have agreed to proceed with the Transactions on the basis of the receipt from tax counsel of the Tax Opinions.

     In addition, the obligation of General Mills and General Mills Missouri to effect the Merger is further subject to the following conditions, unless waived in writing by General Mills: (a) the truthfulness and correctness of the representations and warranties of Ralcorp set forth in the Merger Agreement that are qualified as to materiality, and the truthfulness and correctness in all material respects of the representations and warranties of Ralcorp set forth in the Merger Agreement that are not so qualified; (b) the performance by Ralcorp in all material respects of all obligations required to be performed by Ralcorp under the Merger Agreement and the Reorganization Agreement at or prior to the Closing Date; (c) the receipt by General Mills of an opinion of Bryan Cave LLP, counsel to Ralcorp, or of internal counsel to Ralcorp, concerning legal matters relating to the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby; (d) the absence of any material adverse change and any event that could reasonably be expected to result in a material adverse change, to the business, properties, assets, results of operations, or financial condition of Ralcorp and the Branded Subsidiary taken as a whole, subject to certain exceptions; (e) the execution of each of the Ancillary Agreements; (f) the absence of any event with respect to Ralcorp, any subsidiary of Ralcorp or any security holder of Ralcorp which should have been set forth in an amendment to the General Mills Registration Statement or a supplement to this Proxy Statement-Prospectus which has not been set forth in such an amendment or supplement; (g) the delivery by Ralcorp of Affiliate Agreements, executed by each affiliate of Ralcorp who will acquire shares of General Mills Common Stock in connection with the Merger; (h) the assignment or termination of certain agreements by Ralcorp; (i) the delivery by Ralcorp to General Mills of a certificate from the indenture trustee with respect to the Notes to the effect that such indenture trustee has not, as of the Closing Date, received any notice of and is not aware of any default or event of default with respect to the Notes; and (j) the exercise of dissenters' rights by holders of no more than 5% of the aggregate number of outstanding shares of Ralcorp Common Stock with respect to the Merger or, if available, the value of the Ralcorp Common Stock before giving effect to the Distribution.

     In addition, the obligation of Ralcorp to effect the Merger is further subject to the following conditions, unless waived in writing by Ralcorp: (a) the truthfulness and correctness of the representations and warranties of General Mills and General Mills Missouri set forth in the Merger Agreement that are qualified as to materiality, and the truthfulness and correctness in all material respects of the representations and warranties of Ralcorp set forth in the Merger Agreement that are not so qualified; (b) the performance by General Mills in all material respects of all obligations required to be performed by General Mills under the Merger Agreement at or prior to the Closing Date; (c) the receipt by Ralcorp of an opinion of Wachtell, Lipton, Rosen & Katz, counsel to General Mills, or of internal counsel to General Mills, concerning legal matters relating to the Merger Agreement and the Reorganization Agreement and the transactions contemplated thereby; (d) the absence of any event with respect to General Mills, any subsidiary of General Mills or any security holder of General Mills which should have been set forth in an amendment to the General Mills Registration Statement or a supplement to this Proxy Statement-Prospectus which has not been set forth in such an amendment or supplement; (e) the execution of each of the Ancillary Documents to which General Mills is a party; and (f) the exercise of dissenters' rights by holders of no more than 5% of the aggregate number of outstanding shares of Ralcorp Common Stock, if available, with respect to the value of the Ralcorp Common Stock before giving effect to the Distribution.

TERMINATION; CERTAIN FEES

     The Merger Agreement may be terminated: (a) by mutual written consent of General Mills and Ralcorp; (b) by either General Mills or Ralcorp if (i) upon a vote at the Special Meeting, any required approval of the shareholders of Ralcorp is not obtained (a "Shareholder Termination"), (ii) the Merger has not been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a wilful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement (provided, however, that the passage of such period will be tolled for any part thereof (but in no event for more than an additional three months) during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Special Meeting), (iii) any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable, or (iv) prior to the Effective Time, the Code is amended so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling or Tax Opinions; (c) by General Mills (a "General Mills Special Termination") if (i) the Ralcorp Board withdraws, or modifies or changes, in a manner adverse to General Mills, its approval or recommendation of the Merger or the other transactions contemplated by the Merger Agreement and the Ancillary Agreements or recommends another offer or proposal with respect to a Third Party Acquisition, or (ii) a Third Party Acquisition has occurred or any person has entered into a definitive agreement with Ralcorp with respect to a Third Party Acquisition; or (d) by Ralcorp (a "Ralcorp Special Termination") if (i) the Ralcorp Board fails to recommend to its shareholders the approval of the transactions contemplated by the Merger Agreement, or withdraws, modifies or changes such recommendation, in a manner permitted by the Merger Agreement, or (ii) Ralcorp enters into an agreement with respect to a Higher Offer in a manner permitted by the Merger Agreement.

     In the event (a) of a General Mills Special Termination, (b) of a Ralcorp Special Termination, or (c) that a Shareholder Termination has occurred and at the time of the Special Meeting there exists a proposal relating to a Third Party Acquisition that has become public and, within six months following such termination, Ralcorp has entered into a definitive agreement with respect to the sale of the Branded Business, then Ralcorp will promptly pay to General Mills an amount equal to the sum of (i) $20 million and (ii) the fees and expenses actually incurred by General Mills in connection with the negotiation and preparation of the Merger Agreement and the Ancillary Agreements to which General Mills is a party, the performance of General Mills' covenants therein, and the transactions contemplated thereby, including, without limitation, all fees and disbursements of General Mills financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2.5 million.

                 THE INTERNAL MERGER, THE BRANDED CONTRIBUTION,
                   THE INTERNAL SPINOFF AND THE DISTRIBUTION

     This section of the Joint Proxy Statement-Prospectus describes certain aspects of the proposed Internal Merger, Branded Contribution, Internal Spinoff and Distribution. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Reorganization Agreement or the applicable Ancillary Agreement, as the case may be. A copy of the form of Reorganization Agreement is attached as Appendix B to this Proxy Statement-Prospectus, and is incorporated herein by reference. Copies of the other Ancillary Agreements have been filed as exhibits to the Registration Statements. All Ralcorp shareholders are urged to read the Reorganization Agreement and the other Ancillary Agreements in their entirety.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     The Distribution is intended to facilitate General Mills' acquisition of the Branded Business. Because General Mills desired only to acquire the Branded Business and not the New Ralcorp Business, Ralcorp intends to distribute the New Ralcorp Business to its shareholders, by means of the Distribution, prior to the Merger.

     Ralcorp shareholders are being asked to vote on the Distribution and the Merger only, and are not being asked to vote on the Internal Merger, the Branded Contribution or the Internal Spinoff. Although the Distribution will not be effected unless the Merger is approved and about to occur, the Distribution is separate from the Merger and the New Ralcorp Common Stock to be received by holders of Ralcorp Common Stock in the Distribution will not constitute a part of the Merger Consideration. In the event the Ralcorp shareholders do not approve the Distribution and authorize the Merger, or the Merger Agreement is otherwise terminated, Ralcorp nonetheless intends to effect the Internal Merger, the Branded Contribution and the Internal Spinoff.

TERMS OF THE REORGANIZATION AGREEMENT

     General Description of the Reorganization. The Reorganization involves the following steps, which will be taken pursuant to the terms of the Reorganization
Agreement:

          (a) Ralston Foods will merge into New Ralcorp, with New Ralcorp being the surviving corporation. (Step (a) constitutes the Internal Merger.)

          (b) New Ralcorp will transfer the assets of the Branded Business to the Branded Subsidiary in exchange for capital stock of the Branded Subsidiary. The Branded Subsidiary will also assume certain liabilities associated with the Branded Business. (Step (b) constitutes the Branded Contribution.)

          (c) New Ralcorp will distribute the capital stock of the Branded Subsidiary to Ralcorp. (Step (c) constitutes the Internal Spinoff.)

          (d) Ralcorp will distribute the capital stock of New Ralcorp to its shareholders in the Distribution. The Distribution will be made pro rata to the shareholders of Ralcorp, as described below under "-- Method of Effecting the Distribution."

Immediately after the Distribution, General Mills will acquire Ralcorp (and the Branded Subsidiary) through the Merger.

     The Branded Contribution; Assumption of Branded Liabilities. Pursuant to the terms of the Reorganization Agreement, immediately prior to the Distribution, New Ralcorp will contribute specified assets of the Branded Business (the "Branded Assets") to the Branded Subsidiary. These assets consist primarily of: (a) the Branded Plant; (b) the equipment and inventory currently used by Ralston Foods to conduct the Branded Business at the Branded Plant; and
(c) certain contract and intellectual property rights related to or used in the conduct of the Branded Business.

     In connection with the Branded Contribution, the Branded Subsidiary will assume the Branded Liabilities (as defined herein), subject to the indemnification obligations of New Ralcorp described below under "-- Indemnification." The "Branded Liabilities" are defined in the Reorganization Agreement as the following: (a) all of the liabilities arising out of, relating to or resulting from the ownership, use or possession of the Branded Assets or the operation of the Branded Business (other than those portions of the Branded Business that are not conveyed to or retained by Ralcorp and the Branded Subsidiary under the Reorganization Agreement) as of immediately after 11:59 p.m. (the "Distribution Time") on the date as of which the Distribution will be effected (the "Distribution Date"), whether arising prior to or after the Closing Date; (b) certain liabilities identified on Schedule 1.1(d) to the Reorganization Agreement, which consist of certain pending litigation matters (collectively, the "Scheduled Branded Litigation"); and (c) the liabilities included in the combined balance sheet (but not the notes to such balance sheet) of Ralcorp and the Branded Subsidiary as of the Closing Date as contemplated by Schedule 2.3 to the Merger Agreement for purposes of calculating the Closing Date Net Asset Value, regardless of the sufficiency of the amount of any accrual thereon, and certain liabilities identified on
Schedule 1.1(c) to the Reorganization Agreement, which consist of debt and other contract obligations (collectively, the "Known Branded Liabilities"). The liabilities referred to in clause (a) above include product liability claims relating to Branded Business products produced prior to the Distribution Time, regardless of whether such products were produced at the Branded Plant, but do not include employee, environmental, occupational safety, health and similar liabilities related to any facility other than the Branded Plant.

     The Reorganization Agreement also provides that Ralcorp will contribute to New Ralcorp, immediately prior to the Distribution Time, any interest it may have in any assets other than the Branded Assets (the "New Ralcorp Assets"). In addition, the Reorganization Agreement provides that New Ralcorp will assume and retain all liabilities other than the Branded Liabilities (the "New Ralcorp Liabilities").

     Accounts Receivable. The Reorganization Agreement provides that the customer accounts receivable (including for any products of the Branded Business shipped but not invoiced, which products will be relieved from inventory) outstanding at the close of business on the Distribution Date will remain assets of New Ralcorp. New Ralcorp will be entitled to collection and receipt of all such receivables, subject to specified rules for allocation of customer payments and deductions.

     Representations and Warranties of New Ralcorp. In the Reorganization Agreement, New Ralcorp will make certain representations and warranties to Ralcorp and the Branded Subsidiary with respect to: (a) its due organization, good standing and corporate power; (b) its power and authority to execute the Reorganization Agreement and the other Ancillary Agreements to which it is or will be party and to consummate the transactions contemplated thereby; (c) the enforceability of the Reorganization Agreement and the other Ancillary Agreements to which it is or will be party; and (d) the noncontravention of laws and agreements and the absence of the need for governmental or third-party consents in connection with the execution, delivery and performance by it of the Reorganization Agreement and the other Ancillary Agreements to which it is or will be party.

     Internal Merger. Prior to the Branded Contribution and the Internal Spinoff, Ralston Foods will merge with and into New Ralcorp, with New Ralcorp being the surviving corporation. The purpose of the Internal Merger is to move Ralston Foods' state of incorporation from Nevada to Missouri, where its headquarters are located.

     Internal Spinoff. After the Internal Merger, but before the Distribution, New Ralcorp will effect the Internal Spinoff by distributing the capital stock of the Branded Subsidiary to Ralcorp. The Internal Spinoff is necessary in order to separate the Branded Business (which will be owned by New Ralcorp and the Branded Subsidiary after the Internal Merger and the Branded Contribution) from the businesses to be retained by New Ralcorp.

     Method of Effecting the Distribution. The Reorganization Agreement provides that, effective at the Distribution Time, Ralcorp will distribute all outstanding shares of New Ralcorp Common Stock to holders of record of Ralcorp Common Stock on the Distribution Record Date on the basis of one share of New Ralcorp Common Stock for each share of Ralcorp Common Stock outstanding on the Distribution Record Date.

     Employee Benefits and Labor Matters. For purposes of allocating employee benefit liabilities and obligations, the Reorganization Agreement defines the employees that will be employees of the Branded Business after the Merger as "Branded Employees." Specifically, a "Branded Employee" is any individual who on the Distribution Date is (a) actively employed at the Branded Plant, (b) who is set forth on Schedule 1.1(b) to the Reorganization Agreement (which Schedule will be updated by mutual agreement of New Ralcorp and General Mills prior to the Effective Time), or (c) who is on leave or layoff (with recall rights) from active employment but who, immediately prior to commencement of such leave or layoff, was employed at the Branded Plant, except that "Branded Employee" does not include any individual who, as of the Distribution Date, (i) has been determined to be disabled under the Ralcorp Holdings Long Term Disability Plan (the "LTD Plan"), the Ralcorp Holdings Group Life Insurance Plan or the Ralcorp Holdings Retirement Plan for Sales, Administrative, Clerical and Production Employees, or (ii) is on leave during a waiting period prior to a determination of disability under the LTD Plan.

     In general, the Reorganization Agreement requires Ralcorp to amend its employee benefit and executive compensation plans to remove Ralcorp as sponsor and named fiduciary and substitute New Ralcorp in its place prior to the Distribution Date. Also prior to the Distribution Date, General Mills is required to establish new plans, or amend existing plans, in order to make available to all Branded Employees approximately the same benefits as were available to them (with the same vesting or service credit status where applicable) prior to the Merger. The Reorganization Agreement also provides that the appropriate amount of plan assets, in the case of funded benefit plans, will be transferred from the current Ralcorp plans to General Mills plans in order to provide benefits to the Branded Employees after the Closing. Branded Employees will be permitted to rollover their Ralcorp Holdings, Inc. Savings Investment Plan account balances into the General Mills savings plan, subject to its terms. Ralcorp and New Ralcorp will agree to cooperate with each other in order to transfer plan records and make all appropriate governmental filings.

     Indemnification. Pursuant to the Reorganization Agreement, General Mills, Ralcorp and the Branded Subsidiary, on the one hand, and New Ralcorp, on the other hand, will agree to indemnify each other for losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Indemnifiable Losses"), arising from certain matters. The indemnification provided by the Reorganization Agreement will also apply to the indemnified parties' respective affiliates, employees, directors, benefit plan fiduciaries, shareholders, agents, consultants, representatives, successors, transferees and assigns.

     Specifically, General Mills, Ralcorp and the Branded Subsidiary will agree to jointly and severally indemnify New Ralcorp against Indemnifiable Losses arising from the following:

          (a) any and all Branded Liabilities (except for the Scheduled Branded Litigation and the "Unknown Branded Liabilities" (defined as all Branded Liabilities other than the Known Branded Liabilities, the Scheduled Branded Litigation and the Post-Closing Branded Liabilities (as defined herein)), to the extent that New Ralcorp is obligated to indemnify Ralcorp and the Branded Subsidiary therefor as described below) assumed by the Branded Subsidiary pursuant to the Reorganization Agreement;

          (b) any breach or violation of any covenant made in the Merger Agreement, the Reorganization Agreement or any other Ancillary Agreement by General Mills, or, with respect to covenants to be performed after the Effective Time, by Ralcorp or the Branded Subsidiary; or

          (c) subject to the limitations described below, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by General Mills and/or General Mills Missouri in the Merger Agreement.

     New Ralcorp will agree to indemnify General Mills, Ralcorp and the Branded Subsidiary against Indemnifiable Losses arising from the following:

          (a) any and all liabilities assumed by New Ralcorp pursuant to the Reorganization Agreement;

          (b) subject to the limitations described below, any and all Branded Liabilities other than (i) the Known Branded Liabilities and (ii) the "Post-Closing Branded Liabilities," which are defined as Branded Liabilities relating to or arising from the ownership, use or possession of the Branded Assets or the operation of the Branded Business after the Effective Time;

          (c) any breach or violation of any covenant made in the Merger Agreement, the Reorganization Agreement or any other Ancillary Agreement by New Ralcorp or, with respect to covenants to be performed before the Effective Time, by Ralcorp or the Branded Subsidiary;

          (d) the ownership, use or possession of the New Ralcorp Assets or the operation of the New Ralcorp Business, whether relating to or arising out of occurrences prior to or after the Effective Time, except to the extent liability therefor is assumed by the Branded Subsidiary pursuant to the Reorganization Agreement;

          (e) subject to the limitations described below, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by Ralcorp in the Merger Agreement or made by New Ralcorp in the Reorganization Agreement;

          (f) any third party claim to the extent relating to the actions of the Ralcorp Board in authorizing the Distribution or the Merger; or

          (g) any third party claim arising out of the disclosures contained in the New Ralcorp Information Statement, other than disclosures based on information provided by or on behalf of General Mills for inclusion therein.

     In addition, Ralcorp and New Ralcorp will agree to allocate liability for, and indemnify each other against, any amounts payable on account of the exercise by any Ralcorp shareholder of appraisal rights.

     The indemnification obligations described above will be subject to the following limitations:

          (a) Notwithstanding the expiration of the representations and warranties in the Merger Agreement or anything else to the contrary in the Merger Agreement, the indemnification obligations described above with respect to breaches of representations or warranties will survive the Distribution Date for eighteen months, at which time they will expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration);

          (b) The indemnification obligation of New Ralcorp described in paragraph (b) above with respect to certain pre-Closing Branded Liabilities will survive the Distribution Date for five years, at which time it will expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration);

          (c) The indemnification obligations of General Mills, Ralcorp and the Branded Subsidiary for breaches of representations or warranties will apply only to the extent Indemnifiable Losses exceed $6 million in the aggregate; and

          (d) The indemnification obligations of New Ralcorp for breaches of representations or warranties and for certain pre-Closing Branded Liabilities will apply only to the extent Indemnifiable Losses therefrom exceed $6 million in the aggregate.

     Net Worth Covenant. The Reorganization Agreement provides that New Ralcorp and its subsidiaries will maintain certain minimum net worth levels for up to five years after the Distribution Date, as follows:

          (a) For a period of two years following the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than $100 million.

          (b) Except as provided in paragraph (c) below, for a period of two years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the lesser of
     (i) the sum of $25 million plus the aggregate of all claims for indemnification made against New Ralcorp pursuant to the Reorganization Agreement (subject to the limitations described above) unresolved and pending on the second anniversary of the Distribution Date, and (ii) $100 million.

          (c) Notwithstanding the foregoing paragraph (b), in the event an agreement between Ralcorp and Ralston Purina as contemplated by the Merger Agreement (see "THE MERGER AGREEMENT -- Certain Other Covenants -- Ralston Purina Company") is not entered into prior to the second anniversary of the Distribution Date, for a period of three years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the amounts specified below:

             (i) during the first year of such three-year period, the lesser of
        (A) the sum of $75 million plus the aggregate of all claims for indemnification made against New Ralcorp pursuant to the Reorganization Agreement (subject to the limitations described above) unresolved and pending on the second anniversary of the Distribution Date, and (B) $100 million;

             (ii) during the second year of such three-year period, the lesser of (A) the sum of $50 million plus the aggregate of all claims for indemnification made against New Ralcorp pursuant to the Reorganization Agreement (subject to the limitations described above) unresolved and pending on the third anniversary of the Distribution Date, and (B) the amount specified in clause (i) of this paragraph (c); and

             (iii) during the third year of such three-year period, the lesser of (A) the sum of $25 million plus the aggregate of all claims for indemnification made against New Ralcorp pursuant to the Reorganization Agreement (subject to the limitations described above) unresolved and pending on the fourth anniversary of the Distribution Date, and (B) the amount specified in clause (ii) of this paragraph (c).

TERMS OF THE OTHER ANCILLARY AGREEMENTS

     THE TECHNOLOGY AGREEMENT

     The Technology Agreement will be entered into as of the Distribution Date by and among Ralcorp, New Ralcorp and the Branded Subsidiary. It will facilitate the assignment and/or license of certain Technical Information and Know How (as defined herein) among Ralcorp, New Ralcorp and the Branded Subsidiary. As used in the Technology Agreement, the term "Technical Information and Know How" refers to all the information owned or licensed from third parties by Ralcorp and its subsidiaries, and which, as of the date of the Technology Agreement, has been used or reduced to practice for use by the Branded Business or the New Ralcorp Business or by Ralston Purina in connection with either of such businesses, including trade secrets, product formulas, processing and equipment design and information, specifications, know how, manufacturing, research, software, inventions, patent applications, patents and industrial property rights and other technical information. For purposes of the Technology Agreement, the term Branded Business refers to the business of manufacturing, distributing and selling branded ready-to-eat cereal and branded cereal-based snacks and snack mixes, as ever conducted by Ralcorp, Ralston Foods, or Ralston Purina prior to the Distribution Date and the term New Ralcorp Business refers to any business (including any of the same businesses as previously conducted by Ralston Purina) as ever conducted by Ralcorp, Ralston Foods or any of their affiliates prior to the Distribution Date, other than the Branded Business.

     Assignments of Technical Information and Know How. The parties will assign certain of the Technical Information and Know How to each other pursuant to the Technology Agreement. Ralcorp will assign to New Ralcorp all of its right, title, and interest in and to the "Assigned Technical Information and Know How," which term refers to the Technical Information and Know How that is or has in the past been used exclusively in, or reduced to practice for use exclusively by, the New Ralcorp Business and that same business as it was previously conducted by Ralston Purina. New Ralcorp will assign to Branded Subsidiary all of its right, title and interest, in the United States of America and all foreign countries, in and to (a) the Shared Technical Information and Know How (as defined herein) and (b) the Branded Technical Information and Know How (as defined herein).

     The term "Shared Technical Information and Know How" refers to the Technical Information and Know How that is or has in the past been used or reduced to practice for use by (a) the Branded Business and that same business as it was previously conducted by Ralston Purina for any products which are not Designated Products (as defined herein) and (b) both the Branded Business and the New Ralcorp Business and those same businesses as they were previously conducted by Ralston Purina. The term "Branded Technical Information and Know How" refers to the Technical Information and Know How that is or has in the past been used exclusively, or reduced to practice for use exclusively, by Ralcorp, its subsidiaries or Ralston Purina to produce Designated Products, including all cereal-based snacks and snack mixes that are Designated Products. The term "Designated Products" refers to cereals, cereal based snacks and snack mixes, and products which are identical to or substantially similar in form or in overall appearance to those products, which have been offered for sale in connection with any form of the Chex trademark or the Cookie Crisp trademark prior to the date of the Trademark Agreement, whether or not any of such products are (a) similar in flavor to those products which have been offered for sale in connection with such trademarks or (b) used in association with ingredients different from the ingredients used in the products which have been offered for sale in connection with such trademarks; provided, however, that this term does not include the hexagonally shaped products currently sold under the Crispy Hexagon designation or those wheat cereals denominated or described as shredded wheat and similar in nature to other shredded wheat products currently offered by other cereal manufacturers.

     License Grants Relating to the Technical Information and Know How. Each of Ralcorp and Branded Subsidiary will grant to New Ralcorp certain licenses relating to the Shared Technical Information and Know How and the Branded Technical Information and Know How. These licenses will be subject to the terms, covenants, conditions, and limitations set forth in, among other agreements, the Prior Technology Agreement. The licenses will include an irrevocable, non-exclusive, royalty-free license to use: (a) the Shared Technical Information and Know How from and after the date of the Technology Agreement until March 31, 1999 in the Western Hemisphere in a manner which does not violate the limited, short-term business restrictions agreed upon by the parties (as described below); (b) the Shared Technical Information and Know How from and after March 31, 1999, worldwide, in perpetuity, in a manner which does not violate the limited, short-term business restrictions agreed upon by the parties; (c) the Branded Technical Information and Know How to produce any products exclusively for Ralcorp alone or for Ralston Purina pursuant to the Distributorship Agreement, in each case, commencing as of the Distribution Date; (d) the Branded Technical Information and Know How to produce (i) any products, other than snack mix products or Cookie Crisp-type products, commencing on the Distribution Date and (ii) any Cookie Crisp-type products, commencing eighteen (18) months after the Distribution Date, in each case in the United States, its territories, possessions, military installations and the Commonwealth of Puerto Rico for any third parties; (e) the Branded Technical Information and Know How to produce any products, other than snack mix products, commencing five (5) years after the Distribution Date, in all other countries for any third parties; (f) the Branded Technical Information and Know How to produce any snack mix products other than those containing products, or a product substantially similar to, or identical to, products which have been, prior to the date of the Technology Agreement, offered for sale in connection with any form of the Chex trademark, including products sold under the Crispy Hexagon designation, commencing two (2) years after the Distribution Date, worldwide for any third parties; (g) the Branded Technical Information and Know How to produce any snack mix products, commencing five (5) years after the Distribution Date, worldwide, for any third parties; and (h) the invention claimed in U.S. Patent No. 5,188,860 entitled "Process for the Production for a Fiber Containing Cereal Product", worldwide, in perpetuity. In the event the FTC withdraws its acceptance of the Consent Agreement, the limits on the license of Branded Technical Information and Know How described above that apply to production of Cookie Crisp-type products will also apply to Chex-type products.

     Limited, Short-Term Business Restrictions. The Technology Agreement contains certain provisions pursuant to which New Ralcorp, on behalf of itself and its successors in interest and present and future subsidiaries and affiliates other than the Branded Subsidiary, will agree not to make certain products for certain periods of time, except as may otherwise be provided in the Supply Agreement or in the Distributorship Agreement. New Ralcorp, on behalf of the same parties, will also agree not to use on its products any snack mix recipes that have been used in the three years prior to the Distribution Date in connection with Chex products. The Technology Agreement provides that New Ralcorp will not make or sell (a) any ready-to-eat cereals that are Cookie Crisp-type Designated Products in the United States, its territories, possessions, military installations or the Commonwealth of Puerto Rico for the eighteen (18) month period commencing upon the Distribution Date; (b) any ready-to-eat cereals that are Designated Products outside of the United States, its territories, possessions, military installations or the Commonwealth of Puerto Rico for the five (5) year period commencing upon the Distribution Date;
(c) any snack mix, cereal-based or otherwise, anywhere in the world for the two
(2) year period commencing upon the Distribution Date; and (d) any snack mix containing those products, or a product substantially similar to, or identical to, products which have been, prior to the date of the Technology Agreement, offered for sale in connection with any form of the Chex trademark, which shall include products sold under the Crispy Hexagon designation, for the five (5) year period commencing upon the Distribution Date. In the event the FTC withdraws its acceptance of the Consent Agreement, the restrictions on making and selling Cookie Crisp-type Designated Products described in clause (a) above will also apply to Chex-type Designated Products.

     The foregoing restrictions on snack mix products will not apply to snack mix products of an enterprise acquired by New Ralcorp if such snack mix business generates less than 20% of the annual gross revenues of such enterprise and less than $7,000,000 in annual sales. In addition, none of these provisions will serve to restrict the existing business of any third party which acquires New Ralcorp (although an acquiring third party would be restricted from using the Shared Technical Information and Know How and the Branded Technical Information and Know How in violation of the limited, short-term business restrictions agreed upon by the parties). Moreover, the restrictions will not interfere with the ability of New Ralcorp to meet its obligations to Ralcorp under the Supply Agreement. Similarly, the limited, short-term business restrictions agreed upon by the parties will not interfere with the ability of New Ralcorp to meet its obligations to Ralston Purina as set forth in the Distributorship Agreement. However, New Ralcorp will agree to terminate by September 1, 1999 the Distributorship Agreement insofar as it may require the production or sale of any Designated Products for Ralston Purina.

     Provisions Relating to Confidentiality and Transferability. The parties will each agree pursuant to the Technology Agreement to treat all Technical Information and Know How as confidential and not to disclose any portion thereof to any third party. However, New Ralcorp will have the right to license or disclose the Shared Technical Information and Know How and Branded Technical Information and Know How, in confidence, in accordance with the terms of the Prior Technology Agreement and the Technology Agreement. Similarly, Ralcorp and the Branded Subsidiary will have the right to license or disclose the Shared Technical Information and Know How and the Branded Technical Information and Know How, in confidence, in accordance with the terms of the Prior Technology Agreement.

     The Prior Technology Agreement provides that any party who is a sublicensee of Technical Information and Know How must agree (a) to treat the same as confidential and not to disclose it to any third parties without the written consent of Ralston Purina and (b) to obtain a written agreement from each of its employees, agents, officers and/or directors that any such Technical Information and Know How will be kept confidential at all times by such parties and that such information will not be disclosed to any third parties.

     Pursuant to the Technology Agreement, upon New Ralcorp's request each of Ralcorp and Branded Subsidiary will license the Shared Technical Information and Know How and the Branded Technical Information and Know How to any subsidiaries or affiliates of New Ralcorp (regardless of when any such relationship with New Ralcorp may arise) and, unless the FTC withdraws its acceptance of the Consent Agreement, to any third party that acquires substantially all of the Private Label Business, or the business of producing Chex-type private label cereals, from New Ralcorp. Any such license(s) will be on the same terms as set forth in the Technology Agreement. A license to an affiliate or subsidiary of New Ralcorp will remain in effect only for so long as such entity continues to be a subsidiary or affiliate of New Ralcorp. Upon the granting of a license to a third party as described above, New Ralcorp's license with respect to any such technology will automatically terminate. All licensees will be bound by all restrictions set forth in the Technology Agreement and the Trademark Agreement as to such Technical Information and Know How.

     Miscellaneous Provisions. The Technology Agreement provides that New Ralcorp will assume from Ralcorp all of the technical assistance obligations owed to Ralston Purina by Ralcorp pursuant to the Prior Technology Agreement. In addition, none of the parties to the Technology Agreement will have an ongoing obligation to assign, license, share or provide to the others any Technical Information and Know How created or developed after the Distribution Date.

     THE TRADEMARK AGREEMENT

     The Trademark Agreement will be entered into as of the Distribution Date by and among Ralcorp, New Ralcorp and the Branded Subsidiary. It will facilitate the assignment and/or license among Ralcorp, New Ralcorp and the Branded Subsidiary of certain trademarks, service marks, trade dress, and copyrights and the registrations and applications for registrations relating thereto (collectively, "Trademarks").

     Assignments and Licenses. Effective as of the Distribution Date, New Ralcorp will (a) assign to the Branded Subsidiary all of New Ralcorp's rights, title and interest in the Branded Trademarks (as defined herein) and (b) grant to the Branded Subsidiary a non-exclusive royalty free right to use the Ralston, Ralston Foods, and red, stylized R trademarks (collectively, the "Ralston Trademarks") in the United States, its territories and possessions and the Commonwealth of Puerto Rico and military installations on packaging, promotional or advertising materials for a period of one (1) year following the Distribution Date. The "Branded Trademarks" refer to (a) all the Trademarks, other than the Ralston Trademarks and the Sun Flakes and Spider-Man Trademarks, previously used or currently owned by Ralston Foods or licensed to Ralston Foods or its subsidiaries which are or have been almost always associated with the Branded Business or intended almost always for use therein and (b) certain recipe names used in connection with snack mix products produced by the Branded Business. The license term relating to the use of the Ralston Trademarks may be extended for a period of no more than one (1) additional year for the purpose of permitting the Branded Subsidiary to use, sell or otherwise dispose of product packaging and advertising or promotional materials that remain on hand on the one year anniversary of the Distribution Date. The Branded Subsidiary will agree that it will (a) make reasonable efforts to conclude the use of such product packaging and promotional and advertising materials by the one year anniversary of the Distribution Date and (b) not place any orders for such product packaging and advertising or promotional materials at any time after the one year anniversary of the Distribution Date.

     Effective as of the Distribution Date, Ralcorp will assign to New Ralcorp, on a quitclaim basis, all of Ralcorp's rights, title and interest in and to any Trademarks owned by Ralcorp, other than the Branded Trademarks (collectively, the "Other Trademarks"). Neither Ralcorp nor the Branded Subsidiary will have any rights in the Other Trademarks, except with respect to use of the Ralston Trademarks pursuant to the license grant.

     Limitations on the Use of Trademarks by New Ralcorp. The Trademark Agreement provides certain limitations on the ability of New Ralcorp and its affiliates to use certain Trademarks. New Ralcorp may not use, register, seek to register, license or otherwise grant rights in the Branded Trademarks or any Trademarks or trade names confusingly similar to any of such Branded Trademarks. However, New Ralcorp and its affiliates will be permitted to use the Branded Trademarks in connection with any legally permissible comparative advertising. These obligations will remain in effect as long as (a) the Branded Subsidiary and its affiliates, successors in interest, assigns and licensees shall not have abandoned all use of the applicable Branded Trademark, and Trademarks confusingly similar thereto and (b) all registrations for the applicable Branded Trademark and all Trademarks confusingly similar thereto shall not have expired.

     Similarly, in connection with the Designated Products, New Ralcorp may not use, register, seek to register, license or otherwise grant rights in the following Trademarks: Purina, Checkerboard, any checkerboard or checkered logo or symbol, and any Trademarks or trade names confusingly similar thereto. Moreover, New Ralcorp may not make any statements in connection with its products which indicates that any Chex-type ready-to-eat cereal Designated Products were produced at any time prior to the Distribution Date, or that any other Designated Products were produced at any time prior to the date which is 18 months after the Distribution Date, in either case by Ralston Purina or New Ralcorp or their affiliates. In the event the FTC withdraws its acceptance of the Consent Agreement, the foregoing restriction that applies to all other Designated Products will also apply to Chex-type ready-to-eat cereal Designated Products. Each of these obligations will remain in effect as long as the Branded Subsidiary and its affiliates, successors in interest, assigns and licensees shall not have permanently discontinued offering all products which are identical to or substantially similar to the applicable Designated Product.

     Moreover, as to the Designated Products, for the three (3) year period following the Distribution Date, New Ralcorp may not use, register, seek to register, license or otherwise grant rights in any trademarks or trade names, other than those trademarks and trade names owned by a grocery retailer, a wholesaler, or broker and which are used by such persons or entities to identify grocery products sold by such parties or entities and in which New Ralcorp and its affiliates have no rights, except for the right to produce products utilizing such Trademarks and trade names for such parties or entities or their licensees ("Private Label Trademarks"). Notwithstanding this limitation, commencing two (2) years after the Distribution Date in connection with any Designated Products, and commencing immediately after the Distribution Date with any other products, New Ralcorp will have the right to use the Ralston Trademarks as a Control Brand (as defined below) and the right to use any other Control Brands. The term "Control Brand" refers to those Trademarks and trade names which are utilized by New Ralcorp and/or its subsidiaries on a line of products which are typically offered by New Ralcorp to re-sellers of grocery products for use on such products in lieu of a Private Label Trademark on such products. None of the foregoing restrictions will in and of themselves restrict the use of any preexisting Trademarks, or Trademarks confusingly similar thereto, in the business of any third party which may acquire New Ralcorp or its affiliates through a merger, consolidation or other acquisition transaction.

     New Ralcorp will have no rights to use the Ralston Trademarks on the Designated Products other than as a Control Brand for the three years following the Distribution Date. Thereafter, New Ralcorp will have the right to use the Ralston Trademarks in connection with the Designated Products only as a house brand in the same manner as it does for its other cereal products and only on the condition that the Ralston Trademarks are less prominently displayed than the primary trademark or product name in all uses on the principal display panels of the products and in the advertising of such products. Also, the Ralston Trademarks will not be permitted to be used as part of the product name on the Designated Products.

     Rights and Liabilities Related to Trademarks. The Trademark Agreement provides that each of New Ralcorp and the Branded Subsidiary will assume the limitations, undertakings and liabilities related to the Branded Trademarks or the Other Trademarks, as applicable, pursuant to, and in accordance with, the terms of the Reorganization Agreement. These will include the limitations, undertakings and liabilities arising out of the Prior Trademark Agreement and the obligations arising out of certain license agreements and other contracts related to the Branded Trademarks or the Other Trademarks, as applicable. The rights under these license agreements and contracts will be assigned, effective as of the Distribution Date, to the Branded Subsidiary or New Ralcorp, as applicable, pursuant to the Trademark Agreement.

     SUPPLY AGREEMENT

     The Supply Agreement will be entered into as of the Distribution Date by Ralcorp (which, after the Merger, will be named General Mills Missouri, Inc.) and New Ralcorp. Pursuant to the Supply Agreement, New Ralcorp will agree to produce (i) ready to eat cereals that have been packaged using the Cookie Crisp trademark, and products substantially similar thereto ("Cookie Crisp"), and (ii) rice-based cereals that have been packaged using the Chex trademark, and products substantially similar thereto ("Rice Chex," and together with Cookie Crisp, the "Products"), for General Mills Missouri and to provide certain other transition services to General Mills Missouri for certain periods of time following the Merger.

     Supply Arrangements

     Term. New Ralcorp's obligations pursuant to the Supply Agreement will commence immediately after the Closing Date of the Merger Agreement and will expire eighteen months after the Closing Date, subject to extension under certain circumstances.

     Production System and Materials. Pursuant to the Supply Agreement, New Ralcorp will provide all equipment and personnel necessary to produce, package and ship Products without any additional costs to General Mills Missouri beyond those incorporated into the respective Product prices and/or rates set forth in the Supply Agreement. The Supply Agreement provides that each of New Ralcorp and General Mills Missouri will provide certain ingredients and materials ("Materials") for use in connection with the manufacturing and packaging of the Products.

     Sampling and Testing Obligations. The Supply Agreement requires New Ralcorp to sample and test (i) all Materials received by New Ralcorp to be used to produce or package Products, and (ii) the Products, in each case in accordance with certain specifications (the "Specifications").

     Storage and Disposal Obligations. Pursuant to the Supply Agreement, New Ralcorp will provide suitable storage and warehousing space and disposal services for Materials at rates set forth in the Supply Agreement (subject to certain exceptions). The Supply Agreement requires General Mills Missouri to promptly provide New Ralcorp with instructions with respect to the disposition of unusable Materials.

     Nonconforming Products. For purposes of the Supply Agreement, the term "Nonconforming Products" means Products which do not comply with certain applicable laws or the Specifications. Pursuant to the terms of the Supply Agreement, in the event that New Ralcorp produces any Nonconforming Products, New Ralcorp will be required to promptly replace such Products at no cost to General Mills Missouri, except to the extent such nonconformance was the result of General Mills Missouri's actions. The Supply Agreement provides that any Materials which do not comply with the requirements of the Specifications will not be used by New Ralcorp for any reason in connection with the Products.

     Inspection of Records and Plant. The Supply Agreement provides that General Mills Missouri will be entitled to inspect New Ralcorp's records relating to the Products and to take inventory of Materials and finished Products produced by New Ralcorp for General Mills Missouri.

     Supply Quantities. The Supply Agreement is designed to ensure that General Mills Missouri will have sufficient Products during the first 18 months of the transition following the Merger (and an additional six months with respect to Cookie Crisp cereal in the event that General Mills Missouri exercises its option to renew the Supply Agreement for such products). The Supply Agreement specifies the terms and limits of General Mills Missouri's rights to New Ralcorp's and its subsidiaries' and affiliates' capacity to make Products at all of their plants and facilities above the minimum supply commitments to General Mills Missouri. Such rights will not prevent New Ralcorp from meeting its obligations to Ralston Purina under the Distributorship Agreement. The Supply Agreement provides that New Ralcorp's obligation to supply General Mills Missouri with the Products will not exceed New Ralcorp's stated capacity to produce such products, which capacity is subject to certain adjustments. Pursuant to the Supply Agreement, General Mills Missouri agrees to order certain minimum amounts of Cookie Crisp and Rice Chex cereals, subject to certain exceptions.

     Payment Terms. The Supply Agreement specifies the prices that General Mills Missouri will pay to New Ralcorp for supply of Cookie Crisp and Rice Chex cereals for the periods covered by the Supply Agreement. General Mills Missouri will also be obligated to pay New Ralcorp an amount equal to actual costs for all Materials provided by New Ralcorp in connection with Rice Chex and Cookie Crisp cereals produced and packaged in accordance with the Supply Agreement, subject to certain yield losses. In addition, the Supply Agreement requires General Mills Missouri to pay a fixed amount for each month in the period commencing on the first date of the term of the Supply Agreement and ending upon the earlier of the expiration of the term of the Supply Agreement or any termination of the Supply Agreement with respect to Rice Chex cereal by General Mills Missouri.

     Indemnification. Pursuant to the Supply Agreement, New Ralcorp will indemnify General Mills Missouri for all liabilities (excluding consequential damages (which shall include but not be limited to lost profits)) incurred by General Mills Missouri arising out of (i) material breaches of any of New Ralcorp's warranties, representations or agreements under the Supply Agreement,
(ii) certain injuries or damages to third parties, (iii) certain injuries to person or property occurring on New Ralcorp's premises, (iv) certain fines, penalties and similar liabilities, (v) certain claims alleging infringement of third party rights, and (vi) certain recalls of Products.

     Pursuant to the Supply Agreement, General Mills Missouri will indemnify New Ralcorp for all liabilities incurred by New Ralcorp arising out of (i) material breaches of any of General Mills Missouri's warranties, representations or agreements under the Supply Agreement, (ii) certain injuries or damages to third parties, (iii) certain fines, penalties and similar liabilities, and (iv) certain claims alleging infringement of third party rights.

     Termination. The Supply Agreement may be terminated by either party in the event of the occurrence of any material breach not cured within thirty (30) days of written notice of such breach. Moreover, upon any change of control of New Ralcorp, General Mills Missouri may terminate the Supply Agreement effective immediately upon written notice to New Ralcorp.

     Transition Services Arrangements

     Services. From and after the effective date of the Supply Agreement for a period up to ninety days after the Closing Date, New Ralcorp will make certain services available to General Mills Missouri, including (but not limited to) services related to data processing, finished product distribution and raw material supply (the "Services"). In consideration for the Services, General Mills Missouri will pay to New Ralcorp an amount equal to the reasonable costs to New Ralcorp in providing such Services.

     Liability; Indemnification. The Supply Agreement provides that New Ralcorp will have no liability to General Mills Missouri with respect to its furnishing any of the Services except for its willful misconduct or gross negligence. Moreover, pursuant to the Supply Agreement, General Mills Missouri will indemnify New Ralcorp and its affiliates and certain related parties for any and all liabilities arising from New Ralcorp's furnishing or failing to furnish the Services, other than liabilities arising out of the willful misconduct or gross negligence of New Ralcorp or its affiliates or such related parties.

     TAX SHARING AGREEMENT

     The Tax Sharing Agreement provides that each of Ralcorp and New Ralcorp will be responsible for and will indemnify the other party against its (and its respective affiliates) allocable share of tax liabilities before and after the Distribution Date. New Ralcorp will be liable for all taxes of (a) New Ralcorp or any of its affiliates for any pre- or post-Distribution Date tax period, (b) Ralcorp or any Ralcorp affiliate for any pre-Distribution Date tax period, including any liabilities resulting from an audit or other adjustment to previously filed tax returns and (c) any person arising out of or directly resulting from any of the transactions set forth in the Reorganization Agreement, the other Ancillary Agreements or the Merger Agreement unless such liability results from a breach of certain covenants by Ralcorp with respect to taxes. Ralcorp will be liable for all taxes of Ralcorp or any Ralcorp affiliate attributable to any post-Distribution Date tax period. In the Tax Sharing Agreement, Ralcorp and New Ralcorp will agree to cooperate with respect to the preparation and filing of tax returns and with respect to any tax-related challenges or proceedings.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement-Prospectus is furnished to holders of Ralcorp Common Stock in connection with the solicitation of proxies by the Ralcorp Board for use at the Special Meeting (i) to consider and vote upon the approval of the Distribution Proposal and (ii) to consider and vote upon the approval and adoption of the Merger Proposal. Each copy of this Proxy Statement-Prospectus mailed to holders of Ralcorp Common Stock is accompanied by a form of proxy for use at the Special Meeting.

     This Proxy Statement-Prospectus is also furnished to Ralcorp shareholders as a prospectus in connection with the issuance by General Mills of the shares of General Mills Common Stock in connection with the Merger. The New Ralcorp Information Statement, mailed to Ralcorp shareholders along with this Proxy Statement-Prospectus, is furnished to Ralcorp shareholders as an information statement in connection with the issuance of the shares of New Ralcorp Common Stock in connection with the Distribution.

DATE, PLACE AND TIME

     The Special Meeting will be held at Holiday Inn, 1000 Eastport Plaza Drive, in the city of Collinsville, Illinois, on January 31, 1997, at 8:30 a.m. local time.

RECORD DATE

     The Ralcorp Board has fixed the close of business on December 3, 1996 as the record date (the "Special Meeting Record Date") for the determination of the holders of Ralcorp Common Stock entitled to receive notice of and to vote at the Special Meeting.

VOTES REQUIRED

     As of December 3, 1996, the Special Meeting Record Date, there were 32,880,889 shares of Ralcorp Common Stock outstanding. Each share of Ralcorp Common Stock outstanding on such record date is entitled to one vote upon each matter properly submitted at the Special Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Ralcorp Common Stock is required to approve the matters to be considered and voted on at the Special Meeting in connection with the Distribution and the Merger Agreement.

     The presence in person or by proxy at the Special Meeting of the holders of at least a majority of the outstanding shares of Ralcorp Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining whether a quorum is present. Because the vote on the Distribution Proposal and the vote on the Merger Proposal in each case requires the approval of at least two-thirds of the outstanding shares of Ralcorp Common Stock, abstentions or the failure to vote will have the same effect as a negative vote. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Distribution Proposal or to vote on the Merger Proposal unless they receive specific instructions from beneficial owners. Such a broker non-vote will be counted as present for purposes of a quorum but will otherwise have the same effect as a vote against the Distribution Proposal and a vote against the Merger Proposal.

     As of December 3, 1996, directors and executive officers of Ralcorp and their affiliates owned beneficially an aggregate of 867,213 shares of Ralcorp Common Stock (including shares which may be acquired upon exercise of employee stock options). Directors and executive officers of Ralcorp have indicated their intention to vote their shares of Ralcorp Common Stock in favor of the Distribution Proposal and in favor of the Merger Proposal.

     See "THE PROPOSED TRANSACTIONS -- Interests of Certain Persons in the Transactions."

VOTING AND REVOCATION OF PROXIES

     Shares of Ralcorp Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF RALCORP COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE DISTRIBUTION PROPOSAL AND FOR THE MERGER PROPOSAL. Ralcorp proxy holders may in their discretion vote shares voted for the Distribution Proposal and vote shares voted for the Merger Proposal to adjourn the Special Meeting to solicit additional proxies in favor of either of such proposals. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Ralcorp, prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, St. Louis, Missouri 63101, Attention: Secretary. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     The Ralcorp Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Shareholders of Ralcorp will not be entitled to present any matters for consideration at the Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Ralcorp, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Ralcorp, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     In addition, Ralcorp has retained Georgeson & Company, Inc. to assist in the solicitation of proxies from its shareholders. Georgeson will assist by distributing proxy material to banks, brokers and other institutional holders and by reviewing charges from brokers for forwarding material to beneficial owners. Georgeson will also monitor returned proxy cards and may assist in sending follow-up letters and in some cases making phone calls to broker clients and larger record holders. The fees to be paid to such firm for such services by Ralcorp are not expected to exceed $15,000, plus reasonable out-of-pocket costs and expenses such as trucking, air freight and postage, data processing and other miscellaneous items. In addition, telephone calls to registered shareholders and non-objecting beneficial owners would be billed at $6.00 per call. Ralcorp will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that each of Ralcorp and General Mills will pay one-half of the costs incurred in printing this Proxy Statement-Prospectus and the New Ralcorp Information Statement (and the related General Mills Registration Statement and New Ralcorp Registration Statement), the form of proxy and other proxy materials.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS OF COMMON STOCK

     The following table sets forth Ralcorp Common Stock ownership information with respect to each of Ralcorp's Directors, five highest paid Executive Officers (the "Named Executive Officers"), and all Directors and Executive Officers as a group and with respect to each person who owns more than 5% of Ralcorp Common Stock. Ownership information for 5% holders is as of October 31, 1996. Ownership information for Directors, Named Executive Officers and all Directors and Executive Officers as a group is as of November 30, 1996. Except as noted, all such parties possess sole voting and investment powers with respect to the shares noted. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the Ralcorp Common Stock as of November 30, 1996.

                                                      NUMBER OF SHARES      % OF SHARES      EXPLANATORY
                  NAME AND ADDRESS                   BENEFICIALLY OWNED    OUTSTANDING(A)       NOTES
---------------------------------------------------- ------------------    --------------    -----------
Boatmen's Bancshares, Inc. .........................      1,785,459              5.4             (B)
One Boatmen's Plaza
St. Louis, MO 63101
FMR Corp. ..........................................      2,825,317              8.6             (C)
82 Devonshire Street
Boston, MA 02109
William H. Danforth.................................        307,417               *           (D)(E)(F)
William D. George, Jr. .............................          1,000               *
Jack W. Goodall.....................................         35,100               *
David W. Kemper.....................................          1,000               *              (E)
Joe R. Micheletto...................................         71,084               *              (G)
William P. Stiritz..................................        281,959               *            (E)(H)
Kevin J. Hunt.......................................         17,103               *              (I)
Robert W. Lockwood..................................         31,070               *              (J)
James A. Nichols....................................         96,182               *              (K)
David P. Skarie.....................................         17,648               *              (L)
All Directors and Executive Officers as a group (12
  persons)..........................................        867,213              2.6             (M)

---------------
(A) For purposes of calculating the percentage of Shares Outstanding owned by each individual or the group, Shares Outstanding were deemed to be (i) shares actually outstanding on November 30, 1996, plus, in the case of each Named Executive Officer and of the group, (ii) shares attributable to stock options held by the officer or members of the group which could be exercised for Common Stock within 60 days after December 3, 1996.

(B) This amount consists of shares of Ralcorp Common Stock owned by the following subsidiaries of Boatmen's Bancshares, Inc: Boatmen's Trust Company -- 1,783,259 shares and other Boatmen's Bancshares, Inc. subsidiaries -- 2,200 shares. Of such shares, Boatmen's has voting and investment powers as follows: sole voting -- 390,459 shares; shared voting -- 1,393,920 shares; sole investment -- 87,934 shares; and shared investment -- 1,637,280 shares. Of such shares, voting and investment powers for 254,922 shares are shared with Dr. Danforth who is a director of the Company.

(C) Includes 1,979,132 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and its serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 838,685 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans and its serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 7,500 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-U.S. investment companies. FMR Corp. has sole voting power with respect to 651,293 shares and sole investment power with respect to 2,817,817 shares. Fidelity International Limited has sole voting and investment powers with respect to all the shares it beneficially owns.

(D) Excludes 1,100,000 shares, or 3.3% of the outstanding Common Stock, held by The Danforth Foundation, St. Louis, Missouri. Dr. Danforth is one of the ten trustees of the Foundation. Dr. Danforth disclaims beneficial ownership of such shares.

(E) Excludes 841,870 shares, or 2.6% of the outstanding Common Stock, held by Washington University, St. Louis, Missouri. Dr. Danforth is Chairman of the Board of Trustees of the University and Messrs. Stiritz and Kemper serve on the University's Board of Trustees, which consists of 49 members.

(F) Dr. Danforth has sole voting and investment powers respecting 22,648 shares. He shares voting and investment powers respecting 284,769 shares, and disclaims beneficial ownership of 29,847 of such shares.

(G) Includes 21,000 restricted shares of Ralcorp Common Stock as to which Mr. Micheletto presently has only voting power and 30,388 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options. Also includes 9,381 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan. Mr. Micheletto has only voting power with respect to 1,279 of these shares.

(H) Includes 3,333 shares of Ralcorp Common Stock owned by Mr. Stiritz's wife.

(I) Includes 4,637 restricted shares of Ralcorp Common Stock as to which Mr. Hunt presently has only voting power and 5,472 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options. Also includes 1,729 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan. Mr. Hunt has only voting power with respect to 1,929 of these shares.

(J) Includes 6,000 restricted shares of Ralcorp Common Stock as to which Mr. Lockwood presently has only voting power, 216 shares of Ralcorp Common Stock as to which he shares voting and investment powers, and 14,443 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options. Also includes 2,085 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan. Mr. Lockwood has only voting power with respect to 2,081 of these shares.

(K) Includes 4,800 restricted shares of Ralcorp Common Stock as to which Mr. Nichols presently has only voting power and 64,424 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options. Also includes 3,866 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan. Mr. Nichols has only voting power with respect to 1,778 of these shares.

(L) Includes 6,000 shares of Ralcorp Common Stock as to which Mr. Skarie presently has only voting power and 4,866 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options. Also includes 2,288 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan. Mr. Skarie has only voting power with respect to 1,357 of these shares.

(M) With respect to all Executive Officers except those named in the above
    Table: includes 4,056 shares of Ralcorp Common Stock held under Ralcorp's Savings Investment Plan (the Executive Officers have only voting power with respect to 1,487 of these shares); 600 restricted shares of Ralcorp Common Stock as to which such officers presently have only voting power; and 1,218 shares of Ralcorp Common Stock which are not presently owned but could be acquired within 60 days by the exercise of stock options.

                 DESCRIPTION OF CAPITAL STOCK OF GENERAL MILLS

CAPITAL STOCK

     The following description of certain terms of the capital stock of General Mills does not purport to be complete and is qualified in its entirety by reference to General Mills' Restated Certificate of Incorporation incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

     General Mills' Restated Certificate of Incorporation currently authorizes the issuance of one billion shares of General Mills Common Stock and five million shares of Cumulative Preference Stock, without par value, issuable in series (the "General Mills Preference Stock"). The General Mills Board is authorized to approve the issuance of one or more series of General Mills Preference Stock without further authorization of the shareholders of General Mills and to fix the number of shares, the designations, the relative rights and the limitations of any such series.

     No shares of General Mills Preference Stock are currently outstanding, but General Mills has reserved for issuance 2,000,000 shares of its Series B Participating Cumulative Preference Stock (the "Preference Shares") issuable upon exercise of the General Mills Rights. The General Mills Board, without shareholder approval, could authorize the issuance of General Mills Preference Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of General Mills Common Stock or other series of General Mills Preference Stock or that could have the effect of delaying, deferring or preventing a change in control of General Mills. A summary of the General Mills Rights, which are attached to and trade with the General Mills Common Stock, is set forth under "-- Rights."

     The holders of General Mills Common Stock are entitled to receive dividends when and as declared by the General Mills Board out of funds legally available therefor, provided that if any shares of General Mills Preference Stock are at the time outstanding, the payment of dividends on General Mills Common Stock or other distributions (including purchases of General Mills Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding shares of General Mills Preference Stock.

     The holders of General Mills Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. The holders of General Mills Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of General Mills, holders of General Mills Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of General Mills' indebtedness, and the aggregate liquidation preference of any General Mills Preference Stock then outstanding.

     All outstanding shares of General Mills Common Stock are fully paid and nonassessable.

     The transfer agent for the General Mills Common Stock is Norwest Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 566, South St. Paul, Minnesota 55075-0738.

     For a discussion of certain differences between the General Corporation Law of the State of Delaware (the "DGCL") and the MGBCL applicable to shareholders generally, see "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF RALCORP AND GENERAL MILLS."

RIGHTS

     On December 11, 1995, the General Mills Board declared a dividend of one preference share purchase right (a "General Mills Right") for each outstanding share of General Mills Common Stock. The dividend was paid on February 1, 1996 to shareholders of record on January 10, 1996 (the "General Mills Record Date"). Each General Mills Right entitles the registered holder to purchase from General Mills one one-hundredth of a Preference Share at a price of $240 per one one-hundredth of a Preference Share (the "General Mills Purchase Price"), subject to adjustment. The description and terms of the General Mills Rights are set forth in a Rights Agreement (the "General Mills Rights Agreement") between General Mills and Norwest Bank Minnesota, N.A., as Rights Agent (the "General Mills Rights Agent"). Pursuant to the

Merger Agreement, each share of General Mills Common Stock issued in the Merger will be accompanied by one duly authorized and validly issued General Mills Right having the terms summarized herein.

     Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (a "General Mills Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of General Mills Common Stock or (b) 10 business days (or such later date as may be determined by action of the General Mills Board prior to such time as any person or group of affiliated persons becomes a General Mills Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of General Mills Common Stock (the earlier of such dates being called the "General Mills Distribution Date"), the General Mills Rights will be evidenced, with respect to any of the General Mills Common Stock certificates outstanding as of the General Mills Record Date, by such General Mills Common Stock certificate with a copy of a summary of the terms of the General Mills Rights (the "Summary of General Mills Rights") attached thereto.

     The General Mills Rights Agreement provides that, until the General Mills Distribution Date (or earlier redemption or expiration of the General Mills Rights), the General Mills Rights will be transferred with and only with the shares of General Mills Common Stock. Until the General Mills Distribution Date (or earlier redemption or expiration of the General Mills Rights), new General Mills Common Stock certificates issued after the General Mills Record Date upon transfer or new issuance of shares of General Mills Common Stock will contain a notation incorporating the General Mills Rights Agreement by reference. Until the General Mills Distribution Date (or earlier redemption or expiration of the General Mills Rights), the surrender for transfer of any certificates for shares of General Mills Common Stock outstanding as of the General Mills Record Date, even without such notation or a copy of the Summary of General Mills Rights being attached thereto, will also constitute the transfer of the General Mills Rights associated with the shares of General Mills Common Stock represented by such certificate. As soon as practicable following the General Mills Distribution Date, separate certificates evidencing the General Mills Rights ("General Mills Right Certificates") will be mailed to holders of record of the shares of General Mills Common Stock as of the close of business on the General Mills Distribution Date and such separate General Mills Right Certificates alone will evidence the General Mills Rights.

     The General Mills Rights are not exercisable until the General Mills Distribution Date. The General Mills Rights will expire on February 1, 2006 (the "General Mills Final Expiration Date"), unless the General Mills Final Expiration Date is extended or unless the General Mills Rights are earlier redeemed or exchanged by General Mills, in each case, as described below.

     The General Mills Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the General Mills Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (b) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (c) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding General Mills Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each General Mills Right are also subject to adjustment in the event of a stock split of the shares of General Mills Common Stock or a stock dividend on the shares of General Mills Common Stock payable in shares of General Mills Common Stock or subdivisions, consolidations or combinations of the shares of General Mills Common Stock occurring, in any such case, prior to the General Mills Distribution Date.

     Preference Shares purchasable upon exercise of the General Mills Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of General Mills

Common Stock. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of General Mills Common Stock. Each Preference Share will have 100 votes, voting together with the shares of General Mills Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of General Mills Common Stock are exchanged, each Preference Share will be entitled to receive 100 times the amount received per share of General Mills Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each General Mills Right should approximate the value of one share of General Mills Common Stock.

     In the event that General Mills is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become a General Mills Acquiring Person, proper provision will be made so that each holder of a General Mills Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the General Mills Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the General Mills Right. In the event that any person or group of affiliated or associated persons becomes a General Mills Acquiring Person, proper provision shall be made so that each holder of a General Mills Right, other than General Mills Rights beneficially owned by the General Mills Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of General Mills Common Stock having a market value at the time of such occurrence of two times the exercise price of the General Mills Right.

     At any time after any person or group becomes a General Mills Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of General Mills Common Stock, the General Mills Board may exchange the General Mills Rights (other than General Mills Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of General Mills Common Stock, or one one-hundredth of a Preference Share, per General Mills Right (subject to adjustment).

     With certain exceptions, no adjustment in the General Mills Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such General Mills Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of General Mills, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding share of General Mills Common Stock, the General Mills Board may redeem the General Mills Rights in whole, but not in part, at a price of $.01 per General Mills Right (the "General Mills Redemption Price"). The redemption of the General Mills Rights may be made effective at such time, on such basis and with such conditions as the General Mills Board in its sole discretion may establish. Immediately upon any redemption of the General Mills Rights, the right to exercise the General Mills Rights will terminate and the only right of the holders of General Mills Rights will be to receive the General Mills Redemption Price.

     The terms of the General Mills Rights may be amended by the General Mills Board without the consent of the holders of the General Mills Rights, including an amendment to lower certain thresholds described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding shares of General Mills Common Stock then known to General Mills to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes a General Mills Acquiring Person, no such amendment may adversely affect the interests of the holders of the General Mills Rights.

     Until a General Mills Right is exercised, the holder thereof, as such, will have no rights as a shareholder of General Mills, including, without limitation, the right to vote or to receive dividends.

     The General Mills Rights have certain antitakeover effects. The General Mills Rights will cause substantial dilution to a person or group of persons that attempts to acquire General Mills on terms not approved by the General Mills Board. The General Mills Rights should not interfere with any merger or other business combination approved by the General Mills Board prior to the time that a person or group has acquired beneficial ownership of 20 percent or more of the General Mills Common Stock since the General Mills Rights may be redeemed by General Mills at the General Mills Redemption Price until such time.

     A copy of the General Mills Rights Agreement has been filed with the SEC as an Exhibit to a Registration Statement on Form 8-A dated December 18, 1995. A copy of the General Mills Rights Agreement is available free of charge from General Mills. This summary description of the General Mills Rights does not purport to be complete and is qualified in its entirety by reference to the General Mills Rights Agreement, which is hereby incorporated herein by reference.

                  COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS
                          OF RALCORP AND GENERAL MILLS

     Upon consummation of the Merger, the shareholders of Ralcorp will become shareholders of General Mills and their rights will be governed by the General Mills Restated Certificate of Incorporation and By-Laws, which differ in certain material respects from the Ralcorp Restated Articles of Incorporation and By-Laws. As shareholders of General Mills, the rights of former Ralcorp shareholders will be governed by the DGCL instead of the MGBCL. Delaware is the jurisdiction of incorporation of General Mills and Missouri is the jurisdiction of incorporation of Ralcorp.

     The following comparison of the DGCL, the General Mills Restated Certificate of Incorporation and By-Laws, on the one hand, and the MGBCL, the Ralcorp Restated Articles of Incorporation and By-Laws, on the other, is not intended to be complete and is qualified in its entirety by reference to the General Mills Restated Certificate of Incorporation, the General Mills By-Laws, the Ralcorp Restated Articles of Incorporation and the Ralcorp By-Laws. Copies of the General Mills Restated Certificate of Incorporation and General Mills By-Laws are available for inspection at the offices of General Mills and copies will be sent to the holders of Ralcorp Common Stock upon request. Copies of the Ralcorp Restated Articles of Incorporation and Ralcorp By-Laws are available for inspection at the principal executive offices of Ralcorp and copies will be sent to holders of Ralcorp Common Stock upon request. See also "DESCRIPTION OF NEW RALCORP CAPITAL STOCK" in the New Ralcorp Information Statement mailed with this Proxy Statement-Prospectus.

     The General Mills Restated Certificate of Incorporation and By-Laws and the DGCL contain certain provisions similar to those in the Ralcorp Restated Articles of Incorporation and By-Laws and the MGBCL that could prevent or delay the acquisition of General Mills by means of a tender offer, a proxy contest or otherwise. These provisions could limit shareholders' participation in certain types of business combinations or other transactions that might be proposed in the future, whether or not such transactions were favored by a majority of shareholders, and could enhance the ability of officers and directors to retain their positions.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Ralcorp

     Pursuant to the Ralcorp Restated Articles of Incorporation, the Ralcorp Board is divided into three classes which are as nearly equal in number as possible except that one class may be one greater or one less in number than the other two classes. Directors of the Ralcorp Board are elected to serve staggered three-year terms. Ralcorp's Restated Articles of Incorporation provides that the number of directors will be fixed by the By-Laws at not less than three. The Ralcorp By-Laws provide that the Board of Directors must consist of not less than five nor more than twelve members. Notwithstanding the foregoing, however, whenever the holders of Ralcorp stock, other than Ralcorp Common Stock, will have the right to elect directors, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorship, will be governed by the terms of the Restated Articles of Incorporation, and such directors so elected will not be divided into classes unless expressly provided. The provision of the Restated Articles of Incorporation regarding the division of the Board into three classes may not be changed except by the affirmative vote of not less than two-thirds of all the outstanding shares of capital stock of Ralcorp then entitled to vote generally in the election of directors; provided, however, that whenever the holders of shares of any class are entitled to elect one or more directors, such amendment requires the affirmative vote of not less than two-thirds of the outstanding shares of each such class entitled to vote at such meeting.

     General Mills

     Pursuant to the General Mills Restated Certificate of Incorporation, the number of directors of General Mills may be not less than three, with the precise number to be prescribed by the By-Laws. The General Mills By-Laws provide that the number of directors of General Mills will be not less than twelve, with the precise number determined by a majority vote of the directors present at a meeting at which a quorum is constituted. General Mills directors are elected to serve one-year terms. No person is eligible to become or remain a director of the corporation unless the person is a stockholder of the corporation, and no more than six of the members of the Board of Directors will be officers or employees of the corporation, with the exception that the Chairman of the Board is not deemed to be such an officer or employee. The current General Mills Board consists of 12 members. The current members of the General Mills Board who are officers or employees of General Mills are the Chairman and Chief Executive Officer, the President and the Vice Chairman.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Ralcorp

     Directors of Ralcorp may be removed only for cause at a meeting called expressly for that purpose and only upon the affirmative vote of two-thirds of all members of the Board of Directors and two-thirds of all of the then outstanding shares of capital stock entitled to vote in the election of Directors. In addition, in the event that a Director fails to meet any qualifications stated in the Ralcorp By-Laws for election as a Director or is in breach of any agreement relating to the Director's service as a Director or employee of Ralcorp, he or she may be removed from office by the affirmative vote of a majority of the entire Board of Directors. The Ralcorp By-Laws provide that no one will be eligible for election as a Director of Ralcorp if his or her 70th birthday falls on a date prior to the commencement of the term for which he or she is to be elected or appointed, and that no person will be qualified to be elected and to hold office as a Director if such person is determined by a majority of the Board of Directors to have acted in a manner contrary to the best interest of Ralcorp, including, but not limited to, the violation of any federal or state law, or breach of any agreement between that Director and Ralcorp relating to his or her service as a Director, employee or agent of Ralcorp. Where a vacancy occurs in any class of Directors or where a directorship is created as a result of an increase in the number of Directors to constitute the Board of Directors, that vacancy may be filled only by the vote of a majority of the Directors remaining in office, although less than a quorum, until the next election of Directors by the shareholders of Ralcorp.

     General Mills

     Neither the General Mills Restated Certificate of Incorporation nor its By-Laws provide for the removal of directors. However, under the DGCL, any Director or the entire Board of Directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of Directors. Any vacancy in the Board of Directors resulting from death, resignation, disqualification, increase in number of Directors, or any other cause may be filled by a majority of the remaining Directors, though less than a quorum, at any regular or special meeting of the Directors, by stockholders at the first annual meeting held after such vacancy occurs or by stockholders at a special meeting called for the purpose of filling such vacancy.

SHAREHOLDER NOMINATIONS

     Ralcorp

     The By-Laws of Ralcorp provide that shareholders may nominate individuals for election to the Board at either the annual meeting or at a special meeting which the Board of Directors has called for the purpose of electing Directors. In order to nominate an individual at an annual meeting, a shareholder must deliver written notice of the nomination to the secretary of Ralcorp at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary, notice by the shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to date of the annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced. Notwithstanding the foregoing, in the event that the number of Directors to be elected to the Board is increased and a public announcement naming all of the nominees for Director or specifying the number of Directors to be elected is not made by Ralcorp at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice with respect to nominees for any new positions must be delivered to the Secretary of Ralcorp at the principal executive offices of Ralcorp not later than the close of business on the tenth day following the day on which such public announcement is first made by Ralcorp.

     In order to nominate an individual at a special meeting, the shareholder must deliver written notice to the Secretary of Ralcorp at its principal executive offices not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of either the 60th day prior to such special meeting or the tenth day following the day on which the date of the special meeting is publicly announced.

     In both instances, the written notice must set forth as to each person whom the shareholder proposes to nominate for election or re-election as a Director, the name, age, business and residential addresses, and principal occupation of each nominee, the class and number of shares of Ralcorp capital stock beneficially owned by such nominee on the date of such notice, a description of all arrangements or understanding between the shareholder and each nominee, any information required to be disclosed in the solicitation of proxies, and the written consent of each proposed nominee to be named as a nominee and to serve as a Director if so elected; and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such shareholder, the class and number of shares of stock of Ralcorp which are owned beneficially and of record of that shareholder, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

     The Ralcorp Board may reject any nomination which is not made in accordance with the foregoing requirements. If the Ralcorp Board fails to consider the validity of any nomination, the presiding officer of the meeting has the power and duty to determine whether a nomination was made in accordance with the foregoing requirements, and, if the presiding officer finds otherwise, to declare that the defective nomination be disregarded.

     General Mills

     The By-Laws of General Mills provide that stockholders may nominate individuals for election to the Board at either the annual meeting or at a special meeting which has been called by the General Mills Board for the purpose of electing Directors. A stockholder who wants to nominate an individual for election to the Board at the annual meeting must deliver written notice of the nomination to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting but before the close of business on the 60th day prior to such anniversary; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder must provide the Secretary with written notice after the close of business on the 90th day prior to such annual meeting but before the close of business on the later of either the 60th day prior to such anniversary or the tenth day following the public announcement of the date of the annual meeting.

     A stockholder who wants to nominate an individual for election to the Board at a special meeting called by the Board for the purpose of electing Directors must deliver written notice to the Secretary at the principal executive offices of General Mills after the close of business on the 90th day prior to such special meeting, but before the close of business on the later of either the 60th day prior to such special meeting or the tenth day following the day on which the date of the special meeting is publicly announced.

     In the event that the number of Directors to be elected to the Board of Directors of General Mills is increased and there is no public announcement by General Mills naming all of the nominees for Director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year's annual meeting, stockholders must deliver written notice to the Secretary at the principal executive offices of General Mills not later than the close of business on the tenth day following the day on which such public announcement is made by General Mills.

     In all instances, the written notice must set forth: (a) such information about the person to be nominated that is required to be disclosed in solicitation of proxies for election of directors; and (b) the name and address of the stockholder making the nomination as well as the class and number of shares owned by such stockholder. Except as otherwise provided by law, if the Chairman of an annual meeting determines that a nomination was not made in accordance with these procedures, he will so declare at the meeting and the defective proposal will be disregarded.

ACTION BY WRITTEN CONSENT

     Ralcorp

     Under Section 351.273 of the MGBCL, any corporate action that must be taken at a meeting of the shareholders may be taken without a meeting if consents in writing, setting forth the action to be taken, are signed by all of the shareholders entitled to vote with respect to the subject matter of the election. Ralcorp's By-Laws provide that any action required or permitted to be taken by the shareholders of Ralcorp may be taken without a meeting of the shareholders only if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote thereon.

     General Mills

     Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, shareholders may take action without a meeting without prior notice and without a vote, upon the written consent of shareholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The General Mills Restated Certificate of Incorporation provides that action can be taken by stockholders only at a meeting of stockholders and that stockholder action by written consent is prohibited.

MEETINGS OF SHAREHOLDERS

     Ralcorp

     A special meeting of shareholders of Ralcorp or of the holders of any special class of stock of Ralcorp may be called only by the affirmative vote of a majority of the entire Board of Directors or by the Chairman of the Board, or the President by request for such a meeting in writing. Request must be delivered to the Secretary of Ralcorp and must state the purpose of the proposed meeting. Upon such request, the Secretary is required to call a special meeting of the shareholders, to be held at the time specified in the request.

     At any meeting of shareholders, a majority of the outstanding shares entitled to vote and present in person or represented by proxy constitutes a quorum. A majority of the votes cast is generally required for action by the shareholders of Ralcorp.

     General Mills

     A special meeting of the stockholders may be called for any purpose or purposes by the Chairman of the Board of Directors or by resolution of the Board of Directors. Special meetings of the holders of any class or classes of stock or any one or more series of any class or classes of stock for the purpose of electing directors in accordance with a special right as a class or series will be called as provided in General Mills Restated Certificate of Incorporation.

     Any number of stockholders holding one-half of the stock issued and outstanding entitled to vote, whether present in person or by proxy, constitutes a quorum for a meeting of the stockholders of General Mills. Questions at a meeting of the stockholders are generally determined by a majority vote in interest of those stockholders who are present at the meeting in person or by proxy and who are entitled to vote. At any meeting of stockholders for the election of Directors at which any class or classes of stock or any one or more series of any class or classes of stock will have a separate vote as such class or series for the election of Directors by such class or series, the absence of a quorum of any other class of stock or of any other series of any class of stock will not prevent the election of the Directors to be elected by such class or series. The DGCL provides that these quorum and voting requirements may be increased or decreased by an amendment to the Restated Certificate of Incorporation and By-Laws of General Mills (which may be effected by the General Mills Board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote and subject to provisions of the DGCL in respect of the vote required for certain specified actions, such as mergers.

SHAREHOLDER PROPOSALS

  Ralcorp

     The By-Laws of Ralcorp provide that shareholders may make a proposal of business for consideration at the annual meeting. In order to make such a proposal, a shareholder must deliver written notice of the proposal to the Secretary of Ralcorp at the principal executive offices of Ralcorp not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of either the 60th day prior to date of the annual meeting or the tenth day after the date of the annual meeting is publicly announced. The written notice must set forth: (a) a brief description of the business the shareholder desires to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the shareholder making the proposal; and (b) the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such shareholder, the class and number of shares of stock of Ralcorp which are owned beneficially and of record of that shareholder, and a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business.

     The Ralcorp Board may reject any shareholder proposal submitted for consideration at the annual meeting which is not made in accordance with the foregoing requirements. If the Ralcorp Board fails to consider the validity of any shareholder proposal, the presiding officer of the meeting has the power and duty to determine whether a proposal was made in accordance with the foregoing requirements, and, if the presiding officer finds otherwise, to declare that the defective nomination be disregarded.

     General Mills

     The By-Laws of General Mills provide that stockholder proposals of business may be made at an annual meeting of the stockholders pursuant to General Mills' notice of meeting, by or at the direction of the General Mills Board or by any stockholder. To bring a proposal of business before the stockholders at an annual meeting, a stockholder must first provide written notice of the business proposal to the Secretary of General Mills at the principal executive offices of General Mills after the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting but before the close of business on the 60th day prior to such anniversary; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder must provide the secretary with written notice after the 90th day prior to such annual meeting but before the close of business on the later of either the 60th day prior to such anniversary or the tenth day following the public announcement of the date of the annual meeting. The written notice must contain (a) a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest the stockholder may have in such business, and (b) the name and address of the stockholder bringing the proposal, as well as the class and number of shares of General Mills owned by that stockholder. Except as otherwise provided by law, if the Chairman of an annual meeting determines that a proposal was not made in accordance with these procedures, such Chairman must so declare at such annual meeting and such defective proposal will be disregarded.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Ralcorp

     Subject to the provisions of Ralcorp's Restated Articles of Incorporation described below under "-- Fair Price Provisions," with respect to certain business combinations and subject to certain provisions of the MGBCL described below under "-- State Antitakeover Statutes," under Section 351.420 of the MGBCL, the approval of two-thirds of the outstanding shares entitled to vote are required to effect a merger or consolidation.

     General Mills

     Under the DGCL, the recommendation of the Board of Directors and the approval of a simple majority of the outstanding shares of General Mills entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of General Mills' assets. Subject to the provisions of General Mills' Restated Certificate of Incorporation described below under "-- Fair Price Provisions," with respect to "business combinations" (as defined in such Restated Certificate of Incorporation) and subject to
Section 203 of the DGCL described below under "-- State Antitakeover Statutes," no vote of the stockholders of General Mills would be required with respect to a merger or consolidation if General Mills were the surviving corporation of such merger or consolidation and (a) the related agreement of merger or consolidation did not amend General Mills' Restated Certificate of Incorporation, (b) each share of stock of General Mills outstanding immediately prior to the merger was an identical outstanding or treasury share of General Mills after the Merger and
(c) the number of shares of General Mills Common Stock to be issued in such merger or consolidation (or to be issuable upon conversion of any convertible instruments to be issued in such merger or consolidation) did not exceed 20 percent of the shares of General Mills Common Stock outstanding immediately prior to such merger or consolidation.

AMENDMENT OF CORPORATE CHARTER AND BY-LAWS

     Ralcorp

     Pursuant to Section 351.090 of the MGBCL, amendments to a certificate of incorporation may be made in the following manner: (a) the Board of Directors must adopt a resolution setting forth the proposed amendment and submit the resolution to a vote at a meeting of the shareholders, or submit the resolution without first adopting it; and (b) the shareholders must adopt the resolution by an affirmative vote of a majority of the outstanding shares entitled to vote. The provision of Ralcorp's Restated Articles of Incorporation relating to the number and classification of the Board, removal of Directors, and the filling of vacancies on the Board of Directors may only be amended by an affirmative vote of two-thirds of all of the outstanding stock of Ralcorp entitled to vote in the election of Directors. The provisions of Ralcorp's Restated Articles of Incorporation relating to the approval of certain business combinations and to the indemnification and liability of directors may only be amended by an affirmative vote of 85 percent of the outstanding shares of Ralcorp stock entitled to vote in the election of Directors. Ralcorp's Restated Articles of Incorporation provides that any of its provisions other than the foregoing may be amended in the manner prescribed by law.

     The Ralcorp By-Laws may be amended only by the affirmative vote of two-thirds of all of the members of the Ralcorp Board.

     General Mills

     The DGCL permits amendment of the certificate of incorporation by a resolution of the corporation's Board of Directors, followed by a majority vote of the outstanding stock entitled to vote thereon. The General Mills Restated Certificate of Incorporation provides that such Restated Certificate of Incorporation may not be amended in any manner which would adversely affect the powers, preferences or special rights of the Preference Shares without the affirmative vote of the holders of a majority of the outstanding Preference Shares, voting separately as a class. No such preference stock is outstanding. The General Mills Restated Certificate of Incorporation further provides that neither the fair price provision in the Restated Certificate of Incorporation which is described below under "-- Fair Price Provisions," nor the prohibition of action by written consent which is described above under "-- Action by Written Consent," may be amended unless such amendment receives the affirmative vote of at least 51 percent of the stock entitled to vote thereon, excluding the stock of any person that constitutes an interested stockholder for purposes of the fair price provision.

     With certain exceptions described below, the By-Laws of General Mills may be amended either by (a) the stockholders at an annual meeting or at any special meeting, or (b) by the affirmative vote of a majority of the whole General Mills Board at any regular or special meeting of the General Mills Board. The General Mills Board may not: (a) amend the provisions of the By-Laws relating to the eligibility of officers or employees of General Mills to become members of the General Mills Board or of the Executive Committee of the Board, or (b) alter certain provisions of the By-Laws with the effect of reducing the size of the Board of Directors below twelve or the size of the Executive Committee below eight. So long as any class or classes of stock or any one or more series of any class or classes of stock which have a separate vote for the election of Directors are outstanding, no amendment of certain provisions of the General Mills By-Laws which amendment would adversely affect the rights or preferences of any such outstanding class or series of stock may be made without the consent or affirmative vote of the holders of at least two-thirds of each such class or series entitled to vote thereon; provided, however, that any increase or decrease in the number of Directors as set forth in the provision of the By-Laws establishing the current number of directors will not be deemed to affect adversely such rights or preferences.

APPRAISAL RIGHTS

     Ralcorp

     The MGBCL provides appraisal rights for (a) mergers and consolidations, and
(b) certain sales or exchanges of substantially all of the property and assets of a corporation, otherwise than in the usual and regular course of the corporation's business. Appraisal rights are not available with respect to any sale or exchange of assets of a corporation authorized by a vote of the shareholders of the corporation if, prior to or in connection with such authorization, the shareholders have consented to or approved the voluntary dissolution of the corporation pursuant to the MGBCL, and such sale, exchange or other disposition is made in liquidation of the corporation's business and affairs as provided in the MGBCL. See "THE PROPOSED TRANSACTIONS -- Appraisal Rights."

     General Mills

     The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 stockholders or (b) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

FAIR PRICE PROVISIONS

     Ralcorp

     Ralcorp's Restated Articles of Incorporation provides that certain business combinations involving Ralcorp and an interested shareholder (defined generally as a holder of 20 percent or more of the outstanding shares of Ralcorp Common Stock) require the recommendation of the Ralcorp Board and the affirmative vote of the holders of not less than 85 percent of all of the outstanding shares of capital stock of Ralcorp of which an interested shareholder is not the beneficial owner; provided, however, that such a business combination may be approved on any affirmative vote required by the MGBCL if: (a) there are one or more Ralcorp Continuing Directors (as defined below) and the business combination is approved by a majority of those directors, or (b) the consideration to be received by shareholders of each class of stock of Ralcorp is in cash or in the same form as the interested shareholder and its affiliates have previously paid for a majority of the shares of such class of stock owned by the interested shareholder, and the cash, or market value of the property, securities or other consideration to be received per share by the shareholders of each class of Ralcorp in the business combination is not less than the highest per share price paid by the interested shareholder for the acquisition of any shares of such class in the two years immediately preceding the announcement date of the business combination, or the market value of such shares on the date the business combination receives the approval of the Ralcorp Board. Ralcorp's Restated Articles of Incorporation provides that any amendments to the foregoing provisions require the affirmative vote of 85 percent of all of the outstanding shares of capital stock entitled to vote of which an interested shareholder is not the beneficial owner.

     For purposes of these provisions, a "Ralcorp Continuing Director" means any member of the Ralcorp Board who is not an affiliate or associate of an interested shareholder and who was a member of the Ralcorp Board prior to the time that an interested shareholder became an interested shareholder, and any successor of a Ralcorp Continuing Director if the successor is not an affiliate or associate of an interested shareholder and is recommended or elected to succeed a Ralcorp Continuing Director by a majority of Ralcorp Continuing Directors.

     General Mills

     The affirmative vote of not less than 51 percent of the voting stock of General Mills, excluding the voting stock of an interested stockholder (defined generally as a holder of 10 percent or more of the outstanding shares of General Mills Common Stock) who is a party to certain business combinations with General Mills is required for the adoption or authorization of such business combination, unless by a two-thirds vote the disinterested members of the General Mills Board determine that: (a) the interested stockholder is the beneficial owner of not less than 80 percent of the voting stock of General Mills and has declared its intention to vote in favor of or approve such business combination; or (b) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of General Mills in a business combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealers' fees) paid by such interested stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the interested stockholder has not and will not receive the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by General Mills, whether in anticipation of or in connection with such business combination or otherwise. In the event any vote of holders of voting stock of General Mills is required, an information statement describing the applicable business combination must be mailed to all stockholders of General Mills. The statement must contain any recommendations as to the advisability of such business combination and, if deemed advisable by the disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such business combination.

RIGHTS PLANS

     Ralcorp

     On March 24, 1994, the Ralcorp Board adopted a Rights Agreement and authorized and declared a dividend on March 24, 1994 (the "Ralcorp Record Date") of one common share purchase right (a "Ralcorp Right") for each outstanding share of Ralcorp Common Stock (including shares of Ralcorp Common Stock that become outstanding after the Ralcorp Record Date but prior to the Ralcorp Distribution Date, as defined below). Each right entitles the registered holder to purchase from Ralcorp one share of Ralcorp Common Stock at a price of $75.00 per share (the "Ralcorp Purchase Price") subject to adjustment. The description and terms of the Ralcorp Rights are as set forth in the Rights Agreement (the "Ralcorp Rights Agreement") between Ralcorp and Boatmen's Trust Company, as Rights Agent (the "Ralcorp Rights Agent").

     Until the earlier to occur of (a) ten days following a public announcement that a person or group of affiliated persons (a "Ralcorp Acquiring Person") has, after the Ralcorp Record Date, acquired beneficial ownership of shares of Ralcorp Common Stock (other than any shares of Ralcorp Common Stock owned on the Ralcorp Record Date) constituting 20 percent or more of the outstanding shares of Ralcorp Common Stock, or (b) ten business days (or such later date as may be determined by action of the Ralcorp Board prior to such time as any person becomes a Ralcorp Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring beneficial ownership of 20 percent or more of such outstanding shares of Ralcorp Common Stock (the earlier of such dates being called the "Ralcorp Distribution Date"), the Ralcorp Rights will be evidenced, with respect to any of the Ralcorp Common Stock share certificates outstanding as of the Ralcorp Record Date, by such Ralcorp Common Stock share certificate with a copy of a summary of the terms of the Ralcorp Rights (the "Summary of Ralcorp Rights") attached thereto.

     The Ralcorp Rights Agreement provides that, until the Ralcorp Distribution Date (or earlier redemption, exchange or expiration of the Ralcorp Rights), new Ralcorp Common Stock share certificates issued after the Ralcorp Record Date, upon transfer or new issuance of shares of Ralcorp Common Stock, will contain a notation incorporating the Ralcorp Rights Agreement by reference. Until the Ralcorp Distribution Date (or earlier redemption or expiration of the Ralcorp Rights), the surrender for transfer of any certificates for shares of Ralcorp Common Stock, outstanding as of the Ralcorp Record Date, even without such notation or a copy of the Summary of Ralcorp Rights being attached thereto, will also constitute the transfer of the Ralcorp Rights associated with the shares of Ralcorp Common Stock represented by such certificate. As soon as practicable following the Ralcorp Distribution Date, separate certificates evidencing the Ralcorp Rights ("Ralcorp Right Certificates") will be mailed to holders of record of the shares of Ralcorp Common Stock as of the close of business on the Ralcorp Distribution Date and such separate Ralcorp Right Certificates alone will evidence the Ralcorp Rights.

     The Ralcorp Rights are not exercisable until the Ralcorp Distribution Date. The Ralcorp Rights will expire on March 31, 2004 (the "Ralcorp Final Expiration Date"), unless the Ralcorp Final Expiration Date is extended or unless the Ralcorp Rights are earlier redeemed or exchanged by Ralcorp, in each case as described below.

     The Ralcorp Purchase Price payable, and the number of shares of Ralcorp Common Stock or other securities or property issuable, upon exercise of the Ralcorp Rights are subject to adjustment from time to time to prevent dilution
(a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Ralcorp Common Stock, (b) upon the grant to holders of the shares of Ralcorp Common Stock of certain rights or warrants to subscribe for or purchase shares of Ralcorp Common Stock at a price, or securities convertible into shares of Ralcorp Common Stock with a conversion price, less than the then current market price of the shares of Ralcorp Common Stock or (c) upon the distribution to holders of the shares of Ralcorp Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Ralcorp Common Stock) or of subscription rights or warrants (other than those referred to above).

     In the event that Ralcorp is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Ralcorp Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Ralcorp Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Ralcorp Right. In the event that any person becomes a Ralcorp Acquiring Person, proper provision shall be made so that each holder of a Ralcorp Right, other than Ralcorp Rights beneficially owned by the Ralcorp Acquiring Person (which will thereafter be void), will thereafter have the right to acquire a share of Ralcorp Common Stock at 33 1/3 percent of its then current market value. A Ralcorp Acquiring Person is a person (or a group of affiliated or associated persons) that becomes the beneficial owner, after the Ralcorp Record Date, of shares of Ralcorp Common Stock (other than any shares of Ralcorp Common Stock owned on the Ralcorp Record Date) constituting 20 percent or more of the then outstanding shares of Ralcorp Common Stock.

     At any time after any person becomes a Ralcorp Acquiring Person and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of Ralcorp Common Stock, the Ralcorp Board may exchange the Ralcorp Rights (other than Ralcorp Rights owned by such person or group which have become void), in whole or in part, at an exchange rate of one share of Ralcorp Common Stock per Ralcorp Right (subject to adjustment).

     With certain exceptions, no adjustment in the Ralcorp Purchase Price will be required until cumulative adjustments require an adjustment of at least 1 percent in such Ralcorp Purchase Price. No fractional shares of Ralcorp Common Stock will be issued, and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Ralcorp Common Stock on the last trading day prior to the date of exercise.

     At any time prior to the time a person becomes a Ralcorp Acquiring Person, the Ralcorp Board may redeem the Ralcorp Rights in whole, but not in part, at a price of $.05 per Ralcorp Right (the "Ralcorp Redemption Price"). The redemption of the Ralcorp Rights may be made effective at such time, on such basis and with such conditions as the Ralcorp Board in its sole discretion may establish. Immediately upon any redemption of the Ralcorp Rights, the right to exercise the Ralcorp Rights will terminate and the only right of the holders of Ralcorp Rights will be to receive the Ralcorp Redemption Price.

     The terms of the Ralcorp Rights may be amended by the Ralcorp Board without the consent of the holders of the Ralcorp Rights, provided that no amendment may adversely affect such holders.

     Until a Ralcorp Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Ralcorp, including, without limitation, the right to vote or to receive dividends.

     The Ralcorp Rights have certain antitakeover effects. The Ralcorp Rights will cause substantial dilution to a person or group of persons that attempts to acquire Ralcorp on terms not approved by the Ralcorp Board. The Merger Agreement provides that Ralcorp will redeem the Ralcorp Rights pursuant to the terms of the Ralcorp Rights Agreement prior to the Effective Time.

     A copy of the Ralcorp Rights Agreement has been filed with the SEC as an Exhibit to a Form 10 dated March 24, 1994. A copy of the Ralcorp Rights Agreement is available free of charge from Ralcorp. This summary description of the Ralcorp Rights does not purport to be complete and is qualified in its entirety by reference to the Ralcorp Rights Agreement, which is hereby incorporated herein by reference.

     General Mills

     General Mills has declared a dividend of one General Mills Right for each outstanding share of General Mills Common Stock. The General Mills Rights may have certain antitakeover effects. See "DESCRIPTION OF CAPITAL STOCK OF GENERAL MILLS -- Rights."

STATE ANTITAKEOVER STATUTES

     Ralcorp

     The MGBCL provides that under certain circumstances, a corporation may engage in a business combination with a shareholder owning 20 percent or more of the outstanding voting power of the corporation provided such business combination occurs at least five years after such interested shareholder became such; provided further, that the consideration received by shareholders in such transaction is at least equal to the greater of (a) the highest per share price paid by the interested shareholder while an interested shareholder during the five-year period prior to the announcement of the business combination or (b) the higher of the market price of the shares on the announcement date or on the date of the interested shareholder's acquisition of the stock.

     General Mills

     Section 203 of the DGCL would prohibit a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by General Mills or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15 percent or more of General Mills' voting stock) within three years after the person or entity becomes an interested stockholder, unless (a) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder will have been approved by the General Mills Board, (b) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of General Mills (excluding, for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of General Mills and shares held by certain employee benefit plans) or (c) the business combination is approved by the General Mills Board and by the holders of at least two-thirds of the outstanding voting stock of General Mills, excluding shares held by the interested stockholder. In connection with approving the Merger Agreement, the General Mills Board approved the Merger, so that the Merger is not subject to the limitations set forth in Section 203.

LIMITATION ON DIRECTORS' LIABILITY

     Ralcorp

     Ralcorp's Restated Articles of Incorporation limits the liability of Ralcorp's Directors to the fullest extent permitted by applicable law. Missouri law, however, does not contain any express provision permitting Missouri corporations to limit the personal liability of directors to a corporation.

     General Mills

     Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for intentional or negligent payment of unlawful dividends, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. The General Mills Restated Certificate of Incorporation provides for the limitation on directors' liability as permitted by this statute.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Ralcorp

     Under Section 351.355 of the MGBCL, a Missouri corporation may indemnify any person against all expenses, liabilities and losses arising by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (other than arising in an action by or in the right of the corporation), if a determination that a person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful is made (a) by the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action in question, or (b) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders of the corporation. A Missouri corporation must indemnify any person against all expenses, liabilities and losses arising by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (other than arising in an action by or in the right of the corporation), if the person is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above.

     Ralcorp's Restated Articles of Incorporation provides that, to the maximum extent permitted by law, Ralcorp must indemnify all past and present directors and officers against any claim, liability or expense incurred as a result of such person's service. Ralcorp's Restated Articles of Incorporation further provides that Ralcorp may indemnify all past and present employees or agents against any claim, liability or expense incurred as a result of such person's service or as a result of any other service, except that, to the extent that an employee or agent has been successful on the merits or otherwise in the defense of any action, suit or proceeding, the employee must be so indemnified. Notwithstanding the foregoing, however, no director, officer, employee or agent may be indemnified if such person is found to have been knowingly fraudulent, deliberately dishonest or to have engaged in willful misconduct.

     General Mills

     Section 145 of the DGCL provides that a corporation may indemnify any of its officers or directors party to any action, suit or proceeding by reason of the fact that such person was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

     The General Mills By-Laws provide that General Mills will indemnify any person against all expenses, liabilities and losses arising by reason of the fact that such person is or was a director, officer, employee or agent of General Mills (other than arising in an action by or in the right of General Mills), if a determination that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of General Mills, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful is made by (a) the General Mills Board by a majority vote of a quorum consisting of directors who were not parties to the action in question, or (b) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. No indemnification will be made in respect of any claim, issue or matter as to which a person has been adjudged to be liable to General Mills unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court will deem proper.

NO CUMULATIVE VOTING

     Neither Ralcorp nor General Mills permits cumulative voting.

CONFLICT-OF-INTEREST TRANSACTIONS

     Ralcorp

     The MGBCL generally permits transactions involving a Missouri corporation and an interested director of that corporation if (a) the material facts are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the Board of Directors, a committee thereof, or the shareholders.

     General Mills

     The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the Board of Directors, a committee thereof, or the stockholders.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Ralcorp

     Section 351.220 of the MGBCL generally allows Missouri corporations to pay dividends where the net assets of the corporation are not less than its stated capital and the payment of such dividends will not reduce the net assets of the corporation below its stated capital, subject to the following limitations: (a) if a dividend of the corporation's own shares having a par value is declared, such shares must be issued at the par value thereof and an amount of surplus equal to the aggregate par value of such shares must be transferred to stated capital at that time; (b) if a dividend is declared payable in its own shares, without par value, and such shares have a preferential right in the assets of the corporation in the event of its involuntary liquidation, those shares must be issued at the liquidation value thereof, and an amount of surplus equal to the aggregate preferential amount payable with respect to the shares in the event of involuntary liquidation must be transferred to stated capital at that time; and (c) if a dividend is declared payable in the corporation's own shares without par value and none of such shares has a preferential right in the assets of the corporation in the event of involuntary liquidation, such shares must be issued at the value that is fixed by resolution of the board of directors at the time the dividend is declared, and an amount of surplus equal to the aggregate value so fixed in respect of such shares must be transferred to stated capital at that time.

     General Mills

     The DGCL generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation.

     The By-Laws of General Mills give the Board of Directors the power to declare lawful dividends when it deems it expedient to do so. The By-Laws further state that, before declaring a dividend, the Board of Directors may reserve out of the accumulated profits a sum of money if it deems such sum to be necessary to provide working capital, for a reserve fund to meet contingencies, to equalize dividends, or for any other purpose that the Board of Directors deems conducive to the interests of the corporation.

DUTIES OF DIRECTORS

     Ralcorp

     The MGBCL provides that directors may consider various constituencies (including constituencies whose interests may diverge from the interests of shareholders) in connection with proposals relating to the acquisition of control of the corporation and in other contexts.

     General Mills

     The DGCL does not contain a specific provision elaborating the duties of a board of directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the stockholders.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     Ralcorp

     None of Ralcorp's Restated Articles of Incorporation, its By-Laws nor the MGBCL contains any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a shareholder vote.

     General Mills

     The General Mills Restated Certificate of Incorporation provides that, upon the affirmative vote of not less than 66 2/3 percent of the shares of General Mills Common Stock voting thereon at any meeting of General Mills stockholders, the General Mills Board may adopt and carry out profit sharing, stock option and restricted stock plans for any or all of General Mills' directors, officers or employees, and for any or all of the officers and employees of General Mills' subsidiaries. The DGCL does not contain any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a shareholder vote.

LOANS TO DIRECTORS

     Ralcorp

     The MGBCL contains no provision requiring that loans to or guarantees of obligations of officers and directors be subject to shareholder approval.

     General Mills

     The DGCL allows loans to and guarantees of obligations of officers and directors without any shareholder approval.

                                    EXPERTS

     The audited financial statements of Ralcorp incorporated by reference in this Proxy Statement-Prospectus have been audited by Price Waterhouse LLP ("Price Waterhouse"), independent accountants, for the periods indicated in their report thereon which is included in New Ralcorp's Registration Statement on Form 10 dated December 27, 1996, which is incorporated herein by reference. The audited financial statements of the Branded Business of Ralston Foods included in this Proxy Statement-Prospectus have been audited by Price Waterhouse for the period indicated in their report thereon which is included herein. The financial statements audited by Price Waterhouse have been included or incorporated by reference herein in reliance on their reports given on their authority as experts in accounting and auditing.

     The consolidated financial statements and related schedule of General Mills as of May 26, 1996 and May 28, 1995, and for each of the fiscal years in the three-year period ended May 26, 1996, included or incorporated by reference in General Mills' Annual Report on Form 10-K, which is incorporated by reference in this Proxy Statement-Prospectus, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     Representatives of Price Waterhouse are expected to be present at the Special Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of General Mills Common Stock to be issued pursuant to the Merger will be passed upon for General Mills by Wachtell, Lipton, Rosen & Katz, New York, New York, special counsel for General Mills.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Due to the contemplated consummation of the Merger, Ralcorp does not currently intend to hold a 1997 Annual Meeting of Shareholders. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must have been received by the Secretary of Ralcorp no later than August 15, 1996.

                      WHERE YOU CAN FIND MORE INFORMATION

     General Mills and Ralcorp file annual, quarterly and special reports, proxy statements and other information with the SEC. Following the Distribution, New Ralcorp will also make these filings with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

     General Mills filed a Registration Statement on Form S-4 to register with the SEC the General Mills Common Stock to be issued to Ralcorp shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of General Mills, as well as being a proxy statement of Ralcorp for the Special Meeting. In addition, New Ralcorp has filed a Registration Statement on Form 10 to register with the SEC the New Ralcorp Common Stock to be issued to Ralcorp shareholders in the Distribution. The Information Statement mailed with this Proxy Statement-Prospectus is part of New Ralcorp's Registration Statement.

     As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in General Mills' Registration Statement or the exhibits to that Registration Statement. Similarly, New Ralcorp's Information Statement does not contain all the information you can find in New Ralcorp's Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in the Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

GENERAL MILLS SEC FILINGS (FILE NO. 1-01185)                      PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K...................  Year ended May 26, 1996
Quarterly Report on Form 10-Q................  13 Weeks ended August 25, 1996

    RALCORP SEC FILINGS (FILE NO. 12766)                          PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K...................  Year ended September 30, 1995
Quarterly Reports on Form 10-Q...............  Quarters ended December 31, 1996, March 31,
                                               1996 and June 30, 1996
Current Reports on Form 8-K..................  Filed on July 23, 1996, August 1, 1996,
                                               September 10, 1996 and September 27, 1996

     In addition, we incorporate by reference New Ralcorp's Registration Statement on Form 10 dated December 27, 1996. We also incorporate by reference additional documents we may file with the SEC from the date of this Proxy Statement-Prospectus to the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

     General Mills has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to General Mills and Ralcorp has supplied all such information relating to Ralcorp.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                  Secretary
                  General Mills, Inc.
                  P.O. Box 1113
                  Minneapolis, MN 55440
                  Tel: (800) 245-5703
                  (Investor Relations Department)
Secretary
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, MO 63101
Tel: (314) 877-7046

     If you would like to request documents from us, please do so by January 14, 1997 to receive them before the Special Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER AND ON THE DISTRIBUTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED DECEMBER 27, 1996. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF GENERAL MILLS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

                                     PAGE NO.
                                     --------
1994 Spinoff.........................    15
Affiliate Agreement..................    39
Ancillary Agreements.................    15
Assigned Technical Information and
  Know How...........................    46
Average Value of General Mills Common
  Stock..............................    14
Branded Assets.......................    42
Branded Balance Sheet................    36
Branded Business.....................    13
Branded Contribution.................    15
Branded Employees....................    44
Branded Financial Statements.........    36
Branded Liabilities..................    43
Branded Plant........................    36
Branded Subsidiary...................    13
Branded Technical Information and
  Know How...........................    47
Branded Trademarks...................    49
business combination.................    70
Certificate of Merger................    35
Certificates.........................    35
Closing..............................    14
Closing Date.........................    14
Closing Date Net Asset Value.........    36
Comparable Companies.................    19
Comparable Companies for New
  Ralcorp............................    21
Comparable Transaction...............    20
Code.................................    19
Cookie Crisp.........................    50
Confidentiality Agreement............    16
Control Brand........................    50
Conversion Number....................    14
Designated Products..................    47
DGCL.................................    57
Dillon Read..........................    14
Dissenter's Shares...................    35
Dissenting Shareholders..............    13
Distribution.........................    13
Distribution Date....................    43
Distribution Proposal................    13
Distribution Record Date.............    15
Distribution Time....................    43
Distributorship Agreement............    15
DOJ..................................    27
EBITA................................    19
EBITDA...............................    19
Effective Time.......................    13
ERISA................................    36
Exchange Agent.......................    35
Exchange Fund........................    35

                                     PAGE NO.
                                     --------
FTC..................................    27
Funded Debt of Ralcorp and the
  Branded Subsidiary.................    14
General Mills........................    13
General Mills Acquiring Person.......    58
General Mills Board..................    16
General Mills Common Stock...........    13
General Mills Distribution Date......    58
General Mills Final Expiration
  Date...............................    58
General Mills Missouri...............    13
General Mills Preference Stock.......    57
General Mills Purchase Price.........    57
General Mills Record Date............    57
General Mills Redemption Price.......    59
General Mills Registration
  Statement..........................    39
General Mills Right..................    57
General Mills Right Certificates.....    58
General Mills Rights Agent...........    57
General Mills Rights Agreement.......    57
General Mills Special Termination....    41
Higher Offer.........................    38
HSR Act..............................    27
Indemnifiable Losses.................    44
Internal Merger......................    15
Internal Spinoff.....................    15
IRS..................................    25
Known Branded Liabilities............    43
Lehman Brothers......................    14
Lehman Opinion.......................    17
LTD Plan.............................    44
Materials............................    50
Merger...............................    13
Merger Agreement.....................    13
Merger Consideration.................    13
Merger Proposal......................    13
MGBCL................................    25
Morris Trust.........................    19
Named Executive Officers.............    55
New Ralcorp..........................    13
New Ralcorp Assets...................    43
New Ralcorp Business.................    13
New Ralcorp Common Stock.............    14
New Ralcorp Information Statement....    39
New Ralcorp Liabilities..............    43
New Ralcorp Registration Statement...    39
Nonconforming Products...............    51
Notes................................    14
NYSE.................................    14
Other Trademarks.....................    49
Post-Closing Branded Liabilities.....    45
Preference Shares....................    57

                                     PAGE NO.
                                     --------
Price Waterhouse.....................    73
Prior Technology Agreement...........    15
Prior Trademark Agreement............    15
Private Label Trademarks.............    50
Private Letter Ruling................    40
Products.............................    50
Quaker...............................    19
Ralcorp..............................    13
Ralcorp Acquiring Person.............    68
Ralcorp Board........................    13
Ralcorp Common Stock.................    13
Ralcorp Continuing Director..........    67
Ralcorp Distribution Date............    68
Ralcorp Final Expiration Date........    68
Ralcorp Purchase Price...............    68
Ralcorp Record Date..................    68
Ralcorp Redemption Price.............    69
Ralcorp Right........................    68
Ralcorp Right Certificates...........    68
Ralcorp Rights Agent.................    68
Ralcorp Rights Agreement.............    68
Ralcorp Special Termination..........    41
Ralston Foods........................    15
Ralston Purina.......................    15
Ralston Trademarks...................    49
Refinancing..........................    22
Reorganization.......................    15
Reorganization Agreement.............    13
                                     PAGE NO.
                                     --------
Resort Operations....................    18
Rice Chex............................    50
Rights Payment.......................    14
Scheduled Branded Litigation.........    43
SEC..................................    36
Second Request.......................    27
Securities Act.......................    39
Services.............................    52
Shared Technical Information and Know
  How................................    47
Shareholder Termination..............    41
Special Meeting......................    13
Special Meeting Record Date..........    53
Specifications.......................    50
Summary of General Mills Rights......    58
Summary of Ralcorp Rights............    68
Supply Agreement.....................    15
Surviving Corporation................    13
Tax Opinions.........................    24
Tax Sharing Agreement................    15
Technical Information and Know How...    46
Technology Agreement.................    15
Third Party Acquisition..............    37
Trademark Agreement..................    15
Trademarks...........................    49
Transactions.........................    15
Unknown Branded Liabilities..........    44

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Branded Business of Ralston Foods, Inc. Combined Financial Statements:
  Report of Independent Accountants...................................................   F-1
  Combined Balance Sheets as of September 30, 1996 and 1995...........................   F-2
  Combined Statements of Earnings for Fiscal Years 1996, 1995 and 1994................   F-3
  Combined Statements of Cash Flows for Fiscal Years 1996, 1995 and 1994..............   F-4
  Notes to Combined Financial Statements..............................................   F-5
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................  F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Ralcorp Holdings, Inc.

     In our opinion, the accompanying combined balance sheets and the related combined statements of earnings and of cash flows present fairly, in all material respects, the financial position of the Branded Business of Ralston Foods, Inc. (a wholly owned subsidiary of Ralcorp Holdings, Inc.) at September 30, 1996 and 1995, and the results of their operations and their cash flows for the two years ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Ralcorp Holdings, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
St. Louis, Missouri
November 22, 1996

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                                SEPTEMBER 30,
                                                                               ----------------
                                                                                1996      1995
                                                                               ------    ------
ASSETS
Current assets
  Cash......................................................................   $   --    $   --
  Receivables, less allowance for customer promotions and doubtful
     accounts...............................................................     23.8      32.5
  Inventories...............................................................     25.7      28.6
  Prepaid expenses..........................................................      4.0       4.2
                                                                               ------    ------
       Total current assets.................................................     53.5      65.3
Other assets................................................................      6.7       3.4
                                                                               ------    ------
Property at cost
  Land......................................................................      0.3       0.3
  Buildings.................................................................     21.0      19.4
  Machinery and equipment...................................................    119.0     109.4
  Construction in progress..................................................      0.7       5.2
                                                                               ------    ------
                                                                                141.0     134.3
     Accumulated depreciation...............................................     76.9      68.5
                                                                               ------    ------
                                                                                 64.1      65.8
                                                                               ------    ------
       Total assets.........................................................   $124.3    $134.5
                                                                               ======    ======
LIABILITIES AND RALCORP HOLDINGS' EQUITY
Current liabilities
  Current maturities of long-term debt......................................   $   --    $   --
  Accounts payable and accrued liabilities..................................     25.0      26.3
                                                                               ------    ------
     Total current liabilities..............................................     25.0      26.3
  Long-term debt............................................................     61.2      62.8
  Deferred income taxes.....................................................      2.7       2.8
  Other liabilities.........................................................     12.1       9.7
  Commitments and contingencies.............................................       --        --
  Equity:
     Ralcorp Holdings' equity investment....................................     23.3      32.9
                                                                               ------    ------
       Total liabilities and equity.........................................   $124.3    $134.5
                                                                               ======    ======

            See accompanying Notes to Combined Financial Statements.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN MILLIONS)

                                                                     FISCAL YEARS ENDED SEPTEMBER
                                                                                  30,
                                                                    -------------------------------
                                                                     1996      1995        1994
                                                                    ------    ------    -----------
                                                                                        (UNAUDITED)
Net sales........................................................   $386.7    $371.6      $ 361.7
                                                                    ------    ------       ------
Costs and expenses
  Cost of products sold..........................................    114.1     103.5        102.5
  Selling, general and administrative............................     52.5      46.7         38.3
  Advertising and promotion......................................    162.5     147.8        154.1
  Interest.......................................................      4.2       4.4          1.2
  Restructuring charge...........................................      2.5        --           --
  Other expense, net.............................................       --        --          0.4
                                                                    ------    ------       ------
                                                                     335.8     302.4        296.5
                                                                    ------    ------       ------
Earnings before income taxes.....................................     50.9      69.2         65.2
Income taxes.....................................................     19.3      26.4         24.8
                                                                    ------    ------       ------
          Net earnings...........................................   $ 31.6    $ 42.8      $  40.4
                                                                    ======    ======       ======

            See accompanying Notes to Combined Financial Statements.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                          FISCAL YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                    -------------------------------
                                                                     1996      1995        1994
                                                                    ------    ------    -----------
                                                                                        (UNAUDITED)
Cash flow from operations:
  Net earnings....................................................  $ 31.6    $ 42.8      $  40.4
                                                                    ------    ------       ------
  Adjustments to reconcile net earnings to net cash flow provided by operations:
     Depreciation and amortization................................     8.7       8.3          7.9
     Restructuring charge, $2.5 less cash payments of $1.1........     1.4
     Deferred income taxes........................................     0.2      (0.6)        (0.4)
     Changes in assets and liabilities used in operations:
       Decrease (increase) in receivables, net....................     8.7     (17.4)         2.0
       Decrease (increase) in inventories.........................     2.9      (8.0)         1.3
       (Increase) decrease in prepaid expenses....................    (0.1)     (1.0)         0.4
       (Decrease) increase in accounts payable and accrued
        liabilities...............................................    (1.8)     (0.7)         8.6
     Other, net...................................................     2.8       1.1          3.7
                                                                    ------    ------       ------
       Net cash flow from operations..............................    54.4      24.5         63.9
                                                                    ------    ------       ------
Cash flow from investing activities:
  Additions to property and intangible assets.....................   (11.6)    (11.7)        (1.9)
                                                                    ------    ------       ------
       Net cash used by investing activities......................   (11.6)    (11.7)        (1.9)
Cash flow from financing activities:
  Discontinued sale of trade receivables..........................                           (7.2)
  (Payments on) proceeds from long-term debt......................    (1.6)     19.0         43.8
                                                                    ------    ------       ------
       Net cash (used) provided by financing activities...........    (1.6)     19.0         36.6
                                                                    ------    ------       ------
Net cash distributions to Ralcorp.................................  $(41.2)   $(31.8)     $ (98.6)
                                                                    ------    ------       ------

            See accompanying Notes to Combined Financial Statements.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

1. GENERAL INFORMATION

     Merger Agreement with General Mills

     On August 13, 1996, Ralcorp Holdings, Inc. ("Ralcorp"), General Mills, Inc. ("General Mills") and General Mills Missouri, Inc. ("General Mills Missouri") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which General Mills, through General Mills Missouri, will purchase certain assets and liabilities (the "Merger") of the branded ready-to-eat-cereal and snack business ("Branded Business" or the "Company") of Ralston Foods Inc., a wholly owned subsidiary of Ralcorp. The consideration to be paid by General Mills for the Branded Business is equal to $570 million and consists of: (i) the distribution of a pro rata share of voting General Mills Common Stock to each Ralcorp shareholder and (ii) the assumption by General Mills of Ralcorp debt and accrued interest, not to exceed $300 million.

     The Merger will be completed using a tax-free reorganization structure, as follows. First, Ralcorp will distribute shares of New Ralcorp common stock, in a tax-free distribution to Ralcorp shareholders. At the time of such distribution New Ralcorp will own all of Ralcorp's businesses other than the Branded Business. Each shareholder will receive one share of New Ralcorp common stock for each share of Ralcorp common stock they owned prior to the Merger. The New Ralcorp common stock will represent a share in the businesses that are not being sold to General Mills.

     Second, immediately after the spin-off, Ralcorp will merge the Branded Business with General Mills Missouri, a wholly owned subsidiary of General Mills. As a result of the Merger, Ralcorp shareholders will exchange their shares of Ralcorp common stock for General Mills Common Stock. This exchange will also be tax-free. The exchange ratio will be set using a formula that will depend primarily on the amount of Ralcorp debt and accrued interest that General Mills assumes, the trading price of General Mills Common Stock at the time of the Merger, and the number of shares of Ralcorp outstanding prior to the Merger. In substance, Ralcorp is selling the Branded Business for General Mills Common Stock and the assumption of Ralcorp debt and accrued interest by General Mills.

     For the purpose of governing certain relationships among Ralcorp, New Ralcorp and General Mills, as well as to help in the orderly separation and transition of the Branded Business, Ralcorp, New Ralcorp and General Mills, directly or through various wholly owned legal entities, have entered into numerous agreements, including the Reorganization Agreement, Tax Sharing Agreement, Technology Agreement, Trademark Agreement, Supply Agreement, Transition Services Agreement and other agreements. These agreements deal with many operational issues, including: (a) the separation of the Branded Business from the remaining businesses; (b) transitional services provided by New Ralcorp to Ralcorp when it is owned by General Mills; (c) the sharing of technology between the Branded Business and New Ralcorp; (d) the supply of specific cereal products by New Ralcorp to General Mills and Ralcorp; (e) the use of certain trademarks by General Mills for a period of time; and (f) the allocation of certain tax and other liabilities among New Ralcorp, General Mills and Ralcorp.

     1994 Spin-off from Ralston Purina Company

     Effective at the close of business on March 31, 1994 (the "1994 Spin-off Date"), Ralcorp became an independent, publicly owned company as a result of the tax-free distribution by Ralston Purina Company ("Ralston Purina") of Ralcorp's $.01 per value Common Stock to holders of Ralston-Ralston Purina Group $.10 par value Common Stock, at a distribution ratio of one for three (the "1994 Spin-off"). Prior to the 1994 Spin-off Ralcorp was formed as a wholly owned subsidiary of Ralston Purina for the purpose of effecting the 1994 Spin-off. Included in this transaction was the transfer of substantially all of the assets and liabilities related to the branded and private label cereal business (excluding cereal products manufactured in Korea and France), baby food business, branded and private label crackers and cookies business, coupon redemption

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

business and the ski operations business (collectively, the "Ralcorp Businesses"), all of which were previously owned by Ralston Purina. Ralston Purina did not retain any ownership interest in Ralcorp.

     For the purpose of governing certain of the relationships between Ralston Purina and Ralcorp, as well as providing an orderly transition to the status of two separate companies, Ralston Purina and Ralcorp entered into various agreements, including the Agreement and Plan of Reorganization (the "1994 Reorganization Agreement"), the 1994 Tax Sharing Agreement, the 1994 Bridging Agreement, the 1994 Trademark Agreement and other agreements.

     These agreements deal with many operational issues, including (a) the separation of Ralcorp from Ralston Purina; (b) transitional services provided by Ralston Purina to Ralcorp, which include certain administrative, data processing and technical services and office facilities for Ralcorp's headquarters; (c) use of certain trademarks by Ralcorp; and (d) the allocation of certain tax and other liabilities among Ralcorp and Ralston Purina.

2. DESCRIPTION OF BUSINESS

     The Company produces and sells ready-to-eat cereals under various brand names including Chex and Cookie Crisp, and snacks under the Chex Mix brand. Sales tend to be somewhat seasonal, with historically strong fall and winter periods which management believes are attributable to promotions associated with the cereal-related recipes used for holiday parties. The Company's production is currently performed at one facility. The Company's revenues are primarily generated by sales within the United States. Finished products are warehoused in eight independent warehouse facilities and shipped to customers principally via independent truck lines. These products are marketed primarily through food brokers to grocery wholesalers, retail chains, mass merchandisers, warehouse club outlets and other customers.

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

     Basis of Presentation

     The financial statements as of and for each of the three fiscal years ended September 30, 1996 are presented on a combined basis. The combined financial statements include assets, liabilities, revenues and expenses that are directly attributable to the Branded Business or have been allocated to the Branded Business based upon methods considered reasonable by Ralcorp's management. Such methodologies employ volume or percentage allocation bases or the activity of other expense or balance sheet accounts. Revenues; certain expenses, including cost of products sold and advertising and promotion; and finished products inventories are directly attributable to the Branded Business. Most balance sheet accounts, including debt and accrued interest, and certain expenses, such as selling, general administration, interest and corporate overhead, have been allocated to the Branded Business. Management believes the expenses reflected in the combined statements of earnings for the three fiscal years ended September 30, 1996 materially represent the expenses that would have been incurred had the Branded Business operated on a stand alone basis.

     Cash Equivalents

     Cash equivalents for purposes of the statements of cash flows are considered to be all highly liquid investments with an original maturity of three months or less.

     Financial Instruments

     The Company has a policy which allows the use of various derivative financial instruments to manage the Company's financial risks that exist as part of conducting business. Under the policy, the Company is not permitted to engage in speculative or leveraged transactions that have the potential for a disproportionate ratio

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

between the change in value of the liability being hedged and the expected change in value of the related derivative instrument. The Company does not hold or issue financial instruments for trading purposes. As of September 30, 1996, the Company had no material derivative financial instruments outstanding.

     Receivables

     The Company has a policy of classifying certain accrued promotional liabilities as contra-receivables to the extent management believes these liabilities will be settled via customers remitting amounts less than that are invoiced.

     Inventories

     Inventories are valued generally at the lower of average cost or market. In connection with purchasing key raw ingredient materials, the Company follows a policy of from time to time using commodities futures contracts to minimize the risk associated with market price fluctuations. Such contracts are accounted for as hedges, with related gains and losses ultimately included as part of the cost of products sold. The effect of any realized or deferred gains and losses is immaterial to the financial condition and results of operations of the Branded Business.

     Property at Cost

     Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the disposition are reflected in earnings.

     Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings.

     Intangible Assets

     The Company defers systems development costs when they reach technological feasibility. Amounts deferred are amortized over estimated periods of related benefit not to exceed 5 years. Intangible assets are included in Other Assets.

     Impairment

     The Company continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its long-lived assets, including identifiable intangibles and goodwill.

     Income Taxes

     In accordance with the 1994 Tax Sharing Agreement, Ralcorp is liable for its federal, state and local tax liabilities for taxable periods beginning after the 1994 Spin-off Date. Accordingly, the Ralcorp Businesses, including the Branded Business, were included in the consolidated federal, state and local income tax returns filed by Ralston Purina for periods ending on or before the 1994 Spin-off Date.

     Income taxes have been provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires the liability method of income tax accounting, accordingly, a deferred tax liability or assets is recognized for the effect of temporary differences between financial and tax reporting.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

     Earnings per Share

     Historical earnings per share are not presented since the Company had no capital structure separate from its parents, Ralston Foods, Inc. and Ralcorp, for the periods presented.

     Advertising Costs

     Advertising costs are expensed in the year in which the costs are incurred.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Reclassifications

     Certain reclassifications of the prior year's amounts have been made to conform with the current year's presentation.

     Unaudited Financial Information

     The combined statements of earnings and cash flows for the fiscal year ended September 30, 1994 have been prepared on a basis consistent with the audited combined statement of earnings and cash flows for the two fiscal years ended September 30, 1996 and 1995. In management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results of operations for such periods have been included in the financial statements.

4. RESTRUCTURING CHARGE

     For the year ended September 30, 1996, the Company recorded a pre-tax charge of $2.5 ($1.6 after taxes) to recognize the costs related to the restructuring of its ready-to-eat cereal operations. This restructuring plan is aimed at reducing the cost structure of the cereal operations. As a result of this restructuring plan, numerous positions have been eliminated from the cereal operations and corporate support groups, primarily at the Company's headquarters in St. Louis. In addition, the restructuring plan includes the partial closing of the production facility in Battle Creek, MI, thereby reducing excess production capacity and eliminating jobs from the production and administrative staffs at that facility.

     The components of the restructuring charge are summarized in the following table:

                                                                     AMOUNT      AMOUNT     BALANCE
                                                                    OF CHARGE    UTILIZED  OF RESERVE
                                                                    ---------    ------    ----------
Salaries, severance and benefits.................................     $ 1.6       $1.1        $0.5
Asset writedowns.................................................       0.9        0.9          --
                                                                       ----       ----        ----
  Total..........................................................     $ 2.5       $2.0        $0.5
                                                                       ====       ====        ====

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

5. RELATED PARTY TRANSACTIONS

     Transactions With Ralston Purina

     Ralcorp, on behalf of itself and the Company, and Ralston Purina entered into the 1994 Bridging Agreement under which Ralston Purina continued to provide certain administrative, data processing and technical services and office facilities for Ralcorp's headquarters. As of September 30, 1995, most of these arrangements had ended. Prior to the 1994 Spin-off Date, the expenses related to these services were allocated to Ralcorp based on utilization or other methods deemed reasonable by management. This allocation was $18.1 for the six months ended March 31, 1994. The Company's share of this allocation was $5.5. Actual expenses paid by Ralcorp to Ralston Purina for such services had declined to $1.7 for the year ended September 30, 1996 from $19.2 for the year ended September 30, 1995 and $10.3 for the six months ended September 30, 1994. Actual expenses paid by Ralcorp, on behalf of the Company, to Ralston Purina for such services were $0.5 for the year ended September 30, 1996, $4.7 for the year ended September 30, 1995 and $3.1 for the six months ended September 30, 1994.

     Transactions With Ralcorp

     Subsequent to the 1994 Spin-off Date, Ralcorp provided certain general and administrative services to the Company, including tax, treasury, risk management and insurance, legal, research and development, information systems and human resources. These expenses were allocated to the Company based on actual usage or other methods Ralcorp's management believes to be reasonable. These allocations were $26.9, $22.5 and $20.9 in fiscal years 1996, 1995 and 1994, respectively. These costs could have been different had the Company operated on its own during the periods presented. However, management believes these costs, which are reflected in the combined statements of earnings for the three fiscal years ended September 30, 1996, materially represent the costs that would have been incurred had the Branded Business operated on a stand alone basis. The Company and Ralcorp do not intend to settle these intercompany amounts and, therefore, are reflected as part of the permanent equity of the Company.

     The Company is included in the consolidated federal and certain state income tax returns of Ralcorp. The provision for income taxes and related tax payments reflected in the Company's financial statements are computed as if a separate return had been filed for the Company, using those elements of income and expense as reported in the Combined Statements of Earnings.

     The Company participates in a centralized cash management system administered by Ralcorp. The Company's cash deposits are transferred to Ralcorp on a daily basis and Ralcorp funds the Company's disbursement bank accounts as required. Unpaid checks are included in accounts payable. No interest was charged on transactions with Ralcorp.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

6. INCOME TAXES

     The provisions for income taxes consisted of the following:


                                                                      1996     1995        1994
                                                                      -----    -----    -----------
                                                                                        (UNAUDITED)
Current:
  United States....................................................   $17.7    $23.7       $22.2
  State............................................................     1.4      3.3         3.0
                                                                      -----    -----       -----
     Total current.................................................    19.1     27.0        25.2
                                                                      -----    -----       -----
Deferred:
  United States....................................................     0.2     (0.6)       (0.4)
  State............................................................      --       --          --
                                                                      -----    -----       -----
     Total deferred................................................     0.2     (0.6)       (0.4)
                                                                      -----    -----       -----
       Total.......................................................   $19.3    $26.4       $24.8
                                                                      =====    =====       =====

     Income taxes were 37.9%, 38.1% and 38.0% of pre-tax earnings in 1996, 1995 and 1994, respectively. A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                                      1996     1995        1994
                                                                      -----    -----    -----------
                                                                                        (UNAUDITED)
Computed tax at federal statutory rate.............................   $17.8    $24.2       $22.8
State income taxes, net of federal tax benefit.....................     1.5      2.1         1.9
Other, net.........................................................      --      0.1         0.1
                                                                      -----    -----       -----
                                                                      $19.3    $26.4       $24.8
                                                                      =====    =====       =====

     The deferred tax assets and deferred tax liabilities as set forth on the Combined Balance Sheets at September 30, 1996 and 1995 are as follows:

                                                              DEFERRED TAX           DEFERRED TAX
                                                                 ASSETS              LIABILITIES
                                                             --------------         --------------
                                                             1996      1995         1996      1995
                                                             ----      ----         ----      ----
Current:
  Accrued liabilities.....................................   $0.9      $1.0         $ --      $ --
  Inventories.............................................    0.6       0.8
  Other items.............................................    0.1       0.1           --        --
                                                             ----      ----         ----      ----
     Total current........................................    1.6       1.9           --        --
                                                             ----      ----         ----      ----
Noncurrent:
  Property basis differences..............................                           7.3       6.7
  Postretirement benefits.................................    3.3       2.9
  Other items.............................................    1.3       1.0           --        --
                                                             ----      ----         ----      ----
     Total noncurrent.....................................    4.6       3.9          7.3       6.7
                                                             ----      ----         ----      ----
       Total deferred taxes...............................   $6.2      $5.8         $7.3      $6.7
                                                             ====      ====         ====      ====

     Total income tax payments made by Ralcorp, on behalf of the Company, after the 1994 Spin-off Date were $19.1 for the year ended September 30, 1996, $27.0 for the year ended September 30, 1995 and $11.7 for

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

the six months ended September 30, 1994. Tax payments due on income earned prior to the 1994 Spin-off Date are the responsibility of Ralston Purina.

7. PENSION PLAN

     Ralcorp, on behalf of the Company, sponsors a noncontributory defined benefit pension plan which covers substantially all regular employees. The plan provides retirement benefits based on years of service and final-average or career-average earnings. It is Ralcorp's practice to fund pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974, as amended (ERISA) and federal income tax laws. Plan assets consist primarily of investments in commingled employee benefit trusts consisting of marketable equity securities, corporate and government debt securities and real estate.

     Prior to the 1994 Spin-off, the Company participated in Ralston Purina's defined benefit pension plans and certain jointly-administered multiemployer defined benefit plans and recorded pension costs as allocated by Ralston Purina. The amount of such costs were $0.4 for the six months ended March 31, 1994, which includes the Company's expenses related to the multiemployer plans. The components of the Company's net pension costs for the period subsequent to the 1994 Spin-off include the following:


                                                                                                 SIX
                                                                     YEAR         YEAR         MONTHS
                                                                     ENDED        ENDED         ENDED
                                                                   SEPT. 30,    SEPT. 30,     SEPT. 30,
                                                                     1996         1995          1994
                                                                   ---------    ---------    -----------
                                                                                             (UNAUDITED)
Defined benefit plan
  Service cost (benefits earned during the period)..............     $ 0.8        $ 0.7         $ 0.3
  Interest cost on projected benefit obligation.................       1.9          1.7           0.8
  Return on plan assets.........................................      (2.3)        (2.1)         (1.0)
  Net amortization and deferral.................................       0.5          0.4           0.2
                                                                     -----        -----         -----
       Total....................................................     $ 0.9        $ 0.7         $ 0.3
                                                                     =====        =====         =====

     The following table presents the funded status of the Company's defined benefit plan and amounts recognized in the Combined Balance Sheets at September 30, 1996 and 1995:

                                                                                1996      1995
                                                                               ------    ------
Actuarial present value of:
  Vested benefits...........................................................   $(17.7)   $(16.1)
  Nonvested benefits........................................................     (2.4)     (2.2)
                                                                               ------    ------
       Accumulated benefit obligation.......................................    (20.1)    (18.3)
Effect of projected future salary increases.................................     (4.9)     (4.2)
                                                                               ------    ------
Projected benefit obligation................................................    (25.0)    (22.5)
Plan assets at fair value...................................................     27.2      23.8
                                                                               ------    ------
Plan assets in excess of projected benefit obligation.......................      2.2       1.3
Unrecognized net gain.......................................................     (4.9)     (4.4)
Unrecognized prior service cost.............................................      2.6       3.6
Unrecognized net asset at transition........................................       --        --
                                                                               ------    ------
  (Accrued) prepaid pension costs included in the Combined Balance Sheets...   $ (0.1)   $  0.5
                                                                               ======    ======

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

     The key actuarial assumptions used in determining net pension costs and the projected benefit obligation were as follows:

                                                                               1996      1995
                                                                              ------    ------
Discount rate..............................................................   7.625%    7.625%
Rate of future compensation increases......................................    5.25%     5.25%
Long-term rate of return on plan assets....................................    9.50%     9.50%

     In addition, the Company participates in the Ralcorp sponsored defined contribution plan covering a substantial majority of its employees under which Ralcorp makes matching contributions of up to 100% of employee contributions depending on years of service. The matching contribution is capped at a certain percentage of employee earnings. Prior to the spin-off, most employees of the Company participated in Ralston Purina's defined contribution plan which provided benefits on the same basis. Matching contributions for the Branded Business into Ralcorp's defined contribution plan for the two fiscal years ended September 30, 1996 and 1995 and the six months ended September 30, 1994 were $1.0, $1.0 and $0.6, respectively. The costs allocated to the Company related to its participation in Ralston Purina's defined contribution plan prior to the 1994 Spin-off totaled $0.6 for the six months ended March 31, 1994.

8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Ralcorp, on behalf of the Company, provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. Ralcorp is, however, phasing out its subsidy of medical benefits for a substantial majority of its future retirees. Retiree contributions are adjusted periodically in order to share increases in the costs of providing medical benefits.

     Prior to the 1994 Spin-off, Ralston Purina allocated the costs of these benefits to the Company. The costs of retiree health and life insurance benefits allocated to the Company by Ralston Purina prior to the 1994 Spin-off were $0.4 for the six months ended March 31, 1994.

     The net periodic cost of postretirement benefits for the periods subsequent to the 1994 Spin-off includes the following components:


                                                                                                 SIX
                                                                     YEAR         YEAR         MONTHS
                                                                     ENDED        ENDED         ENDED
                                                                   SEPT. 30,    SEPT. 30,     SEPT. 30,
                                                                     1996         1995          1994
                                                                   ---------    ---------    -----------
                                                                                             (UNAUDITED)
Service cost....................................................     $ 0.2        $ 0.1         $ 0.1
Interest cost...................................................       0.5          0.5           0.2
Amortization of unrecognized prior service cost.................        --         (0.1)           --
                                                                      ----        -----          ----
       Net periodic postretirement benefit costs................     $ 0.7        $ 0.5         $ 0.3
                                                                      ====        =====          ====

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

     The following table sets forth the status of the Company's postretirement benefit plans at September 30, 1996 and 1995:

                                                                                  1996    1995
                                                                                  ----    -----
Accumulated postretirement benefit obligation:
  Retirees.....................................................................   $1.1    $ 1.0
  Fully eligible active plan participants......................................    3.4      3.0
  Other active plan participants...............................................    2.8      2.4
                                                                                  ----    -----
       Total accumulated postretirement benefit obligation.....................    7.3      6.4
Unrecognized net gain..........................................................    1.3      1.2
Unrecognized prior service cost................................................     --     (0.1)
                                                                                  ----    -----
  Accrued postretirement benefit costs included in the Combined Balance
     Sheets....................................................................   $8.6    $ 7.5
                                                                                  ====    =====

     Actuarial assumptions used to determine the accumulated postretirement benefit obligation include a discount rate of 7.625% in 1996 and 1995. In 1996 and 1995, the annual increase in per capita costs of covered health care benefits is assumed to be 6% for all years. If the health care trend rates were increased one percentage point, the current year postretirement benefit costs would have increased $0.1 and the accumulated postretirement benefit obligation as of September 30, 1996 would have increased $1.1.

     In 1995, the Company adopted Statement of Financial Accounting Standards No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits." FAS 112 requires recognition of benefits provided by an employer to former or inactive employees after employment but prior to such employees' retirement. The effect of the adoption of this standard did not have a material impact on the Company's combined financial position or results of operations.

9. LONG TERM DEBT

     Ralcorp has available certain borrowings under credit agreements with a number of banks (Bank Credit Agreements). Provisions of the Bank Credit Agreements require that Ralcorp maintain certain financial ratios and a minimum level of shareholders' equity. There was $300 available under the Bank Credit Agreements at September 30, 1995 and through an amendment, in March 1996, the funds available under the Bank Credit Agreements were reduced to $275. The March 1996 amendment also revised the Bank Credit Agreements maturity date to March 12, 2001.

     At September 30, 1996 and September 30, 1995, the amount of Ralcorp long-term debt allocated to the Branded Business consisted of the following:

                                                                                 SEPTEMBER 30,
                                                                                 --------------
                                                                                 1996     1995
                                                                                 -----    -----
Bank Credit Agreements........................................................   $61.2    $62.8
                                                                                 -----    -----
Less Current Portion..........................................................      --       --
                                                                                 -----    -----
                                                                                 $61.2    $62.8
                                                                                 =====    =====

     Included in the Bank Credit Agreements amount are short-term notes which have maturities ranging from three days to one month and have been classified as long-term debt based on the Company's intent and ability to renew the obligations on a long-term basis. Interest expense has been allocated to the Company in the amount of $4.2, $4.4 and $1.2 for fiscal years 1996, 1995 and 1994, respectively.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

     As of September 30, 1996, all of the Company's outstanding long-term debt matures during the year ending September 30, 2001.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include long-term debt. As of September 30, 1996 and 1995, the fair value of long-term debt was approximately equal to its carry value of $61.2 and $62.8, respectively. The fair value of the Company's debt has been estimated using quoted market prices obtained through independent pricing sources for the same or similar types of borrowing arrangements.

11. RALCORP HOLDINGS' EQUITY INVESTMENT

     The following analyzes Ralcorp's investment in the Company for the fiscal years presented:

                                                                                           1994
                                                                     1996      1995     -----------
                                                                    ------    ------    (UNAUDITED)
Balance at beginning of fiscal year..............................   $ 32.9    $ 21.9      $  80.1
Net earnings.....................................................     31.6      42.8         40.4
Net cash distributions to Ralcorp................................    (41.2)    (31.8)       (98.6)
                                                                    ------    ------       ------
  Balance at end of fiscal year..................................   $ 23.3    $ 32.9      $  21.9
                                                                    ======    ======       ======

     Ralcorp's equity investment includes the net intercompany payable from the Company reflecting transactions described in Note 5, including net cash management services, certain general and administrative services and inclusion in consolidated federal and state income tax returns.

12. COMMITMENTS AND CONTINGENCIES

     The Company is a party to a number of legal proceedings in various state and federal jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law and may proceed for protracted periods of time.

     The operations of the Company, like those of similar businesses, are subject to various federal, state, and local laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal. The Company's cereal plant has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that they have been identified as a "potentially responsible party" (PRP) at one cleanup site under the Comprehensive Environmental Response, Compensation and Liability Act, and the Company may be required to share in the cost of cleanup with respect to the cleanup site. The Company's ultimate liability in connection with environmental matters may depend on many factors including, but not limited to, the volume of material contributed to a site, the existence of other parties responsible for remediation and their financial viability, reports of experts (internal or external), and the remediation methods and technology to be used.

     The amount of alleged liability, if any, from pending legal proceedings cannot be determined with certainty; however, in the opinion of Company management, based upon the information presently known as well as upon the limitation of its liabilities set forth in the 1994 Reorganization Agreement, the ultimate liability of the Company, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to the Company's combined financial position or results of operations. In addition, while it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, in the opinion of management, based upon the

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

information currently available, the ultimate liability arising from such environmental matters should not be material to the Company's combined financial position or results of operations.

     Other Contingencies

     At September 30, 1996, the Company's primary concentration of credit risk related to approximately $0.8 of trade accounts receivable due from several highly leveraged or "at risk" customers. Consideration was given to the financial position of these customers when determining the appropriate allowance for doubtful accounts.

     Lease Commitments

     Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1996 were:

        1997...................................................................   $0.5
        1998...................................................................   $0.5
        1999...................................................................   $0.5
        2000...................................................................   $0.4
        2001...................................................................   $ --

     Total rental expense for all operating leases was $0.6 in 1996, $0.2 in 1995 and $0.2 in 1994.

13. SUPPLEMENTAL EARNINGS INFORMATION

                                                                                    1994
                                                               1996     1995     -----------
                                                               -----    -----    (UNAUDITED)
        Maintenance and repairs.............................   $7.3     $6.6        $ 5.8
        Research and development............................    2.2      2.4          1.9

14. SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

                                                                                    1994
                                                               1996     1995     -----------
                                                               -----    -----    (UNAUDITED)
        Interest paid.......................................   $ 4.2    $ 4.4       $ 1.0
        Income taxes paid...................................    19.1     27.0        25.2

     Interest payments for 1996, 1995 and the six month period ended September 30, 1994 were the responsibility of Ralcorp. Interest payments for the six month period ended March 31, 1994 and all prior fiscal years were the responsibility of Ralston Purina. Tax payments due on income earned prior to the 1994 Spin-off Date are the responsibility of Ralston Purina.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

15. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                                1996      1995
                                                                                -----    ------
Receivables (current):
  Trade......................................................................   $27.5    $ 43.1
  Allowance for customer promotions and doubtful accounts....................    (3.7)    (10.6)
                                                                                -----    ------
                                                                                $23.8    $ 32.5
                                                                                =====    ======
Inventories:
  Raw materials and supplies.................................................   $ 7.3    $  7.5
  Finished products..........................................................    18.4      21.1
                                                                                -----    ------
                                                                                $25.7    $ 28.6
                                                                                =====    ======
Prepaid Expenses:
  Deferred income tax benefits...............................................   $ 1.6    $  1.9
  Prepaid expenses...........................................................     2.4       2.3
                                                                                -----    ------
                                                                                $ 4.0    $  4.2
                                                                                =====    ======
Accounts Payable and Accrued Liabilities:
  Trade accounts payable.....................................................   $12.1    $ 18.0
  Advertising and promotions.................................................     6.9       3.3
  Incentive compensation, salaries and vacations.............................     2.7       2.7
  Other items................................................................     3.3       2.3
                                                                                -----    ------
                                                                                $25.0    $ 26.3
                                                                                =====    ======

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The results of any single quarter are not necessarily indicative of the Company's results for the full fiscal year. Net earnings of the Company are seasonal, primarily due to seasonal Chex party mix promotions which increase sales volume during the first fiscal quarter of the year.

                                                FISCAL 1996 (OCTOBER 1, 1995 - SEPTEMBER 30,
                                                                   1996)
                                                --------------------------------------------
                                                FIRST        SECOND       THIRD       FOURTH
                                                ------       ------       -----       ------
        Net sales............................   $145.2       $67.5        $93.1       $80.9
        Gross profit.........................    105.2        45.0         65.4        57.0
        Net earnings.........................     11.6         5.0          5.7         9.3 (a)

                                                FISCAL 1995 (OCTOBER 1, 1994 - SEPTEMBER 30,
                                                                   1995)
                                                --------------------------------------------
                                                FIRST        SECOND       THIRD       FOURTH
                                                ------       ------       -----       ------
        Net sales............................   $137.0       $58.3        $88.5       $87.8
        Gross profit.........................    102.3        40.5         62.8        62.5
        Net earnings.........................     16.2         6.5          9.9        10.2 (b)

     (a) Advertising and promotion expenses for the fourth quarter of fiscal 1996 were $27.3 compared to $31.4 for the fourth quarter of fiscal 1995. This decrease in advertising and promotion expense in the fourth quarter, despite an overall increase of $14.7 for the fiscal year, is attributed to the adjustment made to the related accruals in the fourth quarter of fiscal 1996. This adjustment had a favorable impact on net earnings for the fourth quarter of fiscal 1996 and became necessary when it was determined that redemption levels for

                    BRANDED BUSINESS OF RALSTON FOODS, INC.

                             (DOLLARS IN MILLIONS)

in-ad coupon programs and cereal sales volumes were below management's expectations that were used to record advertising and promotion expense in the first three quarters of fiscal 1996.

     (b) Net earnings for the fourth quarter of 1995 were negatively affected by the write-off of small dollar accounts receivable ($0.5 million after taxes) related to prior periods for which the Company decided not to pursue collection.

                    BRANDED BUSINESS OF RALSTON FOODS, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     On August 14, 1996, Ralcorp announced the sale of the Branded Business to General Mills for General Mills Common Stock and the assumption of debt and accrued interest not to exceed $300 million, together valued at $570 million. Currently, Ralcorp estimates that the debt assumed will be between $210 and $240 million. The transaction will involve the merger of the Branded Business with a subsidiary of General Mills and the spin-off of Ralcorp's remaining private label ready-to-eat and hot cereals, baby food and private label cracker and cookie businesses to Ralcorp's shareholders. Subsequent to the close of the transaction, shareholders of Ralcorp will hold shares of General Mills Common Stock and shares of the spun-off company. The completion of the transaction is subject to various government approvals and the approval by Ralcorp shareholders, which may or may not be received.

     The following discussion is provided solely for the purpose of providing disclosure with respect to the financial position and results of operations of the Branded Business which will be owned by General Mills. Consequently, the following discussion includes only limited forward-looking information. The accompanying combined financial statements do not reflect any business organization that exists or is intended to exist as a stand-alone company.

OPERATING RESULTS

FISCAL 1996 COMPARED TO FISCAL 1995

     Branded Business sales increased 4.1% in fiscal 1996 to $386.7 million. The increase was driven by significantly higher Chex Mix snack volume -- which continued to realize the positive effects of a successful restage -- increased branded cereal prices taken in advance of category-wide pricing declines and improved volumes in children's cereals, partially offset by significantly lower branded cereal volumes. The volume improvement in children's cereal is attributable to Spider-Man, although at a rate significantly below expectations. The Spider-Man cereal product has been discontinued. Dramatic price decreases and significant promotional activities by major branded competitors during fiscal 1996, directly and negatively effected the Company's cereal volumes.

     Overall branded cereal volume declined approximately 10% in fiscal 1996. Although minor branded cereal products volumes were down significantly, the mainline Chex franchise continued to perform reasonably well, down only slightly from a year ago. Sales of branded cereal are somewhat seasonal because of the Company's Chex Party Mix holiday promotion.

     Operating profit for the Branded Business decreased 20.8% in 1996, falling from $75.5 million in fiscal 1995 to $59.0 million in fiscal 1996, excluding a pre-tax restructuring charge of $2.5 million ($1.6 million after tax) taken in the third quarter of fiscal 1996. Operating profit declined on the lower cereal volumes, higher advertising and promotion expense, the continued increase in ingredient costs and higher information systems costs, partially offset by the strong performance of Chex Mix snacks and cereal pricing increases taken in advance of the category-wide pricing decline. Spider-Man cereal, introduced in the fourth quarter of fiscal 1995, continued to be an earnings disappointment with volumes significantly below expectations.

     Overall volume decline in the branded cereal category is expected to remain modest. This category remains highly competitive in both pricing and promotion. Cost of products sold in the Branded Business depends to a significant extent on commodity prices which may fluctuate widely due to weather conditions, government regulations, economic climate or other unforeseen circumstances. Significant increases in the market prices of grain commodities and packaging materials during fiscal 1996 had an adverse affect on the cost of products sold. The Branded Business in the past has attempted to minimize exposure to unexpected cost increases related to these factors primarily through advance commitments and, from time to time, by taking positions in futures markets.

     The cost of products sold as a percentage of sales increased to 29.5% in fiscal 1996 compared to 27.9% in fiscal 1995. This unfavorable fluctuation in cost of products sold between fiscal years is due to higher ingredient costs and additional fixed costs allocated on lower branded cereal volumes. Selling, general and administrative expenses increased to 13.6% of sales in fiscal 1996 compared to 12.6% of sales in fiscal 1995 primarily due to higher information systems costs. Advertising and promotion expense as a percentage of sales increased to 42.0% for the year ended September 30, 1996 compared to 39.8% in the prior year. The majority of the increase is due to spending associated with Spider-Man, a new branded cereal introduced in late fiscal 1995. Income taxes, which include federal and state taxes, were 37.9% in 1996 compared to 38.1% in fiscal 1995. Tax provisions generally reflect statutory tax rates.

FISCAL 1995 COMPARED TO FISCAL 1994

     Branded Business net sales increased 2.7% in fiscal 1995 to $371.6 million due to higher net sales in all businesses. The increase was driven by significantly higher Chex Mix cereal-based snack volume following a successful product restage and higher branded cereal prices, partially offset by lower branded cereal volumes. In cereals, volumes in mainline Chex again increased compared to the prior year while sales of Cookie Crisp dropped after a strong year ago increase and smaller share brands continued to decline. Sales of the Branded Business tend to be somewhat seasonal due to strong first quarter performance associated with the Chex Party Mix holiday promotion.

     Operating profit for the Branded Business increased 12.0% in 1995 to $75.5 million compared to $67.4 million in the previous year. Operating profit for the Branded Business increased primarily on higher branded cereal prices and improved Chex Mix snack volume, partially offset by cereal volume declines, primarily in the fractional share brands, increased costs related to the accelerated cost reduction initiative and higher information systems costs.

     The cost of products sold as a percentage of net sales declined slightly to 27.9% in fiscal 1995 compared to 28.3% in 1994. Selling, general and administrative expenses increased to 12.6% of net sales in 1995 compared to 10.6% of net sales in 1994 due primarily to higher information systems costs in fiscal 1995 and the increased allocated costs associated with completing a full year as part of a stand-alone company. Advertising and promotion expense as a percentage of net sales declined to 39.8% for the fiscal year ended September 30, 1995 compared to 42.6% in the prior year through the utilization of more efficient programs. Income taxes, which include federal and state taxes, were 38.1% in 1995 compared to 38.0% in 1994. Tax provisions generally reflect statutory tax rates.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW FROM OPERATIONS

     The Branded Business' primary source of liquidity is cash flow from operations, which increased to $54.4 million in 1996 compared to $24.5 million in 1995 due primarily to reduced working capital needs, partially offset by reduced earnings. The $39.4 million decrease in operating cash flow in 1995 compared to 1994 was due primarily to heavier investments in inventories, higher year-end receivables associated with new product introductions and the decreased level of accrued promotional liabilities, classified as contra-receivables on the accompanying Combined Balance Sheet, at September 30, 1995. Working capital was $28.5 million at September 30, 1996 compared to $39.0 million at September 30, 1995. The Branded Business had no cash balances at September 30, 1996 and 1995. The liquidity afforded the Branded Business under Ralcorp's centrally managed revolving credit facility eliminates the need for the Branded Business to maintain large cash reserves.

INVESTING ACTIVITIES

     Net capital expenditures were $11.6 million, $11.7 million and $1.9 million in fiscal years 1996, 1995 and 1994, respectively.

FINANCING ACTIVITIES

     Prior to Ralcorp's spin-off from Ralston Purina, the excess or deficiency of cash generated over internal needs was transferred to or financed by Ralston Purina. There was no allocation of Ralston Purina's borrowings to Ralcorp or the Branded Business, and amounts due to or from Ralston Purina were substantially non-interest bearing. At the 1994 Spin-off, Ralcorp assumed from Ralston Purina $370 million of debt in a long-term bank credit agreement comprised of $120 million outstanding under a $200 million revolving credit arrangement and a $250 million term loan facility. During fiscal 1994, Ralcorp issued $150 million in 8 3/4% notes due 2004, the proceeds of which were used to reduce borrowings under the credit agreement. During 1995, Ralcorp amended the credit agreement, eliminating the term loan and placing the reduced $300 million total amount available under the credit agreement in the revolving credit facility. Through an additional amendment, in March 1996, the amount available under the revolving credit facility was further reduced to $275 million, and the related maturity date was moved to March 12, 2001. After the Merger, the Branded Business will utilize financing arrangements maintained or arranged by General Mills.

     The amount of Ralcorp debt allocated to the Branded Business, as reflected on the accompanying Combined Balance Sheets, was $61.2 million and $62.8 million at September 30, 1996 and 1995, respectively. Management believes that the Branded Business maintained sufficient flexibility, through cash flow from operations, which totaled $142.8 million for the three years ended September 30, 1996, and allocated bank credit facility debt to finance cash needs during the past three fiscal years.

     Prior to the 1994 Spin-off, Ralston Purina sold certain of its trade accounts receivable, including amounts attributable to certain operations of the Branded Business, to third party purchasers, subject to defined limited recourse provisions. During fiscal 1994, this program was discontinued, which had the effect of reducing cash flow from financing activities by $7.2 million.

ENVIRONMENTAL MATTERS

     The operations of the Branded Business, like those of similar businesses, are subject to various federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, waste handling and disposal and other regulations intended to protect public health and the environment. The Branded Business' cereal plant has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that they have been identified as a "potential responsible party" (PRP) at one cleanup site under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA), and the Branded Business may be required to share in the cost of cleanup with respect to the one cleanup site. Under applicable law, the liability, if any, for the cleanup of the disposal site may be joint and several with all PRPs at this site. Based upon management's investigation of whether the Branded Business contributed hazardous material to the disposal site, management believes the Branded Business is only a de minimis contributor to the site. Management reviews a number of items to determine if the remediation associated with environmental matters is expected to be material to the Branded Business including, but not limited to, the stage of each proceeding; whether other parties have been designated as possibly responsible (including other PRPs) and the financial strength of such other parties; the nature and volume of hazardous material alleged to be located at a site; the Branded Business' alleged volumetric contribution to a site; the contemplated remedy for a site; any defenses or third party claims the Branded Business may have; indemnification arrangements with third parties; the number of years over which remediation costs will be distributed; reports of experts (internal or external); and appropriate governmental opinions on the remediation of a site. While it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not have a material effect on the Branded Business' combined financial condition.

ACCOUNTING PRONOUNCEMENTS

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121) which established accounting standards for recognizing the impairment of long-lived assets, identifiable intangibles and goodwill, whether to be disposed of or to be held and used. In general, FAS 121 requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. Consequently, management of the Branded Business must continue to evaluate the recoverability of the carrying value of all Branded Business-related long-lived assets, as events or circumstances warrant.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123). This statement established financial accounting and reporting standards for stock-based employee compensation plans. The accounting and disclosure requirements of FAS 123 are effective during the Branded Business' fiscal year ended September 30, 1997. The Branded Business will adopt the disclosure provisions of FAS 123, but will continue to account for compensation costs based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, there will be no impact on the Branded Business financial condition or results of operations as a result of FAS 123.

INFLATION

     Management recognizes that inflationary pressures may have an adverse effect on the Branded Business through higher asset replacement costs, related depreciation and higher material costs. The Branded Business tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in each of the three fiscal years ended September 30, 1996.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            RALCORP HOLDINGS, INC.,
                              GENERAL MILLS, INC.
                                      AND
                          GENERAL MILLS MISSOURI, INC.

                                AUGUST 13, 1996

                               TABLE OF CONTENTS

ARTICLE I -- THE MERGER..............................................................    A-2
  SECTION 1.1    THE MERGER..........................................................    A-2
  SECTION 1.2    CLOSING.............................................................    A-2
  SECTION 1.3    EFFECTIVE TIME......................................................    A-2
  SECTION 1.4    EFFECTS OF THE MERGER...............................................    A-2
  SECTION 1.5    CERTIFICATE OF INCORPORATION AND BY-LAWS............................    A-2
  SECTION 1.6    DIRECTORS...........................................................    A-2
  SECTION 1.7    OFFICERS............................................................    A-2
ARTICLE II -- EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              CORPORATIONS; EXCHANGE OF CERTIFICATES.................................    A-3
  SECTION 2.1    EFFECT ON CAPITAL STOCK.............................................    A-3
            (a)  Cancellation of Treasury Stock and Acquiror-Owned Stock.............    A-3
            (b)  Conversion of Company Common Stock..................................    A-3
            (c)  Shares of Dissenting Stockholders...................................    A-4
  SECTION 2.2    EXCHANGE OF CERTIFICATES............................................    A-4
            (a)  Exchange Agent......................................................    A-4
            (b)  Exchange Procedures.................................................    A-4
            (c)  Distributions with Respect to Unexchanged Shares....................    A-4
            (d)  No Further Ownership Rights in Company Common Stock.................    A-5
            (e)  No Fractional Shares................................................    A-5
            (f)  Termination of Exchange Fund........................................    A-5
            (g)  No Liability........................................................    A-5
  SECTION 2.3    NET ASSETS ADJUSTMENT...............................................    A-5
ARTICLE III -- REPRESENTATIONS AND WARRANTIES........................................    A-6
  SECTION 3.1    CERTAIN DEFINITIONS.................................................    A-6
  SECTION 3.2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................    A-6
            (a)  Organization, Standing, Corporate Power and Subsidiaries............    A-6
            (b)  Capital Structure...................................................    A-6
            (c)  Authority; Noncontravention.........................................    A-7
            (d)  SEC Documents; Undisclosed Liabilities; Press Releases..............    A-8
            (e)  Information in Disclosure Documents and Registration Statements.....    A-8
            (f)  Absence of Certain Changes or Events................................    A-9
            (g)  Litigation..........................................................    A-9
            (h)  Compliance with Applicable Laws.....................................    A-9
            (i)  Brokers or Finders..................................................    A-9
            (j)  The Branded Business................................................   A-10
            (k)  Material Contracts..................................................   A-10
            (l)  Absence of Changes in Benefit Plans.................................   A-10
            (m)  Benefit Plans, Employment and Labor Relations.......................   A-11
            (n)  Rights Agreement; Antitakeover Statutes.............................   A-12
            (o)  Intellectual Property...............................................   A-12
            (p)  Taxes...............................................................   A-13
            (q)  Branded Financial Statements........................................   A-13
            (r)  Properties..........................................................   A-13
            (s)  Capacity of Branded Plant...........................................   A-13
            (t)  Actions Affecting 1994 Spinoff......................................   A-13
            (u)  Real Property.......................................................   A-13
            (v)  Environmental Matters...............................................   A-14
            (w)  Actions Affecting Internal Spin-off or Distribution.................   A-14

  SECTION 3.3    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB...........   A-14
            (a)  Organization, Standing and Corporate Power..........................   A-14
            (b)  Capital Structure...................................................   A-14
            (c)  Authority; Noncontravention.........................................   A-15
            (d)  SEC Documents; Undisclosed Liabilities..............................   A-16
            (e)  Information in Disclosure Documents and Registration Statements.....   A-16
            (f)  Absence of Certain Changes or Events................................   A-16
            (g)  Litigation..........................................................   A-17
            (h)  Compliance with Applicable Laws.....................................   A-17
            (i)  Consummation of Transactions........................................   A-17
            (j)  Voting Requirements.................................................   A-17
            (k)  Brokers.............................................................   A-17
ARTICLE IV -- COVENANTS..............................................................   A-17
  SECTION 4.1    COVENANTS OF THE COMPANY............................................   A-17
            (a)  Ordinary Course.....................................................   A-17
            (b)  Changes in Stock....................................................   A-18
            (c)  Issuance of Securities..............................................   A-18
            (d)  Governing Documents.................................................   A-19
            (e)  No Acquisitions.....................................................   A-19
            (f)  No Dispositions.....................................................   A-19
            (g)  Indebtedness........................................................   A-19
            (h)  Benefit Plans; Collective Bargaining Agreement......................   A-19
            (i)  Filings.............................................................   A-19
            (j)  Accounting Policies and Procedures..................................   A-19
            (k)  Liens...............................................................   A-20
            (l)  Actions Affecting Merger, Internal Spin-off or Distribution.........   A-20
            (m)  Delivery of Certain Information.....................................   A-20
            (n)  Exclusivity.........................................................   A-20
            (o)  New Contracts.......................................................   A-21
            (p)  Confidentiality and Standstill Agreements...........................   A-21
            (q)  Broker Transition...................................................   A-21
            (r)  Pending Actions.....................................................   A-21
            (s)  No Agreement to Prohibited Actions..................................   A-21
  SECTION 4.2    COVENANTS OF ACQUIROR...............................................   A-21
            (a)  Actions Affecting Merger............................................   A-21
            (b)  Filings.............................................................   A-21
            (c)  Acquiror Common Stock...............................................   A-22
            (d)  Tax Free Status of Merger and Spin-Offs.............................   A-22
  SECTION 4.3    MUTUAL COVENANTS....................................................   A-22
ARTICLE V -- ADDITIONAL AGREEMENTS...................................................   A-23
  SECTION 5.1    PREPARATION OF FORM S-4, FORM S-1, FORM 10 AND THE PROXY STATEMENT;
                 STOCKHOLDERS MEETING................................................   A-23
  SECTION 5.2    ACCESS TO INFORMATION; CONFIDENTIALITY..............................   A-23
  SECTION 5.3    LEGAL CONDITIONS TO DISTRIBUTION AND MERGER; LEGAL COMPLIANCE.......   A-24
  SECTION 5.4    RIGHTS AGREEMENT....................................................   A-24
  SECTION 5.5    EMPLOYMENT MATTERS..................................................   A-24
            (a)  Employment with Branded Business....................................   A-24
            (b)  Severance and Other Benefits on Termination.........................   A-24
            (c)  Data to be Furnished................................................   A-25
            (d)  Cooperation.........................................................   A-25

  SECTION 5.6    FEES AND EXPENSES...................................................   A-25
  SECTION 5.7    DISTRIBUTION........................................................   A-25
  SECTION 5.8    PUBLIC ANNOUNCEMENTS................................................   A-25
  SECTION 5.9    PRIVATE LETTER RULING AND TAX OPINIONS..............................   A-25
  SECTION 5.10   AFFILIATES..........................................................   A-25
  SECTION 5.11   STOCK EXCHANGE LISTING..............................................   A-25
  SECTION 5.12   TITLE INSURANCE.....................................................   A-25
ARTICLE VI -- CONDITIONS PRECEDENT...................................................   A-26
  SECTION 6.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........   A-26
            (a)  Stockholder Approval................................................   A-26
            (b)  Stock Exchange Listing..............................................   A-26
            (c)  Regulatory Approvals................................................   A-26
            (d)  Private Letter Ruling...............................................   A-26
            (e)  Joint Tax Opinion or Tax Opinions...................................   A-26
            (f)  No Injunctions or Restraints........................................   A-26
            (g)  Form S-4............................................................   A-27
            (h)  Consummation of the Distribution....................................   A-27
            (i)  Tax Legislation.....................................................   A-27
  SECTION 6.2    CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB................   A-27
            (a)  Representations and Warranties......................................   A-27
            (b)  Performance of Obligations of the Company...........................   A-27
            (c)  Opinion of the Company's Counsel....................................   A-27
            (d)  No Material Adverse Change..........................................   A-28
            (e)  Ancillary Agreements................................................   A-28
            (f)  Amendments to SEC Documents.........................................   A-28
            (g)  Rule 145 Letters....................................................   A-28
            (h)  Scheduled Agreements................................................   A-28
            (i)  Certificate of Trustee..............................................   A-28
            (j)  Dissenters..........................................................   A-29
  SECTION 6.3    CONDITIONS TO OBLIGATION OF THE COMPANY.............................   A-29
            (a)  Representations and Warranties......................................   A-29
            (b)  Performance of Obligations of Acquiror..............................   A-29
            (c)  Opinion of Acquiror's Counsel.......................................   A-29
            (d)  Amendments to SEC Documents.........................................   A-30
            (e)  Ancillary Agreements................................................   A-30
            (f)  Dissenters..........................................................   A-30
ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER.....................................   A-30
  SECTION 7.1    TERMINATION.........................................................   A-30
  SECTION 7.2    EFFECT OF TERMINATION...............................................   A-31
  SECTION 7.3    AMENDMENT...........................................................   A-31
  SECTION 7.4    EXTENSION; WAIVER...................................................   A-31
  SECTION 7.5    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER...........   A-31
ARTICLE VIII -- GENERAL PROVISIONS...................................................   A-32
  SECTION 8.1    NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................   A-32
  SECTION 8.2    NOTICES.............................................................   A-32
  SECTION 8.3    CERTAIN DEFINITIONS.................................................   A-32
  SECTION 8.4    INTERPRETATION......................................................   A-33
  SECTION 8.5    COUNTERPARTS........................................................   A-33
  SECTION 8.6    ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES......................   A-33

  SECTION 8.7    GOVERNING LAW.......................................................   A-33
  SECTION 8.8    ASSIGNMENT..........................................................   A-33
  SECTION 8.9    ENFORCEMENT.........................................................   A-33

                          AGREEMENT AND PLAN OF MERGER
                      BY AND AMONG RALCORP HOLDINGS, INC.,
              GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

     This Agreement and Plan of Merger is dated as of August 13, 1996 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), by and among Ralcorp Holdings, Inc., a Missouri corporation (the "COMPANY"), General Mills, Inc., a Delaware corporation (the "ACQUIROR"), and General Mills Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB").

     WHEREAS, the Board of Directors of the Company has approved a plan of distribution and reorganization as described in the Reorganization Agreement attached hereto as Exhibit A (the "REORGANIZATION AGREEMENT"), which will be entered into prior to the Effective Time (as defined in Section 1.3), subject to the issuance of a private letter ruling from the Internal Revenue Service (the "SERVICE") as described in Section 6.1(d) hereof in response to a ruling request to be made by the Company (the "RULING REQUEST") or, alternatively, the issuance of an opinion or opinions of counsel as described in Section 6.1(e) hereof, pursuant to which (a) certain of the assets and liabilities of the branded cereals and branded snacks business (the "BRANDED BUSINESS") currently operated by the Company's wholly-owned subsidiary, Ralston Foods, Inc. ("FOODS"), will be contributed by Foods to a newly-formed subsidiary (the "BRANDED SUBSIDIARY") as provided in the Reorganization Agreement, (b) all the stock of the Branded Subsidiary will be distributed by Foods to the Company pursuant to the Reorganization Agreement (the "INTERNAL SPINOFF"), and (c) all of the shares of capital stock of a Missouri corporation to be formed as a wholly-owned subsidiary of the Company and the parent of Foods ("NEW HOLDINGS") will be distributed on a pro rata basis to the Company's stockholders as provided in the Reorganization Agreement (the "DISTRIBUTION");

     WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that, following the Distribution, the merger of Merger Sub with and into the Company (the "MERGER") with the Company as the surviving corporation (the "SURVIVING CORPORATION") would be advantageous and beneficial to their respective corporations and stockholders; and

     WHEREAS, for Federal income tax purposes, it is intended that (a) the Distribution and the Internal Spinoff shall each qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (b) the Merger shall qualify as a reorganization under Section 368(a)(1)(B) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of Missouri (the "GBCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the GBCL.

     SECTION 1.2 CLOSING. Subject to the next sentence, the closing of the Merger (the "CLOSING") will take place as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (other than, but subject to, those conditions to be performed at the Closing), at the offices of Bryan Cave LLP, 211 No. Broadway, Suite 3600, St. Louis, Missouri, or on such other date or at such other place is agreed to in writing by the parties hereto. The parties agree to use reasonable efforts to cause the Closing to occur at the end of a month. The date of the Closing is referred to herein as the "CLOSING DATE."

     SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the GBCL, and shall make all other filings or recordings required under the GBCL. The Merger shall become effective immediately following the Distribution upon the filing of the Certificate of Merger with the Missouri Secretary of State or at such other time as the Company and Acquiror shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

     SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 351.450 of the GBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS.

     (a) The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 OFFICERS. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK"):

     (a) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company (but not any Benefit Plan (as defined in Section 3.2(m)) of the Company or any of its subsidiaries) and each share of Company Common Stock that is owned by Acquiror, Merger Sub or any other wholly owned subsidiary of Acquiror, excluding, in each case, any such share held by the Company, Acquiror or any of their wholly owned subsidiaries in a fiduciary, custodial or similar capacity, shall automatically be canceled and retired and shall cease to exist, and no common stock, par value $.10 per share, of Acquiror ("ACQUIROR COMMON STOCK") or other consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than (i) shares to be canceled in accordance with Section 2.1(a) and (ii) as set forth in paragraph
(c) below, shares that have not been voted in favor of the approval of this Agreement and with respect to which dissenters' rights shall have been perfected in accordance with Section 351.455 of the GBCL ("DISSENTERS' SHARES"), shall be converted into the right to receive a fraction of a fully paid and nonassessable share of Acquiror Common Stock equal to the Conversion Number (the "MERGER CONSIDERATION"). The term "CONVERSION NUMBER" shall mean a number, expressed to three decimal places, equal to the fraction of (i) $570,000,000 less (A) the amount of any Funded Debt of the Company and the Branded Subsidiary as of the Effective Time and (B) the amount required to be paid by the Company to the holders of the Rights to redeem the Rights, to the extent such amount remains unpaid at the Effective Time (the "RIGHTS PAYMENT"), divided by (ii) the product of (A) the Average Value of Acquiror Common Stock multiplied by (B) the number of shares of Company Common Stock outstanding immediately before the Effective Time. The term "FUNDED DEBT OF THE COMPANY" shall mean, without duplication, (i) the Company's 8 3/4% Notes due September 15, 2004 (the "NOTES") (which shall be valued at their face value, plus any accrued and unpaid interest thereon as of the Closing Date), (ii) any amounts outstanding under any bank credit facility of the Company or the Branded Subsidiary, (iii) all other indebtedness of the Company or the Branded Subsidiary for borrowed money, and (iv) any other indebtedness of the Company or the Branded Subsidiary that is evidenced by a note, bond or similar security. The amount of any Funded Debt of the Company referred to in the foregoing clauses (ii), (iii) and (iv) shall be the face value thereof, plus any accrued and unpaid interest thereon as of the Closing Date, plus an amount, if any, on an after-tax basis, equal to (i) the face value thereof, multiplied by (ii)(A) the number of days, if any, following the Effective Time during which such Funded Debt of the Company is not payable or prepayable without premium or penalty divided by (B) 365, multiplied by (iii)(A) the applicable annual interest rate of such Funded Debt minus (B) the annual interest rate applicable to debt of Acquiror having a maturity equal to the number of days referred to in clause (ii)(A) of this sentence (such rate to be reasonably agreed upon by Lehman Brothers Inc. and Dillon Read & Co., Inc.). The term "AVERAGE VALUE OF ACQUIROR COMMON STOCK" shall mean the volume-weighted average of the prices per share of Acquiror Common Stock for all trades reported on the New York Stock Exchange Inc. ("NYSE") during the 10 trading days immediately preceding the last business day before the date of the Effective Time; provided, however, that if, on any such day, there has been any suspension of trading, the imposition of any NYSE market circuit breakers or any delay in the opening of trading, in any such case affecting the trading of the Acquiror Common Stock on the NYSE, such day shall be excluded and the measurement period for the determination of the Average Value of Acquiror Common Stock shall be the 10 trading days immediately preceding the last business day before the date of the Effective Time on which no such event shall have occurred. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest thereon.

     (c) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, no Dissenters' Shares shall be converted as described in Section 2.1(b) but shall become the right to receive such consideration from the Surviving Corporation as may be determined to be due in respect of such Dissenters' Shares pursuant to the laws of the State of Missouri; provided, however, that any Dissenters' Shares outstanding immediately prior to the Effective Time and held by a stockholder who shall, after the Effective Time, lose or withdraw his or her dissenter's rights pursuant to the GBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.

     SECTION 2.2 EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit with Norwest Bank Minnesota, N.A. (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange through the Exchange Agent in accordance with this Article II, certificates representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.1 in exchange for certificates formerly representing outstanding shares of Company Common Stock. Acquiror shall or shall cause the Surviving Corporation to provide to the Exchange Agent, on a timely basis, funds necessary to pay any cash payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2(e).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of any fractional share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock, and cash in lieu of any fractional share, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock and cash in lieu of any fractional share may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance and payment shall pay any transfer or other taxes required by reason of the issuance of shares of Acquiror Common Stock and payment of cash in lieu of any fractional share to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Acquiror Common Stock and cash in lieu of any fractional shares of Acquiror Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any shares of Acquiror Common Stock or cash payable in lieu of any fractional shares of Acquiror Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to
Section 2.2(c) or 2.2(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of Acquiror.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates registered to such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Average Value of Acquiror Common Stock.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Acquiror for payment of their claim for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

     (g) No Liability. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.3 NET ASSETS ADJUSTMENT.

     (a) If the value of the combined total assets minus the total liabilities of the Company and the Branded Subsidiary on the Closing Date, as calculated in the manner set forth on Schedule 2.3 ("CLOSING DATE NET ASSET VALUE"), is less than $41,900,000, then Foods shall pay to the Surviving Corporation an amount equal to such shortfall in the manner as provided on Schedule 2.3.

     (b) If the Closing Date Net Asset Value is more than $41,900,000, then the Surviving Corporation shall pay to Foods an amount equal to such excess in the manner as provided on Schedule 2.3.

     (c) Schedule 2.3 sets forth (i) the manner in which the Closing Date Net Asset Value shall be calculated and (ii) the manner in which any payment required by Sections 2.3(a) or 2.3(b) shall be made. The payments made under this Section 2.3 shall not be deemed to be an adjustment of the consideration paid for the Company Common Stock.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 CERTAIN DEFINITIONS. As used in Section 3.2, unless specifically provided otherwise, any reference to the Company shall be a reference to the Company and the Branded Subsidiary, assuming that the contribution of the Branded Business to the Branded Subsidiary, the Internal Spinoff and the Distribution had occurred immediately prior to the date hereof on the terms and conditions set forth in the Reorganization Agreement. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is reasonably expected to be materially adverse to the business, properties, assets, results of operations or consolidated financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole) or on the ability of such entity or group of entities to consummate the transactions contemplated hereby, including the Distribution and the Merger. As used in this Agreement, any reference to the knowledge of the Company or the best knowledge of the Company means the actual knowledge after reasonable inquiry of the relevant facts and circumstances of the individuals listed on Schedule 3.1, and not any other person or entity.

     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror and Merger Sub as follows:

     (a) Organization, Standing, Corporate Power and Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Company. True, accurate and complete copies of the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquiror. The Company has made available to legal counsel for Acquiror true, accurate and complete copies of the minute books of the Company as maintained by the Company, and such minute books contain minutes of all meetings of the boards of directors and stockholders of the Company. At the Effective Time, except for the Branded Subsidiary, the Company will not, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity. At the Effective Time, the Company will own all right, title and interest in and to all capital stock and all rights with respect to all capital stock of the Branded Subsidiary. The capitalization and the state, country or other jurisdiction of incorporation of the Branded Subsidiary is accurately described and identified on Schedule 3.2(a).

     (b) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on July 31, 1996, (i) 32,924,347 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,000,501 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,610,086 shares of Company Common Stock were reserved for issuance pursuant to the Benefit Plans and (iv) 35,534,433 shares of Company Common Stock were reserved for issuance in connection with the rights (the "RIGHTS") issued pursuant to the Rights Agreement dated as of March 24, 1994 (as amended from time to time, the "RIGHTS AGREEMENT"), between the Company and Boatmen's Trust Company, as Rights Agent. Except as set forth above, at the close of business on July 31, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Benefit Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not, and immediately prior to the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of the Branded Subsidiary or obligating the Company or the Branded Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. The Company has delivered to Acquiror a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

     (c) Authority; Noncontravention. The Company has, and, in the case of any Ancillary Agreements (as defined in the Reorganization Agreement) executed at a later time, the Company will have, the requisite corporate power and authority (subject to the approvals described in the next sentence) to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of Company Common Stock representing two-thirds of the shares entitled to vote (such holders of two-thirds of such shares, the "REQUISITE STOCKHOLDERS"), and formal declaration of the Distribution by the Company's Board of Directors (which will occur prior to the Closing Date). This Agreement has been duly executed and delivered by the Company (excluding the Branded Subsidiary) and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Company (excluding the Branded Subsidiary), enforceable against the Company (excluding the Branded Subsidiary) in accordance with its terms. Each of the Ancillary Agreements has been, or prior to the Merger and the other transactions contemplated thereby will be, duly executed and delivered by each of the Company and the Branded Subsidiary, as the case may be, and constitutes, or upon such execution and delivery will constitute, a valid and binding obligation of each of the Company and the Branded Subsidiary, enforceable against it in accordance with its terms. Except as set forth on Schedule 3.2(c), none of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and compliance with the provisions of this Agreement and the Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any adverse claim, restriction on voting or transfer, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "LIENS") upon any of the properties or assets of the Company (i) under its Articles of Incorporation or Bylaws, (ii) under any Contract (as defined in the Reorganization Agreement) to which the Company is a party or by which the Company or any of its assets are bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (A) have a material adverse effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or any of the Ancillary Agreements to which the Company is a party or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, or self-regulatory organization, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing with the Securities and Exchange Commission ("SEC") of (x) a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"),
(y) potentially, a registration statement on Form S-1 relating to the Distribution and (z) a registration statement on Form 10 (the "FORM 10") under, and such reports under Section 13(a) of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing of the Certificate of Merger with the Missouri Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or the Branded Subsidiary is qualified to do business, (iii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on
Schedule 3.2(c) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the absence of which could not reasonably be expected to have a material adverse effect on the Company.

     (d) SEC Documents; Undisclosed Liabilities; Press Releases.

          (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since March 31, 1994 (the "COMPANY SEC DOCUMENTS"). As of their respective dates (as amended), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) None of the press releases issued by the Company since March 31, 1994 contained at the time of issuance any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied in writing by the Company or its representatives for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "FORM S-4") or in a registration statement (if any) on Form S-1 or any other applicable form to be filed with the SEC by New Holdings in connection with the distribution of shares of Common Stock, par value $0.01 per share, of New Holdings ("NEW HOLDINGS COMMON STOCK") in the Distribution (the "FORM S-1") will, at the time such Registration Statements become effective under the Securities Act and at the Effective Time, in the case of the Form S-4, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger and the Distribution and at the time of the Distribution, in the case of the Form S-1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Acquiror or its representatives for inclusion in the Proxy Statement or the Form S-1, respectively, or with respect to information concerning Acquiror or any of its subsidiaries incorporated by reference in the Proxy Statement.

     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS") or as set forth in Schedule 3.2(f), and at the Closing Date, except as disclosed in the Company SEC Documents filed and publicly available before the Closing Date or in Schedule 3.2(f) or in the Company Bring Down Certificate (as defined in Section 6.2(a)), since September 30, 1995, the Company has conducted its business only in the ordinary course, consistent with past practice, and there has not been (i) any material adverse change in the Company or any event that could reasonably be expected to have a material adverse effect on the Company,
(ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (iv) any change in accounting methods, principles or practices by the Company, or any of its subsidiaries, except insofar as may have been required (in the opinion of the Company's independent accountants) by a change in generally accepted accounting principles (which change is set forth in Schedule 3.2(f) or will be set forth in the Company Bring Down Certificate), (v) any acquisition or any sale or disposition of any material assets or properties by the Company, except in the ordinary course of business, consistent with past practice, or (vi) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section.

     (g) Litigation. Except as set forth in Schedule 3.2(g) or as disclosed in the Filed Company SEC Documents or, with respect to claims, investigations, suits, actions or proceedings arising, or to the knowledge of the Company first expressly threatened, between the date hereof and the Closing Date, as disclosed in the Company Bring Down Certificate, there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, expressly threatened, against the Company before or by any Governmental Entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (ii) materially impair the ability of the Company or Foods to perform any obligation under this Agreement or any of the Ancillary Agreements or (iii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or thereby. There are no unpaid judgments, injunctions, orders, arbitration decisions or awards, or, except as set forth in
Schedule 3.2(g), other judicial or administrative mandates outstanding against the Company.

     (h) Compliance with Applicable Laws. Except as set forth in Schedule 3.2(h), the Company holds all permits, licenses, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the business of the Company and the Branded Subsidiary taken as a whole (the "COMPANY PERMITS"). All Company Permits are in full force and effect in all material respects. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company and the Branded Subsidiary taken as a whole. Except as disclosed in the Filed Company SEC Documents, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, that individually or in the aggregate do not, and could not reasonably be expected to, have a material adverse effect on the Company and the Branded Subsidiary taken as a whole.

     (i) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, Inc., the fees and expenses of which will be paid by Foods, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company.

     (j) The Branded Business.

          (i) At the Effective Time, except as contemplated by the Technology Agreement, the Trademark Agreement and the Supply Agreement and except as set forth on Schedule 3.2(j), neither New Holdings, Foods nor any of their respective subsidiaries will use in the conduct of its business or own or have rights to use any material assets or property, whether tangible, intangible or mixed, which have also been heretofore used in the conduct of the business of the Branded Business. At the Effective Time, neither Foods nor any of its subsidiaries will be a party to any contract, agreement, arrangement or understanding with the Company (other than the Ancillary Agreements and the agreements specifically contemplated thereby) relating to the business or operations of the Company or pursuant to which the Company may have any obligation or liability. After the Effective Time, the Company, the Surviving Corporation, the Branded Subsidiary and Acquiror and its other subsidiaries will not have any liability whatsoever, direct or indirect, contingent or otherwise, in any way relating to the business, operations, indebtedness, assets or liabilities of New Holdings, Foods or any of their respective subsidiaries, except as contemplated by the Reorganization Agreement or any of the other Ancillary Agreements.

          (ii) Except as set forth on Schedule 3.2(j), the Branded Assets (as defined in the Reorganization Agreement) and the rights under the Technology Agreement, the Trademark Agreement and the Supply Agreement are sufficient to permit Acquiror and the Surviving Corporation to operate the Branded Business from and after the Effective Time in substantially the same manner as currently conducted.

     (k) Material Contracts. On the date of this Agreement, except as set forth in Schedule 3.2(k) and, at the Closing Date, except as set forth in Schedule 3.2(k) or as disclosed in the Company Bring Down Certificate, (i) all Material Contracts (as defined below), together with all modifications and amendments thereto, are valid and binding obligations of the parties thereto and in full force and effect, and (ii) the Company is not in breach or default under any Material Contract, except for such breaches or defaults in the ordinary course of business that do not, and will not with the passage of time or the giving of notice, or both, individually or in the aggregate, have a material adverse effect on the Company and the Branded Subsidiary taken as a whole and, to the knowledge of the Company, no other party is in material default thereunder. Except as set forth on Schedule 3.2(k), the Company is not a party to any Material Contracts. True and complete copies of each Material Contract to which the Company is a party have been made available to the Acquiror. As used herein, the term "MATERIAL CONTRACT," shall mean any contract, agreement, arrangement or understanding to which the Company is a party or by which the Company or any of its assets is bound, that is or contains any of the following: (A) a contract of employment that is other than at will or any arrangement binding on the Company providing any employee with termination benefits other than those available under the Company's generally applicable severance plan; (B) a contract with any labor union or association; (C) a contract with any affiliate of the Company (including, without limitation, Foods and its subsidiaries); (D) a contract containing a covenant not to compete; (E) a loan or similar agreement relating to the borrowing of money or any guarantee of indebtedness of any other person in excess of $100,000; (F) any lease or sublease relating to real property; (G) any contract not fully performed for the purchase of any commodity, material, services or equipment, including without limitation fixed assets, for a price in excess of $100,000 in the aggregate over the life of the contract; (H) any license agreement (as licensor or licensee) providing for future payments in excess of $100,000; (I) any other contract which creates future payment obligations in excess of $100,000; (J) any contract that obligates the Company to obtain all or a substantial portion of its requirements of any goods or services from, or supply all or a substantial portion of the requirements for any goods or services of, any other person; (K) any contract with Ralston Purina Company or any of its affiliates; (L) any guarantee of any obligation of Foods or its subsidiaries (other than the Branded Subsidiary); or (M) any contract that does not permit the Company to terminate the contract upon less than 90 days' notice or expressly requires it to pay liquidated damages of more than $100,000 upon early termination.

     (l) Absence of Changes in Benefit Plans. Except as set forth in Schedule 3.2(l) or as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any Benefit Plan other than any adoption or amendment of a Benefit Plan permitted under Section 4.1(h).

     (m) Benefit Plans, Employment and Labor Relations.

          (i) Schedule 3.2(m) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in
     Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to stock options, stock purchases, compensation, deferred compensation, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by the Company for the benefit of any current or former employees, officers or directors of the Company or for which the Company is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the "BENEFIT PLANS"), except that Schedule 3.2(m) does not list any Benefit Plan of any ERISA Affiliate of the Company that ceased to be an ERISA Affiliate of the Company on or prior to April 1, 1994. The Company has made available to Acquiror true, complete and correct copies of
     (a) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and
     (d) each trust agreement or group annuity contract relating to any Benefit Plan. The Company shall update Schedule 3.2(m) and the information shall be made available to the Acquiror through the Distribution Date. "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
     Section 4001(a)(14) of ERISA, at any time.

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law.

          (iii) Except as set forth on Schedule 3.2(m), the Company does not now sponsor, maintain, contribute to or have an obligation to contribute to, and has not at any time since September 2, 1974, sponsored, maintained, contributed to, or been obligated to contribute to, any single employer, multiple employer or multiemployer pension plan subject to the provisions of Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. No liability currently exists, and under no circumstances could the Company or any of its ERISA Affiliates incur a liability pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Acquiror after the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA. The Company has not incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) that has led to or could lead to the imposition of a material withdrawal liability under Section 4201 of ERISA that remains unpaid as of the date hereof; and the Company does not maintain or contribute to, nor is it obligated to maintain or contribute to, any such multiemployer plan.

          (iv) The Company has not incurred any material liability, nor has any event occurred that could reasonably result in any material liability, under Title I or Title IV of ERISA (other than to a Pension Plan for contributions not yet due or to the Pension Benefit Guaranty Corporation for payment of premiums not yet due) or under Section 412 or Chapter 43 of the Code that has not been fully paid as of the date hereof.

          (v) As of the most recent valuation date for any Pension Plan subject to Section 412 of the Code or Title IV of ERISA, other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, the fair market value of the assets of such Pension Plan exceed the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan) of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) of such Pension Plan.

          (vi) Except as set forth in Schedule 3.2(m), the Company is not a party to, or bound by, any Contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement, the Reorganization Agreement or the other Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will constitute a breach or default under any such agreement or give rise to any right to terminate, amend or modify any such agreement. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices, except where the failure to so comply or the result of such unfair labor practice, as the case may be, would not have a material adverse effect on the Company.

          (vii) As of the date of this Agreement, there are no employees who have been laid off from the Branded Plant (as defined in the Reorganization Agreement) and who have recall rights.

     (n) Rights Agreement; Antitakeover Statutes.

          (i) The Company has taken, or prior to the Effective Time will take, all necessary action to:

             A. redeem the Rights pursuant to Section 23 of the Rights Agreement; and

             B. render inapplicable to the Merger, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation enacted under the state or federal law in the United States.

          (ii) The Company has delivered, or will deliver prior to the Closing, to Acquiror a true and correct copy of the Board resolutions and any other action taken to accomplish the foregoing.

     (o) Intellectual Property.

          (i) Schedule 3.2(o) sets forth a complete list of all Intellectual Property applications and registrations therefor which are unexpired or uncancelled as of the date hereof. Except for the matters set forth on
     Schedule 3.2(o) and except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (A) the Intellectual Property owned by the Company is valid and enforceable, free and clear of all Liens; (B) the Company has taken all reasonable actions necessary to maintain and protect the Company's rights to the Intellectual Property; (C) the owners of the Intellectual Property licensed to the Company have taken all reasonable actions necessary to maintain and protect the Intellectual Property subject to such licenses;
     (D) there has been no claim made against the Company asserting the invalidity, misuse, unregistrability or unenforceability of any of the Intellectual Property or challenging the Company's right to use or ownership of any of the Intellectual Property; (E) the Company has no knowledge of any infringement or misappropriation of any of the Intellectual Property; (F) the conduct of the Branded Business has not infringed or misappropriated and does not infringe or misappropriate any intellectual property or proprietary right of any other entity; (G) no loss of any of the Intellectual Property is pending or to the knowledge of the Company threatened; (H) the Intellectual Property is sufficient to operate the Branded Business as it is currently conducted; (I) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Intellectual Property; and (J) the Company has not licensed or in any other way authorized any other party to use the Intellectual Property.

          (ii) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all of the following (in whatever form or medium) which are owned by or licensed to the Company and are used in the conduct of the Branded Business as conducted currently: (A) patents, trademarks, service marks, trade dress and copyrights, (B) applications for patents and for registration of trademarks, service marks, trade dress and copyrights, (C) trade secrets and trade names, and (D) know how, manufacturing, research and other technical information. Intellectual Property shall not include any widely available off-the-shelf software.

     (p) Taxes. The Company has filed all income tax returns and all other material returns and reports required to be filed by it and has paid all taxes required to be paid by it except for taxes which in the aggregate are not material, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. Except as disclosed in Schedule 3.2(p), no deficiencies for any taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company have not been examined by and settled with the Service. As used in this Agreement, "TAXES" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties thereon.

     (q) Branded Financial Statements. Attached as Schedule 3.2(q)(i) hereto are the statement of assets and liabilities as of March 31, 1996 (the "BRANDED BALANCE SHEET") and statement of profit and loss (to a brand contribution level of detail only) for the period October 1, 1995 through March 31, 1996 for the Company and the Branded Subsidiary on a combined basis (collectively, the "BRANDED FINANCIAL STATEMENTS"). The Branded Financial Statements were prepared in accordance with the accounting principles and procedures set forth on
Schedule 3.2(q)(ii), consistently applied, and fairly present the financial condition and results of operations (to the brand contribution level) of the Company and the Branded Subsidiary on a combined basis as of March 31, 1996 and for the period then ended. Neither this Section 3.2(q) nor any other provision in this Agreement shall be construed as a representation or warranty as to the accuracy or completeness of any budgets or projections relating to or reflecting the Company as the Branded Subsidiary.

     (r) Properties. Except (A) as may be reflected in the Branded Balance Sheet, (B) for any Lien for current taxes not yet delinquent, and (C) for such other Liens as do not materially affect the value of the property reflected in the Branded Balance Sheet or acquired since the date of the Branded Balance Sheet and which do not, individually or in the aggregate, materially interfere with or impair the present and continued use of such property, the Company has good title, free and clear of any Liens, to all of the property reflected in the Branded Balance Sheet, and all property acquired since the date of the Branded Balance Sheet, except such property as has been disposed of (or, in the case of receivables, collected or paid) in the ordinary course of business consistent with past practice. As of the date of the Branded Balance Sheet, all the material tangible personal property owned or leased by the Company was in good working condition (normal wear and tear excepted) and was suitable in all material respects for the purposes for which it was being used.

     (s) Capacity of Branded Plant. The production capacity per eight hour shift of the Branded Plant (by production line, type of product which is run thereon and package size) is set forth on Schedule 3.2(s).

     (t) Actions Affecting 1994 Spinoff. The Company and its subsidiaries have complied in all material respects with all of the terms and obligations of all of the agreements between the Company or its subsidiaries and Ralston Purina Company or its affiliates relating to or arising out of the spin-off of the Company by Ralston Purina Company effective March 31, 1994 (the "1994 SPINOFF"), and the Company has not taken, and has not permitted any of its subsidiaries to take, any action that would disqualify the 1994 Spinoff as a tax-free transaction within the meaning of Section 355 of the Code.

     (u) Real Property.

          (i) Owned Real Property. Schedule 3.2(u) attached hereto sets forth a true and complete legal description of the Real Property (as defined below). Except as set forth in attached Schedule 3.2(u), the Company has good and marketable title to the Real Property, free and clear of any Liens. Except as set forth in attached Schedule 3.2(u), all buildings and improvements located thereon are in good operating condition and repair, ordinary wear and tear excepted, and do not violate any zoning or building regulations or ordinances where located, except for violations that do not materially impair the use of the Real Property. The term "REAL PROPERTY" means the Branded Plant, appurtenant land, and fixtures and improvement thereon operated by Foods on the date hereof.

          (ii) Leased Real Property. Except as set forth on Schedule 3.2(u), the Company is not a party to any lease of real property that is primarily used in the Branded Business.

          (iii) Real Property Documents. True, correct and complete copies of title reports, surveys and leases in the Company's possession relating to such Real Property have been furnished or made available to Acquiror.

          (iv) Takings. Since March 31, 1994, neither the whole nor any portion of any Real Property has been condemned, requisitioned or otherwise taken by any public authority, and, to the Company's knowledge, no such condemnation, requisition or taking is threatened.

     (v) Environmental Matters. (i) Except as set forth in attached Schedule 3.2(v), (A) the Company, with respect to the Branded Business and the Real Property, is in material compliance with all applicable laws and regulations for the protection of the environment, and the Company, with respect to the Branded Business and the Real Property, has received no notices of unremedied violations from any Governmental Entity and there are no governmental investigations or audits, whether pending, threatened or otherwise with respect thereto, other than notices of matters set forth in attached Schedule 3.2(v), the violation of which could result in the imposition of a material fine, penalty, liability, cost or expense; and (B) the Company, with respect to the Branded Business, has obtained or has made or will, before Closing, make application and pay for all permits, licenses, orders and approvals of governmental or administrative authorities required by applicable environmental protection laws or regulations to permit it to carry on the Branded Business in substantially the same manner as currently conducted, or which is applicable to the Real Property, and is in material compliance with the requirements set out in such permits, licenses, orders and approvals.

          (ii) Hazardous Waste Disposal. Set forth in attached Schedule 3.2(v) hereto is a summary description of current procedures of the Branded Business with respect to the disposal of hazardous waste materials. Except as set forth in attached Schedule 3.2(v), such procedures comply in all material respects with all municipal, state or federal requirements applicable thereto with respect to which non-compliance could result in the imposition of a fine, penalty, liability, cost or expense.

     (w) Actions Affecting Internal Spin-off or Distribution. The Company has not taken, and has not permitted any of its subsidiaries to take, any action that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     SECTION 3.3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER
SUB. Acquiror and Merger Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Acquiror and its subsidiaries taken as a whole. True, accurate and complete copies of Acquiror's certificate of incorporation and by-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

     (b) Capital Structure. The authorized capital stock of Acquiror consists of 1,000,000,000 shares of Acquiror Common Stock and 5,000,000 shares of preferred stock, without par value ("ACQUIROR PREFERRED STOCK"). At the close of business on August 1, 1996, (i) 157,157,501 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were issued and outstanding, (ii) 46,995,831 shares of Acquiror Common Stock were held by Acquiror in its treasury, and (iii) 2,000,000 shares of Acquiror Preferred Stock were reserved for issuance in connection with the Rights Agreement dated as of December 11, 1995, between Acquiror and Norwest Bank Minnesota, N.A., as Rights Agent. Except as set forth above and except for shares issuable pursuant to employee stock options and benefit plans, at the close of business on August 1, 1996, no shares of capital stock or other voting securities of Acquiror were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Acquiror are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Acquiror may vote. Except as set forth above or in connection with Acquiror's dividend reinvestment plan, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any of its subsidiaries is a party or by which any of them is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or obligating Acquiror or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (c) Authority; Noncontravention. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against it in accordance with its terms. None of the execution and delivery of this Agreement, the Ancillary Agreements to which Acquiror or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement or such Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub under, (i) the certificate of incorporation or by-laws of Acquiror or Merger Sub or the comparable charter or organizational documents of any other subsidiary of Acquiror, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their respective assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror, or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acquiror and its subsidiaries taken as a whole, (y) materially impair the ability of Acquiror to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or such Ancillary Agreements to which it is party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or any subsidiary of Acquiror in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party, or the consummation by Acquiror or any of its subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of the Form S-4 and such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Missouri Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states, (iv) expiration of the waiting period under the HSR

Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.3(c), and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to obtain or make could not reasonably be expected to have a material adverse effect on Acquiror and its subsidiaries taken as a whole.

     (d) SEC Documents; Undisclosed Liabilities.

          (i) Acquiror has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "ACQUIROR SEC DOCUMENTS"). As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) None of the press releases issued by Acquiror since March 31, 1994 contained at the time of issuance any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied in writing by Acquiror or its representatives for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Acquiror with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Form S-4 or with respect to information concerning the Company or any of its subsidiaries incorporated by reference in the Form S-4.

     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED ACQUIROR SEC DOCUMENTS") or as set forth in Schedule 3.3(f), and at the Closing Date, except as disclosed in the Acquiror SEC Documents filed and publicly available before the Closing Date or in Schedule 3.3(f) or in the Acquiror Bring Down Certificate (as defined in Section 6.3(a)), since May 28, 1995, (i) there has not been any material adverse change in Acquiror and its subsidiaries taken as a whole or any event affecting Acquiror and its subsidiaries that could reasonably be expected to have such a material adverse effect, and (ii) there has not been (A) any split, combination or reclassification of any of Acquiror's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (B) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on Acquiror and its subsidiaries taken as a whole, or (C) any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business, except insofar as may have been required (in the opinion of the Acquiror's independent accountants) by a change in generally accepted accounting principles.

     (g) Litigation. Except as disclosed in the Filed Acquiror SEC Documents or, with respect to claims, investigations, suits, actions or proceedings arising, or to the knowledge of Acquiror, first expressly threatened, between the date hereof and the Closing Date, as disclosed in Acquiror SEC Documents filed and publicly available before the Closing Date or in the Acquiror Bring Down Certificate, there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of Acquiror, expressly threatened, against any of Acquiror or any of its subsidiaries before or by any Governmental Entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Acquiror and its subsidiaries taken as a whole, (ii) materially impair the ability of Acquiror to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or (iii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or thereby.

     (h) Compliance with Applicable Laws. Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the businesses of Acquiror and its subsidiaries taken as a whole (the "ACQUIROR PERMITS"). All Acquiror Permits are in full force and effect in all material respects. Acquiror and its subsidiaries are in compliance with the terms of the Acquiror Permits, except where the failure so to comply would not have a material adverse effect on Acquiror and its subsidiaries taken as a whole. Except as disclosed in the Filed Acquiror SEC Documents, the businesses of Acquiror and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, which individually or in the aggregate do not, and could not reasonably be expected to, have a material adverse effect on Acquiror and its subsidiaries taken as a whole.

     (i) Consummation of Transactions. As of the date of this Agreement, Acquiror has not received written notice from any Federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     (j) Voting Requirements. No action by the stockholders of Acquiror is required to approve this Agreement and the transactions contemplated by this Agreement.

     (k) Brokers. No broker, investment banker, financial advisor or other person, other than Dillon, Read & Co. Inc., the fees and expenses of which will be paid by Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that, except for the Distribution and the other transactions expressly provided for in the Reorganization Agreement, as expressly contemplated or permitted by this Agreement, or to the extent that Acquiror shall otherwise consent in writing:

     (a) Ordinary Course. The Company and its subsidiaries shall conduct the Branded Business in the ordinary course, including, without limitation, using reasonable efforts to preserve beneficial relationships between the Branded Business and its distributors, brokers, lessors, suppliers, employees and customers in connection with the Branded Business, it being understood that the Company and its subsidiaries may comply with their respective contractual obligations under the contracts to which they are parties (so long as the execution of such contracts by the Company or the applicable subsidiary does not constitute a breach of, or default under, this Agreement). Without limiting the generality of the foregoing, the Company and its subsidiaries will, with respect to the Branded
Business:

          (i) not commence or commit to any capital projects having an individual cost of $100,000 or more, or with an aggregate cost for all such projects of $1,000,000 or more, and will continue the consolidation at the Branded Plant in substantially the manner contemplated on the date hereof;

          (ii) not enter into any contracts or agreements other than in the ordinary course of the Branded Business relating to or obligating the Branded Business, that involve amounts in excess of $100,000 individually or $500,000 in the aggregate unless such contracts or agreements are cancelable on 30 days or less notice without penalty or premium;

          (iii) maintain overall broker sales incentive programs for all of the Company's and its subsidiaries' products of the Branded Business handled by brokers that will provide compensation to brokers at a rate that is at least equal to those maintained by the Company during the comparable period during the last fiscal year;

          (iv) on a fiscal quarterly basis, and cumulatively, maintain direct and indirect trade, consumer promotions (including coupon expense and sampling) and advertising expenditures (excluding broker sales incentives) relating to the Branded Business at such level as the Company may determine necessary, in its reasonable judgment, to preserve the health of the Branded Business;

          (v) not take any action to intentionally (i) build excessive inventory levels at the trade or factory level or (ii) permit factory inventory levels to fall below reasonably expected requirements; and

          (vi) not transfer or reassign any of the marketing and/or research and development employees presently associated primarily with the Branded Business (all of such persons being identified on Schedule 4.1(a)(vi)), or any employees to or from the Branded Plant, or recall laid-off employees at the Branded Plant other than in the ordinary course of business consistent with past practice, it being understood that, in addition to the employees at the Branded Plant, Acquiror shall have the opportunity to interview such identified marketing and/or research and development employees prior to the Effective Time and to discuss the possibility of employing or causing the Surviving Corporation to employ those persons from and after the Effective Time.

     (b) Changes in Stock. The Company shall not (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) other than in connection with the exercise of stock options outstanding as of the date of this Agreement under any Benefit Plan, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries.

     (c) Issuance of Securities. The Company shall not, nor shall the Company permit the Branded Subsidiary to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale by the Company or the Branded Subsidiary of, any shares of its capital stock of any class or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than: (i) the issuance of shares of Company Common Stock (w) upon the exercise of stock options outstanding as of the date of this Agreement pursuant to any Benefit Plan, (x) to make any payment under any Benefit Plan that is required as of the date of this Agreement to be made in the form of shares of Company Common Stock or (y) to make acquisitions of capital stock or assets of, or in connection with a merger with, another entity provided that such transaction is permitted pursuant to paragraph (e) of this Section 4.1; or
(z) the grant of stock options pursuant to Benefit Plans consistent with past practices (provided that any such newly granted options will by their terms be converted into options to acquire New Holdings Common Stock at or prior to the Effective Time); and (ii) issuances by the Branded Subsidiary of its capital stock to its parent.

     (d) Governing Documents. The Company shall not, nor shall it permit the Branded Subsidiary to, amend or propose to amend its articles of incorporation (or, if applicable, its certificate of incorporation or other charter document) or by-laws.

     (e) No Acquisitions. The Company shall not, nor shall it permit the Branded Subsidiary to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization that would be directly or indirectly acquired by Acquiror in the Merger or that would create liabilities or obligations that would be binding upon Acquiror or its subsidiaries, the Branded Subsidiary or the Surviving Corporation following the Effective Time, or (ii) except for investments by the Company in its existing wholly owned subsidiaries or any investments by or in any Benefit Plan, make any other investment in any person (whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, purchase of all or any integral part of the business of the person or any commitment or option to make an investment or otherwise) that would be directly or indirectly acquired by Acquiror in the Merger or that would create liabilities or obligations that would be binding upon Acquiror or its subsidiaries, the Branded Subsidiary or the Surviving Corporation following the Effective Time.

     (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Branded Business (including, without limitation, any real property, inventory, equipment or Intellectual Property) other than (except with respect to Intellectual Property) in the ordinary course of business consistent with past practice and the sale or other disposition of obsolete equipment.

     (g) Indebtedness. The Company shall take such action as may be necessary so that, as of the Effective Time, the Company and the Branded Subsidiary, taken as a whole, shall not have any indebtedness for borrowed money or any obligation evidenced by a promissory note or other instrument or guarantee other than: (i) the Notes, not to exceed $150,000,000 in face value in the aggregate, plus accrued and unpaid interest thereon, (ii) other indebtedness other than that described in clause (i) or (iii) below, not to exceed $150,000,000 in principal amount in the aggregate, plus accrued and unpaid interest thereon (provided that such indebtedness shall not contain, as of the Effective Time, any terms which are more restrictive in any material respect on the Company or the Branded Subsidiary than the terms of the existing indebtedness of the Company on the date hereof and provided that such indebtedness can be paid without penalty or premium within thirty (30) days after the Effective Time), and (iii) indebtedness incurred pursuant to a written agreement that provides that such indebtedness will be assumed by Foods or a subsidiary of Foods at or prior to the Effective Time and that, upon such assumption, the Company and its subsidiaries shall have no obligation or liability in respect of such indebtedness.

     (h) Benefit Plans; Collective Bargaining Agreement. Except as contemplated by the Reorganization Agreement, the Company shall not, nor shall it permit the Branded Subsidiary to: (i) adopt any Benefit Plan or amend any Benefit Plan to the extent such adoption or amendment (x) would create or increase any liability or obligation on the part of the Company or the Branded Subsidiary that will not either (A) be fully performed or satisfied prior to the Effective Time or (B) be assumed by Foods pursuant to the Reorganization Agreement with no remaining obligation on the part of the Company or the Branded Subsidiary, or (y) would increase the number of shares of Company Common Stock (if any) to be issued under such Benefit Plan; (ii) except for normal increases in the ordinary course of business consistent with past practice, increase the base salary of any employee of the Branded Business; or (iii) enter into or modify in any material respect any collective bargaining agreement governing employees of the Branded Business.

     (i) Filings. The Company shall promptly provide counsel for Acquiror copies of all filings (other than those filings, or portions thereof, which Acquiror has no reasonable interest in obtaining in connection with the Merger or the transactions contemplated hereby) made by the Company or any of its subsidiaries with any Federal, state or foreign Governmental Entity in connection with this Agreement, the Reorganization Agreement and the transactions contemplated hereby and thereby.

     (j) Accounting Policies and Procedures. The Company will not and will not permit the Branded Subsidiary to change any of its accounting principles, policies or procedures, except such changes as may be required, in the opinion of the Company's independent accountants, by generally accepted accounting principles or changes that in the opinion of said accountants are not material to the Company's consolidated financial statements (as to which changes and opinion the Company shall promptly notify Acquiror).

     (k) Liens. The Company shall not, and shall not permit the Branded Subsidiary to, create, incur or assume any Lien on the Branded Assets (as defined in the Reorganization Agreement), except for Liens created, incurred or assumed in the ordinary course of business consistent with the past practices of the Company and its subsidiaries, which Liens would not have a material adverse effect on the Company and the Branded Subsidiary, taken as a whole.

     (l) Actions Affecting Merger, Internal Spin-off or Distribution. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would materially impair the ability of the Company to consummate the Internal Spinoff or the Distribution in accordance with the terms of the Reorganization Agreement, or the Merger in accordance with the terms hereof, or would materially delay such consummation or that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     (m) Delivery of Certain Information. The Company shall furnish to Acquiror as soon as available and in any event within 20 days after the end of each month, (i) a balance sheet as of the end of each month for the Company and the Branded Subsidiary on a combined basis substantially in the form of the Branded Balance Sheet, (ii) statements of profits and loss (at a brand contribution level) for the Company and the Branded Subsidiary on a combined basis for each such month, substantially in the form of Schedule 3.2(q)(i), and (iii) monthly operating reports, including inventory levels, sales volume, marketing spending by brand and promotional spending plans for forward periods as and when developed (but excluding any information that the Company is advised by legal counsel is not appropriate information to be exchanged under applicable law).

     (n) Exclusivity. Neither the Company nor any of its directors, officers or employees shall, and the Company shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any person (other than Acquiror) or such person's directors, officers, employees, representatives and agents that constitute, or could reasonably be expected to lead to a Third Party Acquisition. For purposes of this Agreement, a "THIRD PARTY ACQUISITION" shall mean (i) the acquisition by any person of more than twenty percent of the total assets of the Branded Business, (ii) the acquisition by any person (other than an acquisition by a person in connection with a transaction permitted by Section 4.1(e), provided such person agrees to vote the Company Common Stock acquired in such transaction in favor of the Merger) of twenty percent or more of (A) the Company Common Stock or (B) the total number of votes that may be cast in the election of directors of the Company at any meeting of shareholders of the Company assuming all shares of Company Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (iii) any merger, amalgamation or other combination of the Company with any person. The Company has, upon execution of this Agreement, immediately ceased or caused to be terminated any existing discussions or negotiations with any parties other than Acquiror conducted prior to the date hereof with respect to any Third Party Acquisition. The Company may furnish or cause to be furnished information (pursuant to confidentiality arrangements no less favorable to the Company than the Confidentiality Agreement (as hereinafter defined), unless already in existence on the date hereof) and may participate in such discussions and negotiations directly or through its representatives if (i) the failure to provide such information or participate in such negotiations and discussions would, in the opinion of its outside counsel, reasonably be deemed to cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable law or (ii) another corporation, partnership, person or other entity or group makes a written offer or written proposal which, based upon the identity of the person or entity making such offer or proposal and the terms thereof, and the availability of adequate financing therefor, the Company's Board of Directors believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, would reasonably be expected to be consummated and represents a transaction more favorable to its shareholders than the transactions contemplated by this Agreement (a "Higher Offer"). The Company shall notify Acquiror as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, which notice shall provide the identity of the third party or parties and the terms of any such proposal or proposals. The Company's Board of Directors may fail to recommend or fail to continue to recommend this Agreement in connection with any vote of its shareholders, or withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if the Company's Board of Directors, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend any other offer or proposal, would reasonably be deemed to cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable law in connection with a Higher Offer. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by the Company into an agreement with respect to a Higher Offer (provided that the Company shall have provided Acquiror with at least six business days' notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), shall not constitute a breach of this Agreement by the Company. Notwithstanding the foregoing, the Company shall not enter into an agreement with a third party with respect to, or waive, modify or redeem the Rights or take any action to approve such transaction under any antitakeover provision of the Company's certificate of incorporation or state law in connection with, any Third Party Acquisition unless and until this Agreement is terminated in accordance with the provisions of Article VII.

     (o) New Contracts. Other than in the ordinary course of the Branded Business and consistent with past practice, the Company will not and will not permit any of its subsidiaries to enter into any new contract, agreement, arrangement or understanding that would or could reasonably be expected to impose any new obligations or liabilities on the Company from and after the Effective Time.

     (p) Confidentiality and Standstill Agreements. The Company will not amend, waive or modify any provision of any confidentiality or standstill agreement entered into with any other party in connection with such party's interest in acquiring the Company or the Branded Business or any substantial portion of the Branded Business.

     (q) Broker Transition. The Company will reasonably cooperate, at Acquiror's expense, with Acquiror to facilitate such post-Closing transition arrangements between Acquiror or its subsidiaries and brokers distributing products of the Branded Business as Acquiror may determine necessary or advisable.

     (r) Pending Actions. The Company will continue to defend in the ordinary course, consistent with past practice, the litigation and other proceedings set forth in Schedule 1.1(c) to the Reorganization Agreement, including resolving any such litigation and other proceedings as can be resolved prior to the Effective Time on a commercially reasonable basis and consistent with past practice.

     (s) No Agreement to Prohibited Actions. The Company will not, and will not permit any of its subsidiaries to, agree or commit to take any action that is prohibited under this Section 4.1.

     SECTION 4.2 COVENANTS OF ACQUIROR. During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its subsidiaries that:

          (a) Actions Affecting Merger. Acquiror shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
     Article VI not being satisfied, or that would materially impair the ability of Acquiror to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

          (b) Filings. Acquiror shall promptly provide the Company (or its counsel) copies of all filings (other than those filings, or portions thereof, which the Company has no reasonable interest in obtaining in connection with the Merger or the transactions contemplated hereby) made by Acquiror with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (c) Acquiror Common Stock. Except at a time and in a manner which will not increase the Average Value of Acquiror Common Stock, Acquiror shall not split, combine or reclassify any of the Acquiror Common Stock or authorize the (i) making of any in-kind distribution or extraordinary cash dividend with respect to the Acquiror Common Stock or (ii) issuance of any other securities in respect of or in exchange for shares of the Acquiror Common Stock.

     (d) Tax Free Status of Merger and Spin-Offs. Acquiror shall not, and shall not permit any of its subsidiaries to, take any action that would disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(B) of the Code, or any other action that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     SECTION 4.3 MUTUAL COVENANTS.

     (a) The Company and Acquiror shall use their reasonable best efforts not to, and not to permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) the failure to satisfy any of the conditions to the Merger set forth in Article VI.

     (b) The Company and Acquiror shall promptly advise the other party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party and its subsidiaries taken as a whole.

     (c) (i) Subject to the terms and conditions herein provided, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including, but not limited to, (A) defending all lawsuits or other legal proceedings challenging this Agreement, or the transactions contemplated hereby, (B) attempting to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (C) effecting all necessary filings and submissions of information requested by governmental authorities.

          (ii) Without limiting the foregoing, the parties hereto shall, as soon as reasonably practicable, make their filing under the HSR Act, shall endeavor to obtain early termination of the waiting period thereunder, and shall promptly make any further filings requested pursuant thereto or which may be necessary to consummate the transactions contemplated herein. Each party shall furnish to the other, upon request, such information as shall reasonably be required in connection with the preparation of the requesting party's filings under the HSR Act.

          (iii) Notwithstanding the foregoing or any other provision of this Agreement, (A) neither the Company nor any of its subsidiaries will, without Acquiror's prior written consent, agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business and (B) neither Acquiror nor any of its subsidiaries will be required to agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business or to any of its existing businesses or any other governmental order or obligation that otherwise imposes any conditions or limitations in connection with Acquiror's acquisition of the Branded Business.

     (d) The Company will use reasonable efforts to reach an agreement prior to the Effective Time with Ralston Purina Company ("RPCo."), reasonably satisfactory in form and substance to Acquiror, providing for (i) the termination or other resolution of Foods' obligations under the Distributorship Agreement (as defined in the Reorganization Agreement) as of the Effective Time and (ii) the substitution of Foods for the Company, with a novation of the Company, effective as of the Effective Time, with respect to any liabilities of the Company to RPCo. under the agreements entered into between the Company and RPCo. in connection with the 1994 spinoff of the Company from RPCo., except for any liabilities assumed or retained by the Company or the Branded Subsidiary pursuant to this Agreement and the Ancillary Agreements. In connection with and subject to the execution of an agreement with RPCo. as contemplated by the preceding sentence, to the extent such agreement does not provide for termination of the Distributorship Agreement, Acquiror will use its reasonable efforts to reach a mutually satisfactory arrangement under which the Company, effective as of the Effective Time, would supply Foods with Branded Business products for Foods to supply to RPCo. for distribution under the Distributorship Agreement (subject to limitations to be determined by Acquiror and Foods). The foregoing covenants shall not be construed to require payments by any of Acquiror, the Company or Foods to RPCo. in exchange for RPCo.'s execution of such agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 PREPARATION OF FORM S-4, FORM S-1, FORM 10 AND THE PROXY STATEMENT; STOCKHOLDERS MEETING.

     (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Form S-4, the Form S-1 (if required), the Form 10 and the Proxy Statement. Each of the Company and Acquiror shall use its reasonable best efforts to have the Form S-4 and Form S-1 (if required) declared effective under the Securities Act, and the Form 10 declared effective under the Exchange Act, as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4, Form S-1 (if required) and Form 10 are declared effective under the Securities Act and the Exchange Act, as the case may be. Acquiror shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Benefit Plans as may be reasonably requested in connection with any such action.

     (b) The Company shall, as soon as practicable following the date on which the Form S-4, Form S-1 (if required) and Form 10 are declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting upon the approval and adoption of this Agreement and, if the Company determines it to be necessary or appropriate, upon the Distribution. Subject to the provisions of Section 4.1(n), the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement.

     SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) The Company shall, and shall cause its subsidiaries to, afford to Acquiror and its officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records relating to the Branded Business. During the period prior to the Effective Time, the Company shall, and shall cause its subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act, (ii) each press release issued by it, and (iii) all other information relating to the Branded Business as Acquiror may reasonably request; provided that the Company shall not be required to provide information regarding Foods unless such information relates to liabilities or obligations that could reasonably be expected to be incurred by or imposed on the Company and that would remain in effect after the Effective Time. The Company shall not be obligated to provide any aforementioned access or information to Acquiror if the Company's legal counsel advises the Company that such action would violate any law, regulation, rule, order or decree or a confidentiality agreement.

     (b) During the period prior to the Effective Time, Acquiror shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act (other than Forms 11-K).

     (c) Except as required by law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the confidentiality agreement, dated June 17, 1996 (the "CONFIDENTIALITY AGREEMENT"), between Acquiror and the Company.

     SECTION 5.3 LEGAL CONDITIONS TO DISTRIBUTION AND MERGER; LEGAL COMPLIANCE.

     (a) Subject to the terms and conditions hereof, including, without limitation, Section 4.3(c)(iii), (i) Acquiror shall use reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its subsidiaries with respect to the Merger and (ii) Acquiror will, and will cause its subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by Acquiror or any of its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Reorganization Agreement.

     (b) Subject to the terms and conditions hereof, including, without limitation, Section 4.3(c)(iii), (i) the Company will use its reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its subsidiaries with respect to the Distribution and the Merger and (ii) the Company will, and will cause its subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by the Company or any of its subsidiaries in connection with the Distribution or the Merger or the taking of any action contemplated thereby or by this Agreement or the Reorganization Agreement.

     (c) Each of the Company and Acquiror will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with the Distribution or the Merger.

     SECTION 5.4 RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.2(n)) requested in writing by Acquiror (including, if necessary, redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Reorganization Agreement.

     SECTION 5.5 EMPLOYMENT MATTERS.

     (a) Employment with Branded Business. Acquiror agrees to cause the Company or the Branded Subsidiary to offer to retain all Branded Employees (as defined in the Reorganization Agreement) as of 12:01 a.m. on the Closing Date. The offer of continuing employment to be made hereunder shall include provision for the payment of base salary to each such employee at a rate at least equal to the rate of base salary in effect for such employee immediately prior to the Closing. Notwithstanding the foregoing, nothing contained herein shall be construed as obligating Acquiror, the Surviving Corporation or any of its affiliates (x) to offer employment after the Closing to any employee whose employment with the Company terminates for any reason prior to the Closing, (y) to maintain any term or condition of employment (including base salary) for any period following the Effective Time, except as provided in Section 5.5(b), or
(z) to recall any employee who does not have recall rights.

     (b) Severance and Other Benefits on Termination. With respect to Branded Employees who are terminated by the Surviving Corporation or the Branded Subsidiary after the Effective Time, the Surviving Corporation shall be responsible for severance benefits payable pursuant to severance plans, policies and practices of the Surviving Corporation applicable to Branded Employees at the time of their termination. The Surviving Corporation further agrees to provide any required notice under federal, state and local laws, regulations or rules for any termination of Branded Employees after the Effective Time.

     (c) Data to be Furnished. Prior to Closing, the Company shall furnish Acquiror with information as to (i) the rate of base salary in effect for each Branded Employee immediately before the Closing, (ii) each Branded Employee's position with the Company immediately before the Closing and (iii) each Branded Employee's prior service.

     (d) Cooperation. Prior to the Closing, the Company will reasonably cooperate with Acquiror in conducting a review of the Benefit Plans, including jointly engaging (with Acquiror and Foods) a firm or firms, as promptly as practicable after the date hereof, selected by Acquiror and at Acquiror's sole expense, to conduct such review. The Company and Foods will provide such firm or firms with such documents and other information relating to the Benefit Plans as such firm or firms may reasonably request. Following such review, the Company will, as promptly as practicable, take any actions that Acquiror and the Company may reasonably, mutually determine to be necessary or advisable in light of such review.

     SECTION 5.6 FEES AND EXPENSES. Except as provided in Section 7.2(b)(iii), all fees and expenses incurred in connection with the Merger, the Distribution, this Agreement, the Reorganization Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement, the Form S-4, the Form S-1 (if required) and the Form 10, shall be shared equally by Acquiror and the Company. Any such fees or expenses incurred by the Company or its subsidiaries but not paid prior to the Effective Time shall be accrued and reflected as liabilities of the Company and taken into account in calculating the Closing Date Net Assets as set forth in Section 2.3.

     SECTION 5.7 DISTRIBUTION. Prior to the Closing, the Company will (a) enter into the Reorganization Agreement and each of the Ancillary Agreements to which the Company is to be a party and (b) cause Foods and any other applicable subsidiaries to enter into the Reorganization Agreement and each of the other Ancillary Agreements to which it is to be a party. The Company will, and will cause Foods to, take all action necessary to effect the Distribution immediately prior to the Effective Time, pursuant to the terms of the Reorganization Agreement and the Ancillary Agreements. Prior to the Effective Time, the Company will not agree to or permit any modification, amendment, supplement or waiver of the Reorganization Agreement or any of the Ancillary Agreements without the prior written consent of Acquiror.

     SECTION 5.8 PUBLIC ANNOUNCEMENTS. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (it being understood that discussions by the parties with financial analysts or other advisors shall not constitute public statements) with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.9 PRIVATE LETTER RULING AND TAX OPINIONS. The Company and Acquiror each hereby agree to cooperate with the other party and to use their reasonable best efforts to obtain from the Internal Revenue Service (or tax counsel) the private letter ruling (or tax opinions) contemplated by Section 6.1(d) or (e) of this Agreement.

     SECTION 5.10 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     SECTION 5.11 STOCK EXCHANGE LISTING. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.12 TITLE INSURANCE. In the event Acquiror shall elect at Closing to purchase an A.L.T.A. Owner's Title Insurance Policy with standard extended coverage for the Real Property, to the extent reasonably required by the issuer of such title insurance, the Company will and will cause Foods to cooperate reasonably in the execution of documents customarily required by an issuer of title insurance to provide extended title insurance coverage.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote or consent of the Requisite Stockholders of the Company.

     (b) Stock Exchange Listing. The shares of Acquiror Company Stock issuable to the Company's stockholders pursuant to this Agreement and under the Benefit Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) Regulatory Approvals. Each of Acquiror and the Company shall have obtained all requisite approvals of, or satisfied all requisite filing requirements with, Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act.

     (d) Private Letter Ruling. Unless otherwise agreed upon by the Company and the Acquiror as set forth in paragraph (e) below, the Company shall have received from the Service a private letter ruling (the "PRIVATE LETTER RULING"), reasonably satisfactory in form and substance to Acquiror, substantially to the effect that, on the basis of the facts, representations, and applicable law existing at the Effective Time:

          (i) The transfer by Foods to the Branded Subsidiary of its Branded Business assets and liabilities, and the distribution of the Branded Subsidiary stock to the Company, as contemplated by the Reorganization Agreement, will qualify for Federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(D) of the Code and 355(a) of the Code; and that, among other consequences of such qualification, no taxable gain, loss or income will be realized by Foods, the Branded Subsidiary or the Company as a result of such transaction.

          (ii) The pro rata distribution of the stock of New Holdings to the holders of the Company Common Stock will be non-taxable for Federal income tax purposes, to both the Company's stockholders and the Company, under Sections 355(a) and (c) of the Code.

          (iii) The Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code; and that, among other consequences of such qualification, no taxable gain, loss or income will be realized by the Company, Acquiror or the Company's shareholders as a result of the Merger.

     (e) Joint Tax Opinion or Tax Opinions. In the event that the Company and Acquiror agree to complete the transactions contemplated by this Agreement without obtaining the Private Letter Ruling, Acquiror shall have received a jointly rendered opinion of Wachtell, Lipton, Rosen & Katz, counsel to Acquiror, and Bryan Cave LLP, counsel to the Company, or separate opinions of each such firm, in each case reasonably satisfactory in form and substance to Acquiror, to the same effect as set forth in clauses (i), (ii) and (iii) of the foregoing paragraph (d).

     (f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Internal Spinoff or the Distribution shall be in effect; provided, however, that subject to the terms and conditions of this Agreement including, without limitation, Section 4.3(c)(iii), each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered. No action, suit or other proceeding shall be pending by any Governmental Entity that, if successful, would restrict or prohibit the consummation of the Merger, the Internal Spinoff or the Distribution; provided, however, that the Company will not unreasonably withhold its waiver of the condition set forth in this sentence upon Acquiror's request in the event such an action, suit or other proceeding is pending with respect to the Merger alone.

     (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or pending proceedings by a Governmental Entity seeking a stop order.

     (h) Consummation of the Distribution. The Distribution shall have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.

     (i) Tax Legislation. There shall be no proposed legislation introduced in bill form and pending congressional action which, if passed, would have the effect of amending the Internal Revenue Code so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling or the tax opinions contemplated by paragraphs (d) and (e) above.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligation of Acquiror and Merger Sub to effect the Merger is further subject to the following conditions, unless waived in writing by Acquiror:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except to the extent that any representation or warranty shall be as of a specific date, in which case such representation and warranty shall be true and correct as of such date, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of this sentence. The Company shall have delivered to Acquiror a certificate (the "COMPANY BRING DOWN CERTIFICATE"), dated as of the Closing Date and reasonably satisfactory in form to Acquiror, that sets forth each event that has occurred and each condition that exists that (i) had not occurred or was not in existence as of the date of this Agreement and (ii) if it had occurred or was in existence as of the date of this Agreement would be required to be disclosed pursuant to Section 3.2.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Reorganization Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Opinion of the Company's Counsel. Acquiror shall have received an opinion dated the Closing Date of Bryan Cave LLP, counsel to the Company, and/or
R. W. Lockwood, General Counsel of the Company, to the effect that:

          (i) the Company, Foods and the Branded Subsidiary (collectively, the "COMPANY PARTIES") are each corporations validly existing and in good standing under the laws of the states of their respective incorporation;

          (ii) each of the Company Parties has the power and authority to execute each Document to which it is a party and to consummate the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite corporate action on the part of each Company Party that is a party thereto and the stockholders of each such Company Party and each Document has been duly executed and delivered by the Company Parties that are party thereto and constitutes a legal, valid and binding obligation of each such Company Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership or other similar laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

          (iii) the execution, delivery and performance of the Ancillary Agreements by each Company Party thereto will not (x) violate any applicable Federal law or the laws of the states of their respective incorporation or (y) conflict with any provision of the articles of incorporation or by-laws of the applicable Company Party. Such counsel will express no opinion, however, as to any violation of any law or regulation which may have become applicable to any Company Party as a result of the involvement of Acquiror or any of its subsidiaries in the transactions contemplated by this Agreement because of Acquiror's or any of its subsidiaries' legal or regulatory status or because of any other facts specifically pertaining to Acquiror or any of its subsidiaries.

     (d) No Material Adverse Change. Whether or not any event or change is reflected in the Company Bring Down Certificate, since March 31, 1996, there shall have been no material adverse change, and no event that could reasonably be expected to result in a material adverse change, to the business, properties, assets, results of operations, or financial condition of the Company and the Branded Subsidiary taken as a whole; provided, however, that "material adverse change" for this purpose shall not include (i) any adverse change resulting from economic or market conditions generally affecting businesses engaged in the same or substantially similar activities as the Company and the Branded Subsidiary or
(ii) any adverse change resulting directly from any action taken by Acquiror or any subsidiary of Acquiror except an action specifically permitted or contemplated by this Agreement; provided, further, that regardless of cause (including as a result of any condition or action referred to in the foregoing proviso), "material adverse change" for this purpose shall include (i) a 10% or greater decline in the ACV grocery distribution of mainline CHEX, multi-grain CHEX and COOKIE CRISP cereals in the aggregate for the last reported 12-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis) or
(ii) a 15% or greater decline in the IRI-reported pound market share of mainline CHEX, multi-bran CHEX and COOKIE CRISP cereals in the aggregate for the last reported 12-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis), except that if such a 15% or greater decline is due to differences in timing of trade promotions relating to such cereals during such 12-week period compared to the prior year, such decline shall not be considered a material adverse change unless there has been a 15% or greater decline in the IRI-reported pound market share of mainline CHEX, multi-bran CHEX and COOKIE CRISP cereals in the aggregate for the last reported 16-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis).

     (e) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed substantially in the forms attached as Exhibits hereto or to the Reorganization Agreement or, if not included as Exhibits, in the form reasonably agreed to by the Acquiror and the Company and shall have become effective in accordance with its terms. The Company shall have delivered to Acquiror true, correct and complete copies of each such agreement to which Acquiror is not a party.

     (f) Amendments to SEC Documents. Since the effective date of the Form S-4 or the Proxy Statement, as applicable, no event with respect to the Company, any subsidiary of the Company or any security holder of the Company shall have occurred which should have been set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement which has not been set forth in such an amendment or supplement.

     (g) Rule 145 Letters. The Company shall have delivered letters regarding Rule 145 of the Securities Act, substantially in the form of Exhibit B hereto, executed by each affiliate of the Company who will acquire shares of Acquiror Common Stock in connection with the Merger.

     (h) Scheduled Agreements. Each agreement set forth on a schedule hereto or on a schedule to the Reorganization Agreement or any of the other Ancillary Agreements, and required to be assigned or terminated by the Company pursuant to the provisions hereof or thereof, shall have been so assigned or terminated, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary.

     (i) Certificate of Trustee. The Company shall have delivered to Acquiror a certificate from the indenture trustee with respect to the Notes, in form and substance reasonably satisfactory to Acquiror, to the effect that the Trustee has not, as of the Closing Date, received any notice of and is not aware of any default or event of default with respect to the Notes.

     (j) Dissenters. Holders of no more than 5% of the aggregate number of outstanding shares of Company Common Stock shall have exercised dissenters' rights with respect to the Merger or, if available, the value of the Company Common Stock before giving effect to the Distribution.

     SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions, unless waived in writing by the Company:

     (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Acquiror set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except to the extent that any representation or warranty shall be as of a specific date, in which case such representation and warranty shall be true and correct as of such date, and the Company shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to the effect of this sentence. Acquiror shall have delivered to the Company a certificate (the "ACQUIROR BRING DOWN CERTIFICATE"), dated as of the Closing Date and reasonably satisfactory in form to the Company, that sets forth each event that has occurred and each condition that exists that (i) had not occurred or was not in existence as of the date of this Agreement and (ii) if it had occurred or was in existence as of the date of this Agreement would be required to be disclosed pursuant to Section 3.3.

     (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

     (c) Opinion of Acquiror's Counsel. The Company shall have received an opinion dated the Closing Date of Wachtell, Lipton, Rosen & Katz, special counsel to Acquiror, and/or in-house Counsel of Acquiror, to the effect that:

          (i) Each of Acquiror and Merger Sub is a corporation validly existing and in good standing under the laws of its state of incorporation;

          (ii) Each of Acquiror and Merger Sub have the requisite power and authority to execute this Agreement and the Reorganization Agreement and to consummate the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and the Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub; and this Agreement and the Reorganization Agreement have been duly executed and delivered by Acquiror and Merger Sub and constitute valid and binding obligations of Acquiror and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership or other similar laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

          (iii) the execution, delivery and performance of this Agreement and the Reorganization Agreement by Acquiror and Merger Sub will not (x) violate any applicable Federal law or any law of the states of their respective incorporation or (y) conflict with any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub. Such counsel will express no opinion, however, as to any violation of any law or regulation which may have become applicable to Acquiror or Merger Sub as a result of the involvement of any Company Party and any subsidiary of such party in the transactions contemplated by this Agreement because of such party's legal or regulatory status or because of any other facts specifically pertaining to any such party.

     (d) Amendments to SEC Documents. Since the effective date of the Form S-4 or the Proxy Statement, as applicable, no event with respect to Acquiror, any subsidiary of Acquiror or any security holder of Acquiror shall have occurred which should have been set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement which has not been set forth in such an amendment or supplement.

     (e) Ancillary Agreements. Each of the Ancillary Agreements to which Acquiror is a party shall have been executed substantially in the forms attached as Exhibits hereto or to the Reorganization Agreement and shall have become effective in accordance with its terms.

     (f) Dissenters. Holders of no more than 5% of the aggregate number of outstanding shares of Company Common Stock shall have exercised dissenters' rights, if available, with respect to the value of the Company Common Stock before giving effect to the Distribution.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual written consent of Acquiror and the Company; or

     (b) by either Acquiror or the Company:

          (i) if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company shall not have been obtained;

          (ii) if the Merger shall not have been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but in no event for more than an additional three months) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Stockholders Meeting;

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iv) if prior to the Effective Time, the Internal Revenue Code is amended so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling (or tax opinions) described in Section 6.1(d) (or (e)); or

     (c) by Acquiror if (i) the Board of Directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Acquiror, its approval or recommendation of the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements or shall have recommended another offer or proposal with respect to a Third Party Acquisition, or (ii) a Third Party Acquisition has occurred or any person shall have entered into a definitive agreement with the Company with respect to a Third Party Acquisition; or

     (d) by the Company if (i) the Company's Board of Directors shall have failed to recommend to its shareholders the approval of the transactions contemplated hereby, or shall have withdrawn, modified or changed such recommendation, in a manner permitted by the penultimate sentence of Section 4.1(n), or (ii) the Company shall have entered into an agreement with respect to a Higher Offer in a manner permitted by the penultimate sentence of Section 4.1(n).

     SECTION 7.2 EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of Section 3.2(i), Section 3.3(k),
Section 5.2(c), Section 5.6, this Section and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the Reorganization Agreement, or any agreement contemplated hereby or thereby.

     (b) If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Acquiror shall return all documents and other material received from the Company or its representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company; and

          (ii) all confidential information received by Acquiror with respect to the businesses of the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     (c) In the event that: (i) Acquiror terminates this Agreement pursuant to
Section 7.1(c), (ii) the Company terminates this Agreement pursuant to Section 7.1(d) or (iii) this Agreement shall be terminated pursuant to Section 7.1(b)(i) and, at the time of the meeting called for the approval of the Company's shareholders referred to in Section 7.1(b)(i), there shall have been made a proposal relating to a Third Party Acquisition that has become public and, within six months following such termination, the Company shall enter into a definitive agreement with respect to the sale of the Branded Business; then the Company shall promptly pay to Acquiror (by wire transfer to an account designated by the Acquiror for this purpose) an amount equal to the sum of (i) $20 million and (ii) notwithstanding the provisions of Section 5.6, the fees and expenses actually incurred by the Acquiror in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements to which the Acquiror is a party, the performance of the Acquiror's covenants herein and therein, and the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of the Acquiror's financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2.5 million.

     SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Acquiror or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as and to the extent provided in the Reorganization Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Acquiror or Merger Sub, to

         General Mills, Inc.
         Number One General Mills Boulevard
         Minneapolis, Minnesota 55426
         Attention: Siri S. Marshall

         with a copy (which shall not constitute notice) to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd St.
         New York, New York 10019
         Attention: Steven A. Rosenblum

     (b) if to the Company, to

         Ralcorp Holdings, Inc.
         800 Market Street, Suite 2900
         St. Louis, Missouri 63101
         Attention: Robert W. Lockwood

         with a copy (which shall not constitute notice) to:

         Bryan Cave LLP
         One Metropolitan Square
         211 North Broadway, Suite 3600
         St. Louis, Missouri 63102
         Attention: William F. Seabaugh

     SECTION 8.3 CERTAIN DEFINITIONS. For purposes of this Agreement:

     (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

     (c) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Ancillary Agreements and the agreements referred to herein and therein or required to be delivered in connection with the transactions contemplated by the Ancillary Agreements constitute the entire agreement, and supersede all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and except for the provisions of Article II, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     SECTION 8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Missouri or the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court (or if such court does not have subject matter jurisdiction, in a state court) sitting in the State of Missouri or the State of Minnesota. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING HEREUNDER.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GENERAL MILLS, INC.

                                          By:          /s/ T.J. BROWN
                                             -----------------------------------
                                          Name: T.J. Brown
                                          Title: Vice President

                                          GENERAL MILLS MISSOURI, INC.

                                          By:          /s/ T.J. BROWN
                                             -----------------------------------
                                          Name: T.J. Brown
                                          Title: Vice President

                                          RALCORP HOLDINGS, INC.

                                          By:      /s/ RICHARD A. PEARCE
                                             -----------------------------------
                                          Name: Richard A. Pearce
                                          Title: Chief Executive Officer and
                                                 President

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                      BY AND AMONG RALCORP HOLDINGS, INC.,
              GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

     This Amendment to Agreement and Plan of Merger is dated as of October 25, 1996 by and among Ralcorp Holdings, Inc., a Missouri corporation (the "Company"), General Mills, Inc., a Delaware corporation (the "Acquiror"), and General Mills Missouri, Inc., a Missouri corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

     WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement");

     WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement and the Reorganization Agreement attached thereto as Exhibit A (the "Reorganization Agreement"), which will be entered into prior to the effective time of the merger contemplated thereby, the parties hereto have agreed to consummate the following transactions: (a) certain of the assets and liabilities of the branded cereals and branded snacks business (the "Branded Business") currently operated by the Company's wholly-owned subsidiary, Ralston Foods, Inc. ("Foods"), will be contributed by Foods to a newly-formed subsidiary (the "Branded Subsidiary"); (b) all the stock of the Branded Subsidiary will be distributed by Foods to the Company; (c) all of the shares of capital stock of a Missouri corporation to be formed as a wholly-owned subsidiary of the Company and the parent of Foods ("New Holdings") will be distributed on a pro rata basis to the Company's stockholders; and (d) Merger Sub will be merged into the Company, with the Company as the surviving corporation; and

     WHEREAS, the parties desire to amend the Merger Agreement and the exhibits thereto (the "Transaction Documents") to reflect the following revised version of the transactions recited above: (a) the Company will form a wholly-owned Missouri subsidiary ("New Ralcorp"), into which Foods will be merged (the "Internal Merger"), with New Ralcorp as the surviving corporation; (b) the Branded Business will be contributed by New Ralcorp (as successor to Foods) to the Branded Subsidiary (the "Branded Contribution"); (c) all the stock of the Branded Subsidiary will be distributed by New Ralcorp to the Company; (d) all of the shares of the capital stock of New Ralcorp will be distributed on a pro rata basis to the Company's stockholders; and (d) Merger Sub will be merged into the Company, with the Company as the surviving corporation; and

     WHEREAS, these revisions are structural only and are not intended to affect the substantive rights or obligations of the parties to the Merger Agreement and the related agreements.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties hereto agree as follows:

     1. Section 2.1 of the Reorganization Agreement is hereby amended in its entirety as follows:

          2.1 INTERNAL MERGER; SPINOFF TO RALCORP. Prior to the transactions contemplated by Article III, Ralcorp shall merge Foods into New Ralcorp with New Ralcorp surviving the Internal Merger. After the Internal Merger and the transactions contemplated by Article III but prior to the Distribution Date, New Ralcorp shall distribute all of the issued and outstanding shares of capital stock of the Branded Subsidiary to Ralcorp.

     2. The parties acknowledge and agree that the Internal Merger will occur prior to the Branded Contribution. The parties further acknowledge and agree that New Ralcorp will take the place of New Holdings and, after the Internal Merger, Foods in the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined in the Reorganization Agreement). Accordingly, the parties hereby agree that each of the Merger Agreement and the Ancillary Agreements is hereby amended to (a) substitute New Ralcorp for New Holdings in each instance, and (b) substitute New Ralcorp for Foods in each instance to the extent the context refers to Foods after the Internal Merger.

     3. The parties agree that, prior to their execution, the Ancillary Agreements will be revised to reflect the foregoing amendments and will be executed and delivered, as so revised, at the Closing.

     4. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GENERAL MILLS, INC.

                                          By:         /s/ T. J. BROWN
                                             -----------------------------------
                                            Name: T. J. Brown
                                            Title: Vice President

                                          GENERAL MILLS MISSOURI, INC.

                                          By:         /s/ T. J. BROWN
                                             -----------------------------------
                                            Name: T. J. Brown
                                            Title: Vice President

                                          RALCORP HOLDINGS, INC.

                                          By:       /s/ J.R. MICHELETTO
                                             -----------------------------------
                                            Name: J.R. Micheletto
                                            Title: Chief Executive Officer and
                                                   President

                                                                      APPENDIX B

                            REORGANIZATION AGREEMENT

     This Reorganization Agreement (the "Agreement"), dated as of January   ,
1997, by and among Ralcorp Holdings, Inc., a Missouri corporation ("Ralcorp"), New Ralcorp Holdings, Inc., a Missouri corporation ("New Ralcorp"), Ralston Foods, Inc., a Nevada corporation ("Foods"), Chex Inc., a Delaware corporation wholly owned by New Ralcorp (the "Branded Subsidiary"), and General Mills, Inc., a Delaware corporation ("Acquiror").

                                  WITNESSETH:

     WHEREAS, Ralcorp holds all of the issued and outstanding capital stock of Foods and all of the issued and outstanding capital stock of New Ralcorp; and

     WHEREAS, New Ralcorp holds all of the issued and outstanding capital stock of the Branded Subsidiary; and

     WHEREAS, Ralcorp's Board of Directors has approved, and on August 13, 1996 Ralcorp entered into, an Agreement and Plan of Merger (as amended on October 25, 1996, the "Merger Agreement") among Ralcorp, Acquiror and General Mills Missouri, Inc., a Missouri corporation ("Merger Sub"), pursuant to which this Agreement and certain other related agreements will be executed to accomplish the following transactions:

     (i) Ralcorp will cause Foods to be merged with and into New Ralcorp, with New Ralcorp as the surviving corporation of the merger (the "Internal Merger").

     (ii) Ralcorp will cause New Ralcorp to contribute, as a capital contribution, the assets and liabilities specified or described herein to the Branded Subsidiary.

     (iii) Ralcorp will contribute, as a capital contribution, the assets and liabilities specified or described herein to New Ralcorp.

     (iv) New Ralcorp will distribute all of the issued and outstanding shares of the capital stock of the Branded Subsidiary to Ralcorp (the "Internal Spinoff").

     (v) Ralcorp will distribute (the "Distribution") all of the issued and outstanding shares of capital stock of New Ralcorp (the "Common Stock") to the holders of Ralcorp's $.01 par value common stock (the "Ralcorp Stock").

     (vi) Acquiror will acquire Ralcorp (and the Branded Subsidiary) by virtue of a merger of Merger Sub with and into Ralcorp pursuant to the Merger Agreement.

     WHEREAS, the transfer of assets and liabilities of the Branded Business to the Branded Subsidiary, the Internal Merger and the Internal Spinoff, are intended to qualify for non-recognition treatment under Sections 368(a)(1)(D) and 355(a) of the Code;

     WHEREAS, in order to effect the Distribution, the Ralcorp Board (as hereinafter defined) has determined that it is necessary and desirable to distribute the outstanding shares of Common Stock on a pro rata basis to the holders of Ralcorp Stock;

     WHEREAS, the Distribution is intended to qualify for non-recognition treatment under Section 355 of the Code (as hereinafter defined);

     WHEREAS, in preparation for the Distribution, Ralcorp and New Ralcorp have prepared and filed with the SEC (as hereinafter defined), and the SEC has declared effective, a Registration Statement on Form 10 ("Form 10") pursuant to
Section 12(b) of the Exchange Act with respect to the Common Stock and associated Rights; and

     WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and the other transactions contemplated hereby and to set forth other agreements that will govern certain other matters relating to the Distribution and such other transactions and the relationship of the parties following the Distribution.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     ACQUIROR: as defined in the recitals to this Agreement.

     ACTION: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration or other tribunal.

     AFFILIATE: with respect to any specified Person, an "affiliate" as defined in Rule 405 promulgated pursuant to the Securities Act (as hereinafter defined); provided, however, that for purposes of this Agreement (i) Affiliates of Foods or New Ralcorp shall not be deemed to include Ralcorp or the Branded Subsidiary, and (ii) Affiliates of Ralcorp shall not be deemed to include Foods, New Ralcorp or any of their direct or indirect subsidiaries (except the Branded Subsidiary).

     ANCILLARY AGREEMENTS: all of the agreements, instruments, understandings, assignments and other arrangements (excluding the Merger Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, this Agreement, the Supply Agreement, the Tax Sharing Agreement, the Technology Agreement and the Trademark Agreement.

     ASSET: any and all assets and properties, tangible or intangible, including the following: (i) certificates of deposit, bankers' acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates, investment contracts, voting-trust certificates; (ii) except as otherwise provided in the following sentence, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use any of the foregoing and other rights in, to and under any of the foregoing;
(iii) rights under Contracts and permits; (iv) real estate and buildings and other improvements thereon and timber and mineral rights of every kind; (v) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (viii) prepayments or prepaid expenses; (ix) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (x) the right to receive mail and other communications; (xi) lists of advertisers, records pertaining to advertisers and accounts, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind; (xii) advertising materials and other recorded, printed or written materials; (xiii) except as otherwise provided in the following sentence, goodwill as a going concern and other intangible properties; (xiv) personnel records and employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xv) licenses and authorizations issued by any governmental authority. Notwithstanding the foregoing definition, "Assets" shall not include (i) any of the intellectual and proprietary property, rights and obligations that are the subjects of the Technology Agreement and the Trademark Agreement (which shall be governed by the Technology Agreement and the Trademark Agreement, respectively), or (ii) any cash, notes and trade and customer accounts receivable (whether current or non-current and including all rights with respect thereto).

     ASSIGNMENT AND ASSUMPTION AGREEMENT: as defined in Section 6.2 of this Agreement.

     BRANDED ASSETS: all of the Assets listed on Schedule 1.1(a).

     BRANDED BALANCE SHEET: as defined in the Merger Agreement.

     BRANDED BUSINESS: the business of manufacturing, distributing and selling branded ready-to-eat cereal (excluding Non-Branded Cereals) and branded cereal-based snacks and snack mixes, as conducted by any member of either Group immediately prior to the Distribution Date.

     BRANDED EMPLOYEE: any individual who on the Distribution Date is an officer or employee of any member of either Group and (a) who is actively employed at the Branded Plant, or (b) who is set forth on Schedule 1.1(b) (which Schedule will be updated by mutual agreement of New Ralcorp and Acquiror prior to the Effective Time), or (c) who is on leave or layoff (with recall rights) from active employment but who, immediately prior to commencement of such leave or layoff, was employed at the Branded Plant, except that a Branded Employee shall not include any individual who, as of the Distribution Date, (i) has been determined to be disabled under the Ralcorp Holdings Long Term Disability Plan ("LTD Plan"), the Ralcorp Holdings Group Life Insurance Plan or the Ralcorp Holdings Retirement Plan for Sales, Administrative, Clerical and Production Employees, or (ii) is on leave during a waiting period prior to a determination of disability under the LTD Plan.

     BRANDED INDIVIDUAL: any individual who is a Branded Employee or a beneficiary of a Branded Employee.

     BRANDED LIABILITIES: (i) all of the Liabilities arising out of, relating to or resulting from the ownership, use or possession of the Branded Assets or the operation of the Branded Business other than those portions of the Branded Business that are not conveyed to or retained by Ralcorp and the Branded Subsidiary hereunder as of immediately after the Distribution Time, whether arising prior to or after the Closing Date, (ii) the Scheduled Branded Litigation, and (iii) the Known Branded Liabilities. For purposes of clarification, the Liabilities referred to in clause (i) shall include product liability claims relating to Branded Business products produced prior to the Distribution Time regardless of whether such products were produced at the Branded Plant, but shall not include employee, environmental, occupational safety, health and similar liabilities related to any facility other than the Branded Plant.

     BRANDED PLANT: the manufacturing facility located at 11301 Mosteller Road, Sharonville, Ohio.

     BRANDED SUBSIDIARY: as defined in the recitals to this Agreement.

     BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Missouri are obligated by law or executive order to close.

     CLOSING: as defined in the Merger Agreement.

     CLOSING DATE: as defined in the Merger Agreement.

     CLOSING DATE BALANCE SHEET: as defined in Schedule 2.3 to the Merger Agreement.

     CODE: the Internal Revenue Code of 1986, as amended, or any successor legislation.

     COLLECTIVE BARGAINING AGREEMENT: any collective bargaining or other labor agreement to which any member of either Group is a party, including those listed on Schedule 8.9.

     COMMON STOCK: as defined in the recitals to this Agreement.

     CONTRACT: any written or oral contract, agreement, lease, indenture or evidence of indebtedness.

     CONTROL BRAND: as defined in the Trademark Agreement.

     CURRENT PLAN YEAR: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Distribution Date occurs.

     DELAYED ASSET: as defined in Section 3.5 of this Agreement.

     DELAYED LIABILITY: as defined in Section 3.5 of this Agreement.

     DISTRIBUTION: as defined in the recitals to this Agreement.

     DISTRIBUTION DATE: the date, to be determined by the Ralcorp Board consistent with the Merger Agreement, as of which the Distribution shall be effected.

     DISTRIBUTION TIME: 11:59 p.m. on the Distribution Date.

     DISTRIBUTORSHIP AGREEMENT: as defined in Section 10.4 of this Agreement.

     EFFECTIVE TIME: as defined in the Merger Agreement.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

     EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     FOODS: as defined in the recitals to this Agreement.

     FORM 10: as defined in the recitals to this Agreement.

     GROUP: the New Ralcorp Group or the Ralcorp Group.

     INDEMNIFIABLE LOSS: with respect to any claim by an Indemnitee for indemnification hereunder, any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, claims and assessments, and any and all judgments, settlements and compromises related thereto and reasonable attorney's fees and expenses in connection therewith) incurred or suffered by such Indemnitee with respect to such claim.

     INDEMNITEE: as defined in Section 9.3 of this Agreement.

     INDEMNITOR: as defined in Section 9.3 of this Agreement.

     INFORMATION: as defined in Section 7.2 of this Agreement.

     INTERNAL MERGER: as defined in the recitals to this Agreement.

     INTERNAL SPINOFF: as defined in the recitals to this Agreement.

     IRS: the Internal Revenue Service.

     ISP: the Ralcorp Holdings Incentive Stock Plan.

     KNOWN BRANDED LIABILITIES: the Branded Liabilities included in the Closing Date Balance Sheet (but not the notes thereto), regardless of the sufficiency of the amount of any accrual thereon, and the Branded Liabilities set forth on
Schedule 1.1(c).

     LIABILITIES: all claims, debts, liabilities, royalties, license fees, losses, costs, expenses, deficiencies, litigation proceedings, taxes, levies, imposts, duties, deficiencies, assessments, attorneys' fees, charges, allegations, demands, damages, judgments or obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

     MERGER: as defined in the Merger Agreement.

     MERGER AGREEMENT: as defined in the recitals to this Agreement.

     MERGER SUB: as defined in the recitals to this Agreement.

     NEW RALCORP: as defined in the recitals to this Agreement.

     NEW RALCORP ASSETS: all of the Assets used or held by any member of either Group immediately prior to the Closing Date, except for the Branded Assets.

     NEW RALCORP BILL OF SALE: as defined in Section 6.2 of this Agreement.

     NEW RALCORP BUSINESS: any business conducted by any member of either Group, except for the Branded Business.

     NEW RALCORP DEFERRED COMPENSATION PLANS: as defined in Section 8.5 of this Agreement.

     NEW RALCORP DOCUMENTS: as defined in Section 5.1(b) of this Agreement.

     NEW RALCORP EMPLOYEE: any individual who at any time is or was an officer or employee of any member of either Group, other than a Branded Employee.

     NEW RALCORP GROUP: New Ralcorp and all other direct and indirect subsidiaries of Ralcorp other than the Branded Subsidiary.

     NEW RALCORP INDIVIDUAL: any individual who is a New Ralcorp Employee or a beneficiary of a New Ralcorp Employee.

     NEW RALCORP LIABILITIES: all of the Liabilities of any member of either Group, except for the Branded Liabilities.

     NEW RALCORP OBLIGATIONS: as defined in Article XI of this Agreement.

     NEW RALCORP OFFICERS: the individuals listed on Schedule 4.2 to this Agreement.

     NEW RALCORP RETIREMENT PLAN: as defined in Section 8.1 of this Agreement.

     NEW RALCORP SHARE PURCHASE RIGHTS AGREEMENT: as defined in Section 2.2 of this Agreement.

     NON-BRANDED CEREALS: Cereals sold exclusively under Control Brands or Private Label Trademarks.

     NOTICE OF CLAIM: as defined in Section 9.3 of this Agreement.

     NYSE: the New York Stock Exchange.

     PERSON: an individual, a partnership, a joint venture, a corporation, a trust or other entity, an unincorporated organization or a government or any department or agency thereof.

     PLAN: any plan, policy, arrangement, contract or agreement providing benefits (including salary, bonuses, deferred compensation, incentive compensation, savings, stock purchases, pensions, profit sharing, welfare benefits or retirement or other retiree benefits, including retiree medical benefits) for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

     POST-CLOSING BRANDED LIABILITIES: all Branded Liabilities relating to or arising from the ownership, use or possession of the Branded Assets or the operation of the Branded Business after the Effective Time.

     PRIVATE LABEL TRADEMARK: as defined in the Trademark Agreement.

     QUALIFIED PLAN: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

     RALCORP: as defined in the recitals to this Agreement.

     RALCORP BILL OF SALE: as defined in Section 6.2 of this Agreement.

     RALCORP BOARD: the Board of Directors of Ralcorp and their duly elected or appointed successors.

     RALCORP DEFERRED COMPENSATION PLANS: as defined in Section 8.5 of this Agreement.

     RALCORP DOCUMENTS: as defined in Section 5.2(b) of this Agreement.

     RALCORP GROUP: Ralcorp and the Branded Subsidiary.

     RALCORP OPTIONS: as defined in Section 8.4 of this Agreement.

     RALCORP RETIREMENT PLAN: as defined in Section 8.1 of this Agreement.

     RALCORP STOCK: as defined in the recitals to this Agreement.

     RECORD DATE: the date to be determined by the Ralcorp Board, as the record date for determining shareholders of Ralcorp Stock entitled to receive the Distribution.

     RIGHTS: the rights to be issued by New Ralcorp pursuant to the New Ralcorp Share Purchase Rights Agreement.

     RIGHTS PAYMENT: as defined in the Merger Agreement.

     RIP: as defined in Section 8.1 of this Agreement.

     SEC: the Securities and Exchange Commission.

     SCHEDULED BRANDED LITIGATION: the Liabilities listed on Schedule 1.1(d).

     SECURITIES ACT: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     SUBSIDIARY: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body of such corporation or other legal entity.

     SUPPLY AGREEMENT: as defined in Section 6.2 of this Agreement.

     TAX SHARING AGREEMENT: as defined in Section 6.2 of this Agreement.

     TECHNOLOGY AGREEMENT: as defined in Section 6.2 of this Agreement.

     THIRD PARTY CLAIM: any Action or claim by a third party against or otherwise involving an Indemnitee for which indemnification may be sought pursuant to Article IX hereof.

     TRADEMARK AGREEMENT: as defined in Section 6.2 of this Agreement.

     UNKNOWN BRANDED LIABILITIES: all Branded Liabilities other than (i) the Known Branded Liabilities, (ii) the Scheduled Branded Litigation and (iii) the Post-Closing Branded Liabilities.

     WELFARE PLAN: any Plan, including but not limited to the Plans listed on
Schedule 8.3, which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical benefits.

     1.2 REFERENCES TO TIME. All references to times of the day in this Agreement shall refer to St. Louis, Missouri time.

                                   ARTICLE II

                 CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

     2.1 INTERNAL MERGER; SPINOFF TO RALCORP. Prior to the transactions contemplated by Article III, Ralcorp shall merge Foods into New Ralcorp with New Ralcorp surviving the Internal Merger. After the Internal Merger and the transactions contemplated by Article III but prior to the Distribution Date, New Ralcorp shall distribute all of the issued and outstanding shares of capital stock of the Branded Subsidiary to Ralcorp.

     2.2 ISSUANCE OF STOCK. Prior to the Distribution Date, Ralcorp shall take all steps necessary so that immediately prior to the Distribution Date the number of shares of Common Stock outstanding and held by Ralcorp shall equal the number of shares necessary to effect the Distribution. The Distribution shall be effected as described in Article IV.

     2.3 NEW RALCORP SHARE PURCHASE RIGHTS AGREEMENT; ARTICLES OF INCORPORATION; BYLAWS. Prior to the Distribution Date, Ralcorp shall cause New Ralcorp to adopt a New Ralcorp Share Purchase Rights Agreement in substantially the form filed with the SEC as an exhibit to the Form 10, and Ralcorp shall cause the Board of Directors of New Ralcorp to authorize a distribution of one Right to every share of outstanding Common Stock, such distribution to occur prior to the Distribution. Ralcorp shall take all action necessary so that, at the Distribution Date, the Articles of Incorporation and Bylaws of New Ralcorp shall be substantially in the forms filed with the SEC as exhibits to the Form 10.

                                  ARTICLE III

             CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

     3.1 CONTRIBUTION OF THE BRANDED ASSETS. Upon the terms and subject to the conditions of this Agreement, New Ralcorp shall assign, transfer, convey and contribute to the Branded Subsidiary, effective immediately prior to the Distribution Time, all of New Ralcorp's right, title and interest in, to and under the Branded Assets.

     3.2 ASSUMPTION OF THE BRANDED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, effective immediately prior to the Distribution Time, the Branded Subsidiary shall assume and agree to pay, perform and discharge when due the Branded Liabilities, subject to the indemnification obligations of New Ralcorp set forth in Section 9.1(b) hereof.

     3.3 CONTRIBUTION OF THE NEW RALCORP ASSETS. Upon the terms and subject to the conditions of this Agreement, Ralcorp shall assign, transfer, convey and contribute to New Ralcorp, effective immediately prior to the Distribution Time, all of Ralcorp's right, title and interest in, to and under the New Ralcorp Assets.

     3.4 ASSUMPTION OF THE NEW RALCORP LIABILITIES. Upon the terms and subject to the conditions of this Agreement, effective immediately prior to the Distribution Time, New Ralcorp shall assume and agree to pay, perform and discharge when due the New Ralcorp Liabilities.

     3.5 DELAYED ASSETS AND LIABILITIES.

          (a) To the extent that any required consent or waiver with respect to a Contract or other instrument included in the Branded Assets or the New Ralcorp Assets has not been obtained on or prior to the Closing Date, such Contract or instrument (a "Delayed Asset") shall not be transferred hereunder, and any related liability that constitutes a Branded Liability or New Ralcorp Liability, as the case may be (a "Delayed Liability"), shall not be assumed hereunder by the Branded Subsidiary or New Ralcorp, as the case may be, unless and until such required consent or waiver has been obtained. Notwithstanding the foregoing, if such a required consent or waiver is not obtained, the party required to transfer such Delayed Asset will reasonably cooperate with the party entitled to receive such Delayed Asset to attempt to provide such party with the benefits under or of any such Delayed Asset as long as the party entitled to receive such Delayed Asset shall assume, pay and perform any corresponding Delayed Liabilities. Ralcorp, the Branded Subsidiary and New Ralcorp each agrees that, in any such event, they shall work in good faith to cause such arrangement to reflect as nearly as possible the respective benefits and obligations that would have been in effect had such consent or waiver been obtained.

          (b) At such time and on each occasion after the Closing Date that a required consent or waiver shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the party entitled to receive it hereunder, and all related Delayed Liabilities shall be simultaneously assumed by such party hereunder, whereupon (i) such Delayed Asset shall constitute for all purposes an Asset acquired hereunder and (ii) such Delayed Liabilities shall constitute for all purposes Liabilities assumed hereunder.

     3.6 ACCOUNTS RECEIVABLE. The customer accounts receivable (including for any products of the Branded Business shipped but not invoiced, which products shall be relieved from inventory) outstanding at the close of business on the Distribution Date shall remain assets of New Ralcorp. New Ralcorp shall be entitled to collection and receipt of all such receivables, provided that (a) to the extent that a customer takes a justifiable deduction against an invoice related to products of the Branded Business invoiced prior to the close of business on the Distribution Date, which deduction is related to products of the Branded Business shipped after the close of business on the Distribution Date, the Branded Subsidiary will promptly reimburse New Ralcorp for any such deduction and (b) to the extent that a customer takes a justifiable deduction against an invoice relating to products of the Branded Business shipped and invoiced by the Branded Subsidiary after the close of business on the Distribution Date, which deduction is related to products of the Branded Business shipped prior to the close of business on the Distribution Date, New Ralcorp will promptly reimburse the Branded Subsidiary for any such deduction, except to the extent the deduction constitutes a Known Branded Liability. New Ralcorp and the Branded Subsidiary shall cooperate in good faith in order to ensure that New Ralcorp receives payment of the customer accounts receivable outstanding immediately prior to the close of business on the Distribution Date, that the Branded Subsidiary receives payment of accounts receivable of the Branded Business issued from and after the close of business on the Distribution Date, and in order to determine whether any deductions from invoices are justifiable. To the extent that either receives payment of receivables owned by the other party, the Branded Subsidiary and New Ralcorp agree to promptly (within ten Business Days) remit the proceeds to the designated bank account of New Ralcorp or the Branded Subsidiary, as applicable. New Ralcorp shall direct all trade debtors to make payment on such customer account receivables outstanding as of the close of business on the Distribution Date to New Ralcorp's specified address and/or account.

                                   ARTICLE IV

                                THE DISTRIBUTION

     4.1 DISTRIBUTION DATE. Subject to the satisfaction of the conditions set forth in Article XIV, the Distribution shall be effective as of the Distribution Time.

     4.2 MECHANICS OF THE DISTRIBUTION. Effective at the Distribution Time, Ralcorp shall distribute all outstanding shares of Common Stock to holders of record of Ralcorp Stock on the Record Date on the basis of one share of Common Stock for each share of Ralcorp Stock outstanding on the Record Date, subject to the treatment of fractional shares as set forth in Section 4.3. All shares of Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable. To the extent feasible, the Rights Payment shall be included in the mailing of Common Stock to such record holders. The parties acknowledge that Ralcorp is responsible for the issuance of checks and the payment of the Rights Payment and New Ralcorp is responsible for the costs of the distribution of such payment.

     4.3 PAYMENT IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in the Distribution. In lieu thereof, New Ralcorp shall remit to each holder of Ralcorp Stock who would otherwise be entitled to receive such fractional shares, an amount of cash equal to the average of the high and low sales prices of the Common Stock during the first three days of trading following the Distribution Date multiplied by such holders fractional interest in such shares (after making appropriate deductions of the amount required for Federal tax withholding purposes).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF NEW RALCORP AND FOODS. Each of New Ralcorp and Foods hereby represents and warrants, as to itself, to Ralcorp and the Branded Subsidiary as follows:

          (a) Organization, Standing and Power. Each of New Ralcorp and Foods is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of New Ralcorp and Foods has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority. Each of New Ralcorp and Foods has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be party (collectively, the "New

     Ralcorp Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other New Ralcorp Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of New Ralcorp and Foods and, to the extent required, by the stockholder of New Ralcorp and Foods. This Agreement has been duly executed and delivered by each of New Ralcorp and Foods and constitutes, and each of the other New Ralcorp Documents will be duly executed and delivered by New Ralcorp on or prior to the Closing Date, and when so executed and delivered will constitute, a legal, valid and binding obligation of New Ralcorp and/or Foods, as the case may be, enforceable against it in accordance with its terms.

          (c) No Conflict. (i) The execution, delivery and performance by each of New Ralcorp and Foods of this Agreement and by New Ralcorp of the other New Ralcorp Documents will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of New Ralcorp or Foods or any other member of the New Ralcorp Group or (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Ralcorp or Foods or any other member of the New Ralcorp Group or any of their properties or assets.

          (d) Approvals. No consent, approval, order, authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the making or performance by New Ralcorp or Foods of this Agreement or the other New Ralcorp Documents.

                                   ARTICLE VI

                          CERTAIN ADDITIONAL COVENANTS

     6.1 NEW RALCORP BOARD. Prior to the Distribution Date, Ralcorp shall take such actions as are necessary such that New Ralcorp's Board of Directors is comprised of those individuals named as directors in the Form 10.

     6.2 CONTRACTUAL ARRANGEMENTS.

          (a) At the Closing, effective as of the Distribution Time, Ralcorp and New Ralcorp shall enter into the Tax Sharing Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(a) ("Tax Sharing Agreement");

          (b) At the Closing, effective as of the Distribution Time, Ralcorp, New Ralcorp and the Branded Subsidiary shall enter into the Trademark Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(b) ("Trademark Agreement");

          (c) At the Closing, effective as of the Distribution Time, Ralcorp, New Ralcorp and the Branded Subsidiary shall enter into the Technology Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(c) ("Technology Agreement");

          (d) At the Closing, effective as of the Distribution Time, Ralcorp and New Ralcorp shall enter into the Transition Services -- Supply Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(d) ("Supply Agreement");

          (e) At the Closing, effective immediately prior to the Effective Time, New Ralcorp and the Branded Subsidiary shall enter into the Assignment and Assumption Agreement, in a form mutually reasonably agreed to between New Ralcorp and Acquiror ("Assignment and Assumption Agreement");

          (f) At the Closing, effective immediately prior to the Effective Time, New Ralcorp shall execute and deliver to the Branded Subsidiary a Bill of Sale, in a form mutually reasonably agreed to between New Ralcorp and Acquiror (the "New Ralcorp Bill of Sale"); and

          (g) At the Closing, effective as of the Effective Time, Ralcorp shall execute and deliver to New Ralcorp a Bill of Sale, in a form mutually reasonably agreed to between New Ralcorp and Acquiror (the "Ralcorp Bill of Sale").

          (h) Notwithstanding the foregoing, the parties have agreed that the Trademark Agreement, the Technology Agreement and the Supply Agreement are each to be conditionally amended as set forth in Exhibits 6.2(b)(i), 6.2(c)(i) and 6.2(d)(i), respectively. These amendments shall become final upon final acceptance by the Federal Trade Commission of the Consent Agreement between Acquiror and the Federal Trade Commission dated December 24, 1996; provided, however, if this should not occur, then all of these amendments shall be revoked, canceled and of no force or effect ten (10) business days after the Federal Trade Commission withdraws its provisional acceptance of this Consent Agreement regardless of whether the Trademark Agreement, the Technology Agreement and the Supply Agreement have been executed by the parties and the Closing has occurred. In such event, the Trademark Agreement, the Technology Agreement and the Supply Agreement shall each be executed or re-executed, as the case may be, by the parties in their original form, without giving effect to the amendments reflected in Exhibits 6.2(b)(i), 6.2(c)(i) and 6.2(d)(i).

     6.3 INTERCOMPANY ACCOUNTS. All intercompany services provided by the New Ralcorp Group to the Ralcorp Group or by the Ralcorp Group to the New Ralcorp Group shall terminate as of the Distribution Time unless otherwise provided in any Ancillary Agreement. Effective as of the close of business on the Distribution Date, all intercompany receivables or payables and loans then existing between any member of one Group and any member of the other Group shall be written off by means of cancellation, capital contribution or dividend, as the case may be.

                                  ARTICLE VII

                             ACCESS TO INFORMATION

     7.1 PROVISION OF CORPORATE RECORDS.

          (a) Prior to or as promptly as practicable after the Distribution Date, Ralcorp shall deliver to New Ralcorp all corporate books and records of the New Ralcorp Group as well as copies or, to the extent not detrimental in the reasonable opinion of Ralcorp to the interests of Ralcorp, originals, of all books, records and data relating exclusively to the New Ralcorp Assets, the New Ralcorp Business, or the New Ralcorp Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the New Ralcorp Employees, commercial data, research done by or for New Ralcorp or Foods, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. All such documents located at locations other than the Branded Plant shall be deemed delivered to New Ralcorp as of the Distribution Date. To the extent that originals of such books, records and data are provided to New Ralcorp, New Ralcorp shall provide Ralcorp copies thereof as reasonably requested in writing by Ralcorp. Notwithstanding the above, Ralcorp shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by New Ralcorp, and Ralcorp shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. From and after the Distribution Date, all books, records and copies so delivered shall be the property of New Ralcorp. Notwithstanding the above, Ralcorp shall not be required to make copies, other than pursuant to Section 7.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the Branded Assets, the Branded Business or to Liabilities assumed or retained by the Branded Subsidiary or Ralcorp.

          (b) Prior to or as promptly as practicable after the Distribution Date, New Ralcorp shall deliver to Ralcorp all corporate books and records of the Ralcorp Group as well as copies or, to the extent not detrimental in the reasonable opinion of New Ralcorp to the interests of New Ralcorp, originals, of all books, records and data relating exclusively to the Branded Assets, the Branded Business, or the Branded Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the Branded Employees, commercial data, research done by or for Ralcorp, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. All such documents located at the Branded Plant shall be deemed delivered to Ralcorp as of the Distribution Date. To the extent that originals of such books, records and data are provided to Ralcorp, Ralcorp shall provide New Ralcorp copies thereof as reasonably requested in writing by New Ralcorp. Notwithstanding the above, New Ralcorp shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by Ralcorp, and New Ralcorp shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. From and after the Distribution Date, all books, records and copies so delivered shall be the property of Ralcorp. Notwithstanding the above, New Ralcorp shall not be required to make copies, other than pursuant to Section 7.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the New Ralcorp Assets, the New Ralcorp Business or to Liabilities assumed or retained by New Ralcorp.

     7.2 ACCESS TO INFORMATION. From and after the Distribution Date, each of Ralcorp and New Ralcorp shall afford to the other and to the other's agents, employees, accountants, counsel and other designated representatives, reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information ("Information") within such party's possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, such Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     7.3 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each of Ralcorp and New Ralcorp shall retain, for a period of at least seven years following the Distribution Date, all significant Information in such party's possession or under its control relating to the business, assets or liabilities of the other party and, after the expiration of such seven-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     7.4 CONFIDENTIALITY. From and after the Distribution Date, each Group shall hold, in strict confidence, all Information obtained from the other Group prior to the Distribution Date or furnished to it pursuant to this Agreement or any other agreement referred to herein which relates to or concerns the business conducted by such other Group, and such Information shall not be used by it to the detriment of the other Group, or disclosed by it or its agents, officers, employees or directors without the prior written consent of such other Group unless and to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Group's counsel, by other requirements of law, or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group, (iii) lawfully acquired by such Group from other sources after the time that it was furnished to such Group pursuant to this Agreement or any other agreement referred to herein, or (iv) independently developed by such Group. Notwithstanding the foregoing, each Group shall be deemed to have satisfied its obligations of confidentiality under this Section with respect to any Information concerning or supplied by the other Group if it exercises substantially the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

     7.5 REIMBURSEMENT. Each member of any Group providing Information pursuant to Sections 7.2 or 7.3 to any member of the other Group shall be entitled to receive from the recipient, upon presentation of an invoice therefor, payment of all out-of-pocket costs and expenses as may reasonably be incurred in providing such Information.

                                  ARTICLE VIII

                        EMPLOYEE BENEFITS; LABOR MATTERS

     8.1 RALCORP RETIREMENT PLAN.

          (a) Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend the Ralcorp Holdings, Inc. Retirement Plan for Sales, Administrative, Clerical, and Production Employees (the "Ralcorp Retirement Plan") to remove Ralcorp as sponsor and a named fiduciary and shall name New Ralcorp as successor sponsor and named fiduciary of the plan after the consummation of the Internal Merger and prior to the Distribution Date. Acquiror shall take, or cause to be taken, all action necessary and appropriate to establish, effective as of the day after the Distribution Date, and administer, a defined benefit pension plan which is a qualified plan ("New Retirement Plan") and to provide benefits thereunder for all Branded Employees other than administrative employees who are not covered by a collective bargaining agreement and who, on the Distribution Date, were participants in the Ralcorp Retirement Plan. With respect to all Branded Employees participating thereunder, the New Retirement Plan shall be the same as the Ralcorp Retirement Plan in all material respects and shall preserve all protected benefits within the meaning of Code Section 411(d)(6). Acquiror shall take, or cause to be taken, all action necessary and appropriate to amend, effective as of the day after the Distribution Date, the Retirement Income Plan of General Mills, Inc. (the "RIP") to provide benefits thereunder for all Branded Employees who, on the Distribution Date, were administrative employees of the Branded Business, were not covered by a collective bargaining agreement and were participants in the Ralcorp Retirement Plan. New Ralcorp agrees to provide Acquiror, as soon as practicable after the Distribution Date, with a list of the Branded Employees who were, to the best knowledge of New Ralcorp, participants in or otherwise entitled to benefits under the Ralcorp Retirement Plan as of the Distribution Date, together with a listing of each such Branded Employee's term of service for eligibility, accrual and vesting purposes under the Ralcorp Retirement Plan on such Distribution Date and a listing of each such Branded Employee's accrued benefit thereunder on such Distribution Date, along with all other records necessary to effectively administer such benefits. Ralcorp shall, as soon as practicable after the Distribution Date, provide New Ralcorp with such additional information (to the extent in the possession of Ralcorp and not already in the possession of the New Ralcorp Group) as may be reasonably requested by New Ralcorp and necessary for New Ralcorp to effectively administer the Ralcorp Retirement Plan.

          (b) New Ralcorp agrees, as soon as practicable following the Distribution Date, to direct the trustees of the Ralcorp Retirement Trust to transfer to the trustee of the RIP, in cash, securities and other property, or a combination thereof, as reasonably determined by New Ralcorp and as agreed to by Acquiror, an amount determined according to the following formula, with respect to administrative Branded Employees not covered by a collective bargaining agreement on the Distribution Date: (X) less (Y), as adjusted by (Z) where (X) equals the projected benefit obligations (within the meaning of Statement No. 87 of the Financial Accounting Standards Board) determined as described in (c) below of such administrative Branded Employees as of the Distribution Date pursuant to the benefit provisions of the Ralcorp Retirement Plan in effect as of the Distribution Date, where (Y) equals aggregate payments made from the Ralcorp Retirement Trust relating to the Ralcorp Retirement Plan in respect of the accrued benefits of such administrative Branded Employees from the Distribution Date through the date of complete transfer; and where (Z) equals the amount of the net earnings or losses, as the case may be, from the Distribution Date through the date of complete transfer, on the average of the daily balances of (X) and (Y) and based upon the Frank Russell Trust Co. short term interest fund rate during such period.

          New Ralcorp agrees, as soon as practicable following the Distribution Date, to direct the trustees of the Ralcorp Retirement Trust to transfer to the trustee of the New Retirement Plan, in cash, securities and other property, or a combination thereof, as reasonably determined by New Ralcorp and as agreed to by Acquiror, an amount determined according to the following formula, with respect to Branded Employees other than administrative employees not covered by a collective bargaining agreement, on the Distribution Date: (X) less (Y), as adjusted by (Z) where (X) equals the projected benefit obligations

     (within the meaning of Statement No. 87 of the Financial Accounting Standards Board) determined as described in (c) below of such Branded Employees, as of the Distribution Date pursuant to the benefit provisions of the Ralcorp Retirement Plan in effect as of Distribution Date, where (Y) equals aggregate payments made from the Ralcorp Retirement Trust relating to the Ralcorp Retirement Plan in respect of the accrued benefits of such Branded Employees, from the Distribution Date through the date of complete transfer; and where (Z) equals the amount of the net earnings or losses, as the case may be, from the Distribution Date through the date of transfer, on the average of the daily balances of (X) and (Y) and based upon the Frank Russell Trust Co. short term interest rate Ralcorp Retirement Plan during such period.

          (c) New Ralcorp shall cause the calculation of the projected benefit obligation and the amounts to be transferred pursuant to this Section to be completed by Kwasha Lipton, based on the actuarial assumptions used for the Ralcorp Retirement Plan for financial disclosure purposes for the fiscal year in which the Distribution Date occurs; provided however, that (i) the discount rate shall be equal to (A) the average of the 30-year U.S. Treasury rate as of thirty days prior to the Distribution Date, on the Distribution Date and thirty days after the Distribution Date, plus (B) 75 basis points and (ii) the salary scale shall be 5.25%. Acquiror shall cause the calculation of such amounts to be reviewed by William M. Mercer. New Ralcorp and Acquiror shall use their best efforts to resolve any dispute arising in connection with the calculation of the amounts to be transferred and to effect the actual transfer of such funds. Notwithstanding the foregoing provisions of this Section, such transfers shall be adjusted, if and to the extent necessary, to comply with applicable law and regulations, including Section 414(l) of the Code and the regulations promulgated thereunder and Pension Benefit Guaranty Corporation Regulations Section 2619.41 through 2619.65 (including Appendices A through D).

          (d) In connection with the transfers described in this Section, Ralcorp and New Ralcorp shall cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder, and any applicable securities laws and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Distribution Date; provided, however, that no transfer shall take place until as soon as practicable after the later of
     (i) the expiration of a 30-day period following the date of filing any required Forms 5310-A (or any successor form thereto) with the IRS and (ii) with respect to each of the New Retirement Plan transfer and the RIP transfer, the receipt of a favorable IRS determination letter with respect to the qualification of the transferee plan (i.e., the New Retirement Plan and the RIP respectively) as amended through the date of transfer, under Code Sections 401(a) and 501(a) or the receipt by New Ralcorp of an opinion of counsel retained by Ralcorp and reasonably satisfactory in form and substance to New Ralcorp to the effect that such counsel believes the transferee plan as amended through the date of transfer, to be qualified under Code Section 401(a) and that the trust established thereunder is exempt from federal tax under Code Section 501(a). Ralcorp and New Ralcorp agree to provide to such counsel such information in the possession of the Ralcorp Group and the New Ralcorp Group, respectively, as may be reasonably requested by such counsel in connection with the issuance of such opinion. New Ralcorp agrees, during the period ending with the date of complete transfer of assets and liabilities to the RIP and the New Retirement Plan, to administer the Ralcorp Retirement Plan in the ordinary course, in accordance with its plan provisions, the Code and ERISA, except as otherwise set forth in this Agreement. In connection with this transaction, Ralcorp and New Ralcorp shall cooperate in making any and all appropriate filings required by the Pension Benefit Guaranty Corporation and the regulations so governing.

          (e) Except as specifically set forth in this Section, from and after the Distribution Date, Ralcorp shall cease to have any liability whatsoever with respect to the Ralcorp Retirement Plan other than liability for the accrued benefits related to the asset transfer made on behalf of Branded Employees from the Ralcorp Retirement Plan ("Transfer Obligations"), and New Ralcorp shall assume and shall be solely responsible for all other liabilities whatsoever under the Ralcorp Retirement Plan, including liabilities with respect to Branded Employees other than Transfer Obligations.

     8.2 401(K) PLAN. Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend the Ralcorp Holdings, Inc. Savings Investment Plan (the "SIP") to remove Ralcorp as sponsor and named fiduciary and shall name New Ralcorp as sponsor and named fiduciary of the plan prior to the Distribution Date. Ralcorp shall also take such action as necessary to fully vest as of the Distribution Date each participant who is a Branded Employee in his or her account balance under the SIP. Acquiror shall take, or cause to be taken, such action as necessary to amend the General Mills Savings Plan (the "Savings Plan") to permit participation by the Branded Employees of Ralcorp immediately following the Distribution Date. The Savings Plan will accept direct rollovers of the eligible taxable distributions which could otherwise be made to the Ralcorp Group employees. The acceptance of direct rollovers will be subject to the procedures of the Savings Plan. New Ralcorp agrees to provide such information (to the extent in the possession of the New Ralcorp Group or of any party providing services to the SIP) as may be reasonably required by Ralcorp in order for the Acquiror to effectively administer the Savings Plan, including, without limitation, information necessary to determine the appropriate Code Section 415 limits of each Branded Employee and to determine the qualified status of the SIP.

     8.3 WELFARE PLANS.

          (a) Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend each and every welfare plan covering its employees (Ralcorp Welfare Plans) to remove Ralcorp as sponsor and named fiduciary and shall name New Ralcorp as sponsor and named fiduciary of each such plan after the consummation of the Internal Merger and prior to the Distribution Date. Acquiror shall take, or cause to be taken, all action necessary and appropriate to cause either (i) its existing welfare plans to be amended, or (ii) new welfare plans to be adopted which will cover Branded Employees (and their dependents as appropriate) immediately following the Distribution Date (the "New Welfare Plans"). Acquiror shall cause the New Welfare Plans to provide benefits of substantially the same, or greater, type and value as the benefits which the Branded Employees (other than administrative employees who are not covered by a collective bargaining agreement) enjoyed under the Ralcorp Welfare Plans, on the date immediately preceding the Distribution Date. Acquiror shall also cause the New Welfare Plans, to the extent applicable, to credit such Branded Employees with the term of service credited to such employees as of the Distribution Date under the terms of the applicable Ralcorp Welfare Plan. Acquiror will cause Branded Employees to receive credit for payments made under the Ralcorp Comprehensive and Well-Med Plan during the plan year in which the Distribution Date occurs for purposes of satisfying the applicable deductibles and maximum out-of-pocket limits of the applicable New Welfare Plans during the plan year in which the Distribution Date occurs.

          (b) Except as otherwise noted in this Section, Ralcorp shall cause one or more members of the New Ralcorp Group to assume and be solely responsible for, or cause its insurance carriers or agents to be responsible for, all liabilities for welfare benefit claims incurred under the welfare plans on or before the Distribution Date. For purposes of this Section, disability claims are incurred on the date on which the disability was incurred or, in the case of a disability which is not incurred on a single, identifiable date, the date on which the disability was diagnosed; medical and dental services are incurred when an individual is provided with medical or dental care; death benefit claims are incurred at the time of death of the insured notwithstanding any other provision of any welfare benefit plan to the contrary. At the Distribution Date, Branded Employees will cease participation in Ralcorp Welfare Plans, except to the extent (i) that a Branded Employee or a covered dependent of a Branded Employee is hospitalized on the Distribution Date, in which case such individual shall continue to be covered under the appropriate Ralcorp Welfare Plan until the individual is discharged from the hospital or (ii) they elect continued coverage under such plans pursuant to COBRA or other provisions of the plans. New Ralcorp shall be responsible for all qualifying events under COBRA and COBRA claims incurred under the Ralcorp Welfare Plans on or before the Distribution Date.

          (c) New Ralcorp and the New Ralcorp Group shall be responsible for any retiree medical and life insurance benefits payable under any welfare plan with respect to any former employee of Ralcorp or one of its Affiliates who retired from the New Ralcorp Group or the Ralcorp Group on or before the Distribution Date and who met the eligibility requirements for such benefits at that time. Branded Employees who retire from Ralcorp or Acquiror after the Distribution Date shall not be entitled to retiree medical and life insurance benefits from the Ralcorp Welfare Plans, but shall be eligible for coverage as provided by the New Welfare Plans.

     8.4 STOCK OPTIONS AND RESTRICTED STOCK.

          [(a) On or prior to the Closing Date, Ralcorp shall take such action as may be necessary in order to obtain any required consents to insure that at the Effective Time, all rights to acquire Ralcorp Common Stock pursuant to the ISP (the "Ralcorp Options") held by Branded Employees, which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each such Ralcorp Option, in accordance with the stock option agreement by which it is evidenced, so that from and after the Effective Time, (i) each such Ralcorp Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Ralcorp Option shall be equal to the number of shares of Ralcorp Common Stock subject to such Ralcorp Option immediately prior to the Effective Time multiplied by the Merger Agreement Ratio (as defined below), rounded down to the nearest share and (iii) the per share exercise price under each such Ralcorp Option shall be adjusted by dividing the per share exercise price under each such option by the Merger Adjustment Ratio, rounded down to the nearest cent; provided, however, each such Ralcorp Option shall otherwise be subject to the same terms and conditions as in effect immediately prior to the Effective Time, including restrictions on exercisability.

          The "Merger Adjustment Ratio" shall mean the ratio of (i) the average of the daily average of the high and low sale prices on the NYSE Composite Index for the Ralcorp Stock, [trading regular way with due bills] for the Common Stock, for the ten trading day period prior to Distribution Date to
     (ii) the Average Value of Acquiror Common Stock (as defined in the Merger Agreement).

          (b) On or prior to the Distribution Date, Ralcorp shall take such action as may be necessary in order to obtain any required consents to insure that at the Distribution Date, all rights to acquire Ralcorp Common Stock pursuant to the Ralcorp Options (other than Ralcorp Options held by Branded Employees), which are outstanding at the Distribution Date, whether or not then exercisable, shall be waived by such employees.

          (c) Prior to the Distribution, Ralcorp shall accelerate or pay in cash the value of restricted shares of Ralcorp Stock awarded pursuant to the Ralcorp ISP and held by New Ralcorp Employees, immediately prior to the Distribution.

     8.5 CHANGE OF PLAN SPONSOR. After the consummation of the Internal Merger and prior to the Distribution Date, Ralcorp shall take such action as necessary to remove Ralcorp as sponsor and named fiduciary of the plans listed in Schedule 8.5, and name New Ralcorp as the sponsor and named fiduciary of such plans.

     8.6 LIFE INSURANCE PROGRAMS. On the Distribution Date, Ralcorp shall relinquish all rights under any Split Dollar Second-To-Die Life Insurance policies currently insuring the lives of any New Ralcorp Employee and his or her spouse, including but not limited to rights to any portion of the cash value or death benefits under such policies, created in accordance with the terms of the Split Dollar Agreement and Collateral Assignment between Ralcorp and such employee regarding such policies, and will take all reasonable steps necessary to assign such rights to New Ralcorp. Prior to the Distribution Date, Ralcorp shall perform any and all obligations required of it under the terms of such Split Dollar Agreement and Collateral Assignment with respect to such policies.

     8.7 VACATION PAY. Ralcorp shall assume all liability for unpaid vacation pay accrued by Branded Employees, to the extent it has been properly accrued for on the books of the Branded Business. New Ralcorp will assume all liability for unpaid vacation pay accrued by New Ralcorp Employees, prior to the Distribution Date. Except as set forth in the first sentence hereof, after the Distribution Date, Ralcorp will have no liability for vacation pay.

     8.8 SEVERANCE PAY.

          (a) Ralcorp and New Ralcorp agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of the Ralcorp Group and become employees of the New Ralcorp Group, such cessation shall not be deemed a severance of employment from either Group for purposes of any Plan that provides for the payment of severance, salary continuation or similar benefits and shall, in connection with the Distribution, if and to the extent appropriate obtain waivers from individuals against any such assertion.

          (b) The Ralcorp Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of Branded Employees. New Ralcorp shall assume and be responsible for any severance pay with respect to any individuals other than the Branded Employees, including, without limitation, any individuals who, in connection with the Distribution, cease to be employees of the Ralcorp Group, whether or not such individuals accept employment with the New Ralcorp Group.

     8.9 COLLECTIVE BARGAINING AGREEMENTS. As of the Distribution Date, Ralcorp and the Ralcorp Group shall cease to have any liability or obligation whatsoever with respect to any employee or former employees under any of the collective bargaining agreements listed on Schedule 8.9.

     8.10 OTHER BALANCE SHEET ADJUSTMENTS. To the extent not otherwise provided in this Agreement, Ralcorp, New Ralcorp and Foods shall take such action as is necessary to effect an adjustment to the books of Ralcorp, New Ralcorp and Foods so that, as of the Distribution Date, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Distribution Date by the Ralcorp Group or the New Ralcorp Group are appropriately reflected on the consolidated balance sheets as of the Distribution Date of Ralcorp and New Ralcorp, respectively, and are taken into account in calculating the Closing Date Net Asset Value (as defined in the Merger Agreement).

     8.11 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. Subject to the provisions of this Article, no provision of this Agreement, including the agreement of Ralcorp or New Ralcorp that it, or any member of the Ralcorp Group or the New Ralcorp Group, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of Ralcorp or New Ralcorp or any member of the Ralcorp Group or the New Ralcorp Group to amend such Plan or terminate its participation therein which Ralcorp or New Ralcorp or any member of the Ralcorp Group or the New Ralcorp Group would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself. Notwithstanding the above, however, New Ralcorp agrees that it shall not make or cause to be made any amendments to any Plan, nor shall it terminate any Plan, in a manner which would violate the covenants set forth in this Agreement, except as may be required to comply with applicable law, but subject to the provisions of this Article.

     8.12 REIMBURSEMENT; INDEMNIFICATION. Each of the parties hereto acknowledges that the Ralcorp Group, on the one hand, and the New Ralcorp Group, on the other hand, may incur costs and expenses (including contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Notwithstanding anything in this Section to the contrary,
(1) New Ralcorp shall reimburse Ralcorp and, as applicable, the trustees of the Ralcorp Retirement Plan, for costs and expenses or other liabilities they may incur after the Distribution Date which arise out of action taken by the Pension Benefit Guaranty Corporation (PBGC) or an agreement reached between Ralcorp or the trustees of the Ralcorp Retirement Plan and the PBGC relating to the funded status of, or payment of benefits by, the New Ralcorp Retirement Plan or any successor plan or plans; and (2) costs and expenses or other recovery arising from any challenge by the IRS pursuant to Section 414(l) of the Code, in connection with the calculation of assets and liabilities to be transferred as set forth in Section 8.1, shall not be subject to reimbursement or indemnification under this Agreement. Ralcorp and New Ralcorp agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses. Except as specifically assumed or retained by Ralcorp pursuant to this Article, New Ralcorp will indemnify and hold Ralcorp, the Branded Subsidiary and their respective Affiliates harmless from and against any and all Liabilities or other Indemnifiable Losses (including, without limitation, taxes, penalties, interest, claims for benefits, legal fees and other costs and expenses) arising out of or related to (w) the Ralcorp Plans (as defined below), (x) the employment of any Branded Employee on or before the Distribution Date, (y) the employment of any New Ralcorp Employee whether before, on or after the Distribution Date, or (z) the breach of any covenant of New Ralcorp in this Article. Ralcorp Plans means any Plan sponsored or maintained by Ralcorp or an Affiliate, or to which Ralcorp or an Affiliate contributed or was obligated to contribute.

     8.13 FURTHER TRANSFERS. For a period of six months following the Distribution Date, no member of either Group shall, directly or indirectly, without the prior written consent of a corporate officer of the other Group, solicit or attempt to solicit any exempt employee or officer of such other Group for the purpose of obtaining his or her services for hire, or otherwise causing such exempt employee to leave employment with such other Group, and no member of either Group, without the prior written consent of a corporate officer of the other Group, will, for such period of six months, hire such exempt employee or officer; provided, however, if the employment of any officer or exempt employee of one Group is terminated by that Group at any time following the Distribution, a member of the other Group may employ such person without the consent of the other Group. Subject to the above sentence, Ralcorp and New Ralcorp recognize that there may be New Ralcorp Employees who will, after the Distribution, become employed by Ralcorp and there may be Branded Employees who become employed, after the Distribution Date, by New Ralcorp.

     8.14 OTHER LIABILITIES. As of the Distribution Date, New Ralcorp shall assume and be solely responsible for all Liabilities whatsoever of the Ralcorp Group with respect to claims made by individuals other than Branded Individuals relating to any Liability not otherwise expressly provided for in this Agreement, including earned salaries, wages, severance payments or other compensation, regardless of whether such Liability was incurred before or after the Distribution Date.

     8.15 COMPLIANCE. Notwithstanding anything to the contrary in this Article, to the extent any actions of the parties contemplated in this Article are determined prior to the Distribution to violate law or result in unintended tax liability for Branded Individuals or New Ralcorp Individuals, such action may be modified to avoid such violation of law or unintended tax liability.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 INDEMNIFICATION.

          (a) From and after the Effective Time, Acquiror, Ralcorp and the Branded Subsidiary jointly and severally agree to indemnify and hold harmless New Ralcorp against any and all Indemnifiable Losses for or on account of or arising from or in connection with or otherwise with respect to:

             (i) any and all Branded Liabilities (except for the Scheduled Branded Litigation and the Unknown Branded Liabilities, to the extent that New Ralcorp is obligated to indemnify Ralcorp and the Branded Subsidiary therefor under Section 9.1(b)(ii)) assumed by the Branded Subsidiary pursuant to Section 3.2 of this Agreement;

             (ii) any breach or violation of any covenant made in the Merger Agreement, this Agreement or any other Ancillary Agreement by Acquiror, or, with respect to covenants to be performed after the Effective Time, by Ralcorp or the Branded Subsidiary (including Ralcorp's obligations under Section 9.1(c));

             (iii) subject to the limitations set forth in Section 9.2, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by Acquiror and/or Merger Sub in the Merger Agreement; or

             (iv) as provided in Section 9.1(c).

     Any indemnification provided for under this Section shall be deemed to also extend to other members of the New Ralcorp Group, Affiliates of New Ralcorp and to New Ralcorp Employees, directors, Plan fiduciaries, shareholders, agents, consultants, representatives, successors, transferees and assigns of New Ralcorp or members of the New Ralcorp Group.

     (b) From and after the Distribution Date, New Ralcorp agrees to indemnify and hold harmless Ralcorp and the Branded Subsidiary against any and all Indemnifiable Losses for or on account of or arising from or in connection with or otherwise with respect to:

          (i) any and all New Ralcorp Liabilities assumed by New Ralcorp pursuant to Section 3.4 of this Agreement;

          (ii) subject to the limitations set forth in Section 9.2, any and all Unknown Branded Liabilities and the Scheduled Branded Litigation;

          (iii) any breach or violation of any covenant made in the Merger Agreement, this Agreement or any other Ancillary Agreement by New Ralcorp or Foods or, with respect to covenants to be performed before the Effective Time, by Ralcorp or the Branded Subsidiary (including New Ralcorp's obligations under Section 9.1(c));

          (iv) the ownership, use or possession of the New Ralcorp Assets or the operation of the New Ralcorp Business, whether relating to or arising out of occurrences prior to or after the Effective Time, except to the extent liability therefor is assumed by the Branded Subsidiary pursuant to Section
     3.2 of this Agreement;

          (v) subject to the limitations set forth in Section 9.2, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by Ralcorp in the Merger Agreement or made by New Ralcorp or Foods in this Agreement;

          (vi) any Third Party Claim to the extent relating to the actions of the Ralcorp Board in authorizing the Distribution or the Merger;

          (vii) any Third Party claim arising out of the disclosures contained in the Form 10 or the S-1, if required, other than disclosures based on information provided by or on behalf of Acquiror for inclusion therein; or

          (viii) as provided in Section 9.1(c).

     Any indemnification provided for under this Section shall also be deemed to extend to other members of the Ralcorp Group, Affiliates of New Ralcorp, Branded Employees, directors, Plan fiduciaries, shareholders, agents, consultants, representatives, successors, transferees and assigns of Ralcorp or members of the Ralcorp Group.

     (c) In the event an appraisal award is paid to any holder of shares of Ralcorp Stock as a result of such holder's exercise of dissenters' rights with respect to the Merger and/or the Distribution, the liability for such appraisal award shall be allocated as follows:

          (i) if such appraisal award is based on the value of the Ralcorp Stock before giving effect to the Distribution and such award does not allocate the portions thereof attributable to the value of the Branded Business and the value of the New Ralcorp Business, respectively, Ralcorp shall be responsible for and shall indemnify New Ralcorp and its Affiliates against such award in the amount per share equal to the value of the Merger Consideration (as defined in the Merger Agreement), as calculated based on the Average Value of Acquiror Common Stock (as defined in the Merger Agreement), and New Ralcorp shall be responsible for and shall indemnify Ralcorp and its Affiliates against such award to the extent such award exceeds the value of the per share Merger Consideration as described above.

          (ii) if such appraisal award is based on the value of the Ralcorp Stock before giving effect to the Distribution and such award allocates the portions thereof attributable to the value of the Branded Business and the value of the New Ralcorp Business, respectively, Ralcorp and New Ralcorp shall each be responsible for and shall indemnify the other (and the other's Affiliates) against the portion of the award allocated to the value of the Branded Business and the value of the New Ralcorp Business, respectively.

          (iii) if such appraisal award is based on the value of the Ralcorp Stock after giving effect to the Distribution, Ralcorp shall be responsible for and shall indemnify New Ralcorp and its Affiliates against all of such award.

          (iv) each of Ralcorp and New Ralcorp shall bear their own respective costs and expenses incurred in connection with any appraisal proceeding relating to the Merger and/or the Distribution.

          (v) Ralcorp and New Ralcorp each agree to cooperate with each other reasonably in the event of any appraisal proceeding involving the value of the Ralcorp Stock before giving effect to the Distribution in order to minimize the appraisal award granted as a whole and, to the extent reasonably feasible without prejudicing its own interests in such appraisal proceeding, minimize the portion of the appraisal award that would be payable by the other party.

     9.2 LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding the expiration of the representations and warranties in the Merger Agreement or anything else to the contrary in the Merger Agreement, the indemnification obligations set forth in Sections 9.1(a)(iii) and (b)(v) above shall survive the Distribution Date for eighteen months, at which time such indemnification obligations shall expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration).

          (b) The indemnification obligations set forth in Section 9.1(b)(ii) above shall survive the Distribution Date for five years, at which time such indemnification obligation shall expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration).

          (c) The indemnification obligation set forth in Section 9.1(a)(iii) above shall apply only to the extent Indemnifiable Losses under such Section exceed $6 million in the aggregate.

          (d) The indemnification obligations set forth in Sections 9.1(b)(ii) and (v) above shall apply only to the extent Indemnifiable Losses under such Sections combined exceed $6 million in the aggregate.

     9.3 INSURANCE AND THIRD PARTY OBLIGATIONS. Any indemnification otherwise payable pursuant to Section 9.1 shall be reduced by the amount of any insurance or other amounts (net of deductibles and allocated paid loss retropremiums) received from a third party by the Indemnitee or paid by a third party on the Indemnitee's behalf. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims for which it is obligated, or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

     9.4 ACTIONS AND CLAIMS OTHER THAN THIRD PARTY CLAIMS; NOTICE AND
PAYMENT. Promptly upon obtaining knowledge of any Action, Liabilities or claim, other than Third Party Claims, which any Person entitled to indemnification (the "Indemnitee") believes may give rise to any Indemnifiable Loss, the Indemnitee shall promptly notify the party liable for such indemnification (the "Indemnitor") in writing of such Action or claim (such written notice being hereinafter referred to as a "Notice of Claim"); provided, however, that failure of an Indemnitee timely to give a Notice of Claim to the Indemnitor shall not release the Indemnitor from its indemnity obligations set forth in this Article except to the extent that such failure materially increases the amount of indemnification which the Indemnitor is obligated to pay hereunder, in which event the amount of indemnification which the Indemnitee shall be entitled to receive shall be reduced to an amount which the Indemnitee would have been entitled to receive had such Notice of Claim been timely given. A Notice of Claim shall specify in reasonable detail the nature and estimated amount of any such Action, Liabilities or claim giving rise to a right of indemnification. The Indemnitor shall have thirty Business Days after receipt of a Notice of Claim to notify the Indemnitee whether or not it disputes its liability to the Indemnitee with respect to such Action, Liabilities or claim or the amount thereof, and setting forth the basis for such objection. If the Indemnitor fails to respond to the Indemnitee within such thirty Business Day period, the Indemnitor shall be deemed to have acknowledged its responsibility for such Indemnifiable Loss. The Indemnitor shall pay and discharge any such Indemnifiable Loss which is not contested within forty-five Business Days after the later of its receipt of a Notice of Claim or the determination of the amount of such Indemnifiable Loss.

     9.5 THIRD PARTY CLAIMS; NOTICE, DEFENSE AND PAYMENT. Promptly following the earlier of (i) receipt of notice of the commencement of a Third Party Claim or
(ii) receipt of information from a third party alleging the existence of a Third Party Claim, any Indemnitee who believes that it is or may be entitled to indemnification by any Indemnitor under Section 9.1 with respect to such Third Party Claim shall deliver a Notice of Claim to the Indemnitor. Failure of an Indemnitee timely to give a Notice of Claim to the Indemnitor shall not release the Indemnitor from its indemnity obligations set forth in this Article except to the extent that such failure adversely affects the ability of the Indemnitor to defend such Action, Liabilities or claim or materially increases the amount of indemnification which the Indemnitor is obligated to pay hereunder, in which event the amount of indemnification which the Indemnitee shall be entitled to receive shall be reduced to an amount which the Indemnitee would have been entitled to receive had such Notice of Claim been timely given. Indemnitee shall not settle or compromise any Third Party Claim in an amount in excess of $25,000 prior to giving a Notice of Claim to Indemnitor. In addition, if an Indemnitee settles or compromises any Third Party Claims for an amount equal to or less than $25,000 prior to giving a Notice of Claim to an Indemnitor, the Indemnitor shall be released from its indemnity obligations to the extent that such settlement or compromise was not made in good faith and was not commercially reasonable. Within thirty Business Days after receipt of Notice of Claim, the Indemnitor may (i) by giving written notice thereof to the Indemnitee, acknowledge liability for, and at its option elect to assume, the defense of such Third Party Claim at its sole cost and expense or (ii) object to the claim of indemnification set forth in the Notice of Claim delivered by the Indemnitee; provided that if the Indemnitor does not within the same thirty Business Day period give the Indemnitee written notice either objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnitor shall be deemed to have acknowledged its responsibility to accept the defense and its ultimate liability, if any, for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnitor has elected to assume the defense shall be conducted by attorneys employed by the Indemnitor and reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnitee's sole cost and expense. If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitor may settle or compromise the Third Party Claim without the prior written consent of Indemnitee; provided that the Indemnitor may not agree to any such settlement pursuant to which any such remedy or relief, other than monetary damages for which the Indemnitor shall be responsible hereunder, shall be applied to or against the Indemnitee, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If the Indemnitor does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Section 9.1, the Indemnitee may require the Indemnitor to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee, provided that the Indemnitor shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall pay to the Indemnitee in cash the amount for which the Indemnitee is entitled to be indemnified (if any) within ten Business Days after the final resolution of such Third Party Claim (whether by settlement, a final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third Party Claim as to which the Indemnitor has not acknowledged liability, within fifteen days after such Indemnitor's objection has been resolved pursuant to the provisions of Article XII of this Agreement. Pending acknowledgment or determination of the liability of Indemnitor with respect to any Third Party Claim, Indemnitee may defend such Third Party Claim and any Liability arising out of such Third Party Claim (including all costs and expenses of such defense) shall be allocated in accordance with such acknowledgment or determination.

     9.6 REMEDIES CUMULATIVE; SURVIVAL OF INDEMNITIES. The remedies provided in this Article shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnitor. The obligations of each of Ralcorp and the Branded Subsidiary, on the one hand, and New Ralcorp, on the other hand, under this Article shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any claim of the other for any Indemnifiable Losses related to such assets, businesses or Liabilities.

                                   ARTICLE X

                      OTHER POST-DISTRIBUTION OBLIGATIONS

     10.1 NEW RALCORP'S POST-DISTRIBUTION OBLIGATIONS. New Ralcorp shall, and shall cause each member of the New Ralcorp Group to, comply with each representation and statement made, or to be made, to the IRS (or, if applicable, tax counsel) in connection with any ruling (or tax opinion) obtained, or to be obtained, by Ralcorp, from the IRS (or tax counsel) with respect to any transaction contemplated by this Agreement or the Merger Agreement. Neither New Ralcorp nor any member of the New Ralcorp Group shall for a period of two years following the Distribution Date engage in any of the following transactions, unless either (a) an opinion in form and substance reasonably satisfactory to Ralcorp is obtained from counsel to New Ralcorp, or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the transactions described in this Agreement or the Merger Agreement to (1) Ralcorp or any member of the Ralcorp Group, (2) New Ralcorp or any member of the New Ralcorp Group, or (3) the Ralcorp shareholders as of the Record Date. The transactions subject to this provision are: (i) making a material disposition (including transfers from one member of the New Ralcorp Group to another member of the New Ralcorp Group), by means of a sale or exchange of assets or capital stock, a distribution to shareholders, or otherwise, of any of its assets (other than the transactions contemplated by this Agreement) except in the ordinary course of business; (ii) repurchasing any New Ralcorp capital stock, unless such repurchase satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30; (iii) issuing any New Ralcorp capital stock that in the aggregate exceeds ten percent (10%) of the issued and outstanding stock of New Ralcorp immediately following the Distribution; (iv) liquidating or merging with any other corporation (including a member of the New Ralcorp Group); or (v) causing New Ralcorp to cease conducting directly the New Ralcorp Business in the ordinary course. New Ralcorp hereby represents that neither New Ralcorp nor any member of the New Ralcorp Group has any present intention to undertake any of the transactions set forth in (i), (ii), (iii), (iv) or (v) above.

     10.2 RALCORP'S AND ACQUIROR'S POST-DISTRIBUTION OBLIGATIONS. Acquiror and Ralcorp shall, and shall cause each member of the Ralcorp Group to, comply with each representation and statement made, or to be made, to the IRS (or, if applicable, tax counsel) in connection with any ruling (or tax opinion) obtained by Ralcorp from the IRS (or tax counsel) with respect to any transaction contemplated by this Agreement or the Merger Agreement. Acquiror shall not, during the two-year period following the Merger, (i) reduce its stock ownership interest in Ralcorp to a level that does not constitute "control" of Ralcorp within the meaning of Section 368(c) of the Code; (ii) cause Ralcorp to be liquidated (including via a statutory merger); (iii) cause Ralcorp to reduce its stock ownership interest in the Branded Subsidiary to a level that does not constitute "control" of the Branded Subsidiary within the meaning of Section 368(c) of the Code; (iv) engage in or cause to occur any transaction(s) which will result in the Branded Subsidiary ceasing to conduct directly the Branded Business in the ordinary course or cause Ralcorp's stock ownership interest in the Branded Subsidiary to represent less than 90% of the fair market value of Ralcorp's gross assets; or (v) cause the Branded Subsidiary to dispose of a material portion of its assets other than in the ordinary course of business, unless (a) an opinion in form and substance reasonably satisfactory to New Ralcorp is obtained from counsel to Acquiror; or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the Internal Merger, the Internal Spinoff or the Distribution. Acquiror represents that it presently has no plan or intention, and will have no plan or intention at the time of the Merger, to engage in or cause to occur any of the transactions or events described in items (i) through (v) of this Section.

     10.3 PERFORMANCE BY NEW RALCORP OF CERTAIN MERGER AGREEMENT COVENANTS. New Ralcorp, as successor to Foods subsequent to the Internal Merger, hereby covenants and agrees that it will (a) perform in all respects the covenants applicable to Foods in Section 2.3 of the Merger Agreement and (b) pay the fees and expenses of Lehman Brothers, Inc. referred to in Section 3.2(i) of the Merger Agreement.

     10.4 DISTRIBUTORSHIP AGREEMENT. From and after the Effective Time, New Ralcorp, as successor to Foods subsequent to the Internal Merger, will exercise its rights under the Exclusive Distribution Agreement for Cereals, dated as of April 1, 1994 (the "Distributorship Agreement"), between Foods and Ralston Purina Company ("RPCo.") so as (a) to prevent RPCo. from continuing to use any trademarks used in the Branded Business in connection with RPCo.'s sale of Products (as defined in the Distributorship Agreement), and (b) to terminate the Distributorship Agreement, as to Products that are included in the Branded Business, at the earliest time permitted under such agreement.

     10.5 NET WORTH.

          (a) For a period of two years following the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than $100 million.

          (b) Except as provided in paragraph (c) below, for a period of two years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the lesser of
     (i) the sum of $25 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the second anniversary of the Distribution Date, and (ii) $100 million.

          (c) Notwithstanding the foregoing paragraph (b), in the event an agreement between Ralcorp and RPCo. as contemplated by Section 4.3(d)(ii) of the Merger Agreement is not entered into prior to the second anniversary of the Distribution Date, for a period of three years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the amounts specified below:

             (i) during the first year of such three-year period, the lesser of
        (A) the sum of $75 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the second anniversary of the Distribution Date, and (B) $100 million;

             (ii) during the second year of such three-year period, the lesser of (A) the sum of $50 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the third anniversary of the Distribution Date, and (B) the amount specified in clause (i) of this paragraph (c); and

             (iii) during the third year of such three-year period, the lesser of (A) the sum of $25 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the fourth anniversary of the Distribution Date, and (B) the amount specified in clause (ii) of this paragraph (c).

        In the event an agreement between Ralcorp and RPCo. as contemplated by
        Section 4.3(d)(ii) of the Merger Agreement is entered into after the second anniversary of the Distribution Date, upon execution of such agreement this paragraph (c) will be of no further force or effect and the provisions of paragraph (b) will apply instead.

          (d) During the foregoing periods, New Ralcorp will provide to Ralcorp, within 45 days following the end of each of New Ralcorp's fiscal quarters, a certificate of the Chief Financial Officer of New Ralcorp certifying New Ralcorp's continuing compliance with the foregoing covenants.

                                   ARTICLE XI

                GUARANTEES AND SURETY BONDS OF THE RALCORP GROUP

     New Ralcorp agrees that as soon as practicable following the Distribution Date it will substitute surety bonds obtained by it for each of the surety bonds of any member of the Ralcorp Group, if any, relating to any New Ralcorp Asset, the New Ralcorp Business or any New Ralcorp Liability. New Ralcorp agrees that it shall enter indemnification agreements in its name with each provider of a surety bond obtained with respect to the New Ralcorp Assets, the New Ralcorp Business or any New Ralcorp Liability. New Ralcorp shall use its reasonable best efforts to obtain the complete release and discharge of any member of the Ralcorp Group from all obligations (including any obligations upon any renewal or extension) related to the New Ralcorp Assets, the New Ralcorp Business or any New Ralcorp Liability on which any member of the Ralcorp Group is directly or contingently obligated as a guarantor or assignor or otherwise contingently liable (including, without limitation, any letter of credit, guaranties with respect to workers' compensation liabilities, and guarantees issued in connection with Resorts' Conference Center (the "New Ralcorp Obligations")). In the event that New Ralcorp is unable to obtain any such release, New Ralcorp agrees that (i) it shall not extend the term or otherwise modify any such New Ralcorp Obligation in a manner which would expand Ralcorp's financial exposure under such New Ralcorp Obligation, (ii) it shall use its reasonable best efforts to substitute itself or another member of the New Ralcorp Group as primary guarantor of such New Ralcorp Obligations, and (iii) New Ralcorp or any member of the New Ralcorp Group shall not (other than, in connection with the Resorts Conference Center, through a sale of all or substantially all of Ralston Resorts, Inc., a wholly owned subsidiary of Foods) assign any such New Ralcorp Obligation or transfer, sell or assign any assets securing such New Ralcorp Obligation or comprising all or any substantial portion of a project, the financing of which gave rise to such New Ralcorp Obligation, unless Ralcorp or the appropriate member of the Ralcorp Group, as the case may be, is released and discharged of all liabilities with respect to such New Ralcorp Obligation. Without limiting any other obligation of indemnification under this Agreement or any agreement described herein, New Ralcorp shall defend, indemnify and hold harmless each member of the Ralcorp Group and their respective Affiliates, Subsidiaries, directors, officers and employees against any and all Liabilities whatsoever incurred or suffered by any of them as a result of any New Ralcorp Obligation. The term "reasonable best efforts" as used in this paragraph shall not be deemed to require New Ralcorp to (i) prepay any such New Ralcorp Obligation, (ii) agree to any increase in amount of principal payments or interest with respect thereto or (iii) extend or accelerate the term of any such New Ralcorp Obligation.

                                  ARTICLE XII

                                   MEDIATION

     12.1 RESOLUTION BY NEGOTIATION; MEDIATION. If any question shall arise in regard to the interpretation of any provision of this Agreement or any Ancillary Agreement or as to the rights or obligations of either Group hereunder or thereunder, each Group shall designate a senior executive within its organization or other individual with decision-making authority regarding the dispute who shall, within thirty days after such question arises, meet with each other to negotiate and attempt to resolve such question in good faith. Such individuals may, if they so desire, consult outside advisors for assistance in arriving at such a resolution. In the event that a resolution is not achieved within such thirty day period, then the parties will submit the dispute to mediation in accordance with the Model Procedure for Mediation of Business Disputes of the Center for Public Resources or such other procedures as the parties may agree and will bear equally the costs of the mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from JAMS/Endispute or the Center for Public Resources if they have been unable to agree upon such appointment and the procedures within 20 days from the conclusion of the negotiation period. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties may agree to submit the matter to binding arbitration or a private adjudicator, or either party may seek an adjudicated resolution through the appropriate court. The foregoing shall not be construed to prevent any party from seeking such preliminary injunctive relief, without compliance with the foregoing provisions, as may be necessary to preserve the status quo pending resolution of any such dispute.

     12.2 JURISDICTION; WAIVER OF JURY TRIAL. Subject to Section 12.1, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Missouri or the State of Minnesota in the event any dispute arises out of this Agreement or any other Ancillary Agreement or any of the transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any other Ancillary Agreement or any of the transactions contemplated hereby or thereby in any court other than a Federal court (or if such court does not have subject matter jurisdiction, in a state court) sitting in the State of Missouri or the State of Minnesota. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.1 FURTHER ASSURANCES. Each party hereto shall cooperate reasonably with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby or in any of the Ancillary Agreements.

     13.2 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

     13.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Merger Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous negotiations, commitments and writings with respect to such subject matter.

     13.4 EXPENSES. Except as provided in Section 7.2(b) of the Merger Agreement and Section 10.3 of this Agreement, all fees and expenses incurred in connection with the Merger, the Distribution, this Agreement, the Merger Agreement and the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Distribution is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement, the Form S-4, the Form S-1 (if required) and the Form 10, shall be shared equally by Acquiror and Ralcorp, subject to the provisions of Section 5.6 of the Merger Agreement.

     13.5 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without regard to its conflicts of law principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

     13.6 NOTICES. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, facsimile or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to a member of the Ralcorp Group or Acquiror:

    General Mills, Inc.
     Number One General Mills Boulevard
     Minneapolis, Minnesota 55426
     Attention: Siri S. Marshall

     If to a member of the New Ralcorp Group:

     R.W. Lockwood
     General Counsel
     800 Market Street, Suite 2900
     St. Louis, Missouri 63101
     Facsimile: (314) 877-7748
     or to such other address as either Group may have furnished to the other Group by a notice in writing in accordance with this Section.

     13.7 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented, and rights hereunder may be waived, only by a written agreement signed by Ralcorp, New Ralcorp, Foods and Acquiror. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of, or right or remedy under, this Agreement.

     13.8 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each party hereto and each of their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by (i) the New Ralcorp Group without the prior written consent of Acquiror or the Ralcorp Group (which consent shall not be unreasonably withheld) and (ii) the Ralcorp Group or Acquiror, as the case may be, without the prior written consent of the New Ralcorp Group (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of each Group and is not intended to confer upon any other Person any rights or remedies hereunder.

     13.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.10 INTERPRETATION.

          (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

          (b) The parties hereto intend that, for federal income tax purposes, the contributions, transfers, assumptions, Distribution and Merger contemplated hereby shall each qualify for non-recognition treatment under the applicable provisions of subchapter C of the Code.

     13.11 LEGAL ENFORCEABILITY. Any provision of this Agreement or any of the Ancillary Agreements which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement or any of the Ancillary Agreements and agrees that the obligations of the parties hereunder and thereunder shall be specifically enforceable.

     13.12 REFERENCES; CONSTRUCTION. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     13.13 TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Ralcorp Board without the approval of any other party hereto or of Ralcorp's shareholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          RALCORP HOLDINGS, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          NEW RALCORP HOLDINGS, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          RALSTON FOODS, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          CHEX INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          GENERAL MILLS, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX C

                         [LEHMAN BROTHERS LETTERHEAD]

                                                                 August 13, 1996

Board of Directors
Ralcorp Holdings, Inc.
800 Market Street
29th Floor
St. Louis, MO 63101

Members of the Board:

     We understand that the Board of Directors of Ralcorp Holdings, Inc. ("Ralcorp") has approved a Contribution Agreement and Plan of Distribution pursuant to which (a) substantially all of the assets and liabilities of the branded cereals and branded snacks business (the "Branded Business") currently operated by Ralcorp's wholly-owned subsidiary, Ralston Foods, Inc. ("Foods"), will be contributed by Foods to a newly-formed subsidiary (the "Branded Subsidiary"), (b) all of the stock of the Branded Subsidiary will be distributed by Foods to Ralcorp pursuant to the internal spinoff outlined in the Contribution Agreement, and (c) all of the stock of Foods will be distributed on a pro rata basis to Ralcorp's shareholders (the "Spin-off") . The Board of Directors of Ralcorp also has approved an Agreement and Plan of Merger, dated as of August 13, 1996 (the "Merger Agreement"), among Ralcorp, General Mills, Inc. ("General Mills") and a wholly owned subsidiary of General Mills, pursuant to which General Mills will acquire Ralcorp and the Branded Subsidiary by means of a merger of its subsidiary with and into Ralcorp whereby, subject to adjustments as set forth in the Merger Agreement, General Mills will issue shares of its common stock valued at $356 million to the shareholders of Ralcorp and will assume $214 million of long-term debt of Ralcorp and the Branded Subsidiary (the "Merger" and together with the Spin-off, the "Proposed Transaction"). In accordance with the Merger Agreement, if the value of the net assets of the Branded Business on the Closing Date is less than $41.9 million, Foods will pay General Mills an amount equal to such shortfall and if the value of the net assets of the Branded Business on the Closing Date is more than $41.9 million, General Mills will pay Foods an amount equal to such excess. For the purposes of this opinion, the consideration to be received by the shareholders of Ralcorp in the Proposed Transaction shall include the shares of Foods to be received in the Spin-off and the shares of common stock of General Mills to be received in the Merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Contribution Agreement, dated as of August 13, 1996, by and between Ralcorp and Foods (the "Contribution Agreement"), the Distribution Agreement, dated as of August 13, 1996, by and between Ralcorp and Foods (the "Distribution Agreement"), and the Merger Agreement (together, the "Agreements").

     We have been requested by the Board of Directors of Ralcorp to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of Ralcorp of the consideration to be received by such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Ralcorp's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction, (2) publicly available information concerning Ralcorp that we believe to be relevant to our inquiry,
(3) financial and operating information with respect to the business, operations and prospects of Ralcorp, the Branded Business and Foods furnished to us by Ralcorp, (4) a trading history of Ralcorp's common stock from January 1, 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of Ralcorp and the Branded Business with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of

                          LEHMAN BROTHERS ADDRESS LINE
certain other transactions that we deemed relevant, (7) publicly available information with respect to the business, operations and financial condition of General Mills that we believe to be relevant to our inquiry, (8) a trading history of General Mills' common stock from January 1, 1995 to the present and a comparison of General Mills' common stock price and valuation multiples with those of other companies that we deemed relevant, and (9) research analysts' reports and earnings estimates regarding the business, financial condition and future financial performance of General Mills. In addition, we have had discussions with the management of Ralcorp concerning the businesses, operations, assets, financial condition and prospects of Ralcorp, the Branded Business and Foods and with the management of General Mills concerning its business, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of Ralcorp that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the future financial performance of Foods, upon advice of Ralcorp we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ralcorp as to the future financial performance of Foods and that Foods will perform substantially in accordance with such projections. However, with respect to the future financial performance of Ralcorp and the Branded Business, we were not provided with and did not review any financial forecasts or projections prepared by management of Ralcorp. With respect to the proposed disposition of Ralston Resorts, we have relied upon the Ralcorp's operating projections and valuation of the consideration to be received in such transaction. In arriving at our opinion, we also have not conducted a physical inspection of the properties and facilities of Ralcorp and have not made or obtained any evaluations or appraisals of the assets or liabilities of Ralcorp. In addition, in arriving at our opinion, with your consent, we were not provided with and did not review any projections prepared by management of General Mills regarding its future financial performance. However, upon advice of General Mills we have assumed that the publicly available earnings estimates of research analysts are a reasonable basis to evaluate and analyze the future financial performance of General Mills and that General Mills will perform substantially in accordance with such estimates. Upon advice of Ralcorp and its legal and accounting advisors, we have assumed the Proposed Transaction will qualify as a tax-free transaction whereby the Distribution and the Internal Spinoff shall each qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986 (the "Code"), and the Merger shall qualify as a reorganization under
Section 368(a)(1)(B) of the Code, as amended, and therefore represents a tax-free transaction for the shareholders of Ralcorp. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of common stock of Foods or General Mills actually will trade following the consummation of the Spin-off and the Merger and this opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of Foods and the shares of common stock of General Mills to be received by a shareholder of Ralcorp pursuant to the Proposed Transaction will be in excess of the market value of the shares of common stock of Ralcorp owned by such shareholder at any time prior to announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by shareholders of Ralcorp in the Proposed Transaction is fair to such shareholders.

     We have acted as financial advisor to Ralcorp in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Ralcorp has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Ralcorp in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of Ralcorp and General Mills for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Ralcorp and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Ralcorp as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX D

                        SECTION 351.455 OF THE MISSOURI

                      GENERAL BUSINESS AND CORPORATION LAW

     351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN. -- 1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

RFG0353

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     The Registrant's By-laws provide as follows:

     (a) The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.

     (b) The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified or reimbursed against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under sub-sections (a) and (b) (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) The Registrant shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against any such person and incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of this section.

     (h) For purposes of these provisions, references to the Registrant shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of these provisions, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of the Registrant shall include any service as a director, officer, employee or agent of the Registrant which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Registrant as referred to in these provisions.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, these provisions shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (such section relates generally to the liability of directors for authorizing the unlawful payment of dividends or the unlawful purchase or redemption of a corporation's stock), or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment.

     The Registrant has insurance to indemnify its directors and officers, within the limits of the Registrant's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of Delaware.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 2.1     Agreement and Plan of Merger, dated as of August 13, 1996 and amended as of October
         25, 1996, by and among Ralcorp Holdings, Inc. ("Ralcorp"), the Registrant and General
         Mills Missouri, Inc. ("General Mills Missouri"), included as Annex A in the Proxy
         Statement/Prospectus included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
         Commission upon request.
 2.2     Form of Reorganization Agreement by and among Ralcorp, New Ralcorp Holdings, Inc.
         ("New Ralcorp"), Ralston Foods, Inc. ("Foods"), Chex Inc. ("Branded Subsidiary") and
         the Registrant, included as Annex B in the Proxy Statement/Prospectus included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
 2.3     Form of Tax Sharing Agreement between Ralcorp and New Ralcorp (incorporated herein by reference to Exhibit 2.3 to Registrant's Registration Statement on Form S-4
         (Registration No. 333-18849)). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
 2.4     Form of Transition Services -- Supply Agreement between Ralcorp and New Ralcorp
         (incorporated herein by reference to Exhibit 2.4 to Registrant's Registration
         Statement on Form S-4 (Registration No. 333-18849)). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
 2.5     Form of Technology Agreement by and among Ralcorp, New Ralcorp and the Branded
         Subsidiary (incorporated herein by reference to Exhibit 2.5 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)). The Registrant
         agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
         Commission upon request.
 2.6     Form of Trademark Agreement by and among Ralcorp, New Ralcorp and the Branded
         Subsidiary (incorporated herein by reference to Exhibit 2.6 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)). The Registrant
         agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
         Commission upon request.
 3.1     Copy of Registrant's Restated Certificate of Incorporation, as amended to date
         (incorporated herein by reference to Exhibit 3.1 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 28, 1995).
 3.2     Copy of Registrant's By-Laws, as amended to date (incorporated herein by reference to
         Exhibit 3 to Registrant's Report on Form 8-K dated December 11, 1995).
 4.1     Copy of Indenture between Registrant and Continental Illinois National Bank and Trust
         Company of Chicago, as amended to date by Supplemental Indentures Nos. 1 through 8
         (incorporated herein by reference to Exhibit 4 to Registrant's Annual Report on Form
         10-K for the fiscal year ended May 31, 1992 and to Exhibit 4(b) to Registrant's
         Current Report on Form 8-K filed January 8, 1993).
 4.2     Copy of Rights Agreement dated as of December 11, 1995 between Registrant and Norwest
         Bank Minnesota, N.A. (incorporated herein by reference to Exhibit 1 to Registrant's
         Report on Form 8-K dated December 11, 1995).
 4.3     Copy of Indenture between Registrant and First Trust of Illinois, National
         Association dated February 1, 1996 (incorporated herein by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 effective February 23, 1996).
 5.1     Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued (incorporated herein by reference to Exhibit 5.1 to Registrant's Registration
         Statement on Form S-4 (Registration No. 333-18849)).

 8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters (incorporated herein by reference to Exhibit 8.1 to Registrant's Registration Statement on Form S-4
         (Registration No. 333-18849)).
 8.2     Opinion of Bryan Cave LLP as to certain tax matters (incorporated herein by reference to Exhibit 8.2 to Registrant's Registration Statement on Form S-4 (Registration No.
         333-18849)).
10.1     Copy of Stock Option and Long-Term Incentive Plan of 1988, as amended to date
         (incorporated herein by reference to Exhibit 10.1 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 29, 1994).
10.2     Copy of Stock Option and Long-Term Incentive Plan of 1984, as amended to date
         (incorporated herein by reference to Exhibit 10.2 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 29, 1994).
10.3     Distribution Agreement with Darden Restaurants, Inc. dated May 12, 1995 (incorporated herein by reference to Exhibit 2 to Registrant's Report on Form 8-K dated May 28,
         1995).
10.4     Copy of Executive Incentive Plan, as amended to date (incorporated herein by reference to Appendix B to Registrant's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, dated August 22, 1996).
10.5     Copy of Management Continuity Agreement (incorporated herein by reference to Exhibit
         4 to Registrant's Report on Form 8-K dated December 11, 1995).
10.6     Copy of Supplemental Retirement Plan, as amended to date (incorporated herein by reference to Exhibit 10.6 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
10.7     Copy of Executive Survivor Income Plan, as amended to date (incorporated herein by reference to Exhibit 10.7 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 26, 1996).
10.8     Copy of Executive Health Plan, as amended to date (incorporated herein by reference to Exhibit 10.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended
         May 26, 1996).
10.9     Copy of Supplemental Savings Plan, as amended to date (incorporated herein by reference to Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
10.10    Copy of 1996 Compensation Plan for Non-Employee Directors (incorporated herein by reference to Appendix C to Registrant's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, dated August 22, 1996).
10.11    Copy of General Mills, Inc. 1995 Salary Replacement Stock Option Plan (incorporated herein by reference to Exhibit 10.11 to Registrant's Annual Report on Form 10-K for
         the fiscal year ended May 26, 1996).
10.12    Copy of Deferred Compensation Plan, as amended to date (incorporated herein by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 28, 1995).
10.13    Copy of Supplemental Benefits Trust Agreement dated February 9, 1987, as amended and restated as of September 26, 1988 (incorporated herein by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
10.14    Copy of Supplemental Benefits Trust Agreement dated September 26, 1988 (incorporated herein by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-K for
         the fiscal year ended May 29, 1994).
10.15    Copy of Agreements dated November 29, 1989 by and between General Mills, Inc. and
         Nestle, S.A. (incorporated herein by reference to Exhibit 10.15 to Registrant's
         Annual Report on Form 10-K for the fiscal year ended May 28, 1995).

10.16    Copy of Protocol and Addendum No. 1 to Protocol of Cereal Partners Worldwide
         (incorporated herein by reference to Exhibit 10.16 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 26, 1996).
10.17    Copy of 1990 Salary Replacement Stock Option Plan, as amended to date (incorporated herein by reference to Exhibit 10.18 to Registrant's Annual Report on Form 10-K for
         the fiscal year ended May 29, 1994).
10.18    Copy of Addendum No. 2 dated March 16, 1993 to Protocol of Cereal Partners Worldwide
         (incorporated herein by reference to Exhibit 10.19 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 30, 1993).
10.19    Copy of Agreement dated July 31, 1992 by and between General Mills, Inc. and PepsiCo,
         Inc. (incorporated herein by reference to Exhibit 10.20 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 30, 1993).
10.20    Copy of Stock Option and Long-Term Incentive Plan of 1993, as amended to date
         (incorporated herein by reference to Exhibit 10.21 to Registrant's Annual Report on
         Form 10-K for the fiscal year ended May 29, 1994).
10.21    Copy of Standstill Agreement with CPC International, Inc. dated October 17, 1994
         (incorporated herein by reference to Exhibit 10(a) to Registrant's Quarterly Report on Form 10-Q for the period ended February 26, 1995).
10.22    Copy of Addendum No. 3 effective as of March 15, 1993 to Protocol of Cereal Partners
         Worldwide (incorporated herein by reference to Exhibit 10(b) to Registrant's
         Quarterly Report on Form 10-Q for the period ended February 26, 1995).
11       Statement of Computation of Earnings per Share (incorporated herein by reference to
         Exhibit 11 of Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 24, 1996).
12       Statement of Ratio of Earnings to Fixed Charges (incorporated herein by reference to
         Exhibit 12 of Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 24, 1996).
21       List of Subsidiaries of General Mills, Inc. (incorporated herein by reference to
         Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended May
         26, 1996).
23.1     Consent of KPMG Peat Marwick LLP.
23.2     Consent of Price Waterhouse LLP.
23.3     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.4     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.5     Consent of Bryan Cave LLP (included in Exhibit 8.2).
23.6     Consent of Price Waterhouse LLP.
24.1     Power of Attorney (incorporated herein by reference to Exhibit 24.1 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.2     Power of Attorney (incorporated herein by reference to Exhibit 24.2 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.3     Power of Attorney (incorporated herein by reference to Exhibit 24.3 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.4     Power of Attorney (incorporated herein by reference to Exhibit 24.4 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.5     Power of Attorney (incorporated herein by reference to Exhibit 24.5 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.6     Power of Attorney (incorporated herein by reference to Exhibit 24.6 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).

24.7     Power of Attorney (incorporated herein by reference to Exhibit 24.7 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.8     Power of Attorney (incorporated herein by reference to Exhibit 24.8 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.9     Power of Attorney (incorporated herein by reference to Exhibit 24.9 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.10    Power of Attorney (incorporated herein by reference to Exhibit 24.10 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.11    Power of Attorney (incorporated herein by reference to Exhibit 24.11 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
24.12    Power of Attorney (incorporated herein by reference to Exhibit 24.12 to Registrant's
         Registration Statement on Form S-4 (Registration No. 333-18849)).
27       Financial Data Schedule (incorporated herein by reference to Exhibit 27 to
         Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November
         24, 1996).

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended May 26, 1996).

     (c) Report, Opinion or Appraisal.

     Opinion of Lehman Brothers, Inc. (included as Appendix C in the Proxy Statement/Prospectus included as part of this Registration Statement).

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment to the Registration Statement any opinion of tax counsel with respect to the tax consequences of the transactions contemplated by the Registration Statement that is delivered to the Registrant at or prior to the closing of such transactions.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 24, 1997.

                                          GENERAL MILLS, INC.

                                          By: /s/ SIRI S. MARSHALL
                                            ------------------------------------
                                            Siri S. Marshall
                                            Senior Vice President, General
                                            Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE
------------------------------   -----------------------------
                                 Chairman of the Board and
------------------------------     Chief Executive Officer
      Stephen W. Sanger
                                 Director
------------------------------
     Richard M. Bressler
                                 Director
------------------------------
      Livio D. DeSimone
                                 Director
------------------------------
       William T. Esrey
                                 Director, President
------------------------------
     Charles W. Gaillard                                                     /s/ SIRI S. MARSHALL
                                 Director                               ------------------------------
------------------------------                                                  Siri S. Marshall
     Judith Richards Hope                                                       Attorney-in-fact
                                 Director
------------------------------                                          January 24, 1997
       Kenneth A. Macke
                                 Director
------------------------------
       Michael D. Rose
                                 Director
------------------------------
      A. Michael Spence
                                 Director
------------------------------
      Dorothy A. Terrell
                                 Director, Vice Chairman
------------------------------     (Principal Financial
      Raymond G. Viault            Officer)
                                 Director
------------------------------
       C. Angus Wurtele

     /s/ KENNETH L. THOME        Senior Vice President,                 January 24, 1997
------------------------------     Financial Operations
       Kenneth L. Thome            (Principal Accounting
                                   Officer)

                                 EXHIBIT INDEX

     Exhibits required by S-K item 601:

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    ------------------------------------------------------------------------------------
  2.1     Agreement and Plan of Merger, dated as of August 13, 1996 and amended as of October
          25, 1996, by and among Ralcorp Holdings, Inc. ("Ralcorp"), the Registrant and
          General Mills Missouri, Inc. ("General Mills Missouri"), included as Annex A in the
          Proxy Statement/ Prospectus included as part of this Registration Statement. The
          Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
  2.2     Form of Reorganization Agreement by and among Ralcorp, New Ralcorp Holdings, Inc.
          ("New Ralcorp"), Ralston Foods, Inc. ("Foods"), Chex Inc. ("Branded Subsidiary") and
          the Registrant, included as Annex B in the Proxy Statement/Prospectus included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
  2.3     Form of Tax Sharing Agreement between Ralcorp and New Ralcorp (incorporated herein by reference to Exhibit 2.3 to Registrant's Registration Statement on Form S-4
          (Registration No. 333-18849)). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
  2.4     Form of Transition Services -- Supply Agreement between Ralcorp and New Ralcorp
          (incorporated herein by reference to Exhibit 2.4 to Registrant's Registration
          Statement on Form S-4 (Registration No. 333-18849)). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
  2.5     Form of Technology Agreement by and among Ralcorp, New Ralcorp and the Branded
          Subsidiary (incorporated herein by reference to Exhibit 2.5 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)). The Registrant
          agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
          Commission upon request.
  2.6     Form of Trademark Agreement by and among Ralcorp, New Ralcorp and the Branded
          Subsidiary (incorporated herein by reference to Exhibit 2.6 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)). The Registrant
          agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
          Commission upon request.
  3.1     Copy of Registrant's Restated Certificate of Incorporation, as amended to date
          (incorporated herein by reference to Exhibit 3.1 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 28, 1995).
  3.2     Copy of Registrant's By-Laws, as amended to date (incorporated herein by reference to Exhibit 3 to Registrant's Report on Form 8-K dated December 11, 1995).
  4.1     Copy of Indenture between Registrant and Continental Illinois National Bank and
          Trust Company of Chicago, as amended to date by Supplemental Indentures Nos. 1 through 8 (incorporated herein by reference to Exhibit 4 to Registrant's Annual
          Report on Form 10-K for the fiscal year ended May 31, 1992 and to Exhibit 4(b) to
          Registrant's Current Report on Form 8-K filed January 8, 1993).
  4.2     Copy of Rights Agreement dated as of December 11, 1995 between Registrant and
          Norwest Bank Minnesota, N.A. (incorporated herein by reference to Exhibit 1 to
          Registrant's Report on Form 8-K dated December 11, 1995).
  4.3     Copy of Indenture between Registrant and First Trust of Illinois, National
          Association dated February 1, 1996 (incorporated herein by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 effective February 23, 1996).
  5.1     Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued (incorporated herein by reference to Exhibit 5.1 to Registrant's Registration
          Statement on Form S-4 (Registration No. 333-18849)).

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    ------------------------------------------------------------------------------------
  8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters (incorporated herein by reference to Exhibit 8.1 to Registrant's Registration Statement on Form
          S-4 (Registration No. 333-18849)).
  8.2     Opinion of Bryan Cave LLP as to certain tax matters (incorporated herein by reference to Exhibit 8.2 to Registrant's Registration Statement on Form S-4
          (Registration No. 333-18849)).
 10.1     Copy of Stock Option and Long-Term Incentive Plan of 1988, as amended to date
          (incorporated herein by reference to Exhibit 10.1 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 29, 1994).
 10.2     Copy of Stock Option and Long-Term Incentive Plan of 1984, as amended to date
          (incorporated herein by reference to Exhibit 10.2 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 29, 1994).
 10.3     Distribution Agreement with Darden Restaurants, Inc. dated May 12, 1995
          (incorporated herein by reference to Exhibit 2 to Registrant's Report on Form 8-K dated May 28, 1995).
 10.4     Copy of Executive Incentive Plan, as amended to date (incorporated herein by reference to Appendix B to Registrant's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, dated August 22, 1996).
 10.5     Copy of Management Continuity Agreement (incorporated herein by reference to Exhibit
          4 to Registrant's Report on Form 8-K dated December 11, 1995).
 10.6     Copy of Supplemental Retirement Plan, as amended to date (incorporated herein by reference to Exhibit 10.6 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
 10.7     Copy of Executive Survivor Income Plan, as amended to date (incorporated herein by reference to Exhibit 10.7 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 26, 1996).
 10.8     Copy of Executive Health Plan, as amended to date (incorporated herein by reference to Exhibit 10.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended
          May 26, 1996).
 10.9     Copy of Supplemental Savings Plan, as amended to date (incorporated herein by reference to Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
 10.10    Copy of 1996 Compensation Plan for Non-Employee Directors (incorporated herein by reference to Appendix C to Registrant's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, dated August 22, 1996).
 10.11    Copy of General Mills, Inc. 1995 Salary Replacement Stock Option Plan (incorporated herein by reference to Exhibit 10.11 to Registrant's Annual Report on Form 10-K for
          the fiscal year ended May 26, 1996).
 10.12    Copy of Deferred Compensation Plan, as amended to date (incorporated herein by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 28, 1995).
 10.13    Copy of Supplemental Benefits Trust Agreement dated February 9, 1987, as amended and restated as of September 26, 1988 (incorporated herein by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the fiscal year ended May 29, 1994).
 10.14    Copy of Supplemental Benefits Trust Agreement dated September 26, 1988 (incorporated herein by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-K for
          the fiscal year ended May 29, 1994).

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    ------------------------------------------------------------------------------------
 10.15    Copy of Agreements dated November 29, 1989 by and between General Mills, Inc. and
          Nestle, S.A. (incorporated herein by reference to Exhibit 10.15 to Registrant's
          Annual Report on Form 10-K for the fiscal year ended May 28, 1995).
 10.16    Copy of Protocol and Addendum No. 1 to Protocol of Cereal Partners Worldwide
          (incorporated herein by reference to Exhibit 10.16 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 26, 1996).
 10.17    Copy of 1990 Salary Replacement Stock Option Plan, as amended to date (incorporated herein by reference to Exhibit 10.18 to Registrant's Annual Report on Form 10-K for
          the fiscal year ended May 29, 1994).
 10.18    Copy of Addendum No. 2 dated March 16, 1993 to Protocol of Cereal Partners Worldwide
          (incorporated herein by reference to Exhibit 10.19 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 30, 1993).
 10.19    Copy of Agreement dated July 31, 1992 by and between General Mills, Inc. and
          PepsiCo, Inc. (incorporated herein by reference to Exhibit 10.20 to Registrant's
          Annual Report on Form 10-K for the fiscal year ended May 30, 1993).
 10.20    Copy of Stock Option and Long-Term Incentive Plan of 1993, as amended to date
          (incorporated herein by reference to Exhibit 10.21 to Registrant's Annual Report on
          Form 10-K for the fiscal year ended May 29, 1994).
 10.21    Copy of Standstill Agreement with CPC International, Inc. dated October 17, 1994
          (incorporated herein by reference to Exhibit 10(a) to Registrant's Quarterly Report on Form 10-Q for the period ended February 26, 1995).
 10.22    Copy of Addendum No. 3 effective as of March 15, 1993 to Protocol of Cereal Partners
          Worldwide (incorporated herein by reference to Exhibit 10(b) to Registrant's
          Quarterly Report on Form 10-Q for the period ended February 26, 1995).
 11       Statement of Computation of Earnings per Share (incorporated herein by reference to
          Exhibit 11 of Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 24, 1996).
 12       Statement of Ratio of Earnings to Fixed Charges (incorporated herein by reference to
          Exhibit 12 of Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 24, 1996).
 21       List of Subsidiaries of General Mills, Inc. (incorporated herein by reference to
          Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended May
          26, 1996).
 23.1     Consent of KPMG Peat Marwick LLP.
 23.2     Consent of Price Waterhouse LLP.
 23.3     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
 23.4     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
 23.5     Consent of Bryan Cave LLP (included in Exhibit 8.2).
 23.6     Consent of Price Waterhouse LLP.
 24.1     Power of Attorney (incorporated herein by reference to Exhibit 24.1 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.2     Power of Attorney (incorporated herein by reference to Exhibit 24.2 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.3     Power of Attorney (incorporated herein by reference to Exhibit 24.3 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.4     Power of Attorney (incorporated herein by reference to Exhibit 24.4 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    ------------------------------------------------------------------------------------
 24.5     Power of Attorney (incorporated herein by reference to Exhibit 24.5 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.6     Power of Attorney (incorporated herein by reference to Exhibit 24.6 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.7     Power of Attorney (incorporated herein by reference to Exhibit 24.7 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.8     Power of Attorney (incorporated herein by reference to Exhibit 24.8 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.9     Power of Attorney (incorporated herein by reference to Exhibit 24.9 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.10    Power of Attorney (incorporated herein by reference to Exhibit 24.10 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.11    Power of Attorney (incorporated herein by reference to Exhibit 24.11 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 24.12    Power of Attorney (incorporated herein by reference to Exhibit 24.12 to Registrant's
          Registration Statement on Form S-4 (Registration No. 333-18849)).
 27       Financial Data Schedule (incorporated herein by reference to Exhibit 27 to
          Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November
          24, 1996).